As filed with the Securities and Exchange Commission on March 16, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

Registration Statement

under

the Securities Act of 1933

B.F. SAUL REAL ESTATE INVESTMENT TRUST

(Exact Name of Registrant as Specified in its Charter)

Maryland	6712	52-6053341
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7501 Wisconsin Avenue

Bethesda, Maryland 20814

(301) 986-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen R. Halpin, Jr.

Vice President and Chief Financial Officer

B.F. Saul Real Estate Investment Trust

7501 Wisconsin Avenue

Bethesda, Maryland 20814

(301) 986-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas H. McCormick, Esq.

Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registrations statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

7 1/2% Series B Senior Secured Notes due 2014	$250,000,000	100%	$250,000,000	$31,675

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 16, 2004

Offer to Exchange

7 1/2% Series B Senior Secured Notes due 2014

for

all outstanding

7 1/2% Senior Secured Notes due 2014

($250,000,000 Principal Amount Outstanding)

of

B. F. Saul Real Estate Investment Trust

The exchange offer will expire at          p.m., Washington, D.C. time on             , 2004, unless extended

We hereby offer to exchange $1,000 principal amount of our 7 1/2% Series B Senior Secured Notes due 2014, which we refer to as the exchange notes, for each $1,000 in principal amount of our 7 1/2% Senior Secured Notes due 2014, which we refer to as the old notes. We refer to the exchange notes and the old notes collectively as the notes.

Under the terms and conditions set forth in this prospectus, we will accept for exchange any and all old notes that are validly tendered prior to the expiration date of the exchange offer, which will be          p.m., Washington, DC time on             , 2004. We may extend the period of time during which the exchange offer is open. You may withdraw your tender of old notes at any time prior to the expiration date, as it may be extended from time to time. There is no minimum principal amount of notes that must be tendered. The exchange offer is subject to certain conditions, which we may waive, and to the terms and conditions of the Registration Rights Agreement between us and the initial purchasers of the old notes. Old notes may only be tendered in denominations of $1,000 or integral multiples of $1,000. We have agreed to pay the expenses of the exchange offer. If you do not tender your old notes before the expiration date, you will continue to hold unregistered old notes, and your ability to transfer them could be adversely affected.

The exchange notes will be entitled to the benefits of the indenture relating to the old notes and are substantially identical to the old notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended, and therefore will not bear legends that restrict their transfer. Following the exchange offer, none of the notes will be entitled to contingent increases in interest rates provided for in the Registration Rights Agreement. The exchange notes will not be listed on a national securities exchange.

Investing in our notes involves certain risks. See “ Risk Factors” beginning on page 17 of this prospectus to read about risks you should consider before investing in our exchange notes.

We will pay interest on the exchange notes from February 25, 2004 at a rate of 7 1/2% per year, on March 1 and September 1 of each year, beginning September 1, 2004. Interest on the old notes accepted for exchange will cease to accrue when the exchange notes are issued, and holders of old notes accepted for exchange will be deemed to have waived their right to receive any interest accrued on the old notes from February 25, 2004 to the date that the exchange notes are issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, which we sometimes refer to as the SEC, a registration statement on Form S-4 under the Securities Act of 1933, or the Securities Act, with respect to our offering of the exchange notes. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement on Form S-4. You will find additional information about us and the exchange notes in the registration statement. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Some of these documents have been filed as exhibits to the registration statement or our periodic filings with the SEC. Please refer to the actual exhibit for a more complete description of the matters involved.

We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

Public Reference Section

Securities and Exchange Commission

Room 1200

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

In addition, you may request a copy of the registration statement, our Form 10-K and Form 10-Q and any amendments thereto at no cost, by writing us or by telephone. Copies will not include exhibits to the registration statement, Form 10-K and Form 10-Q unless the exhibits are specifically incorporated by reference in the registration statement, Form 10-K and Form 10-Q or unless you specifically request them. Please direct your request to:

Mr. John Spain

Vice President

B. F. Saul Real Estate Investment Trust

7501 Wisconsin Avenue

Bethesda, Maryland 20814

(301) 986-6000

To obtain timely delivery of requested documents, requests for additional information should be made no later than five business days before             , 2004 (the expiration date of the offer), or, if we extend the expiration date of the exchange offer, at least five business days prior to expiration date, as it may be extended from time to time.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” important business and financial information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an integral part of this prospectus, although it is not included in or delivered this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which is attached hereto as Annex A;

•	Our Quarterly Report for the quarter ended December 31, 2003, which is attached hereto as Annex B; and

•	All other documents that we have filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since September 30, 2003.

You should rely only on the information in our prospectus and the documents incorporated by reference herein. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus or documents incorporated by reference herein is accurate as of any date other than the date of each document.

Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer in connection with such resales for a period of 180 days after the expiration date.

SUMMARY

This summary may not contain all of the information that is important to you. You should carefully read the entire prospectus, especially the “Risk Factors” section beginning on page 17 of this prospectus and the “Where You Can Find More Information” section on page 4 of this prospectus, as well as the documents incorporated herein by reference, including our Form 10-K and Form 10-Q, which are attached to this prospectus as Annex A and Annex B, respectively, before making an investment decision.

References to the “Trust,” “we,” “us,” and “our” used in this prospectus refer to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase Bank, F.S.B. and its subsidiaries. References to the “Bank” and “Chevy Chase” used in this prospectus refer to the Bank and its subsidiaries. The operations conducted by the Real Estate Trust are designated as “real estate” operations, while the businesses conducted by the Bank and its subsidiaries are identified as “banking” operations.

The financial information and other disclosures regarding the Trust in this prospectus are presented as they appear in the Form 10-K and the Form 10-Q. The financial information of the Bank is generally reported on a stand-alone basis and varies in certain respects from the information presented in the Form 10-K and Form 10-Q due to certain accounting adjustments to the Trust’s consolidated financial statements required under generally accepted accounting principles.

The Trust

We operate as a Maryland statutory real estate investment trust. We do not operate as a real estate investment trust for federal income tax purposes. Our principal business activity is the ownership and development of income-producing properties. In addition, we own 80% of the outstanding common stock of the Bank, whose assets accounted for 97% of our consolidated assets at December 31, 2003. By virtue of our ownership position in the Bank, we are considered to be a savings and loan holding company subject to regulation, examination and supervision by the Office of Thrift Supervision, also known as OTS. Our principal executive offices are located at 7501 Wisconsin Avenue, Bethesda, Maryland 20814, and our telephone number is (301) 986-6000.

Our long-term business objectives are to increase cash flow from operations and to maximize the capital appreciation of our real estate. Our properties are located predominantly in the Mid-Atlantic and Southeastern regions of the United States and, as of December 31, 2003, consist principally of 18 hotels containing approximately 3,600 available rooms, 13 office and industrial projects with a combined gross leasable area of approximately 2,000,000 square feet, and nine undeveloped land parcels totalling approximately 381 total acres.

We recorded a net loss of $1.8 million for the three months ended December 31, 2003, compared to net income of $6.1 million for the three months ended December 31, 2002. The decrease in consolidated net income between these periods was primarily due to a one-time charge of $7.9 million representing costs relating to the Bank’s redemption of its Series A Preferred Stock on October 31, 2003. We recorded net income of $45.9 million for the fiscal year ended September 30, 2003 compared to net income of $25.9 million for the fiscal year ended September 30, 2002. However, the goal of our real estate operations is not to maximize net income on an accounting or tax basis. Rather, our real estate operations are managed to maximize operating cash flow and to invest in properties with long-term appreciation potential. We generally invest excess cash flow in additional properties or capital improvements to existing properties. Our real estate operations have in recent years recorded losses for accounting and tax purposes principally as a result of the substantial non-cash expenses of our real estate operations, most notably depreciation expense. As a result, the net income we report is attributable to the operations of the Bank. Because we are required to file a joint tax return with the Bank, the tax losses of our real estate operations are used by the Bank to offset taxable income of the banking operations. The Trust and the Bank have entered into a tax sharing agreement that requires the Bank to make cash payments to the Trust for a portion of the amount by which the Bank’s taxes are reduced by using the Trust’s operating losses.

We began our operations in 1964 as an unincorporated business trust governed by District of Columbia law. We terminated our status as a real estate investment trust for federal income tax purposes in 1978 and are now taxable as a corporation. On October 24, 1988, we reorganized as a statutory real estate investment trust under

Maryland law. All of our common and preferred stock is owned by B. Francis Saul II, our Chairman of the Board, family members of Mr. Saul, entities controlled by Mr. Saul and other affiliates of Mr. Saul. As a result, Mr. Saul has the ability to effectively control our affairs and direct our policies.

The Bank

Business Overview. Chevy Chase is a federally chartered and federally insured stock savings bank which at December 31, 2003 was conducting business from 214 full-service branch offices, of which 54 were located in grocery store banking centers, and 827 automated teller machines in Maryland, Delaware, Virginia and Washington, DC. The Bank has its home office in McLean, Virginia and its executive offices in Bethesda, Maryland, both suburban communities of Washington, DC. The Bank either directly or through a wholly owned subsidiary also maintains a commercial loan production office located in Baltimore, Maryland and six mortgage loan production offices in the mid-Atlantic region. In addition, the Bank maintains a network of third-party originators in order to supplement its direct origination of loans. At December 31, 2003, the Bank had total assets of approximately $12.6 billion, total deposits of approximately $8.3 billion and total stockholders’ equity of approximately $623.8 million. Based on total assets at December 31, 2003, Chevy Chase is the largest full-service bank headquartered in the Washington, DC metropolitan area.

The Bank is a consumer-oriented, full-service banking institution principally engaged in the business of attracting deposits from the public and using those deposits, together with borrowings and other funds, to make loans secured by real estate, primarily residential mortgage loans, and other consumer loans. The Bank also has an active commercial lending program. The Bank’s principal deposit and lending markets are located in the Washington, DC metropolitan area. As a complement to the Bank’s basic deposit and lending activities, the Bank provides related financial services to its customers, including securities brokerage and insurance products offered through its subsidiaries. In addition, the Bank offers a variety of investment products and provides fiduciary services to a primarily institutional customer base through its subsidiary, ASB Capital Management, Inc., and to a primarily high net worth customer base through its subsidiary, Chevy Chase Trust Company.

The Bank recorded income before income taxes, minority interest and cumulative effect of change in accounting principle of approximately $31.0 million and $146.4 million and net income of approximately $15.8 million and $79.6 million for the three months ended December 31, 2003 and the year ended September 30, 2003, respectively, compared to income before income taxes, minority interest and cumulative effect of change in accounting principle of approximately $28.5 million and $100.2 million and net income of approximately $14.9 million and $54.7 million for the three months ended December 31, 2002 and the year ended September 30, 2002, respectively. At December 31, 2003, the Bank’s tangible, core, Tier 1 risk-based and total risk-based regulatory capital ratios were 5.73%, 5.73%, 7.96% and 13.52%, respectively. The total risk-based regulatory capital ratio as of December 31, 2003 includes $250 million in aggregate principal amount of the Bank’s subordinated debentures that were redeemed on January 2, 2004. On a pro forma basis, the Bank’s total risk-based regulatory capital ratio would have been 10.65% had the debentures been redeemed as of December 31, 2003. As of December 31, 2003, the Bank’s regulatory capital ratios exceeded the requirements under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, also known as FIRREA, as well as the standards established for “well-capitalized” institutions under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, also known as FDICIA.

The Bank is subject to comprehensive regulation, examination and supervision by the OTS and, to a lesser extent, by the Federal Deposit Insurance Corporation, which we refer to as the FDIC. The Bank’s deposit accounts are fully insured up to $100,000 per insured depositor by the FDIC.

Funding Sources. The Bank historically has relied on retail deposits originated in the Bank’s branch network as the Bank’s primary funding source. The Bank currently offers a variety of deposit accounts with a range of interest rates designed to attract both long- and short-term deposits. At December 31, 2003, the Bank had $8.3 billion in deposit accounts, $4.2 billion of which consisted of NOW, statement and passbook accounts.

Chevy Chase’s principal market for deposits consists of Montgomery and Prince George’s Counties in Maryland and Fairfax County in Virginia. As of December 31, 2003, 48.6%, 11.0% and 12.8% of Chevy Chase’s deposits were in Montgomery, Prince George’s and Fairfax counties, respectively. Chevy Chase had the largest market share of deposits in Montgomery County, ranked third in market share of deposits in Prince George’s County and ranked seventh in market share in Fairfax County at June 30, 2003, according to the most recently published industry statistics. According to the most recently published statistics, the per capita incomes of Montgomery and Fairfax Counties rank among the highest of counties and equivalent jurisdictions nationally. These two counties are also the Washington, DC area’s largest suburban employment centers, with a substantial portion of their labor force consisting of federal, state and local government employees. Private employment is concentrated in services and retail trade centers. The unemployment rate in each of Montgomery, Prince George’s and Fairfax Counties in December 2003 was 2.3%, 3.3% and 1.9%, respectively, each of which was below the national rate of 5.7%.

The Bank also obtains funds through advances from the Federal Home Loan Bank of Atlanta, which offers several different credit programs with a variety of interest rates and maturities. These advances are fully secured by a combination of the Bank’s Federal Home Loan Bank of Atlanta stock, first mortgage loans and mortgage-backed securities. At December 31, 2003, the Bank had $2.4 billion in outstanding advances from the Federal Home Loan Bank, which bear interest at a weighted average interest rate of 4.18%. Approximately $1.2 billion of these advances mature on or prior to September 30, 2004.

Chevy Chase also accesses the capital markets as an additional means of funding its operations and managing its capital ratios and asset growth. Since 1988, the Bank has securitized approximately $19.4 billion of loan receivables. At December 31, 2003, the Bank serviced $4.0 billion of securitized residential mortgage loans and $351.3 million of other types of securitized loans. The Bank derives fee-based income from servicing these securitized portfolios. However, that fee-based income has been adversely affected in prior periods by increases in prepayments, delinquencies and charge-offs related to the receivables placed in these securitized pools. In some of the Bank’s securitizations, the Bank retains some portion of credit risk relating to the assets transferred. At December 31, 2003, total recourse to the Bank related to securitization transactions was $27.3 million.

Lending Activities. Chevy Chase historically has concentrated its lending activities in the Washington, DC metropolitan area. In recent years, the Bank has expanded its residential mortgage lending activities to include most major population centers in the United States. The Bank has not changed its underwriting standards for loans purchased or originated in these areas, although the pricing of the loans may be different based on local market conditions.

As of December 31, 2003, the Bank’s loan portfolio totaled approximately $9.5 billion and consisted primarily of:

•	$6.4 billion of single-family residential loans representing 66.9% of the total loan portfolio;

•	$1.4 billion of home equity loans representing 15.0% of the total loan portfolio;

•	$882.8 million of commercial loans representing 9.3% of the total loan portfolio; and

•	$432.0 million of prime automobile loans representing 4.6% of the total loan portfolio.

The Bank originates Veterans Administration-guaranteed, Federal Housing Administration-insured and a wide variety of conventional residential mortgage loans through its wholly owned mortgage banking subsidiary, B. F. Saul Mortgage Company, and through Chevy Chase Mortgage, one of its divisions. The Bank also maintains a network of third-party originators, including loan brokers and other financial institutions. The Bank currently offers fixed-rate loans with maturities of 10 to 30 years and adjustable-rate residential mortgage loans, which we refer to as ARMs, principally with maturities of 30 years. The Bank has significantly expanded its origination of ARMs with interest rates that adjust monthly, semi-annually and annually, some of which provide a borrower with a below-market introductory rate and a variety of monthly payment options. The Bank also makes home equity loans and credit line loans, the majority of which are secured by a first or second mortgage on the borrower’s home. In addition to revenue generated from interest on the loan portfolio, the Bank recognizes income from loan origination and servicing fees.

The Bank makes loans to business entities for a variety of purposes, including working capital and acquisitions of real estate, machinery and equipment or other assets. The Bank offers a wide variety of products to its business customers, including:

•	revolving lines of credit for working capital or seasonal needs;

•	term loans for the financing of fixed assets;

•	letters of credit;

•	cash management services; and

•	other deposit and investment products.

Business development efforts of Chevy Chase’s Business Banking Group have been concentrated in the major industry groups in the metropolitan Washington, DC and Baltimore areas, as well as a broad base of businesses and community service organizations.

In addition to the types of loans described above, the Bank currently offers a variety of other consumer loans, including automobile loans, overdraft lines of credit and other unsecured loans for traditional consumer purchases and needs. The Bank does not offer its own credit card loans, but the Bank has an agreement with another financial institution pursuant to which that institution issues credit cards in the Bank’s name to the Bank’s local customers.

Effective March 26, 2003, the Bank no longer offers automobile leases or “indirect” automobile loans, which are loans purchased from automobile dealers. At December 31, 2003, the Bank’s remaining portfolio of automobile leases totaled $745.2 million, and its remaining portfolio of indirect automobile loans totaled $391.6 million. Although the Bank ceased offering subprime automobile loans in November 2000, some of these loans remain outstanding. For the three months ended December 31, 2003 and the year ended September 30, 2003, net charge-offs from the Bank’s subprime automobile loan portfolio totaled $1.7 million and $16.8 million, respectively, or 49.3% and 64.5%, respectively, of the Bank’s total net charge-offs for the period.

History and Ownership. The Bank was organized in 1969 as a stock savings institution under Maryland law. On May 22, 1985, the Bank obtained federal insurance of its deposit accounts and on April 8, 1986, the Bank became a federally chartered stock savings bank. Because of our ownership of 80% of the outstanding common stock of the Bank and the ownership of the remainder of the Bank’s outstanding common stock by Mr. Saul, family members of Mr. Saul, entities controlled by Mr. Saul and other affiliates of Mr. Saul, Mr. Saul has the ability to effectively control the Bank’s affairs and direct its policies.

Dividend Policy. OTS regulations limit the ability of the Bank to make “capital distributions,” which include the payment of dividends on the Bank’s common and preferred stock. The Bank must notify the OTS before making any capital distribution. In addition, the Bank must apply to the OTS to make any capital distribution if the Bank does not qualify for expedited treatment under OTS regulations. If the Bank qualifies for expedited treatment, an application is required only if the total amount of all of the Bank’s capital distributions for the year exceeds the sum of the Bank’s net income for the year and its retained net income for the previous two years.

In considering a notice or application, the OTS will not permit a capital distribution if:

•	the Bank would be undercapitalized following the distribution;

•	the capital distribution raises safety and soundness concerns; or

•	the capital distribution violates any statute, regulation, agreement with the OTS, or condition imposed by the OTS.

The OTS has conditioned the Bank’s recent payments of common stock dividends on the Bank’s maintaining its well-capitalized status, and a similar condition could be imposed on the Bank’s payment of dividends on its Series C preferred stock. Dividends paid on the Bank’s Series C preferred stock reduce the amount of dividends the Bank can pay on its common stock. Dividends paid on the 10 3/8% Noncumulative Exchangeable Preferred Stock, Series A issued by Chevy Chase Preferred Capital Corporation, one of the bank’s subsidiaries which we refer to as the Bank REIT subsidiary, are not considered “capital distributions” provided the Bank is classified as well-capitalized. However, if the Bank were not classified as “well capitalized,” the entire amount of the Bank REIT subsidiary preferred dividends would be treated as a capital distribution and would further limit the Bank’s ability to pay dividends on its common stock.

The Trust, the Bank and the B.F. Saul Company (the “Saul Company”) are parties to a capital maintenance agreement in which they agreed not to cause the Bank, without prior written approval of the OTS, to pay dividends in any fiscal year in excess of 50% of the Bank’s net income for that fiscal year, provided that any dividends permitted under such limitation could be deferred and paid in a subsequent year. The Bank is subject to other limitations on its ability to pay dividends, including limitations contained in the indenture pursuant to which the Bank sold debentures in 2003.

The payment of any dividends on the Bank’s common stock and preferred stock will be determined by the Bank’s Board of Directors based on the Bank’s liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors that the Bank’s Board of Directors determines are relevant, including applicable government regulations and policies. For each quarter during the two year period ended September 30, 2003, the Bank paid a quarterly dividend to holders of its common stock totaling $5,000,000. On December 12, 2003, the Bank paid a quarterly dividend to holders of its common stock for the first quarter of fiscal year 2004 totaling $6,000,000, which represents a 20% increase from the prior quarter. In addition, on January 15, 2004, the Bank paid quarterly dividends in the amount of $2,500,000 to holders of its Series C preferred stock. On October 31, 2003, the Bank paid a dividend of $2,437,500 (representing dividends for the quarter ended September 30, 2003), plus $812,500 in aggregate amount of accrued and unpaid dividends (for the month ended October 31, 2003), to holders of the Bank’s Series A preferred stock.

The Exchange Offer

For a more complete description of the terms of the exchange offer, please see the information under the caption “The Exchange Offer” beginning on page 31 of this prospectus.

Exchange offer	We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal of old notes that is properly tendered and accepted.

Resale of exchange notes

Under existing SEC staff interpretations, as set forth in no-action letters to third parties, we believe that the exchange notes will in general be freely transferable after the exchange offer without further registration under the Securities Act; except by any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, or by a broker-dealer that purchased the old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, provided that each holder

•	is acquiring the exchange notes in its ordinary course of business and

•	has no arrangement with any person to participate in the distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-

making or other trading activities will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed for a period of 180 days after consummation of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

The SEC has not considered this exchange offer in the context of a no-action letter, however, and we cannot be sure that the SEC staff would make a determination with respect to this exchange offer that is similar to its determination in past circumstances.

Expiration date	p.m., Washington, DC time, on , 2004, unless we extend the exchange offer period.

Accrued interest

Interest on the old notes will accrue from February 25, 2004. If your old notes are accepted for exchange, you will not receive interest on the old notes. Instead, you will receive an interest payment on September 1, 2004 on your exchange notes representing interest accrued since February 25, 2004.

Termination

We may terminate the exchange offer if we determine that it would violate applicable law or our ability to complete the exchange could be materially impaired due to legal or governmental action or the enactment of new laws or regulations.

Procedure for tendering old notes

The old notes were issued as global securities and deposited upon issuance with Wells Fargo Bank, National Association, the trustee under the indenture under which the old notes were issued. The trustee issued uncertificated depository interests in those outstanding old notes, which represent a 100% interest in the old notes, to The Depository Trust Company, which we refer to as “DTC.”

Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the old notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases you will be asked to submit a “Letter of Election and Instruction to Broker or Bank” that may accompany this prospectus. By tendering your old notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.”

A timely confirmation of book-entry transfer of your outstanding old notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before          p.m., Washington, DC time, on the expiration date, as it may be extended from time to time.

If you hold certificated old notes at the time of the exchange offer, you should contact the exchange agent immediately to obtain the documents required to physically tender your old notes.

Withdrawal rights	You may withdraw a tender of old notes at any time prior to the expiration date.

Accounting treatment	We will recognize no gain or loss from the exchange offer.

Certain tax considerations	The exchange pursuant to the exchange offer will generally not be a taxable event for federal income tax purposes.

Use of proceeds	We will receive no cash proceeds in the exchange offer.

Summary of the Terms of the Notes

For a more complete description of the terms of the notes specified in the following summary, please see the information under the caption “Description of the Notes” beginning on page 37 of this prospectus.

Issuer	B. F. Saul Real Estate Investment Trust

Maturity date	March 1, 2014.

Interest payment dates	March 1 and September 1 of each year, beginning September 1, 2004.

Optional redemption

We may redeem some or all of the notes at any time on or after March 1, 2009, at the redemption prices set forth herein. Prior to March 1, 2009, we may redeem some or all of the notes at any time at a redemption price plus applicable premium set forth herein. The redemption prices and applicable premium are described in “Description of the Notes — Optional Redemption” beginning on page 40 of this prospectus.

Change of control	Upon our change of control, each holder of notes may require that we repurchase some or all of the notes at 101% of the principal amount of the notes.

Mandatory redemption	We will not be required to make mandatory redemption payments with respect to the notes.

Security	The notes are secured by a first priority perfected

security interest in 80% of the outstanding common stock of the Bank, which we refer to as the pledged Bank stock, and by certain dividends, cash instruments and other property and proceeds from time to time distributed with respect to the pledged Bank stock, which, together with the pledged Bank stock, we collectively refer to as the collateral.

Nonrecourse nature of the notes	The notes are not recourse to us. Therefore, the sole recourse for collection of principal, premium, if any, and interest will be against the collateral.

Our obligations under the notes are not guaranteed directly or indirectly by us or our subsidiaries (including the Bank and its subsidiaries), and we shall not be liable in any respect (except to the extent of the collateral) for the payment of any obligation due under the notes.

A substantial portion of our business operations are conducted through our subsidiaries (including the Bank and its subsidiaries), and we are dependent on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes.

Accordingly, the notes are effectively subordinated to all of our existing and future liabilities, including, among other things, our debt, our trade payables and deposit liabilities of the Bank. As of December 31, 2003, on a pro forma basis after giving effect to the offering of the old notes and the use of the net proceeds therefrom, our outstanding debt would have been approximately $12.7 billion, of which approximately $12.0 billion represents debt of the Bank and its subsidiaries. Subject to certain limitations contained in the indenture, we may incur additional debt in the future.

Certain covenants	The exchange notes will be issued under the indenture, which is between us and Wells Fargo Bank, National Association, as trustee. The indenture restricts our ability to:

•	incur additional debt;

•	make certain dividend and other restricted payments;

•	issue and sell preferred stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	restrict the ability of our major real estate subsidiaries to make certain dividend and other payments; and

•	merge, consolidate or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes — Certain Covenants” and — Merger,

Consolidation or Sale of Assets” beginning on page 49 of this prospectus.

Substitution of the issuer

Subject to certain conditions, we may elect to transfer the obligations under the notes and the related indenture, together with ownership of the pledged Bank stock, to a corporation wholly-owned by us, which we refer to as the new obligor. After the transfer, the notes will continue to be secured by the collateral. The notes would be nonrecourse to the new obligor.

The new obligor’s obligations under the notes will not be guaranteed directly or indirectly by the new obligor or any of its subsidiaries (including the Bank and its subsidiaries), and the new obligor shall not be liable in any respect (except to the extent of the collateral) for the payment of any obligation due under the notes.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. The net proceeds from the sale of the old notes were approximately $243.6 million, and were used primarily to redeem all of our 9¾% Senior Subordinated Notes due 2008 (which we refer to as our 2008 Notes). We deposited approximately $216.3 million of these proceeds to redeem our 2008 Notes and make the final interest payment under the 2008 Notes. We will use the remainder of the offering proceeds from the sale of the old notes for general corporate purposes.

Listing	There is no public market for the exchange notes, and the exchange notes will not be listed on any national securities exchange.

Global note; book-entry system

The exchange notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000 and integral multiples of $1,000. The exchange notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, which we refer to as DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interest can only be made through, records maintained by DTC and its participants.

Exchange offer; registration rights

Under a registration rights agreement with the initial purchasers, we agreed to file a registration statement within 30 days after the closing date of the sale of the old notes with respect to an offer to exchange the old notes for other notes, issued by us and registered with the SEC and that have substantially identical terms as the old notes, and to use our best efforts to cause to become effective a registration statement with respect to the exchange notes. If we are not able to effect the exchange offer, we will use our reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the old notes. We will be obligated to pay additional interest on the old notes if we do not complete the exchange offer within 150 days after the closing date or if the shelf registration statement is not declared effective within 150 days after the closing date.

Risk factors

See “Risk Factors” beginning on page 17 of this prospectus and other information contained herein for a discussion of factors you should carefully consider before deciding to invest in our exchange notes.

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

The following information is unaudited and was derived from our consolidated financial statements. The information is only a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures about Market Risk, which are included in Annex A and Annex B to this prospectus.

Selected Consolidated Financial Data – The Trust

	As of or for the Three Months Ended December 31,		As of or for the Year Ended September 30,
	2003	2002	2003	2002	2001	2000	1999
Balance Sheet Data:
Assets
Real estate assets	$419,569	$426,329	$429,285	$437,514	$442,104	$433,189	$366,756
Income-producing properties, net	274,945	282,068	275,005	285,308	282,984	238,249	207,407
Land parcels	42,512	41,393	42,425	44,020	40,835	39,716	39,448
Banking assets	12,603,764	11,569,428	11,779,440	11,273,252	11,408,707	10,724,725	9,151,405
Total company assets	13,023,333	11,995,757	12,208,725	11,710,766	11,850,811	11,157,914	9,518,161
Liabilities
Real estate liabilities	643,004	651,634	652,856	663,376	667,176	665,838	590,885
Mortgage notes payable	319,550	323,428	322,437	326,232	331,114	313,746	221,126
Notes payable – secured	202,000	203,000	203,800	201,750	202,500	200,000	216,000
Notes payable – unsecured	55,282	53,789	55,349	55,156	50,717	47,463	46,122
Banking liabilities	11,820,971	10,902,992	11,039,425	10,614,255	10,780,154	10,121,386	8,570,344
Minority interest held by affiliates	97,380	89,625	98,062	88,137	82,048	77,006	72,551
Minority interest – other	295,891	218,307	249,698	218,307	218,307	218,307	218,307
Total company liabilities	12,857,246	11,862,558	12,040,041	11,584,075	11,747,685	11,082,537	9,452,087
Shareholders’ equity	166,087	133,199	168,684	126,691	103,126	75,377	66,074

Statement of Operations Data:
Real Estate
Revenues	30,802	30,273	128,032	128,418	143,185	132,858	106,025
Operating expenses	38,572	38,593	158,254	156,589	161,802	145,484	121,676
Equity in earnings of unconsolidated entities, net	1,932	2,377	7,248	8,811	7,169	7,291	4,964
Impairment loss on investments	—	—	(998)	(188)	(296)	—	—
Gain on sales of property	—	—	9,079	—	11,077	994	—

Real estate operating loss	(5,838)	(5,943)	(14,893)	(19,548)	(667)	(4,341)	(10,687)
Banking operating income	30,968	28,420	146,190	103,582	95,647	70,146	93,720

Operating income	25,130	22,477	131,297	84,034	94,980	65,805	83,033
Provision for income taxes	8,436	7,596	46,221	23,143	27,088	18,630	28,258

Income before minority interest, cumulative effect of change in accounting principle, and extraordinary item	16,694	14,881	85,076	60,891	67,892	47,175	54,775
Minority interest held by affiliates	(518)	(2,489)	(13,926)	(9,671)	(8,660)	(4,961)	(7,333)
Minority interest – other	(17,931)	(6,329)	(26,160)	(25,313)	(25,313)	(25,313)	(25,313)
Cumulative effect of change in accounting principle	—	—	897	—	—	—	—
Extraordinary item	—	—	—	—	—	(166)	—

Total company net income (loss)	$(1,755)	$6,063	$45,887	$25,907	$33,919	$16,735	$22,129

Net income (loss) available to common shareholders	$(3,109)	$4,709	$40,469	$20,489	$28,501	$11,317	$16,711

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. Also, our Form 10-K for the year ended September 30, 2003 and our Form 10-Q for the quarter ended December 31, 2003 that we incorporate by reference into this prospectus and which are attached hereto contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” These forward-looking statements are subject to certain risks and uncertainties, not all of which can be predicted or anticipated. We have included important factors under the section below captioned “Risk Factors” that could cause actual results to differ materially from the forward-looking statements.

Many things can happen that can cause actual results to be different from those we describe, including the factors described under the section below captioned “Risk Factors.” Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

RISK FACTORS

An investment in these notes involves significant risks and therefore is suitable only for persons who understand those risks and their consequences and who are able to lose their entire investment. You should consider the following risks in addition to the other information set forth in this prospectus before making your investment decision.

Risks Relating to these Notes

The notes are nonrecourse, which means that you will have recourse only to the pledged Bank stock and other collateral if we default on the notes.

Our obligations under the indenture and the notes are secured initially by a pledge of 80% (8,000 shares) of the issued and outstanding shares of the Bank’s common stock. Our affiliates currently own the remaining 20% of the issued and outstanding shares of the Bank’s common stock. Upon an event of default under the indenture, the trustee would not have the power to effect a foreclosure sale of the 20% minority interest owned by our affiliates. As a result, the trustee may have to sell the pledged Bank stock at a reduced sales price because it would not be able to convey ownership of 100% of the Bank’s common stock. We cannot assure you that the proceeds from the sale or sales of the pledged Bank stock will be sufficient to fully satisfy the amounts due on the notes. There currently is no public market for the Bank’s common stock.

The notes are nonrecourse obligations, which means that the sole recourse for collection of principal, premium, if any, and interest on the notes will be against the pledged Bank stock and other collateral. Our obligations under the notes are not guaranteed directly or indirectly by us or any of our subsidiaries (including the Bank and its subsidiaries), and we shall not be liable in any respect (except to the extent of our interest in the pledged Bank stock and other collateral) for the payment of any obligation due under the notes.

We may form another entity to assume our obligations under the indenture and the notes without your approval.

Under the terms of the indenture, we may determine to substitute a “new obligor” to assume our obligations under the indenture and the notes. As part of such a transaction, we would transfer ownership of the pledged Bank stock to the new obligor. The pledged Bank stock would continue to be security for the notes. Depending on the circumstances at the time of the substitution and other factors such as regulatory approvals, the new obligor could be separated from us immediately after it obtains ownership of the pledged Bank stock or could remain a subsidiary of ours indefinitely or until some future date prior to being separated from us. The notes would be nonrecourse obligations of the new obligor. In addition, upon the substitution the new obligor would become a party to the Tax Sharing Agreements between us and the Bank, thereby allowing the new obligor to receive tax sharing payments that are attributable to the deduction resulting from interest payable on the notes. The covenants under the indenture would be modified in material respects to take into account the effect of the substitution.

At the time the substitution occurs, if ever, the only significant assets of the new obligor at the time of the substitution are likely to be the pledged Bank stock, any contribution we make to the new obligor, if any, and the right to receive payments under the Tax Sharing Agreement. In such event, the only sources of cash to pay amounts due on the notes would be dividends paid on the Bank common stock owned by the new obligor and tax sharing payments. We cannot assure you that the new obligor would receive an amount sufficient to pay interest or other amounts on the notes when due. Moreover, in order to pay the principal amount of the notes upon maturity or upon the occurrence of an event of default or to redeem the notes, the new obligor would likely be required to borrow funds, sell equity securities, sell assets or seek capital contributions from affiliates. We cannot assure you that the new obligor could effect any of such actions on satisfactory terms or that any of these actions would enable the new obligor to make payments on the notes. None of the affiliates of the new obligor would be required to make any capital contributions or other payments to the new obligor in respect of the new obligor’s obligations on the notes, nor is there any assurance that any of the affiliates of the new obligor would have the financial, legal or contractual ability to do so.

All of the risks relating to the Bank’s business and operations will be equally applicable to the new obligor after it acquires the pledged Bank stock. In addition, the new obligor, whether owned by us or distributed to the our shareholders, will have no contractual right to require us to pay principal and interest on the notes.

The Bank’s regulators may place restrictions on a foreclosure sale of the pledged Bank stock following an event of default.

The Bank’s regulators may limit the ability of the trustee to effect a foreclosure sale of or vote the pledged Bank stock upon the occurrence of an event of default. Under applicable OTS regulations relating to acquisition of control of savings associations and their holding companies, which we refer to as the Control Regulations,

•	the right to effect the disposition of 25% or more of the Bank’s outstanding common stock pursuant to a foreclosure sale,

•	the right or power to vote 25% or more of the Bank’s outstanding common stock, or

•	the acquisition of 25% or more of the Bank’s outstanding common stock pursuant to a foreclosure sale or otherwise upon or after the occurrence of an event of default generally would be deemed to constitute acquisition of control of the Bank. The Control Regulations also establish certain presumptions of control which may apply to the power to dispose of, the acquisition of, or the power to vote as little as 10% of the Bank’s outstanding common stock (including such power possessed by several persons acting in concert).

Under the Control Regulations, any acquisition of control of the Bank upon or after the occurrence of an event of default would cause the trustee and could cause the holders of the notes that are companies to become “thrift holding companies” subject to supervision, regulation and examination by the OTS. If it was determined that the pledge was made to “secure a loan contracted for in good faith” and the loan was “made in the ordinary course of the business of the lender,” the trustee and/or the holders of the notes could hold or vote the pledged Bank stock for up to one year without OTS approval. If the borrowing evidenced by the notes were deemed to have satisfied these conditions, the trustee and/or the holders of the notes would be required to report to the OTS within 30 days after the acquisition of control of the Bank. Upon application by the trustee and/or the holders of the notes, the OTS would have the authority to approve, on an annual basis, an extension of the holding period for the pledged Bank stock for a maximum of an additional three years (for a total of four years) if it found that such an extension was warranted and would not be detrimental to the public interest. If, however, it was determined that the loan was not made in the ordinary course of business of the lender, the trustee and/or the holders of the notes could be required to file with the OTS a “change-of-control” application within 90 days after the occurrence of an event of default and the trustee and/or such holders could not take any action to direct the management or policies of the Bank prior to the approval of the application. If the OTS did not approve the application, the Trustee and/or such Holders would be required to divest the pledged Bank stock within one year after OTS action on the application or within such shorter period as the OTS may require and in such manner as the OTS may require, and could not take any action to control the Bank during such period.

Prospective purchasers of the Bank’s common stock may view the potential applicability of the Control Regulations as reducing the attractiveness of the Bank’s common stock. Accordingly, the price that could be realized at a foreclosure sale may be adversely affected. Prospective purchasers of a controlling block of the Bank’s common stock from the trustee would be required to file with the OTS a “change-of-control” application that would need to be approved by the OTS before a prospective purchaser could acquire such shares. Any purchaser that is a company would become a “thrift holding company” subject to comprehensive supervision, examination and regulation by the OTS. As such a regulated entity, the purchasing company would become subject to restrictions on transactions between it and the Bank and might be required to guarantee the Bank’s compliance with any capital restoration plan that would be required to be filed by the Bank if the Bank became undercapitalized. Such regulatory requirements may limit the number of potential bidders for the pledged Bank stock and may delay any sale, either of which events could have an adverse effect on the sale price of the pledged Bank stock.

We and the B.F. Saul Company, which is one of our shareholders, which we refer to as Saul Company, previously entered into an agreement (the “Capital Maintenance Agreement”) with the Federal Savings and Loan Insurance Corporation (the “FSLIC”), the FDIC’s predecessor agency, under which we and the Saul Company agreed to maintain the Bank’s regulatory capital at the levels prescribed by applicable regulatory requirements. The Capital Maintenance Agreement provides that it is binding upon our “successors and assigns.” As a result, upon or after an acquisition of control of the Bank by the trustee and/or the holders of the notes, it is possible that the OTS or the FDIC might seek to impose upon the holders of the notes obligations under the Capital Maintenance Agreement, if it remained in effect at such time. Under the terms of the indenture, the trustee may not take any action that would expose holders of the notes to liability under the Capital Maintenance Agreement.

OTS regulations require us, to the extent we remain subject to the Capital Maintenance Agreement, to file a notice with the OTS prior to “divestiture” of the Bank so that the OTS may determine if there is any outstanding obligation under the Capital Maintenance Agreement. If the OTS were to treat the acquisition of control of the pledged Bank stock upon or after the occurrence of an event of default as a “divestiture” for purposes of this regulation, the ability of the trustee to hold a foreclosure sale or exercise voting rights with respect to the pledged Bank stock on behalf of the holders of the notes would be delayed and, if the OTS were to determine that an outstanding obligation under the Capital Maintenance Agreement existed, could be conditioned upon the satisfaction of such obligation.

Our level of debt, on a consolidated basis, is substantial, which means that our obligations under the notes may be effectively subordinated to other obligations.

We employ significant amounts of debt to finance our investment and operations, and the total amount of our debt outstanding will increase as a result of issuance of the notes. At December 31, 2003, on a pro forma basis after giving effect to the offering and the application of the net offering proceeds from the sale of the old notes we and our subsidiaries would have had $693 million of consolidated debt, excluding debt of the Bank and the Bank’s subsidiaries. The high degree to which we are leveraged could have important consequences to you as a holder of the notes. These consequences include, but are not limited to the following:

•	Our debt may impair our ability to obtain additional financing in the future for our business.

•	We must dedicate a significant portion of our cash flow to the payment of principal and interest on our debt, which reduces the funds available for our operations.

•	If we enter into borrowings at variable rates of interest, our interest expense could rise due to increases in interest rates, which could have an adverse effect on our operating results and could adversely affect the amounts that would be available for payment of interest and principal on the notes; and

•	If we do not comply with the financial and restrictive covenants contained in the instruments evidencing the debt, we may create an event of default which, if not cured or waived, could harm us.

At December 31, 2003, assets of our subsidiaries constituted nearly all of our consolidated assets and assets of the Bank constituted more than 95% of our consolidated assets. Accordingly, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries and deposit liabilities of the Bank. In the event of our liquidation, dissolution or winding up, lenders to and other creditors of our subsidiaries would be entitled to payment in full before holders of the notes. In addition, holders of the preferred stock issued by the Bank and certain of its subsidiaries have liquidation preference rights and other rights that would, in certain circumstances, affect our ability to receive distributions from the Bank in order to make payment on the notes. As a result, there may be insufficient assets remaining after payment of prior claims to pay any amounts due on the notes. At December 31, 2003, on a pro forma basis after giving effect to the offering and the application of the net offering proceeds from the sale of the old notes, and based on certain assumptions as described herein, our aggregate debt would have been $12.7 billion, the aggregate debt of our subsidiaries (other than the Bank and its subsidiaries) would have been $693 million and the aggregate debt of the Bank and its subsidiaries would have been $12.0 billion.

If we do not continue to receive dividends and tax sharing payments from the Bank, our ability to pay principal and interest on the notes may be hurt.

To meet our cash needs, we rely, in part, on dividends paid on the common stock of the Bank, of which we own 80%, and payments made by the Bank under the tax sharing agreement. The availability and amount of tax sharing payments and/or dividends in the future depends primarily on:

•	the Bank’s operating performance and income, which may be adversely affected by the risks set forth under “Risks Relating to the Business of the Bank”;

•	restrictions imposed by the Bank’s regulators, including the fact that the regulators may not permit the Bank to pay dividends if it does not remain “well capitalized”;

•	restrictions on the Bank’s ability to pay dividends imposed by the indentures for its outstanding subordinated debt; and

•	in the case of tax sharing payments, the continued consolidation of the Bank and its subsidiaries with us for federal income tax purposes.

If the Bank does not pay sufficient dividends or make sufficient payments under the tax sharing agreement, we will need to raise funds from other sources to meet our operating expenses and have cash to make interest payments on the notes. In fiscal 2003, the Bank paid us $16.0 million in dividends and $11.5 million in tax sharing payments.

The notes have no existing market, and a market may not develop.

There is currently no trading market for the old notes. Although the initial purchasers of the old notes have advised us that they currently intend to make a market in the old notes and, following the exchange offer, the exchange notes, they are not obligated to do so and may discontinue their market-making activities at any time at their sole discretion without notice. Consequently, we cannot ensure that any market for the exchange notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer such old notes could be adversely affected.

We will only issue exchange notes in exchange for old notes if the exchange agent receives a timely confirmation of book-entry transfer relating to the tendered old notes. Therefore, you should allow sufficient time to ensure timely completion of the necessary procedures and you should carefully follow the instructions on how to tender. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes.

If you do not exchange your old notes for exchange notes pursuant to the exchange offer, your notes will remain “restricted securities” within the meaning of Rule 144 under the Securities Act. Your old notes will continue to be subject to the following restrictions on transfer:

•	old notes may be resold only if registered pursuant to the Securities Act, or if an exemption from registration is available thereunder, and

•	old notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom.

In addition to the restrictions on transfer, you may have difficulty transferring old notes following the exchange offer because there may be only a small amount of old notes outstanding.

Risks Relating to Our Business

We have historically experienced losses, before taking into account asset sales, which may affect our ability to pay principal and interest on the notes.

Historically, we have had losses before accounting for gains from the sale of properties and before the consolidation of the Bank into our financial statements. For fiscal 2003, these losses were $24.0 million. If we did not consolidate the Bank into our financial statements, our overall operating results in fiscal 2003 and prior years would have been worse. If we continue to operate at a loss and we do not receive dividends and tax sharing payments from the Bank or funds from other sources, our ability to pay principal and interest on the notes will be significantly diminished.

Historically, the fixed expenses of our real estate operations have been greater than our earnings generated by our real estate operations available to pay those expenses, which may hurt our ability to pay principal and interest on the notes.

During the past five fiscal years, we had sufficient funds available to pay our required interest, debt and ground rent expenses. On a consolidated basis, our total available earnings exceeded our fixed charges by $121.1 million, $71.4 million, $83.1 million, $56.6 million and $71.6 million in fiscal years 2003, 2002, 2001, 2000 and 1999, respectively. However, the fixed charges of our real estate operations exceeded the earnings generated by our real estate operations for four of our last five fiscal years, including fiscal year 2003. We cannot assure that, in future fiscal years, the revenues generated by our real estate operations will exceed the fixed charges of our real estate operations. As a result, for each of the past five fiscal years, except fiscal year 2001, we depended on the receipt of dividends and tax sharing payments from the Bank to pay our fixed charges, including payment of principal and interest on the notes. Excluding the dividend and tax sharing payments from the Bank, our fixed charges would have exceeded our available earnings by $10.1 million, $17.1 million, $2.5 million and $7.1 million in fiscal years 2003, 2002, 2000 and 1999, respectively. If we are unable to fund any future shortfall between available earnings and required payments with payments from the Bank or from other sources, our ability to pay principal and interest on the notes will be significantly diminished.

Many real estate costs are fixed, even if income from our properties decreases.

Many of our operating expenses and almost all of our debt service payments associated with the operation of our income-producing properties are fixed, while the income generated from these properties can significantly fluctuate, for example by reductions in occupancy and rental rates. In addition, the operating expenses of income-producing properties can increase due to inflation, increases in real estate taxes and other general economic factors or governmental actions outside our control. As a result, our ability to pay the fixed costs with cash flow produced by our income-producing properties is highly dependent on our ability to maintain or increase rental income and hotel sales revenue.

Adverse trends in the hotel industry may affect some of our properties.

A number of our properties are hotels. The success of these properties depends largely on the property operators’ ability to adapt to dominant trends in the hotel industry, including greater competitive pressures, increased consolidation, industry overbuilding, dependence on business and consumer spending patterns and changing demographics, the introduction of new concepts and products, the availability of labor, price levels and general economic conditions. The success of a particular hotel chain, the ability of a hotel chain to fulfill any obligations to operators of its business, and trends in the hotel industry may affect our results of operations.

Our performance is subject to general risks associated with the real estate industry.

Our economic performance is subject to the risk that if our properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay principal and interest on the notes will be adversely affected. We are susceptible to the following real estate industry risks:

•	economic downturns in the areas where our properties are located;

•	adverse changes in local real estate market conditions, such as oversupply or reduction in demand;

•	changes in tenant preferences that reduce the attractiveness of our properties to tenants;

•	zoning or regulatory restrictions;

•	decreases in market rental rates;

•	decreased demand by the general public for the services of the businesses located in our properties, which could, for example, reduce the income we receive from hotel properties, as advance bookings represent only a small portion of overall revenues and can be cancelled;

•	costs associated with the need to periodically repair, renovate and re-lease space; and

•	increases in the cost of adequate maintenance, insurance and other operating costs, including real estate taxes, associated with one or more properties, which may occur even when circumstances such as market factors and competition cause a reduction in revenues from one or more properties, although real estate taxes typically do not increase upon a reduction in such revenues.

We may be unable to sell properties when appropriate because real estate investments are illiquid.

Real estate investments, including ours, tend to be relatively illiquid, meaning that they can not be sold quickly for cash. This lack of liquidity limits our ability to promptly change the types of properties we own in response to changes in economic, demographic, social, financial and investment conditions. Our inability to respond quickly to adverse changes in the performance of our investments could have an adverse effect on our operations and ability to service our debt, including the payment of principal and interest on the notes.

Environmental laws and regulations could reduce the value or profitability of our properties.

All real property and the operations conducted on real property are subject to federal, state and local laws, ordinances and regulations relating to hazardous materials, environmental protection and human health and safety. Under various federal, state and local laws, ordinances and regulations, we and our tenants may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we or our tenants knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure properly to remediate contamination at any of our properties may adversely affect our ability to sell or lease those properties or to borrow using those properties as collateral. The costs or liabilities could exceed the value of the affected real estate. We are not aware of any environmental condition with respect to any of our properties that management believes would have a material adverse effect on our business, assets or results of operations taken as a whole. The uses of any of our properties prior to our acquisition of the property and the building materials used at the property are among the property-specific factors that will affect how the environmental laws are applied to our properties. If we are subject to any material environmental liabilities, the liabilities could adversely affect our results of operations and our ability to meet our obligations.

We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or our tenants to spend funds to remedy environmental problems. Our tenants, like many of their competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs associated with complying with these laws and regulations, which will adversely affect their potential profitability.

Generally, our tenants must comply with environmental laws and meet remediation requirements. Our leases typically impose obligations on our tenants to indemnify us from any compliance costs we may incur as a result of the environmental conditions on the property caused by the tenant. If a lease does not require compliance or if a tenant fails to or cannot comply, we could be forced to pay these costs. If not addressed, environmental conditions could impair our ability to sell or re-lease the affected properties in the future or result in lower sales prices or rent payments.

Our insurance coverage on our properties may be inadequate.

We carry comprehensive insurance on all of our properties, including insurance for liability, fire, flood and rental loss. We also carry environmental insurance on most of our properties. These environmental policies contain coverage limitations. We believe this coverage is of the type and amount customarily obtained for or by an owner of real property assets. We intend to obtain similar insurance coverage on subsequently acquired properties.

As a consequence of the September 11, 2001 terrorist attacks and other significant losses incurred by the insurance industry, the availability of insurance coverage has decreased and the prices for insurance have increased. As a result, we may be unable to renew or duplicate our current insurance coverage in adequate amounts or at reasonable prices. In addition, insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and toxic mold, or, if offered, the expense of obtaining these types of insurance may not be justified. We therefore may cease to have insurance coverage against certain types of losses and/or there may be decreases in the limits of insurance available. If an uninsured loss or a loss in excess of our insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property, but still remain obligated for any mortgage debt or other financial obligations related to the property. We cannot guarantee that material losses in excess of insurance proceeds will not occur in the future. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed. Events such as these could adversely affect our results of operations and our ability to meet our obligations.

We may be required to make payments to the Bank.

If, in any fiscal year, the Bank has a net operating loss, we would be required under the tax sharing agreement with the Bank to make payments to the Bank if we or any of our affiliated companies use all or a portion of that loss to offset our taxable income. If the Bank has a net operating loss that is not used by us in that year to offset our taxable income, the Bank can use those losses to obtain a refund from the IRS of taxes paid in previous years or to obtain a refund from us of tax sharing payments paid by the Bank to us, or both, depending on the amount of losses and the taxable year in which they occurred.

As of December 31, 2003, the amount of the tax sharing payments that we received from the Bank and that is subject to recapture should the Bank have future tax losses is $8.9 million. In future years, the amount of the tax sharing payments that is subject to recapture will vary based on the actual amounts of taxable income and losses generated by us and by the Bank.

In addition, we may, if the Bank’s regulatory capital falls below certain levels, be required to contribute capital to the Bank.

If we are required to make these payments, our funds available to pay principal and interest on the notes will be reduced.

We are controlled by B. Francis Saul II, whose interests may conflict with those of the holders of our notes.

B. Francis Saul II, family members of Mr. Saul, entities controlled by Mr. Saul and other affiliates of Mr. Saul, directly or indirectly, own all of the outstanding shares of our common stock. As a result, Mr. Saul exercises significant influence over our affairs, which influence might not be consistent with the interests of some, or a majority, of the holders of our notes.

Our declaration of trust does not contain investment or borrowing limitations which protect your investment in the notes.

With certain minor exceptions, our declaration of trust does not require us to invest our assets in any particular manner. The Board of Trustees, in their discretion, may change the mix of our investment portfolio at any time or make new types of investments, so long as the investments are not prohibited by the declaration of trust or by any indentures, loan documents or other agreements applicable to us. In addition, our declaration of trust does not limit the amount of money we can borrow or the types of debt securities we can issue, including additional notes or debt securities which are senior to the notes.

Risks Relating to the Business of the Bank

A substantial amount of the Bank’s revenue is derived from non-interest income.

In recent years, non-interest income has become an increasingly large component of the Bank’s net income. The Bank has earned non-interest income primarily from automobile rental income, loan servicing and deposit servicing fees and gains on sales of loans and mortgage-backed securities. For the three months ended December 31, 2003 and the fiscal years ended September 30, 2003 and 2002, the Bank recognized non-interest income of approximately $126.1 million, $540.3 million and $488.9 million, respectively. The Bank’s ability to realize non-interest income is dependent upon market interest rates, consumer preferences, the demand for mortgage and other loans, conditions in the loan sale market, the level of securitized receivables and other factors. The level of such income, therefore, is subject to substantial fluctuations. A significant decrease in the Bank’s levels of non-interest income could adversely affect its results of operations and financial condition.

The Bank’s operating results and financial condition may be adversely affected by interest rate changes and other market conditions.

The Bank’s operating results depend to a large extent on its net interest income, which is the difference between the interest the Bank receives from its loans, securities and other assets and the interest it pays on its deposits and other liabilities. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the Bank’s control may affect interest rates.

Fixed-rate loans increase the Bank’s exposure to interest rate risk in a rising rate environment because interest-bearing liabilities generally would be subject to repricing before assets become subject to repricing. The Bank’s emphasis on adjustable-rate loans decreases these risks associated with changes in interest rates but involves other risks, such as the inability of borrowers to make higher payments which may be required in an increasing interest rate environment. At the same time, for secured loans, the marketability and value of the underlying collateral may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on loans as the borrowers refinance their loans at lower interest rates. Under these circumstances, the Bank’s results of operations could be negatively impacted.

Changes in interest rates and other market conditions also can affect the value of loans and other interest-sensitive assets, including retained interests in securitizations, mortgage and non-mortgage servicing rights, and the Bank’s ability to realize gains on the sale and securitization of assets. For example, as of December 31, 2003, the Bank’s assets included $261.5 million in loan servicing assets and interest only strips receivable, the value of which is based on market interest rates and depends on the accuracy of the Bank’s various assumptions concerning prepayment rates and, in the case of certain interest-only strips, default rates. If market interest rates change, or actual prepayment or default rates significantly exceed the Bank’s estimates, the value of those assets, as well as the Bank’s earnings, could be adversely affected.

Although fluctuations in market interest rates are neither completely predictable nor controllable, the Bank periodically monitors its interest rate sensitivity position and oversees its financial risk management by establishing policies and operating limits.

The Bank is subject to regulatory capital requirements that it may fail to meet.

As a federal savings association, the Bank is subject to minimum capital requirements prescribed by federal statute and OTS regulations. At December 31, 2003, the Bank was in compliance with all of its regulatory capital requirements under FIRREA, with tangible, core and total risk-based regulatory capital ratios of 5.73%, 5.73% and 13.52%, respectively, compared to the regulatory requirements of 1.50%, 4.00% and 8.00%, respectively. The total risk-based regulatory capital ratio as of December 31, 2003 includes $250 million in aggregate principal amount of the Bank’s debentures that were redeemed on January 2, 2004. On a pro forma basis, the Bank’s total risk-based regulatory capital ratio would have been 10.65% had the debentures been redeemed as of December 31, 2003.

A thrift will be considered “well capitalized” under the OTS’s prompt corrective action regulations if it has a leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%. The Bank’s leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2003 of 5.73%, 7.96% and 13.52%, respectively, were sufficient to meet the standards for classification as a “well capitalized” institution. The OTS has the discretion to reclassify an institution from “well capitalized” to “adequately capitalized” if, after notice and an opportunity for a hearing, the OTS determines that the institution is being operated in an unsafe or unsound condition, or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

The Bank’s ability to maintain its regulatory capital at appropriate levels is subject to a number of factors, including general economic conditions, discretion of its regulators and the performance of its loan and lease portfolios. In addition, the Bank has historically relied on preferred stock and subordinated debt as significant components of its regulatory capital. Those instruments require significant fixed payments to holders, which increase the Bank’s expenses and make it more difficult for it to generate additional core capital through retained earnings. The Bank’s status as a privately held institution and our desire to file consolidated tax returns with the Bank also limit the Bank’s ability to raise additional common equity.

Automobile loans and leases, commercial loans and “cashflow” loans are riskier than traditional residential mortgage loans.

Automobile loans and leases and commercial loans have shorter terms and higher interest rates than residential mortgage loans, but are generally riskier than residential mortgage loans. Prior to November 2000, the Bank made automobile loans to applicants with adverse credit events in their credit history. Although the Bank stopped making these loans in November 2000, some of these loans remain outstanding. These loans and leases typically experience higher rates of delinquencies, repossessions and losses than loans originated under the Bank’s traditional lending program and are subject to additional regulatory limitations. As a result, the Bank may be required to make further additions to its allowance for loan losses or regulatory capital levels. Effective March 26, 2003, the Bank no longer originates automobile leases or indirect automobile loans, but many of these leases and loans remain outstanding.

In addition, the Bank has significantly expanded its origination of ARMs with interest rates that adjust monthly, semi-annually and annually, some of which provide a borrower with a below-market introductory rate and a variety of payment options. We refer to these loans as “cashflow” loans. One of the payment options for cashflow loans could result in interest being added to the principal of the loan, or “negative amortization.” As a result, these loans involve greater risks than traditional residential mortgage loans. In fiscal 2003 and 2002, the Bank originated $3.9 billion and $3.0 billion, respectively, of these ARMs, all of which contained terms that limit the amount of negative amortization to no more than 10% of the original loan amount. At December 31, 2003, loans with this negative amortization option totaled $2.9 billion, which includes approximately $0.6 million of negative amortization in excess of the original principal balance. These loans are a relatively new product and the Bank therefore does not have substantial experience on the prepayment history or default rate for these loans in a variety of interest rate and economic environments. Although the Bank monitors the risks associated with these ARMs and has established terms for loans it originates (including caps on the amount of negative amortization and, in many cases, prepayment penalties) designed to minimize credit risks without adversely affecting its competitive position, there can be no assurance that these efforts will be successful in limiting its risk of loss from these loans.

The Bank depends on asset securitizations for additional liquidity, and these transactions have been a significant factor in its reporting earnings in recent periods.

In a securitization transaction, the Bank typically recognizes gain on the sale and a related retained interest in a securitized pool of loans that it sells (sometimes through another entity that it establishes) to a special purpose vehicle, typically a trust, which, in turn, sells security interests in the pool. The value of the retained interest that the Bank recognizes depends on several assumptions regarding the future performance of the securitized pool. The value of the Bank’s retained interest may increase or decrease materially if actual credit losses or prepayment rates differ from its original assumptions or if market interest rates change. Changes in the value of the Bank’s retained interests may adversely effect its financial condition.

The Bank’s continued ability to access the public and private asset-backed securitization markets as an additional source of capital depends on several factors, including:

•	conditions in the securities markets, generally;

•	conditions in the asset-backed securitizations markets;

•	the Bank’s ability to obtain third-party credit enhancement;

•	the Bank’s ability to adequately service the securitized loans; and

•	the absence of any material downgrading or withdrawal of ratings given to securities previously issued in the Bank’s securitizations.

An inability to access the securitization markets could adversely affect the Bank’s financial condition and results of operations.

The Bank may experience losses on its residual values related to its automobile lease portfolio.

As of December 31, 2003, the Bank had a $745.2 million automobile lease portfolio. In addition to the risk that the lessee may not make required payments or otherwise default under a lease, the Bank is also subject to the risk that the price at which the leased vehicle will be sold at the end of the lease will be below the residual value estimated by the Bank at the beginning of the lease. This may occur as a result of a decline in used car prices, subsequent changes in the industry-published used car values that the Bank uses to estimate the residual values, or a combination of both.

The Bank has purchased residual value insurance on its leased automobiles. The insurance policies pay the Bank for any difference that may exist between the estimated residual value and the fair value of the automobile at the end of the lease term as evidenced by published industry valuations. These policies provide first dollar loss coverage on the entire automobile lease portfolio. However, limitations in the insurance policy and other factors may result in losses that may not be fully covered by that insurance.

Insurance does not cover residual losses below the published value. That situation usually occurs when the automobile has excess wear and tear and/or excess mileage not reimbursed by the lessor.

From time to time, the Bank evaluates its leased automobile portfolio to ascertain whether the estimated sales price of the automobiles might be less than the sum of the estimated residual value and any available insurance benefits. To the extent that the Bank may be at risk of a loss, it increases its depreciation expense to reflect a lower estimated residual value.

The Bank believes these policies and the additional depreciation expense are sufficient to cover expected losses. However, there is no assurance that the combination of the insurance the Bank has purchased and the additional depreciation expense will be sufficient to cover all potential residual losses associated with its remaining automobile lease portfolio.

If the Bank’s allowance for losses is insufficient to absorb losses in its loan and real estate portfolios, it will adversely affect the Bank’s financial condition and results of operations.

Some borrowers may not repay loans that the Bank makes to them. The Bank records on its financial statements an allowance for possible losses from its loan and real estate portfolios, which reflects management’s best estimates of losses, both known and inherent, in the portfolios. However, the Bank cannot predict losses with certainty. It is possible that the Bank will suffer losses in excess of its allowance for losses, or that future evaluations of its asset portfolio will require significant increases in the allowance for losses as a result of changes in economic conditions, regulatory examinations or the Bank’s own internal review process. In this event, the Bank’s financial condition and results of operations will be adversely affected.

Federal reform of the deposit insurance system could result in increases in deposit insurance premiums.

The Bank’s deposit accounts are fully insured up to $100,000 per insured depositor by the FDIC. Under FDIC insurance regulations, the Bank is required to pay premiums to the Savings Association Insurance Fund, which we refer to as the SAIF, for this insurance. The U.S. House of Representatives has passed, and the U.S. Senate is considering, legislation that would reform the deposit insurance system by, among other things:

1.	increasing FDIC insurance coverage from $100,000 to $130,000 per account (with certain retirement accounts generally receiving increased coverage) and indexing future coverage to accommodate inflation;

2.	merging the SAIF and the Bank Insurance Fund, the insurance fund for commercial banks, which we refer to as the BIF, into a single new Deposit Insurance Fund;

3.	permitting the new fund’s required reserve ratio to float in a designated range;

4.	eliminating the current prohibition against assessing risk-based premiums on well-capitalized institutions with high supervisory ratings, thus permitting the FDIC to assess ongoing premiums for all institutions based on their risk profile and allowing gradual increases in those premiums if the new fund’s ratio falls below the lower end of the designated range;

5.	providing, in the case of the House bill, dividends to institutions if the ratio exceeds the upper end of the range; and

6.	providing refunds or credits towards future assessments based on an institution’s earlier contributions to the BIF or the SAIF.

Because it remains unclear at this time whether, or in what form, any such legislation ultimately may be enacted, the Bank is unable to assess the potential effects on its financial condition and results of operations. However, it is likely that the Bank will be required to pay higher deposit insurance premiums than it currently pays if this legislation is passed.

The Bank’s business is concentrated in the metropolitan Washington, DC area and would be negatively impacted by an economic downturn in the local economy.

The Bank’s principal deposit and lending market is concentrated in the metropolitan Washington, DC area. Accordingly, a disproportionate economic downturn in the local economy would have a greater negative impact on the Bank’s overall financial performance than on the overall financial performance of larger financial institutions whose borrowers and real estate portfolios are more geographically diverse.

The Bank’s future success is dependent on its ability to compete effectively in the highly competitive financial services industry.

The financial services industry is highly competitive. The Bank encounters strong competition both in attracting deposits and making loans in its markets. The Bank’s most direct competition for deposits comes from other thrifts, commercial banks and credit unions, as well as from money market funds and corporate and government securities. Competition for real estate and other loans comes principally from other thrifts, banks, mortgage banking companies, insurance companies and other institutional lenders.

The Bank’s major competition comes from local depository institutions and, as a result of deregulation of the financial services industry and changing market demands over recent years, regional, national and international financial institutions and other providers of financial services. The Gramm-Leach-Bliley Act of 1999 amended federal law to permit broader affiliations among commercial banks, securities firms, insurance companies and other financial services providers.

Many of the Bank’s non-thrift and non-bank competitors are not subject to the same degree of regulation as thrifts, bank holding companies, federally insured banks and national or state chartered banks, savings banks and savings and loan associations. As a result, these competitors may have advantages over the Bank in providing certain services.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes. Rather, we will receive the old notes in exchange for the exchange notes. We will retire and cancel the old notes we receive in the exchange offer and will not reissue them. Accordingly, the issuance of the exchange notes will not increase our debt. The net proceeds from the sale of the old notes were approximately $243.6 million, and were used primarily to redeem all of our 2008 Notes. We deposited approximately $216.3 million of these proceeds to redeem our 2008 Notes and make the final interest payment under the 2008 Notes. We will use the remainder of the offering proceeds from the sale of the old notes for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below are our ratios of earnings to fixed charges for us (not including the Bank and its subsidiaries) and for us as a consolidated entity for the three months ended December 31, 2003 and 2002 and for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999.

	Three months ended December 31,		Fiscal year ended September 30,
	2003	2002	2003	2002	2001	2000	1999
Real Estate Trust Only	Less than 1	Less than 1	Less than 1	Less than 1	1.05 x	Less than 1	Less than 1
Consolidated	1.33 x	1.27 x	1.45 x	1.21 x	1.17 x	1.12 x	1.24 x

Excluding the dividend and tax sharing payments from the Bank, our fixed charges would have exceeded our available earnings by $4.7 million, $5.4 million, $10.1 million, $17.1 million, $2.5 million and $7.1 million in the three months ended December 31, 2003 and 2002 and the fiscal years 2003, 2002, 2000 and 1999, respectively.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of December 31, 2003:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the old notes and the application of the offering proceeds to redeem the 2008 Notes; and

•	as further adjusted to give effect to (i) the sale of the old notes and the application of the offering proceeds to redeem the 2008 Notes; (ii) the use of net offering proceeds from the Bank’s offering of 6 7/8% Subordinated Debentures due 2013, with additional borrowings, to redeem the Bank’s 9¼% Subordinated Debentures due 2005 and 9¼% Subordinated Debentures due 2008.

	As of December 31, 2003
	Actual	Note Offering and Redemption	Bank Debenture Redemptions
	(Dollars in thousands)
Liabilities:
Real Estate Liabilities:
9¾% Senior Secured Notes	$200,000	$—	$—
7½% Senior Secured Notes	—	250,000	250,000
Mortgage notes payable	319,550	319,550	319,550
Notes payable – unsecured	55,282	55,282	55,282
Notes payable – secured	2,000	2,000	2,000
Accrued dividends payable – preferred shares of beneficial interest	7,493	7,493	7,493
Other liabilities and accrued expenses	58,679	58,679	58,679

Total real estate liabilities	643,004	693,004	693,004

Banking Liabilities:
Deposit accounts	8,277,147	8,277,147	8,277,147
Borrowings	223,903	223,903	223,903
Federal Home Loan Bank advances	2,446,937	2,446,937	2,446,937
Capital notes – 9¼% Subordinated Notes due 2005	100,000	100,000	—
Capital notes – 9¼% Subordinated Notes due 2008	150,000	150,000	—
Capital notes – 6 7/8% Subordinated Notes due 2013	175,000	175,000	175,000
Other liabilities	447,984	447,984	447,984

Total banking liabilities	11,820,971	11,820,971	11,570,971

Minority Interest:	393,271	393,271	393,271

Total liabilities	12,857,246	12,907,246	12,657,246

Shareholders’ Equity:
Preferred shares of beneficial interest, $10.50 cumulative, $1 par value, 90,000,000 shares authorized, 516,000 shares issued and outstanding, liquidation value $51.6 million	516	516	516
Common shares of beneficial interest, $1 par value, 10,000,000 shares authorized, 6,641,598 shares issued	6,642	6,642	6,642
Paid-in surplus	92,943	92,943	92,943
Retained earnings	109,827	109,827	109,827

Subtotal	209,928	209,928	209,928
Less: Cost of common shares held in treasury	(43,841)	(43,841)	(43,841)

Total shareholders’ equity	166,087	166,087	166,087

Total capitalization	$13,023,333	$13,073,333	$12,823,333

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer.

On February 25, 2004, the date of original issuance of the old notes, we and Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc., as the initial purchasers of the old notes (which we refer to as the “initial purchasers”), entered into an agreement governing registration rights with respect to the old notes (which we refer to as the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to

(i)	file with the SEC the registration statement of which this prospectus is a part with respect to the exchange notes within 30 calendar days after the date of original issuance of the old notes,

(ii)	use our best efforts to cause the registration statement to become effective within 120 calendar days after the date of original issuance of the old notes and

(iii)	use our best efforts to cause the exchange offer to be consummated within 150 calendar days after the date of original issuance of the old notes.

We agreed in the Registration Rights Agreement that the interest rate borne by the old notes would increase by an additional one-half of one percent per annum upon each of the following events:

(i)	failure of the registration statement to be filed with the SEC on or prior to the 30th calendar day following the date of original issue of the old notes,

(ii)	failure of the registration statement to be declared effective on or prior to the 120th calendar day following the date of original issue of the old notes or

(iii)	failure of the exchange offer to be consummated or a shelf registration statement with respect to the old notes to be declared effective on or prior to the 150th calendar day following the date of original issue of the old notes.

The aggregate amount of any such increases from the original interest rate on the old notes may not exceed 1.0% per annum. We further agreed that, upon

•	the filing of the registration statement in the case of clause (i) above,

•	the effectiveness of the registration statement in the case of clause (ii) above or

•	the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be, in the case of clause (iii) above,

the interest rate borne by the old notes from the date next succeeding the date of such filing, effectiveness or consummation, as the case may be, will be reduced in each case to the original interest rate if we are otherwise in compliance with this paragraph; provided, however, that if after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased and thereafter reduced pursuant to the foregoing provisions. The registration statement was filed on             , 2004, within 30 calendar days following the date of original issue of the old notes, and was declared effective by the SEC on             , 2004 , within 120 calendar days following the date of original issue of the old notes, and thus no increase in the interest rate borne by the old notes has been or will be made under clause (i) or clause (ii) above.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act), except as described in the following paragraph, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder

•	is acquiring the exchange notes in its ordinary course of business, and

•	has no arrangement with any person to participate in the distribution of the exchange notes.

In the event that our belief is inaccurate, holders of exchange notes that transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. We do not assume or indemnify holders against such liability, although we do not believe that any such liability should exist. If any holder does not satisfy the conditions set forth in the no-action letters referred to above, it may not rely on the SEC staff position and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of exchange notes.

The SEC staff has not issued a no-action letter with regard to the exchange offer. We cannot be sure that the SEC staff would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such exchange notes. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

In the event the exchange offer is consummated, we will not be required to file a shelf registration statement to register any outstanding old notes (other than in certain situations described under “—Shelf Registration”), and the interest rate on such old notes will remain at its initial level of 7½% per year. Holders of any old notes remaining outstanding after the exchange offer seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act, in connection with any proposed transfer of such old notes.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all old notes that are validly tendered, and not withdrawn, prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof. As of the date of this prospectus, $250,000,000 aggregate principal amount of old notes is outstanding.

The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. In addition, the exchange notes will not be subject to certain provisions regarding an increase in interest rate. The exchange notes will evidence the same indebtedness as the old notes and will be issued under, and will be entitled to the benefits of, the indenture relating to the old notes.

We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering global exchange notes to the trustee, who will issue uncertificated depository interests in those exchange notes to DTC, who will maintain a book-entry notation of the beneficial interest of each bank or broker that is a direct or indirect participant in DTC.

If you tender your old notes in the exchange offer, you will not be required to pay transfer taxes with respect to the exchange of old notes pursuant to the exchange offer, unless you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you. In such cases, you will be responsible for paying any transfer tax owed. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration date; Extensions; Amendments

The term “expiration date” shall mean              p.m., Washington, DC time, on                     , 2004, unless and until we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest time and date to which the exchange offer is extended. We reserve the absolute right in our sole discretion, at any time or from time to time, to extend the expiration date. In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice, and will issue a public announcement thereof no later than 9:00 a.m., Washington, DC time, on the next business day after the previously scheduled expiration date. The announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the absolute right in our sole discretion to amend the terms of the exchange offer in any manner by giving oral or written notice of such amendment to the exchange agent. Any such amendment will be followed promptly by a public announcement. If the exchange offer is amended in a manner we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment and will extend the exchange offer if necessary to keep the exchange offer open for at least five business days after such amendment.

Without limiting the manner in which we may choose to make public announcements of any extension or amendment of the exchange offer, or of any other matters relating to the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from February 25, 2004, payable on March 1 and September 1 of each year, beginning on September 1, 2004, at the rate of 7½% per year. If your old notes are accepted for exchange, you will be deemed to have waived the right to receive any payment in respect of interest on your old notes accrued from February 25, 2004 until the date of the issuance of the exchange notes. Consequently, if you exchange your old notes for exchange notes, you will receive the same interest payment on September 1, 2004 (the first interest payment date with respect to the exchange notes) that you would have received if you had not accepted the exchange offer.

Procedures for Tendering Old Notes Held through Brokers and Banks

Since the old notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender notes subject to this exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The “Letter of Election and Instructions to Broker or Bank” that may accompany this prospectus may be used by you to give such instructions. You should consult your account representative at the broker or bank where you keep your notes to determine the preferred procedure.

If you wish to accept this exchange offer, please instruct your broker or account representative in time for your old notes to be tendered before          p.m. Washington, DC time deadline on             , 2004.

You may tender some or all of your old notes in this exchange offer. However, notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus. The method of delivery of outstanding old notes and all other required documents to the exchange agent is at your election and risk.

If, at the time of the exchange offer, you do not hold your old notes through a bank or broker, but rather hold certificated notes, you should contact the exchange agent immediately to obtain the documents you will require to physically tender your old notes.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of the tendered old notes pursuant to the procedures described herein, and our determination will be final and binding. We reserve the absolute right in our sole discretion to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any conditions of the exchange offer or any defect or irregularity in any tender with respect to particular old notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. We, the exchange agent or other persons will be under no duty to give notification of any defects or irregularities with respect to tenders of old notes, nor will we or they incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.

We reserve the absolute right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, or, as set forth under “—Termination,” to terminate the exchange offer and to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers may differ from the terms of the exchange offer.

By tendering, you will represent to us that, among other things,

(i)	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder,

(ii)	the person receiving the exchange notes is not participating in and does not intend to participate in a distribution of the exchange notes,

(iii)	neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes,

(iv)	neither you nor any such other person is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and

(v)	if you or any other such person are a broker-dealer, the person receiving such notes will receive exchange notes for its own account, acquired the exchange notes as a result of market-making activities or other trading activities, and acknowledges that it will deliver a prospectus in connection with any resale of your exchange notes.

Broker-dealers that cannot make the representation in item (v) of the paragraph above cannot use the exchange offer prospectus in connection with exchange notes issued in the exchange offer.

If you are, or any person receiving exchange notes in exchange for your old notes is

•	our “affiliate,” as defined under Rule 405 of the Securities Act,

•	a broker-dealer who acquired the outstanding old notes in the initial offering and not as a result of market-making or trading activities, or

•	engaged in or intending to engage in or a party to an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer,

you or that person:

(1)	may not rely on the applicable interpretations of the SEC staff and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of old notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding old notes by causing the book-entry transfer of such notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of old notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to          pm, Washington, DC time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

1.	Name of the beneficial owner tendering such notes;

2.	Account number of the beneficial owner tendering such notes; and

3.	Principal amount of notes tendered by such beneficial owner.

By sending an Agent’s Message, the DTC participant is deemed to have certified that the beneficial holder for whom notes are being tendered has been provided with a copy of this prospectus.

The delivery of notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such notes on behalf of holders of the notes. Neither we nor the exchange agent is responsible or liable for the return of such notes to the tendering DTC participants or to their owners, nor as to the time by which such return is completed.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered old notes by book-entry transfer, we will credit the notes to an account maintained with DTC. We will credit the account at DTC promptly after the exchange offer terminates or expires.

Withdrawal of Tenders

Tenders of old notes in the exchange offer may be withdrawn at any time prior to the expiration date. No tenders of old notes may be withdrawn after the expiration date.

To withdraw a tender of old notes, contact your bank or broker where your old notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before          p.m., Washington, DC time, on the expiration date. Any such notice of withdrawal must

(i)	specify the name of the person having tendered the old notes to be withdrawn,

(ii)	identify the old notes to be withdrawn (including the CUSIP number and principal amount of such old notes), and

(iii)	specify the number and account at DTC to which your withdrawn old notes can be credited

Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above at any time prior to the expiration date. Any old notes that have been tendered but are not accepted for exchange will be returned to the holder thereof or credited to the DTC account, without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

We will determine in our sole discretion all questions as to the form and validity (including time of receipt) of withdrawal notices, and our determination will be final and binding. We, the exchange agent and other persons will be under no duty to give notification of any defects or irregularities in any notice of withdrawal, nor will we or they incur any liability for failure to give such notification.

Termination

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes, if we determine that

•	the exchange offer, or the making of any exchange by a holder, would violate any applicable law or any interpretation of applicable law by the staff of the SEC or

•	our ability to proceed with the exchange offer could be materially impaired due to any pending or threatened legal or governmental action or proceeding or the enactment of any law, statute, rule or regulation.

We do not expect any of the foregoing conditions to occur, although there can be no assurances in this regard.

If we determine that we may terminate the exchange offer, as set forth above, we may

(i)	delay acceptance of any old notes,

(ii)	refuse to accept any old notes and return to the holders thereof any old notes that have been tendered,

(iii)	extend the exchange offer and retain all old notes tendered prior to the expiration date, subject to the rights of the holders of tendered old notes to withdraw their tendered old notes prior to the expiration date, or

(iv)	waive the termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each holder or by any other means permitted by law which is reasonably calculated to inform the holders of such change, and if the exchange offer would otherwise expire during such period, we will extend the exchange offer. The length of any such extension will depend upon the significance of the waiver and the manner in which the waiver is disclosed to the holders.

Exchange Agent and Information Agent

                         has been appointed as exchange agent and information agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or the “Letter of Election and Instructions to Broker or Bank” should be directed to the exchange agent and information agent addressed as follows:

For Information Telephone:

By Mail:

By Facsimile Transmission (for eligible institutions only):

By Hand or Overnight Delivery:

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Our officers and regular employees, and those of our affiliates, may make additional solicitations in person, by telegraph, telephone or telecopier.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay                          reasonable and customary fees for its services as exchange agent and information agent and will reimburse the exchange agent and information agent for its reasonable out-of-pocket expenses in connection therewith. We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and information agent and the trustee and accounting and legal fees.

Transfer Taxes

If you tender old notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

Accounting Treatment

We will recognize no gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

Shelf Registration

The registration rights agreement also requires that we file a shelf registration statement if:

(1)	we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;
(2)	a law or SEC policy prohibits a holder from participating in the exchange offer;
(3)	a holder cannot resell the exchange notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or
(4)	a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the exchange notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register exchange notes in any jurisdiction unless a holder requests that we do so.

Old notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the old notes in the exchange offer;
(2)	a broker-dealer has exchanged the old notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;
(3)	the old notes are sold under an effective shelf registration statement that we have filed; or
(4)	the old notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NOTES

We issued the old notes and will issue the exchange notes under an indenture dated as of February 25, 2004 between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. The following descriptions of certain material provisions of the Indenture and the notes do not purport to be complete and are qualified in their entirety by reference to the Indenture and the notes. We will make a copy of the Indenture available to holders of the notes upon request. For instructions on how to request a copy of the indenture, please refer to the section titled the “Where You Can Find More Information” on page 4 of this prospectus.

Upon issuance of the exchange notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended.

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions” beginning on page 57 of this prospectus. All other capitalized terms used but not defined in this section have the meanings specified in the Indenture. In this description, the words “we,” “us” and “our” refer to B. F. Saul Real Estate Investment Trust and not to any of its subsidiaries. References to the “notes” refer equally to the old notes and the exchange notes.

Maturity, Interest and Principal

The notes will mature on March 1, 2014 and will be limited in aggregate original principal amount to

$250,000,000. The notes will be will be issued in fully registered form only in denominations of $1,000 and integral multiples of $1,000.

Each note will bear interest at the rate of 7½% per year from the date of its initial issuance. We will pay interest semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2004. We refer to each such date as an Interest Payment Date. Interest will be paid to the person in whose name the note is registered at the close of business on the February 15 or August 15 (whether or not a business day) preceding the Interest Payment Date, which date we refer to as a Regular Record Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Principal of and premium, if any, and interest on the notes will be payable at the principal corporate trust office of the trustee located at Sixth Street & Marquette Avenue, Minneapolis, Minnesota 55479, or at such other office or agency of ours that we may maintain for such purpose.

Security

The notes are secured by a first priority perfected security interest in 80% (8,000 shares) of the common stock of the Bank issued and outstanding as of the date of issuance of the notes (the “Pledged Bank Stock”) and by certain dividends, cash, instruments and other property and proceeds from time to time distributed with respect to the Pledged Bank Stock. The ability of the trustee to obtain and maintain a first priority perfected security interest in such distributions may be limited to the extent that the trustee does not, or is not able to, cause the Pledged Bank Stock to be registered in its name. See “—Certain Regulatory Considerations” below.

So long as no Default or Event of Default has occurred and is continuing, we may require the trustee to release Pledged Bank Stock from the Lien of the Indenture by depositing, in the form of cash or U.S. government securities, into a collateral account (the “Collateral Account”) with the trustee $58,000 for each share of Pledged Bank Stock (adjusted for stock splits and combinations) that is to be released from such Lien. Any stock so released will no longer be included in the definition of Pledged Bank Stock. The trustee has a first priority lien on and security interest in the Collateral. We have covenanted, whether or not we obtain the release of any Pledged Bank Stock, that we will ensure that the Pledged Bank Stock at all times constitutes at least 66 2/3% of the aggregate issued and outstanding shares of common stock of the Bank and Voting Stock representing at least 66 2/3% of the voting power of the Voting Stock of the Bank.

We are entitled to receive all cash dividends, other distributions and interest in respect of the Bank Collateral so long as no Default or Event of Default has occurred and is continuing. Upon the occurrence and during the continuance of a Default or Event of Default, the trustee is entitled to hold all such dividends, distributions and interest as additional Collateral. Additionally, upon the occurrence and during the continuance of a Default or Event of Default, that portion of any Tax Sharing Payment made by the Bank and its subsidiaries to us, equal to the tax benefit to the Affiliated Group (as defined in the definition of Tax Sharing Agreement) of the interest expense on the notes for the period to which such Tax Sharing Payment relates, will be deposited into an additional collateral account (the “Additional Collateral Account”). The trustee will have a first priority lien on and security interest in such additional collateral.

We, subject to certain restrictions, may require the trustee to invest Collateral (other than the Pledged Bank Stock) in U.S. government securities or certificates of deposit. Our rights to direct the sale and investment of Collateral will be suspended when a Default or an Event of Default has occurred and is continuing.

So long as no Event of Default has occurred and is continuing, we are entitled to exercise all voting rights with respect to the Pledged Bank Stock and other Collateral, provided that no vote is cast that is inconsistent with the provisions of the Indenture. While an Event of Default has occurred and is continuing, the trustee may exercise all such rights with respect to Collateral other than Pledged Bank Stock and, on five days notice to us and subject to the satisfaction of any regulatory requirements, exercise all such rights with respect to Pledged Bank Stock.

If an Event of Default shall have occurred and be continuing, the trustee may exercise certain rights and remedies with respect to the Collateral, including those of a secured party under the Uniform Commercial Code and the right to sell some or all of the Collateral at a public or private sale as provided in the Indenture. The trustee’s exercise of remedies with respect to the Collateral will be subject to the satisfaction of any regulatory requirements, and will be limited by bankruptcy law in the event of a bankruptcy and pursuant to other applicable laws, including antitrust laws and securities laws.

Under the Indenture and subject to certain limitations set forth therein, the holders of not less than a majority in outstanding principal amount of the notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Proceeds from the exercise of remedies with respect to the Collateral shall be applied first to amounts due the trustee and second to the payment of principal, premium, if any, and interest on the notes, ratably, without preference or priority. Such proceeds may not be sufficient to satisfy all amounts owing with respect to the notes.

Upon satisfaction by us of the conditions to its legal defeasance option or its covenant defeasance option or the discharge of the Indenture, the Lien of the Indenture on all the Collateral will terminate and all the Collateral will be released. Upon any partial redemption of the notes, however, the Lien of the Indenture on the Collateral will not terminate.

Certain Regulatory Considerations. Regulatory considerations may affect the ability of the trustee to exercise certain remedies upon the occurrence of an Event of Default, including the registration of the Pledged Bank Stock in its name. OTS regulations require us, to the extent we remain subject to the Capital Maintenance Agreement, to file a notice with the OTS prior to “divestiture” of the Bank so that the OTS may determine if there is any outstanding obligation under the Capital Maintenance Agreement. If the OTS were to determine that an outstanding obligation under the Capital Maintenance Agreement existed, holding a foreclosure sale or exercising voting rights with respect to the Pledged Bank Stock could be conditioned upon the satisfaction of such obligation. Under the terms of the Indenture, the trustee may not take any action that would expose holders of the notes to liability under the Capital Maintenance Agreement.

Certain Bankruptcy Limitations. The right of the trustee to foreclose on and dispose of the Collateral or to exercise voting rights with respect to the Pledged Bank Stock upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to he commenced by or against us prior to the trustee having foreclosed on and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Nonrecourse

The notes are nonrecourse obligations of ours, and the sole recourse for collection of principal, premium, if any, and interest on the notes will be against the Pledged Bank Stock and the other Collateral. Our obligations under the notes are not guaranteed directly or indirectly by us or any of our Subsidiaries (including the Bank and its Subsidiaries), and we shall not be liable in any respect (except to the extent of our interest in the Pledged Bank Stock and the other Collateral) for the payment of any obligation due under the notes.

A substantial portion of our business operations is conducted through our Subsidiaries (including the Bank and its Subsidiaries), and we are dependent on the cash flow of such subsidiaries to meet our obligations, including our obligations under the notes. Accordingly, the notes are effectively subordinated to all existing and future liabilities, including debt and trade payables of our Subsidiaries and deposit liabilities of the Bank. We are not liable in any respect (except to the extent of our interest in the Pledged Bank Stock and the other Collateral) for payment of any obligation due under the notes. As of December 31, 2003, after giving effect to the offering and the use of the offering proceeds, our outstanding debt would have been approximately $12.7 billion (including $250 million with respect to the notes offered hereby), the aggregate debt of our subsidiaries (other than the Bank and its subsidiaries) would have been approximately $700 million and the aggregate debt of the Bank and its subsidiaries would have been approximately $12.0 billion. Subject to certain limitations, we and our Subsidiaries may incur additional debt in the future.

Optional Redemption

We may, at our option, redeem some or all of the notes at any time on or after March 1, 2009, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on March 1, 2009 of the years indicated below (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date):

Year	Redemption Price
2009	103.75%
2010	102.50%
2011	101.25%
2012 and thereafter	100.00%

In addition, at any time prior to March 1, 2009, we may, at our option, redeem the notes in whole or in part on not less than 30 nor more than 60 days’ written notice to each holder of notes to be redeemed, at a redemption price equal to the sum of the principal amount thereof plus accrued and unpaid interest, if any, to the applicable date of redemption, plus the Applicable Premium.

If fewer than all of the outstanding notes are to be redeemed at any time, the trustee will select the notes or portions of notes to be redeemed by such method deemed fair and appropriate by the trustee. Notes in denominations larger than $1,000 may be redeemed in part in integral multiples of $1,000. We will give notice of any optional redemption by mail not less than 30 nor more than 60 days prior to the redemption date. We will mail a notice of redemption to each holder of notes to be redeemed to the address of the holder as it appears in the security register. On or after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption, unless we default in payment of the Redemption Price.

No Sinking Fund

There will not be a sinking fund for the notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Indebtedness. We will not create, issue, assume, or otherwise become directly or indirectly liable for the payment of, or otherwise incur any Indebtedness (including Acquired Indebtedness), and we will not permit any of our Non-Bank Subsidiaries that are Restricted Subsidiaries to incur any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, unless at the time of such incurrence, our Leverage Ratio would have been less than 0.55 after giving effect to:

•	the incurrence of such Indebtedness (and of any other Indebtedness incurred since the end of the most recently completed fiscal quarter prior to the determination) and (if applicable) the application of the net proceeds therefrom (and from any such other Indebtedness), including to refinance other Indebtedness, as if such Indebtedness had been incurred on the first day of such four-quarter period; and

•	the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any income producing real estate asset acquired or disposed of by us or our Non-Bank Subsidiaries, as the case may be, since the first day of the four-quarter period used in the calculation of our Leverage Ratio, as if such incurrence, acquisition or disposition occurred on the first day of such period.

Limitation on Restricted Payments. We will not, and will not permit any our of Restricted Subsidiaries, directly or indirectly, to:

1.	declare or pay any dividend on, or make any distribution to holders of, our Capital Stock (other than dividends or distributions payable solely in our Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

2.	purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any of our Capital Stock or Capital Stock of any of our direct or indirect parents or any options, rights or warrants to acquire such Capital Stock;

3.	declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of any Restricted Subsidiary (other than with respect to any such Capital Stock held by us or any of our Wholly Owned Restricted Subsidiaries, any such Capital Stock of the Bank or any of its Subsidiaries or to all holders of such Capital Stock of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary on a pro rata basis or, with respect to such dividend or distribution to us or a Wholly Owned Restricted Subsidiary, on a more advantageous basis) or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of any of our Subsidiaries (other than (A) any such Capital Stock of any Wholly Owned Restricted Subsidiary, (B) any Capital Stock held by the Bank or its Subsidiaries of any of their Subsidiaries or (C) any Capital Stock of any Securitization Entity that is a Subsidiary of the Bank);

4.	make any principal payment on, or repurchase, redeem, defease, or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness;

5.	incur, create or assume any guarantee of Indebtedness of any of our Affiliates (other than with respect to (A) guarantees of Indebtedness of any of our Wholly Owned Restricted Subsidiaries by us or by any of our Restricted Subsidiaries (other than the Bank or any of its Subsidiaries), (B) guarantees of Indebtedness of the Bank or any of its Subsidiaries by another Subsidiary of the Bank or any guarantee by the Bank of Indebtedness of its Subsidiaries), (C) guarantees of our Indebtedness by any of our Restricted Subsidiaries (other than the Bank and its Subsidiaries) or (D) guarantees of Indebtedness of the Bank or its Subsidiaries by any of our Affiliates); or

6.	make any Investment in any Person

(each such payment or action described in clauses 1 through 6 above, other than any such action that is a “Permitted Payment,” as described below, being referred to as a “Restricted Payment”), provided that such Restricted Payments may be made by us or any of our Restricted Subsidiaries (other than the Bank and its Subsidiaries) if, after giving effect to the proposed Restricted Payment:

(A)	no Default or Event of Default shall have occurred and be continuing; and

(B)	the aggregate amount of all such Restricted Payments by us and our Subsidiaries declared or made after the date of the Indenture does not exceed the sum of:

•	50% of our Consolidated Net Income (Loss) accrued on a cumulative basis during the period beginning on October 1, 2003 and ending on the last day of our fiscal quarter prior to the date of the proposed Restricted Payment for which financial statements are available (or, if such Consolidated Net Income (Loss) shall be a loss, minus 100% of such loss);

•	the aggregate net cash proceeds received after the date of the Indenture by us from the issuance or sale (other than to any of our Subsidiaries) of shares of our Qualified Capital Stock or warrants, options or rights to purchase such shares of our Qualified Capital Stock;

•	the aggregate net cash proceeds received after the date of the Indenture by us as capital contributions;

•	the aggregate net cash proceeds received after the date of the Indenture by us (other than from any of our Subsidiaries) upon the exercise of options, warrants or rights to purchase shares of our Qualified Capital Stock;

•	the aggregate net cash proceeds received after the date of the Indenture by us from the issuance or sale (other than to any of our Subsidiaries) of debt securities that have been converted into or exchanged for the our Qualified Capital Stock, together with the aggregate net cash proceeds received by us at the time of such conversion or exchange; and

•	$20,000,000;

provided that so long as no Default or Event of Default shall have occurred and be continuing, the above provisions will not restrict the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such declaration and payment were permitted by the above provisions.

Notwithstanding the foregoing, we and our Restricted Subsidiaries may take the following actions (each of which is a “Permitted Payment”) so long as (other than with respect to clause 4 below to the extent such exchange is required by the OTS and clause 7 below with respect to the investment of funds by the Bank and its Subsidiaries in the normal course of business) no Default or Event of Default has occurred and is continuing:

1.	the purchase, redemption or other acquisition or retirement for value of any shares of our Capital Stock, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to one of our Subsidiaries) of, shares of our Qualified Capital Stock;

2.	(A) the repurchase, redemption, defeasance or other acquisition or retirement for value by the Bank of its Series B Preferred Stock or Series C Preferred Stock, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to one of our Subsidiaries) of, shares of the Bank’s Qualified Capital Stock or out of the net cash proceeds of a substantially concurrent incurrence (other than to one of our Subsidiaries) of new Indebtedness of the Bank which has no Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments, other than as a result of a change of control provision similar to the notes) on or prior to the final Stated Maturity of principal of the notes; or

(B) the acquisition by an Affiliate of the Bank of the Series B Preferred Stock or the Series C Preferred Stock (and the contribution thereof to the Bank for retirement and cancellation) with the proceeds of a cash distribution from the Bank out of the net cash proceeds of a substantially concurrent issuance and sale (other than to one of our Subsidiaries) of shares of the Bank’s Qualified Capital Stock or out of the net cash proceeds of a substantially concurrent incurrence (other than to one of our Subsidiaries) of new Indebtedness of the Bank which has no Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments, other than as a result of a change of control provision similar to the notes) on or prior to the final Stated Maturity of principal of the notes;

provided that, after giving effect to such issuance and sale or such incurrence and such repurchase, redemption, defeasance or other acquisition or retirement, or such acquisition and contribution and distribution, the Bank has

•	a leverage (core) capital ratio equal to or in excess of 5.0%,

•	a tier 1 risk-based capital ratio equal to or in excess of 6.0%, and

•	a total risk-based capital ratio equal to or in excess of 10%, as such ratios are calculated in accordance with 12 C.F.R. Section 567 or any successor law or regulation;

3.	the repurchase, redemption, defeasance or other acquisition or retirement for value by the Bank or any of its Subsidiaries of Preferred Stock of the Bank or its Subsidiaries (other than the Series B Preferred Stock and the Series C Preferred Stock); provided that, after giving effect to such repurchase, redemption, defeasance or other acquisition or retirement, the Bank has

(A)	a leverage (core) capital ratio equal to or in excess of 5.0%,

(B)	a tier 1 risk-based capital ratio equal to or in excess of 6.0% and

(C)	a total risk-based capital ratio equal to or in excess of 10%, as such ratios are calculated in accordance with 12 C.F.R. Section 567 or any successor law or regulation;

4.	the exchange of the REIT Subsidiary’s Preferred Stock for the Series B Preferred Stock;

5.	the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to one of our Subsidiaries) of shares of our Qualified Capital Stock;

6.	the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the “Purchase of Notes upon a Change of Control” provisions of the Indenture; provided that prior to such repurchase we have made the Change of Control Offer as provided in the Indenture with respect to the notes and have repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

7.	Permitted Investments;

8.	the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any shares of the Bank’s Qualified Capital Stock (other than Preferred Stock) by the Bank; and

9.	the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock), in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to one of our Subsidiaries) of new Subordinated Indebtedness (such a transaction, a “refinancing”); provided that any such new Indebtedness of us

(A)	shall be in a principal amount that does not exceed an amount equal to the sum of:

•	101% of an amount equal to the principal amount so refinanced less any discount from the face amount of the Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Indebtedness in connection with such refinancing,

•	the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium we reasonably determine as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and

•	the amount of expenses we incurred in connection with such refinancing;

provided further that for purposes of this clause A, the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination;

(B)	(x) if such refinanced Subordinated Indebtedness has an Average Life to Stated Maturity shorter than that of the notes or a final Stated Maturity earlier than the final Stated Maturity of the notes, such new Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Indebtedness and a final Stated Maturity no earlier than the final stated Maturity of such refinanced Indebtedness or (y) in all other cases, each Stated Maturity of principal (or any required repurchase, redemption or sinking fund payments) of such new Indebtedness shall be on or after the final Stated Maturity of principal of the notes; and

(C)	is (x) made expressly subordinate to the notes to substantially the same extent as the Subordinated Indebtedness being refinanced or (y) expressly subordinated to such refinanced Subordinated Indebtedness.

The actions described in the foregoing clauses 1, 5 and 6 constitute Restricted Payments but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph 2 of the definition of Restricted Payments above except to the extent, in the case of clauses 1 and 5, we receive net cash proceeds and apply them as described in such clauses 1 and 5 and such net cash proceeds shall not be added to the amount available for Restricted Payments, and the actions described in clauses 2, 3, 4, 7, 8 and 9 above constitute Restricted Payments that shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph 2 of the definition of Restricted Payments above.

Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries. We will not permit any of our Non-Bank Restricted Subsidiaries to issue any Preferred Stock (other than to us or one of our Wholly Owned Restricted Subsidiaries).

Limitation on Dividends from the Bank and its Subsidiaries. Notwithstanding anything to the contrary contained in the Indenture, neither the Bank nor any of its Subsidiaries will make any distribution on or with respect to their respective shares of Capital Stock representing a return of capital to the holder thereof; provided, however, this provision shall not prohibit

1	any such distribution from a Subsidiary of the Bank to the Bank or a Wholly Owned Subsidiary of the Bank; or

2	any such distribution by the Bank or a Subsidiary of the Bank that is not a Wholly Owned Subsidiary (x) to a Person that is not an Affiliate of the Bank and (y) to a Person that is an Affiliate of the Bank on a pro rata basis or a less advantageous basis; provided that this clause (2) shall not prohibit a transaction otherwise permitted as a Permitted Payment under the provision of “Limitation on Restricted Payments” relating to the Bank’s purchase, redemption or other acquisition or retirement for value of its Qualified Capital Stock.

Limitation on Transactions with Affiliates. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any of our Affiliates (except that the Bank and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Bank, and we and any of our Wholly Owned Restricted Subsidiaries may enter into any transaction or series of related transactions with any of our Wholly Owned Restricted Subsidiaries), unless:

1.	the transaction or series of related transactions is in writing and on terms that are no less favorable to us or our Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in an arm’s-length dealing with a Person that is not our Affiliate or, if there is no comparable transaction, on terms that in good faith would be offered to a Person that is not our Affiliate;

2.	with respect to any transaction or series of related transactions involving aggregate payments in excess of $10.0 million, we deliver an officers’ certificate to the trustee certifying that the transaction or series of related transactions:

•	complies with clause (1) of this paragraph; and

•	has been approved by a majority of the Disinterested Trustees of our Board of Trustees; and

3.	with respect to any transaction or series of related transactions in which we or our Restricted Subsidiaries will receive or render value or incur obligations or make aggregate payments in excess of $40.0 million, or in the event that no members of our Board of Trustees are Disinterested Trustees with respect to any transaction or series of related transactions involving aggregate payments in excess of $10.0 million, we deliver to the trustee a written opinion of a recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions at issue to the effect that the transaction or series of transactions are fair to us or our Restricted Subsidiaries from a financial point of view.

The limitations of the preceding paragraph will not apply to:

(A)	residential mortgage, credit card and consumer loans to an Affiliate who is an officer, director or employee of ours or any of our Subsidiaries;

(B)	any transaction or series of related transactions in which the total amount involved does not exceed $250,000;

(C)	payment of legal expenses incurred on our behalf or that of our Subsidiaries, provided that such expenses paid by the Bank and its Subsidiaries for us or on our behalf or any other Restricted Subsidiary (other than a Subsidiary of the Bank) shall not exceed $500,000 in any fiscal year;

(D)	payment of construction and development fees incurred on our behalf or that of our Restricted Subsidiaries in an aggregate amount not to exceed $2,000,000 in any fiscal year (after adjustments for annual increases in the consumer price index);

(E)	payment of financing fees of up to 2% of the aggregate principal amount of Retail Notes issued and sold after the date of the Indenture;

(F)	transactions permitted under the Indenture’s limitation on Restricted Payments;

(G)	payment of up to $6,000,000 in advisory fees in any fiscal year (after adjustments for annual increases in the consumer price index);

(H)	transactions entered into pursuant to Management Agreements;

(I)	checking or other deposit products and investment management and advisory services and insurance products that that the Bank and its Subsidiaries customarily offer to their respective customers in the ordinary course of business;

(J)	guarantees under the Reimbursement Agreement;

(K)	payments pursuant to the Tax Sharing Agreement; and

(L)	payments by us to the Bank pursuant to the Capital Maintenance Agreement;

provided, however, that Advisory Fees may only be paid so long as (A) we do not hire employees to perform the services for which the Advisory Fees are paid and (B) no Default or Event of Default shall have occurred and be continuing.

If the Bank shall fail to comply with any of its Regulatory Capital Requirements relating to being “adequately capitalized” and the industry-wide regulatory capital requirements, then we shall not and shall not permit any of our Restricted Subsidiaries (other than the Bank or its Subsidiaries) to, directly or indirectly, make any payments pursuant to clauses (C), (D) or (E) above, any Restricted Payments, any Permitted Payments, other than actions relating to exchange of the Preferred Stock of the REIT Subsidiary and the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness, or any Investments in any Person (other than Investments in Cash Equivalents and in the Bank and its Subsidiaries) or otherwise engage in any activity (including purchases, acquisition by lease and other acquisitions of additional real property and buildings) other than operating its then existing businesses in the ordinary course until the Bank shall have complied with such Regulatory Capital Requirements.

We will not, and will not permit any of our Restricted Subsidiaries, to amend, modify or in any way alter the terms of the Management Agreements, the Reimbursement Agreement or the Advisory Agreement in a manner adverse to the interests of the holders of the notes, except as otherwise permitted by the Indenture.

Limitation on Liens. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, for the benefit of any of our Affiliates (other than us or our Wholly Owned Restricted Subsidiaries) create, incur, assume or suffer to exist, any Lien of any kind on or with respect to any of our or their property or assets (including any shares of stock or Indebtedness of any Restricted Subsidiary), whether now owned, or acquired after the date of the Indenture, or any income, profits or proceeds from any such property or assets, or assign or otherwise convey any right to receive income thereon; provided, however, that

1.	the Bank may create, incur, assume or suffer to exist such Liens for the benefit of its Subsidiaries and Subsidiaries of the Bank may create, incur, assume or suffer to exist such Liens for the benefit of the Bank or any other Subsidiary of the Bank and

2.	we or any of our Restricted Subsidiaries may create, incur, assume or suffer to exist such Liens in favor of the Bank as required by the OTS to secure our payment and performance under the Tax Sharing Agreement to repay payments made by the Bank to us;

provided further, that these restriction do not apply to bankers’ and securities intermediaries’ Liens arising in the ordinary course of business.

Limitation on Dividend and Other Payment Restrictions Affecting Major Real Estate Subsidiaries. We will not, and will not permit any of our Major Real Estate Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become operative any encumbrance or restriction on the ability of any such Major Real Estate Subsidiary to

1.	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock (as a return of capital or otherwise) or any other interest or participation in, or measured by, profits, or

2.	pay any Indebtedness owed to us or any Restricted Subsidiary,

except for (A) such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the date of the Indenture, (ii) applicable law, (iii) the Indenture and (iv) any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clause (i), provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of the notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced, and (B) any encumbrance or restriction that is not operative as of the date it is created, becomes operative only upon the occurrence of subsequent circumstances, and our management believed, in good faith, at the time of the encumbrance’s or restriction’s creation that the occurrence of such subsequent circumstances was not probable.

Required Stock Ownership.

1.	We will at all times be the legal and beneficial owner of the Pledged Bank Stock and will not sell, transfer or otherwise dispose of any Pledged Bank Stock regardless of when acquired. We will at all times be the legal and beneficial owner in the aggregate of at least 66 2/3% of the issued and outstanding common stock of the Bank and Voting Stock representing at least 66 2/3% of the voting power of the Voting Stock of the Bank. All the Pledged Bank Stock and such shares of the common stock of the Bank and Voting Stock representing at least 66 2/3% of the voting power of the Voting Stock of the Bank as are necessary to ensure that we beneficially and legally own 66 2/3% of the issued and outstanding Voting Stock and common stock of the Bank will be referred to as “Restricted Shares.”

2.	We will not create or permit to exist any Lien on any Restricted Shares directly owned by us, other than the Lien of the Indenture.

3.	We will not create or permit to exist any Lien on the Collateral other than the Lien of the Indenture.

Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of notes will have the right to require that we purchase such holder’s notes, in whole or in part in integral multiples of $1,000, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below (the “Change of Control Offer”). The Change of Control Offer shall remain open until the close of business on the Change of Control Purchase Date or such later date as may be necessary for us to comply with registration requirements under applicable securities law.

Within 30 days following any Change of Control, we are obligated to notify the trustee and give written notice of such Change of Control to each holder of notes, stating, among other things:

1.	that the Change of Control has occurred and that such holder has the right to require us to repurchase such holder’s notes at the Change of Control Purchase Price;

2.	the circumstances and relevant facts concerning such Change in Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change in Control);

3.	the Change of Control Purchase Date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under applicable securities laws or regulations;

4.	that any note not tendered will continue to accrue interest;

5.	that, unless we default in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

6.	certain other procedures that a holder of notes must follow to accept a Change of Control Offer or withdraw acceptance.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders seeking to accept the Change of Control Offer. Our failure to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the trustee and the holders of the notes the rights described under “—Events of Default.”

Neither our Board of Trustees nor the trustee would have the authority to rescind or limit the application of this provision, including in connection with any transaction initiated or supported by us, our management or any affiliate.

One of the events which constitutes a Change of Control under the Indenture is under certain circumstances (other than in connection with the Substitution) the disposition of “all or substantially all” of our assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the notes elect to require us to purchase the notes upon the occurrence of such a disposition and we elect to contest such election, there can be no assurance as to how a court interpreting New York law would interpret this phrase.

We will comply with the applicable tender offer rules and any other applicable securities laws and regulations in connection with a Change of Control Offer.

A transaction involving our management or affiliates, or a transaction involving our recapitalization, will result in a Change of Control only if it is the type of transaction specified by such definition.

Notwithstanding anything to the contrary contained herein, under the terms of the Indenture, the Substitution, made in compliance with the provisions of the Indenture, will not constitute a Change of Control.

Provision of Reports. We will file with the SEC, to the extent such filings are accepted by the SEC, and provide to the trustee, and directly to any other holder of notes who requests such reports:

1.	our annual reports on Form 10-K;

2.	our quarterly reports on Form 10-Q; and

3.	our current reports on Form 8-K.

We will provide to each holder of notes and any prospective holder of notes, upon request, copies of the consolidated financial statements of the Bank and its Subsidiaries on an annual and quarterly basis.

Additional Covenants. The Indenture also contains covenants with respect to, among others, the following matters:

1.	payment of principal, premium and interest;

2.	maintenance of an office or agency for payment or for registration of transfer or exchange of the notes;

3.	arrangements regarding the handling of money held in trust;

4.	maintenance of corporate existence;

5.	prohibitions on certain actions that would affect the ability of the holders of the Bank’s Capital Stock to effect certain corporate governance matters;

6.	payment of taxes and other claims;

7.	maintenance of properties;

8.	maintenance of insurance;

9.	limitation on disposal of, or liens on, the Collateral;

10.	restrictions on the use of proceeds of the offering to purchase securities; and

11.	our use of our best efforts to obtain a rating on the notes by S&P and Moody’s.

The Indenture also restricts payments by us or any of our Restricted Subsidiaries for consent to amendments of any terms of the Indenture, unless such payments are made to all holders that provide such consent.

Merger, Consolidation or Sale of Assets

Except as provided in the provisions in the Indenture relating to “Substitution of New Obligor,” the Indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any Person or Persons or permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our and our Restricted Subsidiaries’ properties and assets on a consolidated basis to any Person or Persons unless:

1.	either (a) we are the continuing entity or (b) the Person (if other than us) formed by such consolidation or into which we or such Restricted Subsidiary are merged or to which such sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our and our Restricted Subsidiaries’ property and assets has been made (any such Person being referred to as the “Surviving Entity”) is a corporation or other entity organized under the laws of the United States or a state thereof or the District of Columbia and expressly assumes by supplemental indenture in form satisfactory to the trustee, our obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant or the Indenture on our part to be performed or observed;

2.	immediately after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

3.	immediately after giving effect to such transaction or series of transactions, our Consolidated Net Worth (or that of the Surviving Entity if we are not a continuing obligor under the Indenture) is equal to or greater than our Consolidated Net Worth immediately prior to the transaction or series of transactions less the aggregate amount of all reasonable transaction costs incurred in connection with such transaction or series of transactions.

The Indenture also provides that the Bank may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Bank’s and its Subsidiaries’ properties and assets on a consolidated basis to any other Person.

We or the Surviving Entity, as applicable, shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture (if required) comply with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our properties and assets in accordance with the immediately preceding paragraphs in which we are not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor had been named as us in the Indenture. When a successor assumes all the obligations of its predecessor under the Indenture and the notes, the predecessor shall be released from those obligations; provided, that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes.

Events of Default

“Event of Default” means:

1.	our failure to pay interest on any note when due and payable, continued for 30 days;

2.	our failure to pay the principal of, or premium, if any, on any note when due and payable at maturity or upon acceleration, redemption or required purchase or otherwise;

3.	our failure to make or consummate a Change of Control in accordance with the provisions of the Indenture described under the subheading “Certain Covenants—Purchase of Notes upon a Change of Control;”

4.	our failure to perform or observe any other term, covenant or agreement in the notes or the Indenture (other than a default specified in clause 1, 2 or 3 above or clause 9 below), continued for 45 days after written notice to us from the trustee or the holders of 25% in aggregate principal amount of the outstanding notes;

5.	a default (other than a default on less than $20,000,000 principal amount of Trust Indebtedness at any one time) under any instrument or any other obligation (a) representing debt for borrowed money of ours or any of our Restricted Subsidiaries, (b) representing debt evidenced by bonds, notes, debentures or other similar instruments of ours or any of our Restricted Subsidiaries or (c) constituting a guarantee by us or any of our Restricted Subsidiaries of Guaranteed Indebtedness of any other Person representing money borrowed or any obligation of such other Person evidenced by bonds, notes, debentures or other similar instruments, which default:

(A)	consists of the failure to pay an amount aggregating in excess of $200,000,000 million if such default continues for a period of 30 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; or

(B)	results in the acceleration of debt in an aggregate principal amount in excess of $200,000,000 million or triggers the payment of a guarantee in excess of $20.0 million;

6.	failure by the Bank to comply with any of its Regulatory Capital Requirements relating to industry-wide regulatory capital requirements or any individual minimum capital standard; provided that an Event of Default under this clause 6 shall not have occurred until the expiration of a 90-day period commencing on the date of the Bank’s initial submission of a capital plan to the OTS (unless such capital plan is approved by the OTS before the expiration of such 90-day period or, if the OTS has notified the Bank that it needs additional time to determine whether to approve such capital plan and such capital plan is approved by the OTS on or prior to the expiration of such extended period); provided, further, that if the Bank meets the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements pursuant to 12 U.S.C. §1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, notwithstanding the Bank’s failure to meet an individual minimum capital requirement pursuant to 12 U.S.C. §1464(s) and 12

C.F.R. §567.3 (and any amendment to either thereof) or any successor law or regulation, no Event of Default shall have occurred pursuant to this clause 6 unless written notice thereof shall have been given to us from the trustee or the holders of 25% in aggregate principal amount of the outstanding notes;

7.	existence of one or more final judgments against us or any of our Subsidiaries for the payment of money in excess of $20.0 million, either individually or in the aggregate, and such judgment or judgments remain undischarged for 60 days after all rights to review directly such judgment or judgments have been exhausted or have expired;

8.	any provisions of the Indenture relating to the Collateral (other than certain provisions relating to the obligations of the trustee or custodian and certificates furnished by certain third parties) cease, for any reason (other than pursuant to a supplemental indenture) to be in full force and effect in any material respect, or we so assert in writing; or the trustee ceases to have a first priority perfected security interest in the Collateral (other than by release of any such security interest in accordance with the Indenture), or any representation, warranty or certification we made relating to delivery, investment and release of the Collateral and related matters is false in any material respect as of the date it was made;

9.	our failure to perform or observe:

(A)	any term, covenant or agreement relating to the creation or permission to exist of Liens with respect to the Collateral, to the extent that such failure relates to the creation or existence of a non-consensual Lien on the Collateral, for a period of 45 days after we have knowledge of such failure;

(B)	any other term, covenant or agreement contained in the Indenture’s prohibition on sale, assignment or disposal of the Collateral or the Indenture’s prohibition on certain amendments to the Bank’s governing documents; or

(C)	any other term, covenant or agreement relating to the security and pledge of the Collateral (other than any term, covenant or agreement relating to the establishment of the Tax Payment Collateral Account) for a period of 30 days after written notice requiring us to remedy such failure shall have been given to us from the trustee or the holders of 25% in aggregate principal amount of the outstanding notes; and

(D)	any term, covenant, or agreement relating to the establishment of the Tax Payment Collateral Account, and

10.	certain events of bankruptcy, receivership, insolvency or reorganization with respect to us and certain of our Subsidiaries.

We covenant in the Indenture to file quarterly with the trustee a statement regarding the signer’s knowledge of our compliance with the terms of the Indenture and specifying any defaults of which the signer may have knowledge.

If an Event of Default (other than one relating to certain events of bankruptcy, receivership, insolvency or reorganization with respect to us) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be immediately due and payable by notice to us (and also to the trustee if notice is given by the holders). If an Event of Default occurs and is continuing relating to certain events of bankruptcy, receivership, insolvency or reorganization with respect to us, the principal of, premium, if any, and accrued interest on the notes are automatically immediately due and payable. After a declaration of acceleration, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to us and the trustee, may rescind such declaration if:

1.	we have paid or deposited with the trustee a sum sufficient to pay:

(A)	all overdue interest on all outstanding notes;

(B)	all unpaid principal of (and premium, if any, on) any outstanding notes which has become due other than as a result of the declaration of acceleration, and interest on such unpaid principal at the rate borne by the notes;

(C)	interest on overdue interest at the rate borne by the notes, to the extent that payment of such interest is lawful; and

(D)	all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

2.	all Events of Default, other than the non-payment of the principal of (or premium on, if any) or interest on the notes due solely by the declaration of acceleration, have been cured or waived.

Notwithstanding the preceding paragraph, in the event of any Event of Default specified in clause 5 of the definition of “Event of Default,” such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 30 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such event of default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) the default that is the basis for such Event of Default has been cured.

If a Default specified in clauses 1, 2, 3, 5, and 6 of the definition of “Event of Default,” or one of certain events specified in clauses 4 and 9 of the definition of “Event of Default” occurs and is continuing, or an Event of Default occurs and is continuing, the interest rate borne by the notes will increase by 2% per annum until such time when such Defaults or Events of Default, as the case may be, have been cured or waived; provided, however, that if after such Default or Event of Default has been cured or waived a different Default specified in clauses 1, 2, 3, 5 and 6 of the definition of “Event of Default,” or one of certain events specified in clauses 4 and 9 of the definition of “Event of Default” occurs and is continuing, or an Event of Default occurs and is continuing, the interest rate may again be increased pursuant to the foregoing provision. Such interest will accrue from the date of such Default or Event of Default, as the case may be, and will be payable after the time the we have knowledge of such Default or Event of Default as set forth in the next paragraph.

The trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The trustee will not be required under the Indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Substitution of a New Obligor Under the Indenture

Requirements of Substitution of Obligor. We may at any time on or after January 1, 2005, so long as no Default or Event of Default has occurred and is continuing under the Indenture, without the consent of the holders of the notes and notwithstanding, except as set forth below, the other provisions of the Indenture, transfer the Capital Stock of the Bank and any other Collateral owned by us, make the Bank Contribution and contribute capital in the form of Cash Equivalents, in each case to a corporation or limited liability company formed by us (the “New Obligor”) and substitute (the “Substitution”) the New Obligor as the debtor in respect of all obligations arising from the notes and the indenture, as amended at the time of Substitution, if

(i)	the New Obligor is a corporation or limited liability company duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and, at the time of the Substitution and immediately after giving effect thereto, the New Obligor has no assets, other than ownership of such Capital Stock, such Collateral, such Bank Contribution and such Cash Equivalents, no debt other than the notes, and no operations;

(ii)	the New Obligor has obtained all necessary governmental approvals and authorizations for the Substitution, including with respect to the ownership of the common stock and the Voting Stock of the Bank;

(iii)	if the notes have been registered for resale with the SEC, such notes will continue to be so registered after the Substitution, and if the notes have not been so registered, the New Obligor will assume the our obligations under the Registration Rights Agreement;

(iv)	the Substitution does not constitute a Change of Control;

(v)	at the time of the Substitution, the New Obligor becomes the direct legal and beneficial owner of all outstanding common stock and Voting Stock of the Bank owned by us immediately prior thereto;

(vi)	the obligations of the New Obligor under the Indenture and the notes are secured by a first priority perfected security interest in the Pledged Bank Stock and the other Collateral, if any;

(vii)	legal opinions, in form and substance satisfactory to the trustee, shall have been delivered to the trustee, as to the enforceability of the New Obligor’s obligations under the Indenture and the notes, the security interest in the Collateral and other related matters;

(viii)	immediately after giving effect to the Substitution, no Default or Event of Default under the notes or the Indenture (as amended) will have occurred and be continuing;

(ix)	immediately after giving effect to the Substitution, the Consolidated Net Worth of the Bank is equal to or greater than the Consolidated Net Worth of the Bank immediately prior to the Substitution and the Consolidated Net Worth of the New Obligor is positive (determined, in the case of the New Obligor, excluding the Bank and its subsidiaries and the notes), and the trustee, on behalf of the holders of the notes, will have received a solvency opinion from a nationally recognized expert as to the solvency of the New Obligor after giving effect to the Substitution;

(x)	the New Obligor expressly assumes, by a supplemental indenture in form satisfactory to the trustee, our obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the Indenture (as amended) on our part to be performed or observed; and

(xi)	the time of the Substitution we will have delivered, or caused to be delivered, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that the Substitution, and the supplemental indenture required in connection therewith, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Upon consummation of the Substitution in accordance with the terms of the Indenture, the New Obligor shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture (as amended) and the notes, except as specifically provided in the Indenture. When the New Obligor assumes all our obligations under the Indenture (as amended) and the notes, we will be released from those obligations.

Nonrecourse. The notes will be nonrecourse obligations of the New Obligor and the sole recourse for collection of principal, premium, if any, and interest on the notes will be against the Pledged Bank Stock and the other Collateral. The New Obligor’s obligations under the notes will not be guaranteed directly or indirectly by the New Obligor or any of its Subsidiaries (including the Bank and its Subsidiaries) or by us, and the New Obligor shall not be liable in any respect (except to the extent of its interest in the Pledged Bank Stock and the other Collateral) for the payment of any obligation due under the notes.

Revision of Covenants. Upon consummation of the Substitution, and pursuant to the supplemental indenture to be entered into by the New Obligor, the trustee and us, each reference in the Indenture and the notes to us will be amended to be a reference to the New Obligor. Additionally, certain covenants and definitions in the Indenture will be added, deleted or amended and restated in their entirety.

Payment of Bank Contribution. At the Substitution Date and immediately prior to the Substitution, we will, at our option, either (a) make a cash capital contribution to the Bank or (b) make a cash contribution to the New Obligor (the “Bank Contribution Collateral”), in either case in an amount equal to the Bank Contribution. The trustee will have a first priority lien on and security interest in the Bank Contribution Collateral. So long as no Event of Default has occurred and is continuing, the Bank Contribution Collateral may be used, at the direction of the New Obligor, for the payment of interest on the notes.

Security Interest in Tax Sharing Payments. After the Substitution Date, we will deposit into a collateral account (the “Tax Collateral Account”), that portion of any Tax Sharing Payment made by the Bank and its Subsidiaries to us, in an amount equal to the benefit, if any, under the Tax Sharing Agreement, accruing to the New Obligor as a result of interest expense on the notes. The New Obligor will have a first priority lien on and security interest in the Tax Collateral Account until the time such amounts are paid to the New Obligor. So long as no Event of Default has occurred and is continuing, the amount on deposit in the Tax Collateral Account may be used, at the direction of the New Obligor, for the payment of interest on the notes.

Defeasance or Covenant Defeasance of Indenture

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes (“defeasance”). Defeasance means that we will be deemed to have paid and discharged the entire debt represented by the outstanding notes, except for:

1.	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on their notes when such payments are due;

2.	certain provisions of the Indenture with respect to the registration and transfer of the notes;

3.	the rights, powers, trusts, duties and immunities of the trustee under the Indenture; and

4.	the provisions of the Indenture relating to defeasance.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants described in the Indenture (“covenant defeasance”) and thereafter any failure to comply with those covenants will not constitute a Default or an Event of Default. In the event of a covenant defeasance, certain other events (not including non-payment, bankruptcy, receivership and insolvency events) described under “—Events of Default” will no longer constitute a Default or an Event of Default.

In order to exercise either defeasance or covenant defeasance:

1.	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in U.S. dollars, U.S. government obligations (as defined in the Indenture), or a combination thereof (collectively referred to as the “trust fund”), in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge interest on the outstanding notes as it becomes due and to pay and discharge the principal of and premium, if any, on the outstanding notes at redemption or maturity;

2.	no Default or Event of Default may have occurred and be continuing on the date of such deposit or, with respect to defaults relating to certain bankruptcy, insolvency or reorganization proceedings, at any time during the period ending on the 91st day after the date of such deposit;

3.	such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which we are a party or by which we are bound;

4.	in the case of defeasance, we must deliver to the trustee an opinion of counsel stating that:

•	we have received from, or there has been published by, the IRS a ruling; or

•	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

5.	in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss, for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

6.	we must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit or the date such opinion of counsel is delivered the trust funds will not be subject to effect of any applicable bankruptcy, insolvency, receivership, conservatorship, reorganization or similar laws affecting creditors’ rights generally (including, without limitation, laws relating to fraudulent and avoidable transfers);

7.	we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding our creditors;

8.	no event or condition may exist that would prevent us from making payments of the principal of, premium, if any, and interest on the notes, on the date of such deposit; and

9.	we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will cease to be of further effect (except for certain obligations relating to registration of transfer or exchange of the notes, which will survive as expressly provided for in the Indenture) and the Collateral released when:

1.	either:

•	all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has previously been deposited and is held in trust and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

•	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire debt on the notes not delivered to the trustee for cancellation, for principal of, and premium, if any, and interest on the notes to the date of deposit (in the case of notes that have become due and payable) or to the final Stated Maturity or Redemption Date, as the case may be;

2.	we have paid all other sums payable by us under the Indenture; and

3.	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the Indenture have been complied with.

Modification and Amendment of the Indenture; Waiver of Covenants

We and the trustee may make certain modifications and amendments to the Indenture without the consent of any holders of the notes, for any of the following purposes:

1.	to evidence the succession of another Person to our responsibilities under the Indenture and the assumption by a successor of our covenants in the Indenture and in the notes in accordance with the “Consolidation, Merger, Conveyance, Transfer or Lease” provisions of the Indenture;

2.	to evidence the succession of a New Obligor and the assumption by the New Obligor of our obligations under the Indenture and the notes in accordance with the “Substitution of New Obligor” provisions of the Indenture;

3.	to add to our covenants for the benefit of the holders of the notes, or surrender any right or power conferred upon us in the Indenture or in the notes;

4.	to add Events of Default;

5.	to cure any ambiguity, correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture or in the notes, or to make any other provisions with respect to matters or questions arising under the Indenture or the notes, provided that such action shall not adversely affect the interests of the holders in any material respect;

6.	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

7.	to secure further the notes or add a guarantor of the notes under the Indenture;

8.	to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; or

9.	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of our obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted, to the trustee under the Indenture or otherwise.

We and the trustee may make other modifications and amendments to the Indenture with the consent of the holders of greater than 50% in aggregate principal amount of the notes then outstanding.

However, neither we nor the trustee may make any modification or amendment without the consent of each affected holder, if such modification or amendment would:

1.	change the Stated Maturity of the principal of, or any installment of interest on, any note;

2.	reduce the principal amount of, premium, if any, or rate of interest on, any note;

3.	change the coin or currency in which any note, or any premium or interest on the note, is payable;

4.	impair the right to institute suit for the enforcement of any payment after the Stated Maturity (or, in the case of redemption, after the Redemption Date) of any note;

5.	amend or modify any of our covenants under the “Purchase of Notes upon a Change in Control” provisions of the Indenture in a manner adverse to the holders;

6.	reduce the percentage in principal amount of outstanding notes required for any amendment or modification to the Indenture or for any waiver of compliance with the provisions of the Indenture;

7.	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or the waiver of certain covenants relating to required ownership of the Bank or the Collateral, except to increase the percentage of outstanding notes required for such action or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each affected holder;

8.	except as otherwise permitted under the “Consolidation, Merger, Conveyance, Transfer or Lease” and “Substitution of New Obligor” provisions of the Indenture, consent to our assignment or transfer of any of our rights and obligations under the Indenture;

9.	make any changes to any of the provisions in the Indenture relating to the Collateral that adversely affects the holders; or

10.	waive a default in payment with respect to any note (other than a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of outstanding notes and a waiver of the payment default that resulted from such acceleration).

provided, however, that a majority in aggregate principal amount of outstanding notes may amend the provisions of the Indenture relating to “Consolidation, Merger, Conveyance, Transfer or Lease” to permit the Bank to merge or consolidate with another Person for the sole purpose of obtaining a charter as a commercial bank or a state chartered thrift, so long as such merger or consolidation does not adversely affect the holders of the notes.

The holders of greater than 50% in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

Regarding the Trustee

Wells Fargo Bank, National Association, the trustee under the Indenture, has in the past and may in the future enter into lending transactions with us and our Subsidiaries. In addition, Wells Fargo Bank, National Association may from time to time enter into ordinary correspondent banking relationships with the Bank.

Certain Definitions

“Accumulated Interest“ means, as of any date of determination and without duplication, the aggregate amount of interest on the notes paid or accrued since the date of the Indenture.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of any other Person or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of such other Person or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from such Person or the date the acquired Person becomes a Subsidiary of such other Person.

“Advisory Fees“ means fees pursuant to that certain Amended and Restated Advisory Contract, dated as of October 1, 1982, as amended from time to time, between us and B.F. Saul Company.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and any legal or beneficial owner, directly or indirectly, of 20% or more of the Voting Stock of such specified Person. Notwithstanding the foregoing, no Securitization Entity shall be deemed an Affiliate of ours, of the Bank, or of any of our or the Bank’s Subsidiaries. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium“ means, with respect to a note, the greater of (i) 101.0% of the then outstanding principal amount of such note and (ii) (a) the present value of all remaining required interest and principal payments due on such note and all premium payments relating thereto assuming a redemption date of March 1, 2009, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus (b) the then outstanding principal amount of such note minus (c) accrued and unpaid interest paid on the date of redemption.

“Asset Sale“ means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of us or our Restricted Subsidiaries; or (c) any other of our properties or assets or those of any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties or assets or Capital Stock (i) that is governed by the provisions of the Indenture relating to Consolidation, Merger, Conveyance, Transfer or Lease, (ii) of us or any of our Restricted Subsidiaries to us, (iii) in compliance with the Indenture’s limitation on Restricted Payments or (iv) that is governed by the provisions of the provisions of the Indenture relating to Substitution of New Obligor.

“Available Amount” has the meaning set forth in the definition of “Bank Contribution.”

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(a)	the sum of the products of:

(i)	the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness, multiplied by

(ii)	the amount of each such principal payment,

(b)	by the sum of all such principal payments.

“Average Market Value” means an amount equal to the product of

(i) the number of shares of Saul Centers, Inc. common stock or, in the case of Partnership Units, the number of shares of Saul Centers, Inc. common stock issuable upon conversion of such Partnership Units, if applicable, for which such value is to be determined and

(ii) the arithmetic mean as of the date of determination for the twenty (20) consecutive trading days prior to such date of determination of the last reported sale price per share of Saul Centers, Inc. common stock at the close of trading on each such twenty (20) consecutive trading days as reported in the Wall

Street Journal.

“Bank Collateral Account” means the Bank Collateral Account we establish with the Custodian.

“Bank Common Stock“ means the Bank Stock and any other class or series of capital stock of the Bank not preferred to the Bank Stock as to dividends or distributions on the liquidation of the Bank or both.

“Bank Contribution“ means, as of any date of determination, the dollar amount, if any, by which (a) the aggregate amount of all dividends paid by the Bank to us since October 1, 2003 exceeds (b) the sum of (i) Accumulated Interest, multiplied by (1 (one)—the Bank Tax Rate), plus (ii) 50% of the difference of (A) 80% of the cumulative Consolidated Bank Net Income (Loss) since October 1, 2003, minus (B) the amount determined pursuant to clause (b)(i) of this definition, minus (iii) the Bank Stock Purchase Amount; provided, however, that if at any time between October 1, 2003 and the date of determination of the Bank Contribution, we shall own more or less than 80% of the outstanding common stock of the Bank, the Bank Contribution shall be calculated for each period of varying ownership as set forth in this definition by substituting the percentage ownership of common stock of the Bank for the 80% in clause (b)(ii)(A) of this definition; provided further that if the amount in clause (b) exceeds the amount in clause (a), the absolute value of such excess shall be referred to herein as the “Available Amount.”

“Bank Contribution Collateral“ means cash equal in amount to the Bank Contribution Amount deposited by us in the Bank Contribution Collateral Account as additional Collateral on the Substitution Date or immediately prior to the Substitution.

“Bank Contribution Collateral Account“ means the Bank Contribution Collateral Account established by us to hold the Bank Contribution Collateral.

“Bank Stock“ means the common stock, par value $1.00 per share, of the Bank.

“Bank Stock Purchase Amount“ means, as of the date of determination, the aggregate amount paid by the Bank and its Subsidiaries since October 1, 2003 (other than in shares of Qualified Capital Stock of the Bank) to purchase, redeem or otherwise acquire or retire for value any shares of Qualified Capital Stock of the Bank pursuant to the applicable Permitted Payment.

“Bank Tax Rate“ means the weighted average combined effective state and federal tax rate for the Bank for the period from October 1, 2003 to the Substitution Date, determined as if the Bank were a stand alone taxpayer.

“Capital Maintenance Agreement“ means the May 17, 1988 agreement between us, the B.F. Saul Company and the FDIC (as successor to the Federal Savings and Loan Insurance Corporation) under which we and B.F. Saul Company agreed to maintain the Bank’s regulatory capital at the levels prescribed by applicable regulatory requirements or any similar agreement required by the FDIC (including in connection with the Substitution or the subsequent distribution of the Capital Stock of the New Obligor by us or any owner of our Capital Stock) or any guarantee of a capital plan that is submitted by the Bank pursuant to applicable law.

“Capital Stock” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents or interests in (however designated) capital stock in such Person, including, with respect to a corporation, common stock, Preferred Stock and other corporate stock, with respect to a trust, shares or other evidence of beneficial interests, and, with respect to a partnership, partnership interests, whether general or limited, and any rights (other than debt securities convertible into corporate stock, partnerships interests or other capital stock), warrants or options exchangeable for or convertible into such corporate stock, partnership interests or other capital stock.

“Capitalized Lease Obligation” of any person means any obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Equivalents“ means

(a)	cash;

(b)	any evidence of debt with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(c)	certificates of deposit, time deposits, deposits in money market accounts or any other deposit accounts or acceptances with a maturity of 180 days or less of the Bank or of any financial institution that is a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper or certificates of deposit rated as described in clause (d) below and that has combined capital and surplus and undivided profits of not less than $500,000,000;

(d)	commercial paper with a maturity of 180 days or less issued by a corporation that is not our Affiliate and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody’s; and

(e)	Partnership Units and Margin Securities.

“Cash Flow Indenture” means with respect to us, for any period, all as determined in accordance with GAAP and without duplication, the sum of the following items for such period:

(a)	real estate operating income (loss), plus

(b)	depreciation and amortization expense, plus

(c)	interest expense, plus

(d)	equity in losses of partnership investments, less

(e)	equity in earnings of partnership investments, plus

(f)	losses on sales of property, less

(g)	gains on sales of property, plus

(h)	non-cash charges, less

(i)	non-cash gains, plus

(j)	cash distributions received from partnership investments, plus

(k)	tax sharing payments paid by the Bank to us, plus

(l)	dividends paid by the Bank to us.

“Change of Control“ means the occurrence of any of the following events:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our Voting Stock;

(b)	we consolidate with, or merge with or into, another Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our Voting Stock is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any of our Voting Stock is reclassified or changed into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the total Voting Stock of the surviving or transferee corporation;

(c)	during any consecutive two-year period (or, in the case of the New Obligor, the period since the Substitution Date if shorter than two years), individuals who at the beginning of such period constituted our Board of Trustees (together with any new trustees whose election by such Board of Trustees or whose nomination for election by our stockholders was approved by a vote of 66 2/3% of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Trustees then in office; or

(d)	any final order, judgment or decree of a court of competent jurisdiction shall be entered against us decreeing our dissolution or liquidation.

“Closing Date” means the date that the notes are originally issued under the Indenture.

“Collateral” means:

(a)	the Custodian Accounts representing the Bank Collateral Account, the Tax Payment Collateral Account, when established, and, from and after the Substitution, the Bank Contribution Collateral Account;

(b)	the shares of Bank Stock from time to time deposited to the Bank Collateral Account (the “Pledged Bank Stock”), together with the certificates representing the Pledged Bank Stock, and, subject to our right to receive dividends so long as no Default or Event of Default has occurred, all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for such Pledged Bank Stock;

(c)	cash and U.S. government securities and Financial Assets deposited to a Custodian Account from time to time, certificates of deposit (whether or not they are deemed to be instruments) in which such Collateral (or proceeds thereof) may be invested from time to time, all other investments from time to time pursuant to provisions of the Indenture relating to substitution of collateral, all notes, checks and other instruments and all certificates of deposit (whether or not they are deemed to be instruments) form time to time held in a Custodian Account in substitution for or in addition to or upon payment or collection of any or all of the foregoing and, subject to our right to receive dividends so long as no Default or Event of Default has occurred, all interest, dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing;

(d)	all proceeds of any and all of the foregoing (including without limitation proceeds constituting property of the types described above); and

(e)	all of our Security Entitlements with respect to the foregoing.

“Consolidated Bank Net Income (Loss)” means, for any period, the consolidated net income (or loss) of the Bank and its consolidated Subsidiaries for such period as determined in accordance with GAAP (net of cash and non-cash dividends due (whether or not declared) on outstanding (excluding treasury stock) Redeemable Capital Stock or outstanding (excluding treasury stock) Preferred Stock of the Bank), adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication:

(a)	all extraordinary gains and losses (other than those relating to the use of the Bank’s net operating losses carried forward), less all fees and expenses relating thereto, net of taxes;

(b)	the portion of net income (or loss) of any Person (other than the Bank and any of its consolidated Subsidiaries) in which the Bank or any of its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Bank or its consolidated Subsidiaries in cash by such other Person during such period;

(c)	net income (or loss) of any Person combined with the Bank or any of its Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination;

(d)	any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; and

(e)	the net income of any Subsidiary of the Bank to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such Subsidiary allocable to the Bank and previously excluded shall be added to the Consolidated Bank Net Income (Loss) to the extent of the amount of dividends or other distributions actually paid to the Bank in cash by such Subsidiary.

“Consolidated Interest Expense“ means, with respect to us, for any period, the amount, as determined in accordance with GAAP, of interest expense of us and our Restricted Subsidiaries (excluding all amounts relating to interest expense of the Bank and its Subsidiaries).

“Consolidated Net Income (Loss)” of us means, for any period, our consolidated net income (or loss) and that of our consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication:

(a)	all extraordinary gains and losses (other than those relating to the use of our net operating losses carried forward), less all fees and expenses relating thereto, net of taxes;

(b)	the portion of net income (or loss) of any Person (other than us and any of our consolidated Restricted Subsidiaries) in which we or any of our Restricted Subsidiaries have an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to us or our consolidated Restricted Subsidiaries in cash by such other Person during such period;

(c)	net income (or loss) of any Person combined with us or any of our Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination;

(d)	any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; and

(e)	the net income of any of our Restricted Subsidiaries (other than the Bank and its Subsidiaries) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its shareholders; provided that, upon the termination or expiration of such dividend or distribution restrictions, the portion of net income (or loss) of such Restricted Subsidiary allocable to us and previously excluded shall be added to our Consolidated Net Income (Loss) to the extent of the amount of dividends or other distributions actually paid to us in cash by such Restricted Subsidiary.

“Consolidated Net Worth“ means, at any date and with respect to any Person, the consolidated shareholders’ equity of such Person, less the amount of shareholders’ equity attributable to

(a)	Redeemable Capital Stock or treasury stock of such Person and its Restricted Subsidiaries (or, in the case of the Bank, a Surviving Entity or the Pledged Subsidiary resulting from a merger, such Person and its Subsidiaries), determined on a consolidated basis in accordance with GAAP, and

(b)	in our case, extraordinary gains and any gains resulting from the sale, transfer or other disposition of Partnership Units, other than Partnership Units that are acquired after the date of the Indenture as a result of contributing real property to Saul Holdings Partnership.

“Consolidated Tax Subsidiary” means any Subsidiary of any Person that joins with such Person in the filing of a consolidated federal income tax return.

“corporation” includes corporations, associations, companies and business trusts.

“Currency Agreements“ means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by us or any of our Restricted Subsidiaries and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

“Custodian” means a financial institution in the State of New York reasonably acceptable to the trustee, that:

(a)	is a “securities intermediary” within the meaning of the Uniform Commercial Code as in effect in the State of New York whose “jurisdiction” for purposes of the Uniform Commercial Code as in effect in the State of New York is the State of New York;

(b)	issues (or whose parent issues) commercial paper or certificates of deposit rated at least A-1 by S&P or at least P-1 by Moody’s;

(c)	has combined capital and surplus and undivided profits of not less than $500,000,000;

(d)	enters into a Custodian Agreement; and

(e)	enters into an agreement pursuant to which the trustee has “control” within the meaning of the Uniform Commercial Code as in effect in the State of New York.

“Custodian Account” means one or more of the Custodian Accounts established under and as defined in the Custodian Agreements, including the Bank Contribution Collateral Account, the Bank Collateral Account and the Tax Payment Collateral Account (or any sub-account of a Custodian Account).

“Custodian Agreement” means the Custodian Agreement dated as of March 24, 1998 between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) or another custodian agreement with a Custodian on similar terms.

“Default” means any event that is, or after notice and passage of time or both would be, an Event of Default.

“Disinterested Trustee” means, with respect to any transaction or series of transactions, a member of our Board of Trustees or a member of the board of directors of any successor corporation who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Fair Market Value” means the fair market value of property as determined in good faith by our Board of Trustees, whose determination shall be conclusive in all circumstances, net of attorney’s fees, accountant’s fees and brokerage, consulting, underwriting and other fees and expenses actually incurred in connection with such transaction and net of taxes paid or payable by us as a result thereof.

“FDIC“ means the Federal Deposit Insurance Corporation or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“Guaranteed Indebtedness” of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

(a)	to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness;

(b)	to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;

(c)	to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered);

(d)	to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or

(e)	otherwise to assure a creditor with respect to Indebtedness against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” means, with respect to any Person, without duplication:

(a)	all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, and in connection with any agreement by such Person to make payment to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person now or hereafter outstanding;

(b)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c)	all debt of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

(d)	all Capitalized Lease Obligations of such Person;

(e)	all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements;

(f)	all Indebtedness referred to in (but not excluded from) clauses (a) through (e) above of other Persons and all dividends payable by other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

(g)	all guarantees by such Person of Guaranteed Indebtedness, but only to the extent of the amount guaranteed;

(h)	all Redeemable Capital Stock of such Person valued at the greater of book value and voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(i)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (a) through (h) above.

For purposes of this definition, (x) the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which the amount of outstanding Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the board of directors or similar governing body (or any other duly authorized committee thereof) of the issuer of such Redeemable Capital Stock, and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility or any other facility providing for partial advances each time an advance is made thereunder.

“Interest Payment Date“ means the Stated Maturity of an installment of interest on the notes.

“Interest Rate Agreements” means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

“Investment“ means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) advances to customers in the ordinary course of business that are (x) recorded as accounts receivable on our balance sheet or the balance sheets of our Restricted Subsidiaries or (y) after the Substitution, credit card loans, home equity loans, automobile loans, leases or installment sales contracts, other consumer receivables, mortgage loans or mortgage notes owned by a Restricted Subsidiary of the New Obligor.

“Leverage Ratio” means the ratio of (i) our indebtedness as of the date of determination to (ii) the Trust’s Equity Value.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment of security, claim or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Major Real Estate Subsidiary” means at any particular time, any of our Restricted Subsidiaries (other than the Bank and its Subsidiaries) that, together with the Restricted Subsidiaries (other than the Bank and its Subsidiaries) of such Restricted Subsidiary,

(a) accounted for more than 20% of the consolidated revenues or earnings of us and our Restricted Subsidiaries (other than the Bank and its Subsidiaries) for our last four completed fiscal quarters for which financial statements are available,

(b) was the owner of more than 20% of the consolidated assets of us and our Restricted Subsidiaries (other than the Bank and its Subsidiaries) as of the end of the fourth such fiscal quarter (in the case of clause (a) or clause (b) as shown on the consolidated financial statements of us and our Restricted Subsidiaries for such period) or

(c) was organized or acquired since the end of the fourth such fiscal quarter and would have been a Material Subsidiary if it had been owned during such period.

“Management Agreements“ means:

(a)	the Amended and Restated Commercial Property Leasing and Management Agreement dated as of October 1, 1982, as amended, between us and B.F. Saul Property Company relating to the leasing and management of real property owned by us and our Subsidiaries (other than the Bank and its Subsidiaries) other than our or their hotel properties, and

(b)	any written hotel management agreement between one of our subsidiaries and B.F. Saul Property Company relating to the management of such hotel properties entered into in the ordinary course of business and consistent with past practice, in each case as further amended or modified in accordance with the terms of this Indenture.

“Margin Securities“ means “Margin Stock” as defined in Regulation U (12 C.F.R. Section 221.2, as amended, or any successor provision); provided that the term “Margin Securities” shall not include the securities of one of our Affiliates, other than common stock of Saul Centers, Inc. and the common stock of Persons less than 20% of the outstanding common stock of which is held by us or our Affiliates.

“Material Subsidiary” means, at any particular time, (i) any of our Restricted Subsidiaries that, together with the Restricted Subsidiaries of such Restricted Subsidiary, (a) accounted for more than 10% of the consolidated revenues or earnings of us and our Restricted Subsidiaries for our most recently completed four quarters for which financial statements are available, (b) was the owner of more than 10% of the consolidated assets of us and our Restricted Subsidiaries as of the end of the fourth such fiscal quarter (in the case of clause (a) or clause (b) as shown on the consolidated financial statements of us and our Restricted Subsidiaries for such period) or (c) was organized or acquired since the end of the fourth such fiscal quarter and would have been a Material Subsidiary if it had been owned during such period, and (ii) the Bank.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Non-Bank Subsidiary” means any of our Subsidiaries other than the Bank and its Subsidiaries.

“OTS” means the Office of Thrift Supervision or any successor thereto.

“Partnership Units“ means limited partnership interests in Saul Holdings Partnership.

“Permitted Holders“ means the descendants of Bernard Francis Saul, any of their spouses or any Person controlled, directly or indirectly, or beneficially owned by such descendants or spouses.

“Permitted Indebtedness“ means our Indebtedness to any of our Restricted Subsidiaries, except that any transfer of such Indebtedness by any such Subsidiary (other than to another such Restricted Subsidiary) will be deemed to be an incurrence of Indebtedness by us; provided that such Indebtedness is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to payment of the notes pursuant to a subordination agreement.

“Permitted Investment“ means any Investment

(a)	in Cash Equivalents,

(b)	in Restricted Subsidiaries,

(c)	in consideration received, not constituting Cash Equivalents, pursuant to an Asset Sale,

(d)	in or by the Bank or its Subsidiaries,

(e)	in shares of common stock or partnership units convertible into common stock of Saul Centers, Inc., or

(f)	any Investment in any Person engaged in the banking business that is, or as a result of such Investment becomes, a consolidated Subsidiary of the Trust under GAAP.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Pledged Bank Stock” means the Bank Stock deposited from time to time to the Bank Collateral Account.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents, however designated, of such Person’s preferred or preference stock or other equity interests having a preference as to dividends or other distributions or on liquidation, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series or preferred or preference stock of such Person.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Real Estate Property“ means

(a)	real property,

(b)	a building or group of related buildings, or

(c)	real property upon which is located a building or group of related buildings.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

“Registration Rights Agreement” means the Registration Rights Agreement between us and the initial purchasers of the old notes dated as of the date of the Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date means February 15 or August 15 (whether or not a business day), as the case may be, next preceding such Interest Payment Date.

“Regulatory Capital Requirements” means the minimum amount of capital required for the Bank

(a)	to meet each capital ratio necessary for the Bank to be classified as an “adequately capitalized” savings institution pursuant to 12 U.S.C. §1831o and 12 C.F.R. §565 (and any amendment to either thereof) or any successor law or regulation and

(b)	to meet (x) each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. §1464(t) and 12 C.F.R. Part 567 (and any amendment to either thereof) or any successor law or regulation, or (y) such higher amount of capital as the Bank, individually, is required to maintain in order to meet any individual minimum capital standard applicable to the Bank pursuant to 12 U.S.C. §1464(s) and 12 C.F.R. §567.3 (and any amendment to either such section) or any successor law or regulation.

“Reimbursement Agreement“ means the Fourth Amended and Restated Reimbursement Agreement dated as of April 25, 2000 among Saul Holdings Partnership and its subsidiary partnerships, us and certain of our Restricted Subsidiaries and Affiliates, as such agreement may be further amended, restated or supplemented.

“REIT Subsidiary” means Chevy Chase Preferred Capital Corporation, a Maryland corporation.

“Restricted Subsidiary“ means the Bank and its Subsidiaries, the New Obligor and any other of our Subsidiaries that is not an Unrestricted Subsidiary.

“Retail Notes“ means our unsecured notes sold from time to time at varying interest rates with maturities of one to ten years.

“S&P“ means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc, and its successors.

“Saul Holdings Partnership“ means Saul Holdings Limited Partnership, a Maryland limited partnership.

“Secured Obligations” means all of our obligations now or hereafter existing under the Indenture and the notes, whether for principal, interest, fees, expenses or otherwise.

“Securitization Entity” means any pooling arrangement or entity (except for any entity in corporate or partnership form) formed or originated for the purpose of holding, and issuing securities representing interests in, one or more pools of mortgages, leases, credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables or other financial assets of the Bank or any Subsidiary of the Bank, and shall include, without limitation, any grantor trust, owner trust or real estate mortgage investment conduit or Financial Asset Securitization Investment Trust.

“Security Entitlement” shall have the meaning set forth in §357.2 of the Treasury Regulations and the Uniform Commercial Code as in effect in the State of New York, as the context may require or is otherwise appropriate.

“Series B Preferred Stock” means the Bank’s 10 3/8% Noncumulative Preferred Stock, Series B, issuable in exchange for the outstanding preferred stock of the REIT Subsidiary.

“Series C Preferred Stock” means the Bank’s 8% Noncumulative Perpetual Preferred Stock, Series C.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness“ means our Indebtedness that is expressly, by the terms of the instrument creating or evidencing such Indebtedness, subordinated in right of payment to the notes.

“Subsidiary” with respect to any Person, means any other Person a majority of the equity ownership or majority of the Voting Stock of which is at the time owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries of such Person.

“Tax Payment Collateral” means cash, U.S. government securities and/or our Securities Entitlements with respect to any or all of the foregoing deposited in the Tax Payment Collateral Account upon a Default or an Event of Default in an amount equal to the benefit amount of each Tax Sharing Payment to be made by the Bank and its Subsidiaries to us and our Subsidiaries (other than the Bank and its Subsidiaries) pursuant to the Tax Sharing Agreement.

“Tax Payment Collateral Account” means the Tax Payment Collateral Account we establish with the Custodian.

“Tax Sharing Agreement” means:

(a)	the Tax Sharing Agreement dated June 28, 1990, as amended, between us and other members of the affiliated group of corporations joining with us in the filing of a consolidated federal income tax return (the “Affiliated Group”), as such Tax Sharing Agreement may be further amended or modified from time to time in accordance with its terms, provided that:

(i)	such further amendments or modifications reflect only the addition or deletion of parties to such Tax Sharing Agreement, legislative, judicial or administrative changes in the provisions, rules, application or effect of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code (the “Treasury Regulations”) or applicable state law, or amendments or modifications requested, required or approved by the OTS; and

(ii)	any such further modifications or amendment is approved by the OTS, to the extent such approval is required by the rules and regulations of the OTS; and

(b)	any other tax sharing agreement to which we or any Consolidated Tax Subsidiaries may become a party,

provided that such other tax sharing agreement:

(i)	consistently reflects the applicable tax liabilities of, and the benefit of the use of losses, deductions, credits and other tax attributes by, us and the other members of the Affiliated Group pursuant to the Code, the Treasury Regulations and applicable state law (except as otherwise may be requested, required or approved by the OTS or required for compliance with any guidelines, orders or other authority issued by the OTS); and

(ii)	is approved by the OTS, to the extent such approval is required by rules and regulations of the OTS,

and provided further, that we shall have received an opinion of our independent counsel or of a nationally recognized accounting firm to the effect that such other tax sharing agreement satisfies the condition in subclause (i) of the first proviso of this clause (b) and that such other tax sharing agreement is not materially less beneficial to the Bank or to us, unless, with respect to us, otherwise required by the OTS, than the tax sharing agreement described in clause (a).

“Tax Sharing Payment” means any payment made pursuant to the Tax Sharing Agreement.

“Treasury Rate“ means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for repayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to March 1, 2009; provided, however, that if the then remaining term to March 1, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to March 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust’s Equity Value” means the sum of the following items, as of the date of determination,

(i)	the quotient of the Trust’s Real Estate Net Operating Income for the immediately preceding four fiscal quarters for which financial statements are available from direct and indirect real estate assets in operation for more than one (1) year divided by ten percent (10%),

(ii)	the book value determined in accordance with GAAP as of the end of such period of direct and indirect real estate assets in operation for one (1) year or less,

(iii)	cash and the market value of Cash Equivalents as of the end of such period,

(iv)	book value determined in accordance with GAAP as of the end of such period of land,

(v)	the book value determined in accordance with GAAP as of the end of such period of construction in progress,

(vi)	twice the product of tangible common stockholders’ equity of the Bank determined in accordance with GAAP (as shown on the financial statements of the Bank most recently filed with the Bank’s regulatory agency) multiplied by the percentage of common stock of the Bank owned by the Trust as of the date of such determination, and

(vii)	the market value as of the date of determination of shares of Saul Centers, Inc. common stock and Partnership Units, measured by the Average Market Value of shares of Saul Centers, Inc. common stock at the then conversion ratio of Partnership Units into Saul Centers, Inc. common stock, owned by us.

“Trust’s Real Estate Net Operating Income” means the difference between

(i)	the amount included on the Trust’s Consolidated Statements of Operations under “Real Estate – Income” with respect to assets in operation for one (1) year or more and

(ii)	the amount included on the Trust’s Consolidated Statements of Operations under “Real Estate – Expenses – Direct operating expenses” with respect to assets in operation for one (1) year or more.

“Unrestricted Subsidiary“ means

(a)	any of our Subsidiaries that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Trustees as provided below), and

(b)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Trustees may designate (a “Designation”) any of our Subsidiaries (other than the Bank or any of its Subsidiaries, the New Obligor (prior to the Substitution) or a Subsidiary that owns any Capital Stock of, or owns, or holds any Lien on, any of our properties or any other of our Restricted Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated) to be an Unrestricted Subsidiary if:

(a)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(b)	we could make an Investment in such Unrestricted Subsidiary at the time of such Designation (assuming the effectiveness thereof) in an amount (the “Designation Amount”) equal to the Fair Market Value of the Capital Stock of such Subsidiary on such date. In the event of any such

Designation, we shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the Indenture’s limitation on Restricted Payments in the Designation Amount. The Board of Trustees may revoke (a “Revocation”) any Designation of a Subsidiary as an Unrestricted Subsidiary if:

(i)	no Default or Event or Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(ii)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred under the Indenture.

Any Designation or Revocation must be evidenced by a Board Resolution certifying compliance with the foregoing provisions.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have:

(a)	in respect of a corporation, the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency); and

(b)	in respect of us, the general voting power under ordinary circumstances to elect our Board of Trustees or other governing board (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary“ means one of our Restricted Subsidiaries all the outstanding Capital Stock (other than directors’ qualifying shares) of which is owned by us, by one or more other Wholly Owned Restricted Subsidiaries, or by us and one or more other Wholly Owned Restricted Subsidiaries.

“Wholly Owned Subsidiary” means a Subsidiary of a Person all the outstanding Capital Stock (other than directors’ qualifying shares) of which is owned by such Person, by one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Certain Covenants of New Obligor

Upon consummation of the Substitution, we, the New Obligor and the trustee will enter into a supplemental indenture revising some of the terms of the Indenture. All references to the “Trust” in the Indenture and the notes will from that time be read to refer to the New Obligor. In addition, the definitions of “Advisory Fees,” “Disinterested Trustee,” “Major Real Estate Subsidiary,” “Management Agreements,” “Real Estate Property,” “Reimbursement Agreement,” and “Retail Notes” will be deleted in their entirety. The following covenants will be amended and restated in their entirety.

Limitation on Indebtedness. The New Obligor will not, and will not permit any Restricted Subsidiary (other than the Bank and its Subsidiaries) to create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or otherwise incur:

1.	any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness, unless at the time of such incurrence, the New Obligor’s Operating Cash Flow Coverage Ratio for the four fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period and after giving effect to:

•	the incurrence of such Indebtedness (and of any other Indebtedness incurred by the New Obligor and its Restricted Subsidiaries since the end of the most recently completed fiscal quarter prior to the determination) and the use of the proceeds of such Indebtedness, as if such Indebtedness had been incurred on the first day of such four-quarter period; and

•	the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the New Obligor or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period, would have been greater than or equal to 2.50 to 1.0.

Limitation on Restricted Payments. The New Obligor will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

1.	declare or pay any dividend on, or make any distribution to holders of, the New Obligor’s Capital Stock (other than dividends or distributions payable solely in the New Obligor’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

2.	purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any of the New Obligor’s Capital Stock or Capital Stock of any of its direct or indirect parents or any options, rights or warrants to acquire such Capital Stock;

3.	declare or pay any dividend on, or make any distribution to holders of, any Capital Stock of any Restricted Subsidiary (other than with respect to any such Capital Stock held by the New Obligor or any of its Wholly Owned Restricted Subsidiaries or any such Capital Stock of the Bank or any of its Subsidiaries) or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of any Subsidiary of the New Obligor (other than (A) any such Capital Stock of any Wholly Owned Restricted Subsidiary (other than the Bank and its Subsidiaries), (B) any Capital Stock held by the Bank or its Subsidiaries of any of their Subsidiaries or (C) any Capital Stock of any Securitization Entity that is a Subsidiary of the Bank);

4.	make any principal payment on, or repurchase, redeem, defease, or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness;

5.	incur, create or assume any guarantee of Indebtedness of any Affiliate of the New Obligor (other than with respect to (A) guarantees of Indebtedness of any Wholly Owned Restricted Subsidiaries of the New Obligor by the New Obligor or by any of its Restricted Subsidiaries (other than the Bank or any of its Subsidiaries), (B) guarantees of Indebtedness of the Bank or any of its Subsidiaries by another Subsidiary of the Bank or any guarantee by the Bank of Indebtedness of its Subsidiaries), (C) guarantees of the New Obligor’s Indebtedness by any of its Restricted Subsidiaries (other than the Bank and its Subsidiaries) or (D) guarantees of Indebtedness of the Bank or its Subsidiaries by any Affiliate of the New Obligor); or

6.	make any Investment in any Person

(each such payment or action described in clauses 1 through 6 above, other than any such action that is a “Permitted Payment,” as described below, being referred to as a “Restricted Payment”), provided that such Restricted Payments may be made by the New Obligor or any of its Restricted Subsidiaries (other than the Bank and its Subsidiaries) if, after giving effect to the proposed Restricted:

(A)	no Default or Event of Default shall have occurred and be continuing; and

(B)	the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

•	50% of the New Obligor’s Consolidated Net Income (Loss) accrued on a cumulative basis during the period beginning on the last day of the fiscal quarter in which the Substitution Date occurs and ending on the last day of the New Obligor’s last fiscal quarter prior to the date of the Restricted Payment (or, if such Consolidated Net Income (Loss) shall be a loss, minus 100% of such loss), provided that such percentage of Consolidated Net Income (Loss) shall increase from 50% to 66 2/3% for all Consolidated Net Income that is earned in any fiscal quarter in which as of the last day of such quarter the Tangible Shareholders’ Equity of the New Obligor is equal to one and one-half (1.5) times the outstanding principal amount of the notes on such date;

•	the aggregate net cash proceeds received after the Substitution Date by the New Obligor from the issuance or sale (other than to any of its Subsidiaries) of shares of the New Obligor’s Qualified Capital Stock or warrants, options or rights to purchase such shares of such Qualified Capital Stock;

•	the aggregate net cash proceeds received after the Substitution Date by the New Obligor as capital contributions;

•	the aggregate net cash proceeds received after the Substitution Date by the New Obligor (other than from any of its Subsidiaries) upon the exercise of options, warrants or rights to purchase shares of the New Obligor’s Qualified Capital Stock;

•	the aggregate net cash proceeds received after the Substitution Date by the New Obligor from the issuance or sale (other than to any of its Subsidiaries) of debt securities that have been converted into or exchanged for the New Obligor’s Qualified Capital Stock, together with the aggregate net cash proceeds received by the New Obligor at the time of such conversion or exchange; and

•	the sum of (i) the Available Amount on the Substitution Date, if any, and (ii) the lesser of $15,000,000 or the amount of Restricted Payments that would be payable in accordance with the Indenture’s limitation on Restricted Payments immediately prior to the Substitution Date;

provided that the above provisions will not restrict the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such declaration and payment were permitted by the above provisions.

Notwithstanding the foregoing, the New Obligor and its Restricted Subsidiaries may take the following actions (each of which is a “Permitted Payment”) so long as (other than with respect to clause 4 below to the extent such exchange is required by the OTS and clause 7 below with respect to the investment of funds by the Bank and its Subsidiaries in the normal course of business) no Default or Event of Default has occurred and is continuing:

1.	the repurchase, redemption or other acquisition or retirement for value of any shares of the New Obligor’s Capital Stock, in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to one of its Subsidiaries) of, shares of the New Obligor’s Qualified Capital Stock;

2.	(A) the repurchase, redemption, defeasance or other acquisition or retirement for value by the Bank of its Series B Preferred Stock or Series C Preferred Stock, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of the New Obligor) of, shares of the Bank’s Qualified Capital Stock or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary of the New Obligor) of new Indebtedness of the Bank which has no Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments, other than as a result of a change of control provision similar to the notes) on or prior to the final Stated Maturity of principal of the notes or

(B) the acquisition by an Affiliate of the Bank of the Series B Preferred Stock or the Series C Preferred Stock (and the contribution thereof to the Bank for retirement and cancellation) with the proceeds of a cash distribution from the Bank out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the New Obligor) of shares of the Bank’s Qualified Capital Stock or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary of the New Obligor) of new Indebtedness of the Bank which has no Stated Maturity of principal (or any required repurchase, redemption, defeasance or sinking fund payments, other than as a result of a change of control provision similar to the notes) on or prior to the final Stated Maturity of principal of the notes;

provided that, after giving effect to such issuance and sale or such incurrence and such repurchase, redemption, defeasance or other acquisition or retirement, or such acquisition and contribution and distribution, the Bank has

•	a leverage (core) capital ratio equal to or in excess of 5.0%,

•	a tier 1 risk-based capital ratio equal to or in excess of 6.0% and

•	a total risk-based capital ratio equal to or in excess of 10.0%, as such ratios are calculated in accordance with 12 C.F.R. Section 567 or any successor law or regulation;

3.	the repurchase, redemption, defeasance or other acquisition or retirement for value by the Bank or any of its Subsidiaries of Preferred Stock of the Bank or its Subsidiaries (other than the Series B Preferred Stock and the Series C Preferred Stock); provided that, after giving effect to such repurchase, redemption, defeasance or other acquisition or retirement, the Bank has

(A)	a leverage (core) capital ratio equal to or in excess of 5.0%,

(B)	a tier 1 risk-based capital ratio equal to or in excess of 6.0% and

(C)	a total risk-based capital ratio equal to or in excess of 10.0%, as such ratios are calculated in accordance with 12 C.F.R. Section 567 or any successor law or regulation;

4.	the exchange of the REIT Subsidiary’s Preferred Stock for the Series B Preferred Stock;

5.	the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of the New Obligor) of shares of the New Obligor’s Qualified Capital Stock;

6.	the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the “Purchase of Notes upon a Change of Control” provisions of the Indenture; provided that prior to such repurchase the New Obligor has made the Change of Control Offer as provided in the Indenture with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

7.	Permitted Investments;

8.	the transfer or distribution to the New Obligor or a Wholly Owned Restricted Subsidiary of the New Obligor (other than the Bank and its Subsidiaries) of all of the Capital Stock of one and only one Subsidiary of the Bank (such Subsidiary or, in the event such Subsidiary is merged with and into such Wholly Owned Restricted Subsidiary, such Wholly Owned Restricted Subsidiary, is referred to as the “Pledged Subsidiary”); provided that

(A)	the Fair Market Value of the equity of the Pledged Subsidiary is not in excess of 5% of the sum of (A) the Fair Market Value of the equity of such Subsidiary and (B) the Fair Market

Value of the Qualified Capital Stock of the Bank owned by the New Obligor at the time of such transfer,

(B)	at the time of such distribution the trustee receives a first priority lien on and security interest in the Capital Stock of the Pledged Subsidiary to secure the payment of the Secured Obligations,

(C)	any Indebtedness incurred in connection with, or in contemplation of such transfer or distribution will not exceed the greater of (x) $10,000,000 or (y) 80% of the Fair Market Value of the equity of the Pledged Subsidiary,

(D)	the New Obligor will not, and will not permit the Pledged Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any kind of Lien on or with respect to the property or assets of such Pledged Subsidiary or any income, profits or proceeds therefrom other than a Lien in favor of the Bank or a Lien with respect to Indebtedness incurred pursuant to warehouse lines of credit, repurchase agreements and similar facilities in connection with securitization transactions and hedge transactions, pursuant to the definition of Permitted Indebtedness (which Liens will be permitted notwithstanding the Indenture’s limitation on Liens),

(E)	the Pledged Subsidiary will not have at the time of such transfer or thereafter any Subsidiaries, and

(F)	the Pledged Subsidiary will not make loans to or Investments in any Affiliate of the New Obligor (other than the Bank and except as otherwise permitted by the exception for certain ordinary course of business transactions contained in the Indenture’s restriction on transactions with Affiliates) or make any distributions on or with respect to, or redeem, its Capital Stock; provided that the merger permitted by this clause 8 will not be a change in Collateral requiring amendment or consent under this Indenture so long as the Consolidated Net Worth of the resulting entity is not less than that of the Subsidiary distributed by the Bank;

9.	the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any shares of the Bank’s Qualified Capital Stock (other than Preferred Stock) by the Bank; and

10.	the making of a Current Interest Loan in accordance with the definition of Permitted Indebtedness and the repayment of any such Current Interest Loan so long as at the time of such repayment

(A)	the New Obligor has paid the interest on the Securities for the two consecutive Interest Payment Dates immediately preceding such repayment, and

(B)	during such period the New Obligor has incurred no additional Indebtedness under the provision of the definition of Permitted Indebtedness relating to Current Interest Loans; provided that until such time as all Current Interest Loans have been repaid, the New Obligor will not be permitted to make any Restricted Payment in cash of dividends or distributions to holders of Capital Stock of the New Obligor; provided further that repayments of Current Interest Loans may only be made pursuant to the conditions in this clause 10;

11.	the making and repayment of any loan from the Pledged Subsidiary under Indebtedness the proceeds of which are used to pay interest on the notes; and

12.	the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock), in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary) of new Subordinated Indebtedness (such a transaction, a “refinancing”); provided that any such new Indebtedness of the New Obligor

(A)	shall be in a principal amount that does not exceed an amount equal to the sum of

•	101% of an amount equal to the principal amount so refinanced less any discount from the face amount of the Indebtedness to be refinanced expected to be deducted from the amount payable to the holders of such Indebtedness in connection with such refinancing,

•	the amount of any premium expected to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the New Obligor as necessary to accomplish such refinancing by means of a tender offer, privately negotiated repurchase or otherwise and

•	the amount of expenses of the New Obligor incurred in connection with such refinancing;

provided further that for purposes of this clause (A), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination;

(B)	if such refinanced Subordinated Indebtedness has an Average Life to Stated Maturity shorter than that of the notes or a final Stated Maturity earlier than the final Stated Maturity of the notes, such new Indebtedness shall have an Average Life to Stated Maturity no shorter than the Average Life to Stated Maturity of such refinanced Indebtedness and a final Stated Maturity no earlier than the final stated Maturity of such refinanced Indebtedness or (y) in all other cases, each Stated Maturity of principal (or any required repurchase, redemption or sinking fund payments) of such new Indebtedness shall be on or after the final Stated Maturity of principal of the notes; and

(C)	is (x) made expressly subordinate to the notes to substantially the same extent as the Subordinated Indebtedness being refinanced or (y) expressly subordinated to such refinanced Subordinated Indebtedness.

The actions described in the foregoing clauses 1, 5 and 6 constitute Restricted Payments but shall reduce the amount that would otherwise be available for Restricted Payments under paragraph 2 of the definition of Restricted Payments above to the extent, in the case of clauses 1 and 5, the New Obligor receives net cash proceeds and applies them as described in such clauses 1 and 5, and the actions described in clauses 2, 3, 4, 7, 8, 9, 10, 11 and 12 above constitute Restricted Payments that shall not reduce the amount that would otherwise be available for Restricted Payments under paragraph 2 of the definition of Restricted Payments above.

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The New Obligor

1.	will not permit any of its Restricted Subsidiaries (other than the Bank and its Subsidiaries) to issue any Capital Stock (other than to the New Obligor or a Wholly Owned Restricted Subsidiary of the New Obligor) and

2.	other than with respect to Capital Stock of the Bank and its Subsidiaries, will not permit any Person (other than the New Obligor or a Wholly Owned Restricted Subsidiary) to own any Capital Stock of any of its Restricted Subsidiaries;

provided, however, that this does not prohibit

(A)	issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the New Obligor or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or

(B)	ownership by directors of director’s qualifying shares or the ownership by foreign nationals of

Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law;

provided further, however, that the Bank will not, and will not permit any Subsidiary of the Bank to, create any class of common stock if such class of common stock provides for, or entitles any holder thereof to, the payment of dividends or distributions of any kind on any basis other than on a pro rata basis, consistent with the ownership interests of all the holders of the common stock of the Bank or such Subsidiary, to the holders of all classes of common stock of the Bank or such Subsidiary, as the case may be.

Limitation on Transactions with Affiliates. The New Obligor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the New Obligor (except that the Bank and any of its Subsidiaries may enter into any transaction or series of related transactions with any Subsidiary of the Bank, and the New Obligor and any Wholly Owned Restricted Subsidiary of the New Obligor (other than the Bank and its Subsidiaries) may enter into any transaction or series of related transactions with any other Wholly Owned Restricted Subsidiary), unless:

1.	the transaction or series of related transactions is in writing and on terms that are no less favorable to the New Obligor or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in an arm’s-length dealing with a Person that is not an Affiliate or, if there is no comparable transaction, on terms that in good faith would be offered to a Person that is not an Affiliate;

2.	with respect to any transaction or series of related transactions involving aggregate payments in excess of $10,000,000, the New Obligor delivers an officers’ certificate to the trustee certifying that the transaction or series of related transactions:

•	complies with clause (1) of this paragraph; and

•	has been approved by a majority of the Disinterested Directors of the New Obligor’s Board of Directors; and

3.	with respect to any transaction or series of related transactions involving aggregate payments in excess of $40,000,000, or in the event that no members of the New Obligor’s Board of Directors are Disinterested Directors with respect to any transaction or series of related transactions involving aggregate payments in excess of $10,000,000, the New Obligor delivers to the trustee a written opinion of a recognized expert with experience in appraising the terms and conditions of the type of transaction or series of transactions at issue to the effect that the transaction or series of transactions are fair to the New Obligor and such Restricted Subsidiary from a financial point of view.

The limitations of the preceding paragraph will not apply to:

(A)	transactions entered into pursuant to any agreement in effect on the Substitution Date and not made in contemplation of the Substitution;

(B)	residential mortgage, credit card and consumer loans to an Affiliate who is an officer, director or employee of the New Obligor or any of its Subsidiaries;

(C)	any transaction or series of related transactions in which the total amount involved does not exceed $250,000;

(D)	payment of legal expenses incurred on behalf of the New Obligor or its Subsidiaries, provided that such expenses paid by the Bank and its Subsidiaries for or on behalf of the New Obligor or any other Restricted Subsidiary (other than a Subsidiary of the Bank) shall not exceed $500,000 in any fiscal year;

(E)	transactions permitted under the Indenture’s limitation on Restricted Payments;

(F)	checking or other deposit products and investment management and advisory services and insurance products that that the Bank and its Subsidiaries customarily offer to their respective customers in the ordinary course of business;

(G)	payments pursuant to the Tax Sharing Agreement;

(H)	payments by the New Obligor to the Bank pursuant to the Capital Maintenance Agreement; and

(I)	the contribution of Cash Equivalents to the New Obligor or any Restricted Subsidiary (other than the Bank and its Subsidiaries) in return for Qualified Capital Stock of the New Obligor or such Restricted Subsidiary.

If the Bank shall fail to comply with any of its Regulatory Capital Requirements relating to being “adequately capitalized” and the industry-wide regulatory capital requirements, then the New Obligor shall not and shall not permit any of its Restricted Subsidiaries (other than the Bank or its Subsidiaries) to, directly or indirectly, make any payments pursuant to clause (D) above, any Restricted Payments, any Permitted Payments, other than actions relating to exchange of the REIT Subsidiary Preferred Stock and the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness, or any Investments in any Person (other than Investments in cash, Cash Equivalents, in the Bank and its Subsidiaries and constituting certain cash advances) or otherwise engage in any activity (including purchases, acquisition by lease and other acquisitions of additional real property and buildings) other than operating its then existing businesses in the ordinary course until the Bank shall have complied with such Regulatory Capital Requirements.

Restriction on Transfer of Assets to Subsidiaries. The New Obligor will not sell, convey, transfer or otherwise dispose of its assets or property to any of its Subsidiaries except for sales, conveyances, transfers or other dispositions of assets or property in an amount permitted by the Indenture’s limitation on Restricted Payments.

Limitation on Sale of Assets. The New Obligor will not, and will not permit any of its Restricted Subsidiaries (other than the Bank and its Subsidiaries) to, engage in any Asset Sale unless the consideration received by the New Obligor or its Restricted Subsidiary for such Asset Sale is not less than the fair market value of the Capital Stock or assets sold (as determined by the New Obligor’s Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution).

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The New Obligor will not, and will not permit any of its Restricted Subsidiaries (other than the Bank and its Subsidiaries) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to

1.	pay dividends, in cash or otherwise, or make other distributions on or with respect of its Capital Stock or any other interest or participation in, or measured by, its profits,

2.	pay any Indebtedness owed to the New Obligor or any other Restricted Subsidiary,

3.	make loans or advances to the New Obligor or any other Restricted Subsidiary,

4.	transfer any of its properties or assets to the New Obligor or any Restricted Subsidiary, or

5.	guarantee any Indebtedness of the New Obligor or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any lease governing a leasehold interest or equipment of the New Obligor or any Restricted Subsidiary, (iii) customary due on sale and other restrictions on transfer contained in mortgages and deeds of trust, (iv) the Indenture and (v) any Indebtedness incurred by the Pledged

Subsidiary under warehouse lines of credit, repurchase agreements or other similar agreements in connection with securitization transactions in accordance with the definition of “Permitted Indebtedness.”

The following definitions will be added to the Indenture or amended and restated in their entirety, as the case may be:

“Asset Sale“ means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the New Obligor or its Restricted Subsidiaries; or (c) any other properties or assets of the New Obligor or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties or assets or Capital Stock (i) that is governed by the provisions of the Indenture relating to Consolidation, Merger, Conveyance, Transfer or Lease, (ii) in compliance with the Indenture’s limitation on Restricted Payments, or (iii) of any Restricted Subsidiary (other than the Pledged Subsidiary) to the New Obligor or any other Restricted Subsidiary.

“Cash Equivalents” means

(a) cash;

(b) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(c) certificates of deposit, time deposits, deposits in money market accounts or any other deposit accounts or acceptances with a maturity of 180 days or less of the Bank or of any financial institution that is a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper or certificates of deposit rated as described in clause (d) below and that has combined capital and surplus and undivided profits of not less than $500,000,000; and

(d) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the New Obligor and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody’s;

provided that for purposes of the covenant relating to Asset Sales, Cash Equivalents will also include

(i) the assumption of Indebtedness of the New Obligor or any Restricted Subsidiary by the purchaser of the assets sold and the release of the New Obligor or such Restricted Subsidiary from all liability on such Indebtedness in connection with the subject Asset Sale,

(ii) securities received by the New Obligor or any Restricted Subsidiary from the transferee that can be promptly converted by the New Obligor or such Restricted Subsidiary into cash,

(iii) limited partnership interests in real estate partnerships that can be converted promptly and at will by the holder of such interests into cash and

(iv) a promissory note from the purchaser of the asset sold, provided that such note is secured by a first priority perfected security interest in the asset sold and provided further that such note is converted into Cash Equivalents of a type referred to in clauses (a) through and including (d) of this definition within one year after the date of the Asset Sale giving rise thereto.

“Cash Flow Indenture” means with respect to the New Obligor, for any period, all as determined in accordance with GAAP on a consolidated basis for the New Obligor and its Restricted Subsidiaries (other than the Bank and its Subsidiaries) and without duplication, the sum of the following items for such period:

(a)	consolidated net income (or loss), plus

(b)	depreciation and amortization expense, plus

(c)	interest expense, plus

(d)	equity in losses of investments, less

(e)	equity in earnings of investments, plus

(f)	losses on sales of property, less

(g)	gains on sales of property, plus

(h)	non-cash charges, less

(i)	non-cash gains, plus

(j)	cash distributions received from investments, plus

(k)	the provision for federal, state, local and foreign income taxes, plus

(l)	tax sharing payments received by the New Obligor, plus

(m)	dividends received by the New Obligor from the Bank or any other Restricted Security.

“Current Interest Loan” means unsecured Indebtedness of the New Obligor, the proceeds of which are used to pay interest on the notes, made pursuant to a loan that

(a)	does not mature prior to 2 years after the final Stated Maturity of the Notes,

(b)	requires no payment of principal or interest (except as provided under the Indenture’s limitation on Restricted Payments) prior to the final Stated Maturity of the notes,

(c)	will not permit acceleration or the occurrence of an event of default thereunder prior to the final Stated Maturity of the notes and

(d)	requires the maker of such loan to agree not to join in any petition for the involuntary bankruptcy of the New Obligor.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the New Obligor who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Operating Cash Flow Coverage Ratio” means with respect to the New Obligor, at any date of determination, the ratio of (i) Cash Flow Indenture to (ii) Consolidated Interest Expense.

“Permitted Indebtedness“ means any of the following:

(a)	Indebtedness of the New Obligor under the notes;

(b)	obligations of the New Obligor or any Restricted Subsidiary pursuant to Interest Rate Agreements designed to protect the New Obligor or such Restricted Subsidiary, as the case may be, against fluctuations in interest rates in respect of Indebtedness of the New Obligor or such Restricted Subsidiary, as the case may be, which obligations do not exceed the aggregate principal amount of such Indebtedness;

(c)	Indebtedness of the New Obligor or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(d)	Indebtedness of any Restricted Subsidiary under any warehouse lines of credit, repurchase agreements or similar facilities that (a) is incurred for the purpose of funding the origination or purchase of credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables, mortgage loans or mortgage notes that are initially intended to be sold to investors and (b) is secured by credit card receivables, home equity loan receivables, automobile loans, leases or installment sales contracts, other consumer receivables, mortgage loans, mortgage notes, mortgage-backed securities or any combination thereof owned by such Restricted Subsidiary;

(e)	Indebtedness of the New Obligor or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time (without duplication) not in excess of $20,000,000 plus 50% of the increase in Consolidated Net Worth of the New Obligor from the Substitution Date; provided, however, that such increase in Consolidated Net Worth of the New Obligor will exclude the effect of any change in the valuation of the initial investment of the Bank as recorded on the Substitution Date;

(f)	Indebtedness of the New Obligor (at such time as the New Obligor is not one of our Wholly Owned Subsidiaries) to any Person (other than the Bank and its Subsidiaries) under Current Interest Loans in an aggregate amount outstanding at any time to all such Persons not in excess of $40,000,000 (plus any accrued and unpaid interest);

(g)	Indebtedness of any Wholly Owned Restricted Subsidiary (other than the Bank and its Subsidiaries and the Pledged Subsidiary) to the New Obligor, to the extent permitted by the Indenture’s limitation on Restricted Payments, except that any transfer of any such Indebtedness by the New Obligor to any other Person shall be deemed to be an incurrence of Indebtedness;

(h)	obligations of the New Obligor under the Capital Maintenance Agreement, but not any Indebtedness incurred by the New Obligor in connection with complying with its obligations pursuant to such agreement;

(i)	Indebtedness of the Pledged Subsidiary relating to a Pledged Subsidiary under the Indenture’s limitation on Restricted Payments;

(j)	obligations of the Pledged Subsidiary pursuant to hedge transactions incurred in the ordinary course of business to protect such Restricted Subsidiary’s loan portfolio against fluctuations in prices resulting from changes in interest rates;

(k)	Indebtedness of the New Obligor to the Pledged Subsidiary, the proceeds of which are used to pay interest on the notes, except that any transfer of such Indebtedness by the Pledged Subsidiary will be deemed to be an incurrence of Indebtedness by the New Obligor; and

(l)	any renewals, extensions, substitutions, refinancings or replacements and any successive refinancings (each, for purposes of this clause (l), a “refinancing”) by the New Obligor or any Restricted Subsidiary of any Indebtedness of the New Obligor or such Restricted Subsidiary referred to in clause (e) of this definition and any Indebtedness of the New Obligor or any Restricted Subsidiary incurred in accordance with the Indenture’s limitation on Restricted Payments (other than Permitted Indebtedness), so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being so refinanced or the amount of any premium reasonably determined by the New Obligor or such Restricted Subsidiary, as the case may be, as necessary to accomplish such refinancing through means of a tender offer or privately negotiated transaction and (ii) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, (A) such new Indebtedness is made subordinate to the notes at least to the same extent as the Subordinated Indebtedness being refinanced and (B) such new Indebtedness has an Average Life to Stated Maturity and final Stated Maturity of principal that exceeds the Average Life to Stated Maturity and final Stated Maturity of the Subordinated Indebtedness being refinanced).

“Permitted Investment“ means any Investment

(a)	in cash,

(b)	in Cash Equivalents,

(c)	in Restricted Subsidiaries,

(d)	in or by the Bank or its Subsidiaries,

(e)	in consideration, not constituting Cash Equivalents, received pursuant to an Asset Sale made in compliance with the Indenture’s limitations on Asset Sales,

(f)	constituting cash advances on an intercompany open account basis (A) from the New Obligor to its Restricted Subsidiaries required for working capital, the payment of interest and premium, if any, on and principal of any Indebtedness, expenditures for maintenance and capital improvements, and other operating expenses, to the extent Restricted Subsidiaries have advanced cash to the New Obligor or (B) from any Restricted Subsidiary to the New Obligor, of excess cash on hand from time to time, in each case made in the ordinary course of business and consistent with past practice,

(g)	in any Wholly Owned Restricted Subsidiary of the New Obligor resulting from the acquisition of such Subsidiary for the New Obligor’s Qualified Capital Stock or our Qualified Capital Stock, such Subsidiary at the time of such acquisition owning Qualified Capital Stock of the Bank and having no other assets in excess of $1,000,000 and no operations, or

(h)	any Investment in any Person engaged in the banking business that is, or as a result of such Investment becomes, a consolidated Subsidiary of the New Obligor under GAAP.

“Restricted Subsidiary” means the Bank and its Subsidiaries, the Pledged Subsidiary and any other Subsidiary of the New Obligor that is not an Unrestricted Subsidiary.

“Tangible Shareholders’ Equity” means, with respect to the New Obligor, the tangible common stockholders’ equity determined in accordance with GAAP and shown on the most recent financial statements of the New Obligor.

“Unrestricted Subsidiary“ means

(a)	any Subsidiary of the New Obligor that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors as provided below), and

(b)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate (a “Designation”) any Subsidiary of the New Obligor (other than the Bank or any of its Subsidiaries, or a Subsidiary that owns any Capital Stock of, or owns, or holds any Lien on, any property of the New Obligor or any other Restricted Subsidiary of the New Obligor that is not a Subsidiary of the Subsidiary to be so designated) to be an Unrestricted Subsidiary if:

(a)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(b)	the New Obligor could make an Investment in such Unrestricted Subsidiary at the time of such Designation (assuming the effectiveness thereof) in an amount (the “Designation Amount”) equal to the Fair Market Value of the Capital Stock of such Subsidiary on such date. In the event of any such Designation, the New Obligor shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the Indenture’s limitation on Restricted Payments in the Designation Amount. The Board of Trustees may revoke (a “Revocation”) any Designation of a Subsidiary as an Unrestricted Subsidiary if:

(x)	no Default or Event or Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(y)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred under the Indenture.

Any Designation or Revocation must be evidenced by a Board Resolution certifying compliance with the foregoing provisions.

Global Notes; Book-Entry System

The Global Notes

Exchange notes issued in exchange for the old notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes, and will be deposited upon issuance with The Depository Trust Company (which we refer to as “DTC”) or an agent of DTC and registered in the name of Cede & Co., as DTC’s nominee. Certain of the global notes may be “Offshore Global Notes,” which will be deposited upon issuance with, or on behalf of, a custodian for DTC for credit to the respective accounts of the holders (or to such other accounts as they may direct) at Euroclear Bank S.A/N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”). Investors may hold their interests in the Offshore Global Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream will hold such interests in the Offshore Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. These depositaries, in turn, will hold the interests in the Offshore Global Notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

Exchange notes issued in exchange for other old notes will be issued in fully registered, certificated form without interest coupons.

Holders may hold their interests in any global notes directly through DTC, or indirectly through organizations which are participants in DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to DTC’s system (which we refer to as “indirect participants”). Persons who are not participants or indirect participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests and transfer of ownership interests of such persons held by or on behalf of DTC are recorded on the records of the participants and indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global note, Cede & Co. for all purposes will be considered the sole holder of such global note.

Except as set forth below, the global notes may be transferred in whole, and not in part, solely to another nominee of DTC or a successor to DTC or its nominee. All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of those systems.

Exchanges of beneficial interests in one global note for interests in another global note will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including Clearstream and Euroclear. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in that global note and become an interest in the global note to which the beneficial interest is transferred.

Book-entry procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

Pursuant to procedures established by DTC, upon deposit of each of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global notes. Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

The laws of some jurisdictions may require that some types purchasers of notes take physical delivery of the notes in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive note in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note.

We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the Indenture. Under the terms of the Indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes

If we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE EXCHANGE OFFER

The following summary describes the material U.S. federal income tax consequences of the exchange offer.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

•	partnerships or other pass-through entities;

•	individual retirement accounts and other tax deferred accounts;

•	persons subject to alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

In addition, this summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances, and this summary does not discuss any U.S. state or local income or non-U.S. income or other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Code, Treasury Regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the exchange offer as set forth in this summary. Before you participate in the exchange offer, you should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of the exchange offer that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder. A “U.S. holder” is an owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is includible in gross income for U.S. federal income purposes regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions; provided that, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, shall be considered U.S. holders.

Exchange Offer. The exchange of the old notes for the exchange notes pursuant to the exchange offer should not constitute a taxable exchange. As a result,

•	a holder should not recognize taxable gain or loss as a result of exchanging old notes for exchange notes pursuant to the exchange offer,

•	the holding period of the exchange notes should include the holding period of the old notes exchanged therefore, and

•	the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the old note exchanged therefore immediately before the exchange.

Non-U.S. Holders

The following summary applies to you if you are a non-U.S. holder (as defined below).

Definition of a Non-U.S. Holder. A “non-U.S Holder” is an owner of a note that is not a U.S. holder (as defined above) or that is not an entity that is treated as a partnership for U.S. federal income tax purposes. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

•	on at least 31 days in the calendar year; and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens (as discussed above).

Exchange Offer. The exchange of the old notes for the exchange notes pursuant to the exchange offer should not constitute a taxable exchange. As a result,

•	a holder should not recognize taxable gain or loss as a result of exchanging old notes for exchange notes pursuant to the exchange offer,

•	the holding period of the exchange notes should include the holding period of the old notes exchanged therefore, and

•	the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the old note exchanged therefore immediately before the exchange.

In addition, the ability of non-U.S. holders to rely upon the “portfolio interest” exception of the Code or to claim benefits under a relevant treaty should not be affected by the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer will be deemed to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for old notes that were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer in connection with such resales for a period of 180 days after the expiration date.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes they received pursuant to the exchange offer for their own account in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed in the Registration Rights Agreement to pay all expenses of the exchange offer, other than certain applicable taxes, and to indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the legality of the issuance of the exchange notes will be passed upon for us by Shaw Pittman LLP, a limited liability partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus under “U.S. Federal Income Tax Consequences Relating to the Exchange Offer” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Shaw Pittman LLP.

INDEPENDENT AUDITORS

The consolidated financial statements of B. F. Saul Real Estate Investment Trust appearing in B. F. Saul Real Estate Investment Trust’s Annual Report (Form 10-K) for the fiscal year ended September 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNEX A

B.F. SAUL REAL ESTATE INVESTMENT TRUST

ANNUAL REPORT ON FORM 10-K

FOR THE FISCAL YEAR ENDED

SEPTEMBER 30, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2003

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File number 1-7184

B. F. SAUL REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	52-6053341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7501 Wisconsin Avenue, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (301) 986-6000

Securities registered pursuant to Section 12(b) of Act:

Title of each class	Name of each exchange on which registered
N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was requires to file such reports), and (2) has been subject to such filing requirement for the past 90 days.    Yes   ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K.  ☒

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).     Yes  ☐    No  ☒

There were no Common Shares of Beneficial Interest held by non-affiliates of the registrant as of December 19, 2003.

The number of Common Shares of Beneficial Interest, $1 Par Value, outstanding as of December 19, 2003 was 4,807,510.

PART I

ITEM 1. BUSINESS

Overview

B.F. Saul Real Estate Investment Trust operates as a Maryland real estate investment trust. The Real Estate Trust began its operations in 1964 as an unincorporated business trust organized under a Declaration of Trust governed by District of Columbia law. The Real Estate Trust terminated its status as a qualified real estate investment trust for federal income tax purposes in 1978 and is now taxable as a corporation. On October 24, 1988, the Real Estate Trust amended its Declaration of Trust to qualify as a statutory real estate investment trust under Maryland law.

The principal business activities of the Trust are the ownership of 80% of the outstanding common stock of Chevy Chase Bank, F.S.B. (“Chevy Chase”), whose assets accounted for 96% of the Trust’s consolidated assets at September 30, 2003, and the ownership and development of income-producing properties. By virtue of its ownership of a majority interest in Chevy Chase, the Trust is a savings and loan holding company and subject to regulation, examination and supervision by the Office of Thrift Supervision, also know as “OTS.” See “Banking—Holding Company Regulation.”

The Trust recorded net income of $45.9 million in the fiscal year ended September 30, 2003, compared to a net income of $25.9 million in the fiscal year ended September 30, 2002.

The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term “Trust” used in the text and the financial statements included herein refers to the combined entity, which includes B.F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase’s subsidiaries. The term “Real Estate Trust” refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase’s subsidiaries. The operations conducted by the Real Estate Trust are designated as “Real Estate,” while the business conducted by Chevy Chase and its subsidiaries is identified as “Banking.”

Real Estate

The Real Estate Trust’s long-term objectives are to increase cash flow from operations and to maximize capital appreciation of its real estate. The properties owned by the Real Estate Trust are located predominantly in the mid-Atlantic and Southeastern regions of the United States and consist principally of hotels, office projects, and undeveloped land parcels.

The Real Estate Trust has significant relationships with B.F. Saul Company (“Saul Company”) and two of its wholly owned subsidiaries, B.F. Saul Advisory Company L.L.C., referred to in this report as the “Advisor,” and B.F. Saul Property Company, (“Saul Property Co.”). Saul Company, founded in 1892, specializes in commercial property management and leasing, hotel management, development and construction management, acquisitions, sales and financing of real estate property and insurance. Certain officers and trustees of the Real Estate Trust are also officers and/or directors of Saul Company, the Advisor and Saul Property Co. Other than uncompensated officers, the Real Estate Trust has no employees. See “Item 13. Certain Relationships and Related Transactions—Management Personnel.”

The Advisor acts as the Real Estate Trust’s investment advisor and manages the day-to-day financial, accounting, legal and administrative affairs of the Real Estate Trust. Saul Property Co. acts as leasing and management agent for the income-producing properties owned by the Real Estate Trust, and plans and oversees the development of new properties and the expansion and renovation of existing properties.

Banking

Chevy Chase Bank, F.S.B., referred to in this document as “Chevy Chase” or the “Bank,” is a federally chartered and federally insured stock savings bank which at September 30, 2003 was conducting business from 210 full-service branch offices, including 54 grocery store banking centers, and 812 automated teller machines in Maryland, Delaware, Virginia and the District of Columbia. The Bank has its home office in McLean, Virginia and its executive offices in Bethesda, Maryland, both suburban communities of Washington, DC. The Bank either directly or through a wholly owned subsidiary also maintains a commercial loan production office located in Baltimore, Maryland and six mortgage loan production offices in the mid-Atlantic region. In addition, the Bank maintains a network of third party originators in order to supplement its direct origination of loans. At September 30, 2003, the Bank had total assets of $11.8 billion and total deposits of $8.1 billion. Based on total assets at September 30, 2003, Chevy Chase is the largest full-service bank headquartered in the Washington, DC metropolitan area.

Chevy Chase is a consumer oriented, full-service banking institution principally engaged in the business of attracting deposits from the public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, primarily residential mortgage loans, and other consumer loans. The Bank also has an active commercial lending program. The Bank’s principal deposit and retail lending markets are located in the Washington, DC metropolitan area. The Bank’s wholesale activities include the acquisition of loans through a nationwide network of third party originators. As a complement to its basic deposit and lending activities, the Bank provides related financial services to its customers, including securities brokerage and insurance products offered through its subsidiaries. In addition, the Bank offers a variety of investment products and provides fiduciary services to a primarily institutional customer base through its subsidiary, ASB Capital Management, Inc., and to a primarily high net worth customer base through another subsidiary, Chevy Chase Trust Company.

The Bank seeks to capitalize on its status as the largest locally headquartered full-service bank in the Washington, DC metropolitan area by expanding its community banking operations. Accordingly, the Bank continues to build its branch and alternative delivery systems, to maintain and expand its mortgage banking operations, and to offer a broad range of consumer products, including home equity loans and lines of credit and other consumer loans. In addition, the Bank continues to expand its business banking program, with an emphasis on businesses operating in the Washington, DC metropolitan area. The Bank also continues to further develop the fee-based services it provides to customers, including securities brokerage, trust, asset management and insurance products offered through its subsidiaries.

Chevy Chase recorded operating income of $146.2 million for the year ended September 30, 2003, compared to operating income of $103.6 million for the year ended September 30, 2002. At September 30, 2003, the Bank’s tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were 5.75%, 5.75%, 7.67% and 11.05%, respectively. The Bank’s regulatory capital ratios exceeded the requirements under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, also known as “FIRREA,” as well as the standards established for “well-capitalized” institutions under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, also known as “FDICIA”.

In October 2003, the Bank issued $125 million of its 8% Noncumulative Perpetual Preferred Stock, Series C (the “8% Preferred Stock”) and used the proceeds to redeem all of its 13% Noncumulative Perpetual Preferred Stock, Series A (the “13% Preferred Stock”) on October 31, 2003. On December 2, 2003, the Bank issued $175 million of its 6 7/8% subordinated debentures due 2013 (the “2003 Debentures”). The net proceeds of the offering, along with short-term borrowings, will be used to redeem all of the Bank’s subordinated debentures due 2005 and 2008.

Chevy Chase is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the “OTS”) and, to a lesser extent, by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank’s deposit accounts are fully insured up to $100,000 per insured depositor by the FDIC.

REAL ESTATE

Real Estate Investments

The Real Estate Trust’s investment portfolio consists principally of seasoned operating properties. The Real Estate Trust expects to hold its properties as long-term investments and has no maximum period for retention of any investment. It may acquire additional income-producing properties, expand and improve its properties, or sell such properties, as and when circumstances warrant. The Real Estate Trust also may participate with other entities in property ownership, through joint ventures or other types of co-ownership.

The following tables set forth, at and for the periods indicated, certain information regarding the properties in the Real Estate Trust’s investment portfolio at September 30, 2003.

HOTELS

			Average Occupancy (2)			Average Room Rate
			Year Ended September 30,			Year Ended September 30,
Location	Name	Rooms (1)	2003	2002	2001	2003	2002	2001
COLORADO
Pueblo	Pueblo Holiday Inn	191	46%	51%	52%	$56.61	$57.39	$58.47

FLORIDA
Boca Raton	Boca Raton SpringHill Suites	146	55%	59%	64%	$73.84	$71.72	$83.91
Boca Raton	Boca Raton TownePlace Suites	91	67%	74%	78%	$64.61	$69.43	$71.79
Ft. Lauderdale	Ft. Lauderdale TownePlace Suites	95	71%	75%	81%	$64.69	$64.23	$64.00

MARYLAND
Gaithersburg	Gaithersburg Holiday Inn	300	58%	57%	67%	$84.39	$88.94	$88.99
Gaithersburg	Gaithersburg TownePlace Suites	91	71%	76%	75%	$71.82	$69.44	$78.04

MICHIGAN
Auburn Hills	Auburn Hills Holiday Inn Select	190	64%	65%	64%	$98.70	$101.24	$111.20

NEW YORK
Rochester	Rochester Airport Holiday Inn	279	66%	59%	61%	$70.46	$67.80	$72.22

OHIO
Cincinnati	Cincinnati Holiday Inn	275	54%	55%	55%	$68.66	$67.66	$70.28

VIRGINIA
Arlington	National Airport Crowne Plaza	308	63%	62%	72%	$124.04	$116.20	$105.55
Arlington	National Airport Holiday Inn	280	60%	57%	71%	$90.50	$91.78	$101.99
Herndon	Herndon Holiday Inn Express	115	61%	55%	69%	$81.08	$84.70	$101.48
McLean	Tysons Corner Courtyard (3)	229	67%	64%	61%	$127.57	$132.69	$136.35
McLean	Tysons Corner Holiday Inn (4)	316	54%	63%	68%	$91.53	$95.66	$112.94
Sterling	Dulles Airport Hampton Inn	124	62%	54%	72%	$76.26	$81.71	$95.04
Sterling	Dulles Airport Holiday Inn	297	63%	60%	66%	$79.36	$82.60	$106.14
Sterling	Dulles Airport TownePlace Suites	95	80%	74%	71%	$70.06	$71.36	$93.73
Sterling	Dulles Town Center Hampton Inn (5)	152	69%	62%	57%	$80.06	$80.36	$98.80

		3,574	61%	61%	66%	$85.93	$86.82	$94.32

(1)	Available rooms as of September 30, 2003.
(2)	Average occupancy is calculated by dividing the rooms occupied by the rooms available.
(3)	Opened December 15, 2000.
(4)	Under renovation during fiscal 2003.
(5)	Opened November 27, 2000.

OFFICE AND INDUSTRIAL

Location	Name	Gross Leasable Area (1)	Leasing Percentages			Expiring Leases (1)
			September 30,			Year Ending September 30,
			2003	2002	2001	2004		2005
FLORIDA
Fort Lauderdale	Commerce Center—Phase II	61,149	85%	92%	90%	23,175		14,643

GEORGIA
Atlanta	900 Circle 75 Parkway	345,502	78%	82%	87%	72,076		62,767
Atlanta	1000 Circle 75 Parkway	89,412	88%	97%	100%	16,596		57,973
Atlanta	1100 Circle 75 Parkway	269,049	90%	95%	93%	11,804		67,422

MARYLAND
Laurel	Sweitzer Lane (2)	150,020	100%	100%	100%	NONE		NONE

VIRGINIA
McLean	8201 Greensboro Drive	360,854	75%	81%	86%	15,400		45,309
McLean	Tysons Park Place	247,581	97%	86%	87%	8,798		9,253
Sterling	Dulles North	59,886	100%	100%	100%	42,943		NONE
Sterling	Dulles North Two	79,210	100%	100%	100%	NONE		NONE
Sterling	Dulles North Four (3)	100,207	100%	100%	N/A	NONE		NONE
Sterling	Dulles North Five	80,391	100%	100%	100%	NONE		NONE
Sterling	Dulles North Six (4)	53,517	100%	100%	100%	NONE		NONE
Sterling	Loudoun Tech I (5)	81,238	0%	0%	N/A	NONE		NONE

	Totals	1,978,016	85%	86%	92%	190,792	(6)	257,367	(6)

(1)	Square feet
(2)	Acquired November 15, 2000.
(3)	Operational April 1, 2002.
(4)	Operational October 1, 2000.
(5)	Operational December 14, 2001.
(6)	Represents 9.6% and 13.0%, respectively, of the Real Estate Trust’s office and industrial portfolio in terms of square footage as of September 30, 2003.

LAND PARCELS

Location	Name	Acres	Zoning
FLORIDA
Boca Raton	Arvida Park of Commerce	6.5	Mixed Use
Fort Lauderdale	Commerce Center	1.6	Office and Warehouse

GEORGIA
Atlanta	Circle 75	124.9	Office and Industrial

KANSAS
Overland Park	Overland Park	161.9	Residential, Office and Retail

MICHIGAN
Auburn Hills	Auburn Hills Holiday Inn	0.5	Commercial

NEW YORK
Rochester	Rochester Airport Holiday Inn	2.9	Commercial

VIRGINIA
Sterling	Cedar Green	10.7	Commercial
Sterling	Church Road	39.9	Office and Industrial
Sterling	Sterling Boulevard	31.9	Industrial

	Total	380.8

OTHER REAL ESTATE INVESTMENTS

PURCHASE-LEASEBACK PROPERTIES (1)

APARTMENTS

Location	Name	Number of Units
LOUISIANA
Metairie	Chateau Dijon	336

TENNESSEE
Knoxville	Country Club	232

	Total	568

SHOPPING CENTERS

Location	Name	Gross Leasable Area (2)
GEORGIA
Warner Robbins	Houston Mall	264,000

OTHER REAL ESTATE

Location	Name	Gross Leasable Area (2)
GEORGIA
Atlanta	Old National	160,000

(1)	The Real Estate Trust owns the land under certain income-producing properties and receives fixed ground rent, which is subject to periodic escalation, from the owners of the improvements. In certain instances, the Real Estate Trust also receives percentage rent based upon the income generated by the properties.
(2)	Square feet.

Investment in Saul Holdings Limited Partnership

On August 26, 1993, the Real Estate Trust consummated a series of transactions in which it transferred 22 shopping center properties and one of its office properties together with the debt associated with such properties, to a newly organized limited partnership, Saul Holdings Limited Partnership (“Saul Holdings Partnership”), and one of two newly organized subsidiary limited partnerships of Saul Holdings Partnership.

In exchange for the transferred properties, the Real Estate Trust received securities representing a 21.5% limited partnership interest in Saul Holdings Partnership. Entities under common control with the Trust received limited partnership interests collectively representing a 5.5% partnership interest in Saul Holdings Partnership in exchange for the transfer of property management functions and certain other properties to Saul Holdings Partnership and its subsidiaries. Saul Centers, Inc., a newly organized, publicly held real estate investment trust (“Saul Centers”), received a 73.0% general partnership interest in Saul Holdings Partnership in exchange for the contribution of approximately $220.7 million to Saul Holdings Partnership.

Affiliates of the Trust received certain cash distributions from Saul Holdings Partnership and purchased 4.0% of the common stock of Saul Centers in a private offering consummated concurrently with the initial public offering of such common stock. Certain officers and trustees of the Trust are also officers and/or directors of Saul Centers. See “Item 13. Certain Relationships and Related Transactions—Management Personnel.”

As of September 30, 2003 the Real Estate Trust and certain affiliates of the Trust owned 5,185,000 units of limited partnership interests in Saul Holdings Partnership, representing a 24.8% limited partnership interest. The Real Estate Trust and affiliates of the Trust own rights enabling them to convert their limited partnership interests in Saul Holdings Partnership into shares of Saul Centers’ common stock on the basis of one share of Saul Centers’ common stock for each partnership unit. However, under the terms of the limited partnership agreement of Saul Holdings Partnership, at the current time, the units may not be converted into shares of Saul Centers’ common stock because the conversion would cause the Real Estate Trust and certain affiliates of the Trust to beneficially own collectively greater than 29.9% of the value of the outstanding equity securities of Saul Centers.

The shares of Saul Centers’ common stock are listed on the New York Stock Exchange under trading symbol “BFS.”

Saul Centers operates as a real estate investment trust for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements. If Saul Centers continues to qualify as a REIT, it generally will not be subject to federal income tax, provided it makes certain distributions to its stockholders and meets certain organizational and other requirements. Saul Centers has made and has announced that it intends to continue to make regular quarterly dividend distributions to its stockholders.

Allocations and Distributions of Saul Holdings Partnership. The net income or net loss of Saul Holdings Partnership for tax purposes generally will be allocated to Saul Centers and the limited partners in accordance with their percentage interests, subject to compliance with the applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder. Net cash flow after reserves of Saul Holdings Partnership and after reimbursement of specified expenses will be distributed quarterly to the partners in proportion to their respective partnership interests.

Competition

As an owner of, or investor in, commercial real estate properties, the Real Estate Trust is subject to competition from a variety of other owners of similar properties in connection with their sale, lease or other disposition and use. Management believes that success in such competition is dependent upon the geographic location of the property, the performance of property managers, the amount of new construction in the area and the maintenance and appearance of the property. Additional competitive factors with respect to commercial and industrial properties are the ease of access to the property, the adequacy of related facilities such as parking, and the ability to provide rent concessions and additional tenant improvements while keeping rents competitive. Management believes that general economic circumstances and trends and new properties in the vicinity of each of the Real Estate Trust’s properties also will be competitive factors.

Environmental Matters

The Real Estate Trust’s properties are subject to various laws and regulations relating to environmental and pollution controls. The Real Estate Trust requires an environmental study to be performed with respect to a property that may be subject to possible environmental hazards prior to its acquisition to ascertain that there are no material environmental hazards associated with such property. Although the effect upon the Real Estate Trust of the application of environmental and pollution laws and regulations cannot be predicted with certainty, management believes that their application either prospectively or retrospectively will not have a material adverse effect on the Real Estate Trust’s property operations.

Holding Company Regulation

The Trust, the Saul Company, Chevy Chase Property Company, referred to in this report as “CCPC,” and CCPC’s wholly-owned subsidiary, Westminster Investing Corporation, collectively referred to in this report as the “Holding Companies,” are registered as “savings and loan holding companies” because of their direct or indirect ownership interests in the bank, and are subject to regulation, examination and supervision by the OTS. The bank is prohibited from making or guaranteeing loans or advances to or for the benefit of the Holding Companies or other affiliates engaged in activities beyond those permissible for bank holding companies and from investing in the securities of the Holding Companies or other affiliates. Transactions between the bank and the Holding Companies must be on terms substantially the same, or at least as favorable to the bank, as those that would be available to non-affiliates.

Recent revisions to the OTS’s Regulatory Handbook for Holding Companies suggest a more active role for the OTS in the direct regulation of thrift holding companies such as the Holding Companies. The current handbook places a greater emphasis on reviewing the adequacy of the Holding Companies’ capital, their level of debt, and their ability to fund outstanding debt obligations, and suggests that particular scrutiny will be given to holding companies that, like the Holding Companies, are engaged in real estate activities.

The Holding Companies must obtain OTS approval before acquiring any federally insured savings institution or any savings and loan holding company. The status of the Holding Companies as “unitary thrift holding companies” and the activities in which the Holding Companies may engage have been grandfathered under the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”). As grandfathered unitary thrift holding companies, the Holding Companies are virtually unrestricted in the types of business activities in which they may engage provided the bank continues to meet the QTL test. See “Banking—Qualified Thrift Lender (“QTL”) Test.” The GLB Act prohibits the sale of grandfathered unitary thrift holding companies such as the Holding Companies (together with their thrift subsidiaries) or their thrift subsidiaries alone to commercial companies. Corporate reorganizations are expressly permitted.

If the Holding Companies were to acquire one or more federally insured institutions and operate them as separate subsidiaries rather than merging them into the bank, the Holding Companies would become “multiple” savings and loan holding companies. As multiple savings and loan holding companies, the Holding Companies would be subject to limitations on the types of business activities in which they would be permitted to engage, unless the additional thrifts were troubled institutions acquired pursuant to certain emergency acquisition provisions and all subsidiary thrifts met the QTL test. The Holding Companies may acquire and operate additional savings institution subsidiaries outside of Maryland and Virginia only if the laws of the target institution’s state specifically permit such acquisitions or if the acquisitions are made pursuant to emergency acquisition provisions.

The Trust and the Saul Company entered into an agreement with OTS’s predecessor, the Federal Savings and Loan Insurance Corporation, to maintain the bank’s regulatory capital at the required levels, and, if necessary, to infuse additional capital to enable the bank to meet those requirements. Since the execution of this agreement, the OTS has changed its policy and no longer requires such agreements from companies acquiring thrift institutions. In addition, the regulatory capital requirements applicable to the bank have changed significantly as a result of FIRREA. The OTS has stated that capital maintenance agreements entered into prior to the modification of OTS policy and the enactment of FIRREA were not affected by those changes. The Trust and the Saul Company have not sought to modify the existing agreement. To the extent the bank is unable to meet regulatory capital requirements in the future, the OTS could seek to enforce the obligations of the Trust and the Saul Company under the agreement.

If the bank were to become “undercapitalized” under the prompt corrective action regulations, it would be required to file a capital restoration plan with the OTS setting forth, among other things, the steps the bank would take to become “adequately capitalized.” The OTS could not accept the plan unless the Holding Companies guaranteed in writing the bank’s compliance with that plan. The aggregate liability of the Holding Companies under such a commitment would be limited to the lesser of:

•	an amount equal to 5.0% of the bank’s total assets at the time the bank became “undercapitalized,” and

•	the amount necessary to bring the bank into compliance with all applicable capital standards as of the time the bank fails to comply with its capital plan.

If the Holding Companies refused to provide the guarantee, the bank would be subject to the more restrictive supervisory actions applicable to “significantly undercapitalized” institutions. See “Banking—Prompt Corrective Action.”

BANKING

REGULATION

FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the Federal Home Loan Bank (the “FHLB”) of Atlanta, which is one of 12 FHLBs administered by the Federal Housing Finance Board, an independent agency within the executive branch of the federal government. The FHLBs serve as central credit facilities for their members. Their primary credit mission is to facilitate residential mortgage lending and support community and economic development activity in rural and urban communities. From time to time, the Bank obtains advances from the FHLB of Atlanta. At September 30, 2003, the Bank had outstanding advances of $2.0 billion. See Note 21 to the Consolidated Financial Statements in this report and “Deposits and Other Sources of Funds—Borrowings.”

As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in that bank in an amount equal to the greater of:

•	1.0% of mortgage-related assets;

•	$500; or

•	5.0% of outstanding advances.

The Bank had an investment of $107.4 million in the capital stock of the FHLB of Atlanta at September 30, 2003. The Bank earned dividends on that stock of $4.3 million and $5.3 million during the years ended September 30, 2003 and 2002, respectively. Since 1999, membership in the FHLB has been voluntary rather than mandatory for federal thrifts like the Bank. Because membership is required to obtain advances from the FHLB and the Bank continues to rely on FHLB advances as an important source of funds, the Bank currently intends to retain its voluntary membership in the FHLB of Atlanta.

LIQUIDITY REQUIREMENTS. The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. Failure to meet this requirement could subject the Bank to monetary penalties imposed by the OTS. Management believes that the Bank’s ratio of cash and cash equivalents and other liquid assets to deposits and short-term borrowings of 6.09% at September 30, 2003 was sufficient to ensure the Bank’s safe and sound operation.

DEPOSIT INSURANCE PREMIUMS. Under FDIC insurance regulations, the Bank is required to pay premiums to the Savings Association Insurance Fund (“SAIF”) for insurance of its deposit accounts. The FDIC utilizes a risk-based premium system in which an institution pays premiums for deposit insurance on its insured deposits based on supervisory evaluations and on the institution’s capital category under the OTS’s prompt corrective action regulations. See “Prompt Corrective Action.”

Although the FDIC insures commercial banks as well as thrifts, the insurance funds for commercial banks and thrifts have been segregated into the Bank Insurance Fund (the “BIF”) and the SAIF. The FDIC is required to maintain the reserve levels of both the BIF and the SAIF at 1.25% of insured deposits. If the reserve level of an insurance fund falls below 1.25%, the FDIC is required by law to impose a premium of at least 23 basis points on all institutions whose accounts are insured by that fund until its ratio is restored above the 1.25% minimum. The BIF’s reserve ratio was 1.32% and the SAIF’s reserve ratio was 1.39% as of September 30, 2003.

As a result of the Bank’s assumption of approximately $33 million of deposits (along with $16 million of loans) of FBR National Bank and Trust on August 18, 2003, a small amount of the Bank’s deposits (less than 1%) are insured by the BIF.

Commercial banks and thrifts are required to share in the payment of interest due on Financing Corporation (“FICO”) bonds used to provide liquidity to the savings and loan industry in the 1980s. Annual FICO assessments added to deposit insurance premiums equaled 1.65 basis points for the first semi-annual period of 2003 and 1.56 basis points for the second semi-annual period of 2003.

Deposit insurance may be terminated by the FDIC, after notice and a 30-day corrective period, if the FDIC finds that a financial institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or condition imposed by the FDIC. The 30-day period may be eliminated by the FDIC with the approval of the OTS.

Earlier this year, the House of Representatives passed and the Senate considered legislation that would reform the deposit insurance system by, among other things, (i) increasing FDIC insurance coverage from $100,000 to $130,000 per account (with certain retirement accounts generally receiving increased coverage) and indexing future coverage to accommodate inflation, (ii) merging the BIF and the SAIF into a single new Deposit Insurance Fund, (iii) permitting the Fund’s required reserve ratio to float in a designated range, (iv) eliminating the current prohibition against assessing risk-based premiums on well-capitalized institutions with high supervisory ratings, thus permitting the FDIC to assess ongoing premiums for all institutions based on their risk profile, and allowing gradual increases in those premiums if the new Fund’s ratio falls below the lower end of the designated range, (v) providing, in the case of the House bill, dividends to institutions if the ratio exceeds the upper end of the range, and (vi) providing refunds or credits towards future assessments based on an institution’s earlier contributions to the BIF or the SAIF. However, the Senate is expected to adjourn without taking action on its version of the bill. The Bank expects that these proposals will be considered again during the next session of Congress. Because it remains unclear at this time whether, or in what form, any such legislation ultimately may be enacted, the Bank is unable to assess the potential effects on the Bank.

REGULATORY CAPITAL

The Bank is subject to:

•	a minimum tangible capital requirement;

•	a minimum core (or leverage) capital requirement; and

•	a minimum risk-based capital requirement.

Each of these requirements generally must be no less stringent than the capital standards for national banks. At September 30, 2003, the Bank’s tangible capital ratio was 5.75%, its core (or leverage) capital ratio was 5.75%, and its total risk-based capital ratio was 11.05%, compared to the minimum requirements of 1.50%, 4.00% and 8.00%, respectively.

The tangible capital requirement adopted by the OTS requires the Bank to maintain “tangible capital” in an amount not less than 1.5% of tangible assets. “Tangible capital” is defined as core capital less investments in certain subsidiaries and any intangible assets (including supervisory goodwill), plus qualifying servicing assets valued at the amount that can be included in core capital.

Under the minimum leverage capital requirement, Chevy Chase must maintain a ratio of “core capital” to tangible assets of not less than 4.0%. “Core capital” generally includes common shareholders’ equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less investments in certain subsidiaries and certain intangible assets.

Under OTS regulations, servicing assets can be included in core capital in an amount up to 100% of core capital. Non-mortgage servicing assets are subject to a sublimit of 25% of core capital. For these purposes, servicing assets are valued at the lesser of 90% of fair market value or 100% of the current unamortized book value. At September 30, 2003, the Bank had qualifying servicing assets with a carrying value of $90.7 million, which constituted 13.4% of core capital at that date.

The risk-based capital requirements imposed by the OTS vary the amount of capital required for an asset based on the degree of credit risk associated with that asset and include, in the asset base, off-balance sheet items used to compute the Bank’s risk-based capital ratio.

There are currently four categories of risk-weightings:

•	0% for cash and similar assets;

•	20% for qualifying mortgage-backed securities;

•	50% for qualifying residential permanent real estate loans; and

•	100% for other assets, including consumer loans, commercial real estate loans, loans more than 90 days past due, and real estate acquired in settlement of loans.

The Bank generally must maintain risk-based capital equal to 8.0% of risk-weighted assets, with at least half of that amount in the form of core capital.

Under OTS regulations, residential mortgage loans with negative amortization features that are initially assigned to the 50% risk-weighting may have to be reassigned to the 100% risk-weighting if, as a result of negative amortization, the loan-to-value ratios are no longer “commensurate” with the risk associated with the loans. The OTS intends to conduct a more comprehensive assessment of negatively amortizing loans and may issue supervisory guidance on their capital treatment.

Capital also must be maintained against assets sold with recourse despite the fact that the assets are accounted for as having been sold. The current rules:

•	require that risk-based capital be held in an amount equal to the amount of residual interests (which include interest-only strips receivable, spread accounts, cash collateral accounts, over-collateralization of receivables, retained subordinated interests and other similar forms of on-balance sheet assets that function as credit enhancements) that are retained on balance sheet following a securitization, net of any deferred tax liability (i.e., dollar-for-dollar), even if that amount exceeds the otherwise applicable capital requirement on the underlying loans;

•	require a deduction from Tier 1 capital equal to the amount of credit enhancing interest-only strips receivable that exceeds 25 percent of Tier 1 capital; and

•	apply a “ratings-based approach” that sets capital requirements for positions in securitizations according to their relative risk exposure.

For transactions entered into prior to January 1, 2002, previous capital rules regarding the treatment of residual interests applied until December 31, 2002; thereafter, the current rules apply.

At September 30, 2003, the Bank had credit enhancing interest-only strips receivable of $8.0 million, which constituted 1.2% of Tier 1 capital.

The Bank may use supplementary capital to satisfy the risk-based capital requirement up to an amount equal to its core capital. Supplementary capital includes cumulative perpetual preferred stock, qualifying non-perpetual preferred stock, qualifying subordinated debt, non-withdrawable accounts and pledged deposits, and allowances for loan losses up to a maximum of 1.25% of risk-weighted assets. At September 30, 2003, the Bank had $58.4 million in its allowance for loan losses, all of which was includable as supplementary capital.

Subordinated debt may be included in supplementary capital with OTS approval subject to a phase-out based on its remaining term to maturity. The phase-out permits these instruments to be included in supplementary capital under one of two options:

•	at the beginning of each of the last five years prior to the maturity date of the instrument, the Bank must reduce the amount eligible to be included by 20% of the original amount, or

•	during the seven years immediately prior to an instrument’s maturity, the Bank may include only the aggregate amount of maturing capital instruments that mature in any one year that does not exceed 20% of its capital.

The Bank has selected the second option for its subordinated debentures due 2005 and must continue to use that option for its subordinated debentures due 2008 and any future issuances as long as the prior issuance remains outstanding. At September 30, 2003, the Bank had $250.0 million in maturing subordinated capital instruments, all of which was includable as supplementary capital. Of that amount, $150.0 million matures in 2005 and $100.0 million matures in 2008. On December 2, 2003, the Bank issued $175 million of its 2003 Debentures. The net proceeds of the offering, along with short-term borrowings, will be used to redeem all of the 1993 Debentures and the 1996 Debentures. The Bank plans to continue to use the second option for determining the amount of the 2003 Debentures that is eligible for inclusion in supplementary capital. See “Deposits and Other Sources of Funds—Borrowings.”

The OTS is authorized to establish individual minimum capital requirements for thrifts on a case-by-case basis, including capital requirements based on an application of its interest rate risk model used to identify those thrifts that are exposed to excessive interest rate risk. The Bank continues to monitor its interest-rate exposure in accordance with OTS guidance. See “Asset and Liability Management.”

The OTS also considers concentration of credit risk and risks arising from non-traditional activities, as well as a thrift’s ability to manage these risks, in evaluating whether the thrift should be subject to increased capital requirements.

All or a portion of the assets of each of the Bank’s subsidiaries are generally consolidated with the assets of the Bank for regulatory capital purposes unless all of the Bank’s investments in, and extensions of credit to, those subsidiaries are deducted from capital. The Bank’s investments in, and loans to, subsidiaries engaged in activities not permissible for a national bank are, with certain exceptions, deducted from capital under each of the three regulatory capital requirements. The Bank’s real estate development subsidiaries are its only subsidiaries engaged in activities not permissible for a national bank. At September 30, 2003, the Bank’s investments in, and loans to, these “non-includable subsidiaries” totaled approximately $1.1 million, of which $0.9 million constituted a deduction from tangible capital. The Bank has $0.2 million of valuation allowances maintained against its non-includable subsidiaries, which, pursuant to OTS guidelines, are available as a credit against the otherwise required deductions from capital.

OTS capital regulations also require a 100% deduction from total capital of all equity investments that are not permissible for national banks. The Bank has two assets at September 30, 2003 that are treated as equity investments for regulatory capital purposes. One is a property classified as real estate held for sale which had a book value of $2.1 million at September 30, 2003. The other property is classified as property and equipment and had a book value of $21.9 million at September 30, 2003. This property was sold subsequent to September 30, 2003.

OTS capital regulations provide a five-year holding period for real estate acquired in settlement of loans (“REO” or “real estate held for sale”) to qualify for an exception from treatment as an equity investment. The five year period may be extended by the OTS. If an REO property is considered an equity investment, its then-current book value is deducted from total capital. Accordingly, if the Bank is unable to dispose of any REO property prior to the end of its applicable five-year holding period and is unable to obtain an extension of that five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of such REO property from risk-based capital. In February 2003, the Bank received from the OTS additional extensions through February 7, 2004, of the holding periods for certain of its REO properties acquired through foreclosure in fiscal years 1990, 1991 and 1995. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital.”

Under guidance issued by the OTS and other federal bank regulatory agencies, institutions with subprime lending portfolios that exceed 25% of Tier 1 capital generally are expected to hold capital against those portfolios in an amount that is 1 1/2 to 3 times the amount required for non-subprime assets of the same type. However, examiners are given broad discretion over how to apply the guidelines to a particular institution. The Bank’s subprime automobile lending portfolio (held through a subsidiary) did not exceed the 25% threshold at September 30, 2003.

In January 2001, the Basle Committee on Banking Supervision published a revised proposal to amend its 1988 risk-based capital accord, which forms the basis for the risk-based capital requirements of the OTS and the other U.S. federal financial institution regulators. Key components of the revised proposal include:

•	adding a fifth risk-weighting of 150 percent for loans to low-quality companies;

•	using rating agency assessments to determine risk-weightings for claims on banks, commercial loans and securitization interests;

•	liberalizing capital requirements for certain collateralized and guaranteed loans;

•	authorizing regulators to use the supervisory review process to determine whether to impose increased capital requirements on individual institutions with high levels of interest-rate risk or to require reduction of that risk;

•	establishing a methodology for requiring that capital be maintained against operational risk; and

•	authorizing regulators to impose explicit capital requirements on managed or securitized assets.

The Basle Committee continues to review comments received on, and the results of several quantitative impact studies on the effects of, its January 2001 release, as amended, and continues to refine its proposed amendments to the 1988 capital accord as appropriate. In August 2003, the OTS, along with the other federal banking regulators, issued an Advance Notice of Proposed Rulemaking setting forth a framework for adoption of the new accord. Under the notice, only the largest U.S. banks would be subject to the new accord, which could adversely affect the competitive position of smaller institutions like the Bank. The Basle Committee is working toward finalizing its amendments to the 1988 capital accord in late 2004, and U.S. banking regulators are expected to amend their capital rules by 2006. The Bank is unable to predict whether, or in what form, any final changes will be adopted by the Basle Committee, or the extent to which any changes actually adopted will be reflected in the capital requirements that apply to the Bank.

The Bank’s ability to maintain capital compliance depends on a number of factors, including, for example, changes in regulatory requirements, general economic conditions and the condition of local markets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital.” The OTS has the authority to require an institution to maintain capital at levels above the minimum levels generally required, but has not done so for the Bank.

PROMPT CORRECTIVE ACTION. The OTS and the other federal banking agencies have adopted regulations which apply to every FDIC-insured commercial bank and thrift institution a system of mandatory and discretionary supervisory actions, which generally become more severe as the capital levels of an individual institution decline. The regulations establish five capital categories for purposes of determining an institution’s treatment under these prompt corrective action provisions.

An institution is categorized as “well capitalized” under the regulations if (i) it has a leverage ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%, and (ii) is not subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS to meet and maintain a specific capital level.

An institution is considered “adequately capitalized” if its leverage ratio is at least 4.0% (3.0% if rated in the highest supervisory category), its tier 1 risk-based capital ratio is at least 4.0% and its total risk-based capital ratio is at least 8.0%.

An institution with a leverage ratio below 4.0% (3.0% if rated in the highest supervisory category), a tier 1 risk-based capital ratio below 4.0% or a total risk-based capital ratio below 8.0% is considered “undercapitalized.” An institution with a leverage ratio or tier 1 risk-based ratio under 3.0% or a total risk-based ratio under 6.0% is considered “significantly undercapitalized.” Finally, an institution is considered “critically undercapitalized,” and subject to provisions mandating appointment of a conservator or receiver, if its ratio of “tangible equity” to total assets is 2.0% or less. “Tangible equity” generally includes core capital plus cumulative perpetual preferred stock.

An institution’s classification category could be downgraded if, after notice and an opportunity for a hearing, the OTS determined that the institution is in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity. The Bank has not received notice from the OTS of any potential downgrade.

At September 30, 2003, the Bank’s leverage ratio of 5.75%, its tier 1 risk-based ratio of 7.67%, and its total risk-based capital ratio of 11.05% exceeded the minimum ratios established for “well-capitalized” institutions.

QUALIFIED THRIFT LENDER TEST. The Bank must meet a Qualified Thrift Lender (“QTL”) test to avoid imposition of certain restrictions. The QTL test requires the Bank to maintain a “thrift investment percentage” equal to a minimum of 65%. The numerator of the percentage is the Bank’s “qualified thrift investments” and the denominator is the Bank’s “portfolio assets.” “Portfolio assets” is defined as total assets minus

•	the Bank’s premises and equipment used to conduct the Bank’s business;

•	liquid assets up to 20 percent of total assets; and

•	intangible assets, including goodwill.

The QTL test must be met on a monthly average basis in nine out of every 12 months.

The Bank’s “qualified thrift investments” consist of residential housing loans (including home equity loans and manufactured housing loans), mortgage-backed securities, FHLB and Fannie Mae stock, small business loans, credit card loans and educational loans. Portions of other assets are also includable, provided that the total of these assets does not exceed 20% of portfolio assets. Assets in this category include consumer loans (other than credit card and educational loans); 50% of residential housing loans originated and sold within 90 days; investments in real estate-oriented service corporations and 200% of mortgage loans for residences, churches, schools, nursing homes and small businesses in low- or moderate-income areas where credit demand exceeds supply. Intangible assets, including goodwill, are specifically excluded from qualified thrift investments.

The Bank had 91.1% of its assets invested in qualified thrift investments at September 30, 2003, and met the QTL test in each of the previous 12 months.

An institution that fails to meet the QTL test is subject to significant penalties. Immediately after an institution ceases to meet the QTL test, it may not:

•	make any new investment or engage directly or indirectly in any other new activity unless the investment or activity would be permissible for a national bank;

•	establish any new branch office at any location at which a national bank could not establish a branch office;

•	obtain new advances from the FHLB; or

•	pay dividends beyond the amounts permissible if it were a national bank.

One year following an institution’s failure to meet the QTL test, the institution’s holding company parent must register and be subject to supervision as a bank holding company. Three years after failure to meet the QTL test, an institution may not retain any investments or engage in any activities that would be impermissible for a national bank. Failure to meet the QTL test also could limit the Bank’s ability to establish and maintain branches outside of its home state of Virginia.

Because the Bank is engaged in activities that are not currently permissible for national banks, such as investing in subsidiaries that engage in real estate development activities, failure to satisfy the QTL test would require the Bank to terminate these activities and divest itself of any prohibited assets held at such time. Based on a review of the Bank’s current activities, management of the Bank believes that compliance with these restrictions would not have a significant adverse effect on the Bank. However, the B.F. Saul Real Estate Investment Trust (the “Trust”), which owns 80% of the common stock of the Bank, is engaged in real estate ownership and development activities currently prohibited for bank and financial holding companies. As a result, failure by the Bank to meet the QTL test, in the absence of a significant restructuring of the Trust’s operations, would, in effect, require the Trust to reduce its ownership of the Bank to a level at which it no longer would be deemed to control the Bank.

The Bank has taken, and will continue to take, steps to meet the QTL test by structuring its balance sheet to include the required percentage of qualified thrift investments.

DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. OTS regulations limit the ability of the Bank to make “capital distributions.” “Capital distributions” include payment of dividends, stock repurchases, cash-out mergers, repurchases of subordinated debt and other distributions charged against the capital accounts of an institution. The regulations do not apply to interest or principal payments on debt, including interest or principal payments on the Bank’s outstanding subordinated debentures.

The Bank must notify the OTS before making any capital distribution. In addition, the Bank must apply to the OTS to make any capital distribution if the Bank does not qualify for expedited treatment under OTS regulations. If the Bank qualifies for expedited treatment, an application is required only if the total amount of all of the Bank’s capital distributions for the year exceeds the sum of the Bank’s net income for the year and its retained net income for the previous two years.

In considering a notice or application, the OTS will not permit a capital distribution if:

•	the Bank would be undercapitalized following the distribution;

•	the capital distribution raises safety and soundness concerns; or

•	the capital distribution violates any statute, regulation, agreement with the OTS, or condition imposed by the OTS.

The OTS had approved the payment of dividends on the Bank’s outstanding 13% Preferred Stock, provided that:

•	immediately after giving effect to the dividend payment, the Bank’s core and risk-based regulatory capital ratios would not be less than 4.0% and 8.0%, respectively;

•	dividends are earned and payable in accordance with the OTS capital distribution regulation; and

•	the Bank continues to make progress in the disposition and reduction of its non-performing loans and real estate owned.

In October 2003, the Bank issued $125 million of its 8% Preferred Stock and used the proceeds to redeem all of the 13% Preferred Stock on October 31, 2003. The OTS has informed the Bank that the advance conditional approval of dividends on the 13% Preferrred Stock will not apply to the 8% Preferred Stock. In addition, the OTS has conditioned the Bank’s recent payments of common stock dividends on the Bank’s maintaining its well-capitalized status and there can be no assurance that the OTS will not impose a similar condition on payment of dividends on the 8% Preferred Stock.

Dividends paid on the 10 3/8% Noncumulative Exchangeable Preferred Stock, Series A, (the “REIT Preferred Stock”) issued by Chevy Chase Preferred Capital Corporation (the “REIT Subsidiary”) are not considered “capital distributions” provided the Bank is classified as “well capitalized.” However, if the Bank were not classified as “well capitalized,” the entire amount of the REIT Subsidiary preferred dividends would be treated as a capital distribution. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital.”

Failure of the Bank to remain well capitalized therefore could have a material adverse effect on the Bank’s ability to pay dividends on its common, preferred and REIT Preferred Stock.

In May 1988, in connection with the merger of a Virginia thrift into the Bank, the B.F. Saul Company (the “Saul Company”) and the Trust entered into a capital maintenance agreement in which they agreed not to cause the Bank, without prior written approval of the OTS, to pay dividends in any fiscal year in excess of 50% of the Bank’s net income for that fiscal year, provided that any dividends permitted under such limitation could be deferred and paid in a subsequent year.

The Bank is subject to other limitations on its ability to pay dividends. The indenture pursuant to which $150 million principal amount of the Bank’s 9 1/4% Subordinated Debentures due 2005 was issued in 1993 provides that the Bank may not pay dividends on its capital stock unless, after giving effect to the dividend, no event of a continuing default shall have occurred and the Bank is in compliance with its regulatory capital requirements. In addition, the amount of the proposed dividend may not exceed the sum of:

•	$15 million;

•	66 2/3% of the Bank’s consolidated net income (as defined) accrued on a cumulative basis commencing on October 1, 1993; and

•	the aggregate net cash proceeds received by the Bank after October 1, 1993 from the sale of qualified capital stock or certain debt securities, minus the aggregate amount of any restricted payments made by the Bank.

Notwithstanding these restrictions on dividends, provided no event of default has occurred or is continuing under the 1993 Indenture, the 1993 Indenture does not restrict the payment of dividends on the 13% Preferred Stock or any payment-in-kind preferred stock issued in lieu of cash dividends on the 13% Preferred Stock or the redemption of any such payment-in-kind preferred stock. The indenture pursuant to which $100 million principal amount of the Bank’s 1996 Debentures was issued provides that the proposed dividend may not exceed the sum of the restrictions discussed above for the 1993 Indenture and the aggregate liquidation preference of the Bank’s 10 3/8% Noncumulative Preferred Stock, Series B (the “Series B Preferred Stock”), if issued in exchange for the outstanding REIT Preferred Stock.

Under the indenture pursuant to which the Bank’s 2003 Debentures were issued, the Bank may not pay dividends on its stock unless, after giving effect to the dividend, no default or event of default has occurred and is continuing under the indenture and it is in compliance with its regulatory capital requirements. In addition, the amount of the dividend (together with any other “restricted payments” under the indenture) may not exceed the sum of:

•	$50.0 million;

•	66 2/3% of the Bank’s consolidated net income (as defined) accrued on a cumulative basis commencing October 1, 2002; and

•	the aggregate cash proceeds received by the Bank after October 1, 2002 from the sale of qualified capital stock or certain debt securities, minus the aggregate amount of any restricted payments (and certain amounts used to redeem securities) made by the Bank.

Dividends on the 8% Preferred Stock and the REIT Preferred Stock are excluded from this limit on restricted payments.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital” and “Security Ownership of Certain Beneficial Owners and Management.”

The payment of any dividends on the Bank’s common stock and preferred stock will be determined by the Board of Directors based on the Bank’s liquidity, asset quality profile, capital adequacy and recent earnings history, as well as economic conditions and other factors that the Board of Directors determines are relevant, including applicable government regulations and policies. See “Deposits and Other Sources of Funds—Borrowings.”

LENDING LIMITS. The Bank generally is prohibited from lending to one borrower and its related entities amounts in excess of 15% of unimpaired capital and unimpaired surplus. The Bank may lend an additional 10% for loans fully secured by readily marketable collateral. The Bank’s regulatory lending limit was approximately $147.8 million at September 30, 2003, and no group relationships exceeded this limit at that date.

SAFETY AND SOUNDNESS STANDARDS. The federal financial institution regulators have developed standards to evaluate the operations of depository institutions, as well as standards relating to asset quality, earnings and compensation. The operational standards cover internal controls and audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and employee compensation. An institution that fails to meet a standard that is imposed through regulation may be required to submit a plan for corrective action within 30 days. If a savings association fails to submit or implement an acceptable plan, the OTS must order it to correct the deficiency, and may:

•	restrict its rate of asset growth;

•	prohibit asset growth entirely;

•	require the institution to increase its ratio of tangible equity to assets;

•	restrict the interest rate paid on deposits to the prevailing rates of interest on deposits of comparable amounts and maturities; or

•	require the institution to take any other action the OTS determines will better carry out the purpose of prompt corrective action.

Imposition of these sanctions is within the discretion of the OTS in most cases, but is mandatory if the savings institution commenced operations or experienced a change in control during the 24 months preceding the institution’s failure to meet these standards, or underwent extraordinary growth during the preceding 18 months.

The asset quality standards require that the Bank establish and maintain a system to identify problem assets and prevent deterioration of those assets. The earnings standards require that the Bank establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves.

REGULATORY ASSESSMENTS. The OTS imposes five separate fees to fund its operations:

•	semi-annual assessments for all savings institutions;

•	examination fees for certain affiliates of savings institutions;

•	application fees;

•	securities filing fees; and

•	publication fees.

Of these fees, the semi-annual assessments are the most significant, totaling $1.8 million for the Bank for the 12 month period ending December 31, 2003.

The OTS formula for charging examination and supervisory assessments imposes a surcharge on institutions with a supervisory rating of 3, 4 or 5. Surcharges are also imposed on “complex institutions,” which the OTS defines as any institution with over $1 billion of off-balance sheet assets consisting of loans serviced for others, trust assets and recourse obligations or direct credit substitutes. The Bank is treated as a “complex institution” for these purposes.

ENVIRONMENTAL REGULATION. The Bank’s business and properties are subject to federal and state laws and regulations governing environmental matters, including the regulation of hazardous substances and wastes. Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and under some state laws, owners of properties and secured lenders which take a deed-in-lieu of foreclosure, purchase a mortgaged property at a foreclosure sale, or operate a mortgaged property may become liable in some circumstances for the costs of cleaning up hazardous substances regardless of whether they have contaminated the property. These costs could exceed the original or unamortized principal balance of a loan or the value of the property securing a loan. The Bank is eligible in many instances for an exemption from CERCLA liability as a secured creditor, provided the Bank does not participate in the management of a property and only acts to protect its security interest in the property. Under this exemption, the Bank may foreclose on a mortgaged property, purchase it at a foreclosure sale or accept a deed-in-lieu of foreclosure, provided it seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms. Other federal and state environmental laws may impose additional liabilities in certain circumstances, including certain state laws that impose environmental liens that could be senior to the Bank’s prior recorded liens. These laws may influence the Bank’s decision whether to foreclose on property that is found to be contaminated. The Bank’s general policy is to obtain an environmental assessment prior to foreclosing on commercial property.

OTHER REGULATIONS AND LEGISLATION. The Bank must obtain prior approval of the OTS before merging with another institution or before acquiring insured deposits through certain transactions. Also, as a SAIF-insured institution, the Bank is subject to limitations on its ability to buy or sell deposits from or to, or to combine with, a BIF-insured institution. Despite these restrictions, SAIF-insured thrifts may be acquired by banks or by bank holding companies under certain circumstances.

The federal agencies regulating financial institutions possess broad enforcement authority over the institutions they regulate, including the authority to impose civil money penalties of up to $1 million per day for violations of laws and regulations.

Federally chartered thrifts like Chevy Chase generally are permitted to operate branches anywhere in the United States, provided that they meet the QTL test and their regulatory capital requirements and have at least a satisfactory rating under the Community Reinvestment Act (“CRA”).

Amounts realized by the FDIC from the liquidation or other resolution of any insured depository institution must be distributed to pay claims (other than secured claims to the extent of any such security) in the following order of priority:

•	administrative expenses of the receiver;

•	any deposit liability of the institution;

•	any other general or senior liability of the institution (which is not an obligation described below);

•	any obligation subordinated to depositors or general creditors which is not a stockholder obligation; and

•	any obligation to stockholders arising as a result of their status as stockholders.

In response to the September 11, 2001 terrorist attacks, on October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA Patriot Act”). Title III of the USA Patriot Act amends the Bank Secrecy Act and contains provisions designed to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities by, among other things, imposing new compliance obligations on savings associations, trust companies and securities broker-dealers. Many of these compliance obligations focus on transactions between U.S. financial institutions and non-U.S. banks, entities and individuals, and therefore will not have a significant impact on the Bank’s operations. However, the Bank has taken steps to enhance its anti-money laundering policies and procedures following enactment of the USA Patriot Act and will continue to monitor developments regarding implementation of the Act and make further adjustments to those policies and procedures as appropriate.

On July 29, 2002, the Department of Housing and Urban Development proposed a rule that would: (i) clarify the disclosure rules regarding yield spread premiums paid to mortgage brokers and their cost to borrowers, (ii) amend the format of the good faith estimate (“GFE”) disclosure, and (iii) allow lenders to provide guaranteed packages of settlement services and prescribe a form, as an alternative to the traditional GFE disclosure, for lenders to use when presenting guaranteed packages of settlement services to consumers. While the rule confirms that yield spread premiums are a permissible form of mortgage broker compensation and would permit the Bank to provide guaranteed packages of settlement services to its borrowers, the Bank is uncertain whether or in what form the proposed rule will ultimately be adopted and accordingly is not yet able to ascertain the impact it may have on the Bank. The comment period on the proposed rule closed October 28, 2002 and no further action has been taken.

FEDERAL RESERVE SYSTEM

The Federal Reserve Board requires the Bank to maintain reserves against its transaction accounts and certain non-personal deposit accounts. Because reserves generally must be maintained in cash or non-interest-bearing accounts, the effect of the reserve requirement is to decrease the Bank’s earnings.

Prior to November 26, 2002, the first $5.7 million of the Bank’s transaction accounts were subject to a 0% reserve requirement. The next $35.6 million in net transaction accounts were subject to a 3% reserve requirement and any net transaction accounts over $41.3 million were subject to a 10% reserve requirement. Effective November 26, 2002, the FRB increased the amount of transaction accounts subject to a 0% reserve requirement from $5.7 million to $6.0 million and increased the “low reserve tranche” from $35.6 million to $36.1 million, which brings the net transaction amount that was subject to the 10% reserve requirement to amounts over $42.1 million. The Bank met its reserve requirements for each period during the year ended September 30, 2003. Effective November 25, 2003, the first $6.6 million of the Bank’s transaction accounts will be subject to a 0% reserve requirement. The next $38.8 million in net transaction accounts will be subject to a 3% reserve requirement and net transaction accounts over $45.4 million will be subject to a 10% reserve requirement.

The Bank may borrow from the Federal Reserve’s “discount window.” FDICIA imposes limitations on the ability of the Federal Reserve to lend to undercapitalized institutions through the discount window.

COMMUNITY REINVESTMENT ACT

Under the CRA and OTS regulations, the Bank has a continuing and affirmative obligation to help meet the credit needs of its local communities, including low- and moderate-income neighborhoods and low- and moderate-income individuals and families, consistent with the safe and sound operation of the institution. The OTS is required to assess the institution’s record in satisfying the intent of the CRA in connection with its examination of the Bank. In addition, the OTS is required to take into account the Bank’s record of meeting the credit needs of its community in determining whether to grant approval for certain types of applications.

The Bank is committed to fulfilling its CRA obligation by providing access to a full range of credit-related products and services to all segments of its community. Based on the last OTS examination covering the period from January 2000 through December 2002, the Bank received an “outstanding” CRA rating. The Bank anticipates that its next CRA examination will take place in the latter part of 2004 or early in 2005.

Under the CRA, the Bank is tested in three areas:

•	LENDING—how well the Bank meets the credit needs of low- and moderate-income borrowers and neighborhoods in its defined assessment areas;

•	SERVICE—the Bank’s ability to deliver reasonable and accessible financial products and services, such as retail banking branches and ATMs, and support community development services, such as financial literacy education and homebuyer counseling; and

•	INVESTMENT—the Bank’s ability to commit to innovative and qualified CRA investments such as equity investments which support and promote affordable housing and economic development in low- and moderate-income neighborhoods in the Bank’s assessment areas.

Examples of qualified CRA investments are the Bank’s investment in the Mid Atlantic Affordable Housing Fund I in January 2000 for $5 million and in the Mid Atlantic Affordable Housing Fund II in March 2001 for $5 million. These investments allowed the Bank to provide equity financing to several multifamily housing projects located in Maryland, Delaware, Northern Virginia and the District of Columbia, which provide rental housing for low- and moderate-income seniors and families. Because the Bank’s investments qualify for low-income housing tax credits under federal tax laws, the Bank will receive tax benefits relating to these investments over the next 15 years.

During fiscal year 2003, the Bank invested $100,000 of a $1.0 million commitment in the New Market Growth Fund (“NMGF”). NMGF, operating out of the University of Maryland in College Park, MD, is a $20 million venture capital fund that makes equity investments and provides operational assistance to both early stage ventures and small to mid sized high growth companies located in low-to-moderate income (“LMI”) neighborhoods in the greater Baltimore and Washington metropolitan areas. The objective is to invest in and build successful, high growth, sustainable companies which will support economic revitalization in LMI communities.

On July 19, 2001, the OTS and the other federal banking regulators issued a joint advance notice of proposed rulemaking, seeking public comment on a broad range of issues under the agencies’ current CRA regulations in an effort to assess how the regulations should be amended to better analyze a financial institution’s performance under the CRA. Recommendations on CRA changes are expected to be released by the end of 2003. The Bank is unable to predict whether, or in what form, any final changes will be adopted, or the impact those changes may have on the Bank.

OTHER ASPECTS OF FEDERAL LAW

The Bank is also subject to federal statutory provisions covering matters such as security procedures, currency transactions reporting, insider and affiliated party transactions, management interlocks, truth-in-lending, electronic funds transfers, funds availability, equal credit opportunity and privacy of consumer information.

HOLDING COMPANY REGULATION

The Trust, the Saul Company, Chevy Chase Property Company, and Westminster Investing Corporation (the “Holding Companies”) are registered as “savings and loan holding companies” because of their direct or indirect ownership interests in the Bank, and are subject to regulation, examination and supervision by the OTS. The Bank is prohibited from making or guaranteeing loans or advances to or for the benefit of the Holding Companies or other affiliates engaged in activities beyond those permissible for bank holding companies and from investing in the securities of the Holding Companies or other affiliates. Transactions between the Bank and the Holding Companies must be on terms substantially the same, or at least as favorable to the Bank, as those that would be available to non-affiliates.

Recent revisions to the OTS’s Regulatory Handbook for Holding Companies suggest a more active role for the OTS in the direct regulation of thrift holding companies such as the Holding Companies. The current handbook places a greater emphasis on reviewing the adequacy of the Holding Companies’ capital, their level of debt, and their ability to fund outstanding debt obligations, and suggests that particular scrutiny will be given to holding companies that, like the Holding Companies, are engaged in real estate activities.

The Holding Companies must obtain OTS approval before acquiring any federally insured savings institution or any savings and loan holding company. The status of the Holding Companies as “unitary thrift holding companies” and the activities in which the Holding Companies may engage have been grandfathered under the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”). As grandfathered unitary thrift holding companies, the Holding Companies are virtually unrestricted in the types of business activities in which they may engage provided the Bank continues to meet the QTL test. See Qualified Thrift Lender Test. The GLB Act prohibits the sale of grandfathered unitary thrift holding companies such as the Holding Companies (together with their thrift subsidiaries) or their thrift subsidiaries alone to commercial companies. Corporate reorganizations are expressly permitted.

If the Holding Companies were to acquire one or more federally insured institutions and operate them as separate subsidiaries rather than merging them into the Bank, the Holding Companies would become “multiple” savings and loan holding companies. As multiple savings and loan holding companies, the Holding Companies would be subject to limitations on the types of business activities in which they would be permitted to engage, unless the additional thrifts were troubled institutions acquired pursuant to certain emergency acquisition provisions and all subsidiary thrifts met the QTL test. The Holding Companies may acquire and operate additional savings institution subsidiaries outside of Maryland and Virginia only if the laws of the target institution’s state specifically permit such acquisitions or if the acquisitions are made pursuant to emergency acquisition provisions.

The Trust and the Saul Company entered into an agreement with OTS’s predecessor, the Federal Savings and Loan Insurance Corporation, to maintain the Bank’s regulatory capital at the required levels, and, if necessary, to infuse additional capital to enable the Bank to meet those requirements. Since the execution of this agreement, the OTS has changed its policy and no longer requires such agreements from companies acquiring thrift institutions. In addition, the regulatory capital requirements applicable to the Bank have changed significantly as a result of FIRREA. The OTS has stated that capital maintenance agreements entered into prior to the modification of OTS policy and the enactment of FIRREA were not affected by those changes. The Trust and the Saul Company have not sought to modify the existing agreement. To the extent the Bank is unable to meet regulatory capital requirements in the future, the OTS could seek to enforce the obligations of the Trust and the Saul Company under the agreement.

If the Bank were to become “undercapitalized” under the prompt corrective action regulations, it would be required to file a capital restoration plan with the OTS setting forth, among other things, the steps the Bank would take to become “adequately capitalized.” The OTS could not accept the plan unless the Holding Companies guaranteed in writing the Bank’s compliance with that plan. The aggregate liability of the Holding Companies under such a commitment would be limited to the lesser of:

•	an amount equal to 5.0% of the Bank’s total assets at the time the Bank became “undercapitalized,” or

•	the amount necessary to bring the Bank into compliance with all applicable capital standards as of the time the Bank fails to comply with its capital plan.

If the Holding Companies refused to provide the guarantee, the Bank would be subject to the more restrictive supervisory actions applicable to “significantly undercapitalized” institutions. See “Regulation—Prompt Corrective Action.”

RECENT ACCOUNTING PRONOUNCEMENTS

The Bank adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) effective October 1, 2000. SFAS 133 was amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of Effective Date of Financial Accounting Standards Board Statement No. 133” (“SFAS 137”) and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 138”). SFAS 133, as amended by SFAS 137 and SFAS 138, establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires an entity to recognize all derivative instruments as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative, its hedge designation and whether the hedge is effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. On October 1, 2000, the Bank recorded an after tax loss of $476,000 in Other Comprehensive Income representing its transition adjustment from the adoption of these standards.

On July 1, 2002, the Bank implemented FASB guidance regarding the application of SFAS 133, which requires that interest rate locks (“IRL”) on mortgage loans held for sale be treated as derivatives. The IRLs are treated as free standing derivatives with changes in fair value recorded in the income statement and reported on the balance sheet. In connection with this change, the Bank’s forward sale commitments were re-designated from cash flow hedges to either fair value hedges or non-designated hedge relationships. The net income statement impact of the change was $80,000, net of tax. The net impact on other accumulated comprehensive income was $1.2 million.

The Bank adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) effective October 1, 2002. SFAS 142 supersedes APB Opinion No. 17, “Intangible Assets.” SFAS 142 establishes new guidance on accounting for goodwill and other assets acquired in a business combination and reaffirms that acquired intangible assets should initially be recognized at fair value and the costs of internally developed intangible assets should be charged to expense as incurred. SFAS 142 also requires that goodwill arising in a business combination should no longer be amortized, but, instead, be subjected to impairment testing. An impairment loss is recognized if fair value is less than the carrying amount. At October 1, 2002, the fair value of the goodwill recorded on the Bank’s balance sheet exceeded its carrying value. See Note 13 to the Consolidated Financial Statements in this report.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”) was issued in August 2001. SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material effect on the Bank’s financial condition or results of operations.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of FIN 45, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in a special purpose entity, and guarantees of a company’s own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance, not price. The disclosure requirements of FIN 45 are effective for the Bank as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Bank’s consolidated financial condition or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”. FIN 46 is an Interpretation of Accounting Research Bulletin No. 51 and addresses consolidation by business enterprises of variable interest entities (“VIEs”). FIN 46 is based on the theory that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. Business enterprises are required under the provisions of FIN 46 to identify VIEs, based on specified characteristics, and then determine whether they should be consolidated. An enterprise that holds a majority of the variable interests in another enterprise is considered the primary beneficiary of that enterprise and, therefore, should consolidate the VIE. The primary beneficiary of a VIE is also required to include various disclosures in interim and annual financial statements. Additionally, an enterprise that holds a significant variable interest in a VIE, but that is not the primary beneficiary, is also required to make certain disclosures. At September 30, 2003, the Bank is the primary beneficiary of one VIE, which holds the ground lease under the Bank’s executive offices. The Bank adopted FIN 46 effective July 1, 2003 and, as a result, recorded a $0.9 million gain as a cumulative effect of a change in accounting principle, net of tax. In addition, the Bank recorded $31.4 million each in property and equipment and minority interest on the Consolidated Balance Sheet effective July 1, 2003 related to the ground lease. See Notes 16 and 32 to the Consolidated Financial Statements in this report.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). This statement amends Statement 133 for certain decisions made by the FASB’s Derivatives Implementation Group. SFAS 149 also amends SFAS 133 to incorporate clarification of the definition of a derivative. SFAS 149 requires contracts with comparable characteristics to be accounted for similarly and will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and should be applied prospectively. The adoption of this statement did not have a material effect on the Bank’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires an issuer to classify certain financial instruments as liabilities, which may have been previously classified as equity, because those instruments embody obligations of the issuer. SFAS 150 also requires disclosure of the nature and terms of the financial instruments and the rights and obligations embodied in those instruments. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective as of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Bank’s financial condition or results of operations.

MARKET AREA

The Bank’s principal deposit and lending markets are located in the Washington, DC metropolitan area. Service industries and federal, state and local governments employ a significant portion of the Washington, DC area labor force, while a substantial number of the nation’s 500 largest corporations have some presence in the area. The Washington, DC area’s seasonally unadjusted unemployment rate is generally below the national rate and was 3.2% in September 2003, compared to the national rate of 6.1%.

Chevy Chase historically has relied on retail deposits originated in its branch network as its primary funding source. See “Deposits and Other Sources of Funds.” Chevy Chase’s principal market for deposits consists of Montgomery and Prince George’s Counties in Maryland and Fairfax County in Virginia. Approximately 6.2% of the Bank’s deposits at September 30, 2003 were obtained from depositors residing outside of Maryland, Northern Virginia and the District of Columbia. Chevy Chase had the largest market share of deposits in Montgomery County, ranked third in market share of deposits in Prince George’s County and ranked seventh in market share in Fairfax County at June 30, 2003, according to the most recently published industry statistics. The per capita incomes of Montgomery and Fairfax Counties rank among the highest of counties and equivalent jurisdictions nationally. These two counties are also the Washington, DC area’s largest suburban employment centers, with a substantial portion of their labor force consisting of federal, state and local government employees. Private employment is concentrated in services and retail trade centers. The unemployment rate in each of Montgomery, Prince George’s and Fairfax Counties in September 2003 was 2.5%, 4.5% and 2.4%, respectively, each of which was below the national rate of 6.1%. The individual state rates were 4.1% for Maryland and 3.8% for Virginia for the same month.

The Bank historically has concentrated its lending activities in the Washington, DC metropolitan area. In recent years, the Bank has expanded its lending activities outside the Washington, DC Metropolitan area. See “Lending Activities.”

INVESTMENT AND OTHER SECURITIES

The Bank is required by OTS regulations to maintain sufficient liquidity to ensure its safe and sound operations. See “Regulation—Liquidity Requirements.” To meet this requirement, the Bank maintains a portfolio of cash, federal funds, treasury securities and other readily marketable fixed-income securities. Management’s objective is to maintain liquidity at a level sufficient to assure adequate funds to meet expected and unexpected balance sheet fluctuations.

The Bank classifies its U.S. Government securities and mortgage-backed securities as either “held-to-maturity,” “available-for-sale” or “trading” at the time such securities are acquired. All U.S. Government securities and mortgage-backed securities were classified as held-to-maturity at September 30, 2003 and 2002.

As part of its mortgage banking activities, the Bank exchanges loans held for sale for mortgage-backed securities and then sells the mortgage-backed securities, which are classified as trading securities, to third party investors in the month of issuance. Gains and losses on sales of trading securities are determined using the specific identification method. There were no mortgage-backed securities classified as trading securities at September 30, 2003 and 2002.

At September 30, 2002, the Bank held shares in Concord EFS, Inc., a publicly traded ATM service provider, with a carrying value of $3.9 million, which were classified as trading securities. The Bank sold the shares in Concord EFS, Inc. during fiscal year 2003.

LENDING AND LEASING ACTIVITIES

LOAN PORTFOLIO COMPOSITION. At September 30, 2003, the Bank’s loan portfolio totaled $8.9 billion, which represented 75.8% of its total assets. All references in this report to the Bank’s loan portfolio refer to loans, whether they are held for sale and/or securitization or for investment, and exclude mortgage-backed securities. Loans collateralized by single-family residences constituted 79.7% of the loan portfolio and 60.2% of total assets at that date. The following table sets forth information concerning the Bank’s loan portfolio, net of unfunded commitments, for the periods indicated.

Loan Portfolio

(Dollars in thousands)

	September 30,
	2003		2002		2001		2000		1999
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
Single family residential (1)	$5,761,993	64.7%	$4,545,519	59.0%	$4,519,269	60.9%	$4,870,474	62.9%	$3,944,932	62.0%
Home equity (1)	1,336,776	15.0	1,090,325	14.1	646,390	8.7	427,399	5.5	398,745	6.3
Commercial real estate and multifamily	19,435	0.2	20,578	0.3	30,703	0.4	39,230	0.5	57,051	0.9
Real estate construction and ground (2)	234,356	2.6	260,199	3.4	267,303	3.6	296,705	3.8	228,464	3.6
Commercial (2)	888,847	10.0	803,168	10.4	769,443	10.4	596,384	7.7	394,142	6.2
Prime automobile loans (1)	492,896	5.5	623,734	8.0	600,865	8.1	772,899	10.0	717,712	11.3
Subprime automobile loans (1)	96,128	1.1	232,001	3.0	420,658	5.8	620,588	8.0	480,533	7.5
Home improvement and related loans (1)	48,145	0.5	102,922	1.3	116,394	1.6	91,130	1.2	113,650	1.7
Overdraft lines of credit and other consumer	36,461	0.4	37,300	0.5	36,356	0.5	31,608	0.4	31,645	0.5

	8,915,037	100.0%	7,715,746	100.0%	7,407,381	100.0%	7,746,417	100.0%	6,366,874	100.0%

Less:
Unearned premiums and discounts	(1,428)		(1,690)		(2,445)		(3,814)		(5,589)
Net deferred loan origination costs	(80,320)		(57,627)		(40,554)		(34,833)		(16,133)
Allowance for loan losses	58,397		66,079		57,018		52,518		57,839

	(23,351)		6,762		14,019		13,871		36,117

Total loans receivable	$8,938,388		$7,708,984		$7,393,362		$7,732,546		$6,330,757

(1)	Includes loans held for securitization and/or sale, if any.
(2)	Net of undisbursed portion of loans.

The Bank adjusts the composition of its loan portfolio in response to a variety of factors, including regulatory requirements and asset and liability management objectives. See “Regulation—Regulatory Capital,” “Qualified Thrift Lender Test” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Asset and Liability Management.”

CONTRACTUAL PRINCIPAL REPAYMENTS OF LOANS. The following table shows the scheduled contractual principal repayments of the Bank’s loans at September 30, 2003. The entire balance of loans held for securitization and/or sale is shown in the year ending September 30, 2004, because such loans are expected to be sold in less than one year.

Contractual Principal Repayments

(In thousands)

	Principal Balance Outstanding at September 30, 2003(1)	Approximate Principal Repayments Due in Years Ending September 30,
		2004	2005	2006	2007-2008	2009-2013	2014-2018	2019 and Thereafter
Single family residential	$4,397,394	$55,917	$61,905	$65,852	$148,902	$542,782	$658,506	$2,863,530
Home equity	1,336,776	15,795	16,181	16,706	35,046	156,221	131,808	965,019
Commercial real estate and multifamily	19,435	264	442	1,999	15,816	914	—	—
Real estate construction and ground	234,356	120,796	22,113	31,348	—	—	—	60,099
Commercial	888,847	422,681	86,567	77,152	70,802	134,605	6,748	90,292
Prime automobile loans	492,896	143,789	130,223	111,091	106,014	1,777	2	—
Subprime automobile loans	96,128	54,858	35,559	5,536	175	—	—	—
Home improvement and related loans	48,145	2,737	2,754	2,812	5,758	14,267	12,680	7,137
Overdraft lines of credit and other consumer loans	36,461	6,920	6,365	6,520	14,186	2,470	—	—
Loans held for securitization and/or sale	1,364,599	1,364,599	—	—	—	—	—	—

Total loans and leases receivable(2)	$8,915,037	$2,188,356	$362,109	$319,016	$396,699	$853,036	$809,744	$3,986,077

Fixed-rate loans	$2,356,548	$545,957	268,812	$225,554	$241,190	$315,912	$247,946	$511,177
Adjustable-rate loans	5,193,890	277,800	93,297	93,462	155,509	537,124	561,798	3,474,900
Loans held for securitization and/or sale	1,364,599	1,364,599	—	—	—	—	—	—

Total loans receivable(2)	$8,915,037	$2,188,356	$362,109	$319,016	$396,699	$853,036	$809,744	$3,986,077

(1)	Of the total amount of loans and leases outstanding at September 30, 2003, which were due after one year, an aggregate principal balance of approximately $1.8 billion had fixed interest rates and an aggregate principal balance of approximately $4.9 billion had adjustable interest rates.
(2)	Before deduction of allowance for loan and lease losses, unearned premiums and discounts and deferred loan origination fees (costs).

Actual payments may not reflect scheduled contractual principal repayments due to the effect of loan refinancings, prepayments and enforcement of due-on-sale clauses. Due-on-sale clauses give the Bank the right to declare a “conventional loan”—one that is neither insured by the Federal Housing Administration nor partially guaranteed by the Veterans’ Administration—immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without the consent of the Bank. Although the Bank’s single-family residential loans historically have had stated maturities of generally 30 years, such loans normally have remained outstanding for substantially shorter periods because of these factors. At September 30, 2003, excluding loans held for securitization and/or sale, aggregate principal repayments of $823.8 million against all loans are contractually due within the next year. Of this amount, $546.0 million is due on fixed-rate loans and $277.8 million is due on adjustable-rate loans.

ORIGINATION, PURCHASE AND SALE OF REAL ESTATE LOANS. The Bank has general authority to make loans secured by real estate located throughout the United States. The following table shows changes in the composition of the Bank’s real estate loan portfolio and the net change in mortgage-backed securities.

Origination, Purchase and Sale of Real Estate Loans

(In thousands)

	For the Year Ended September 30,
	2003	2002	2001
Real estate loan originations and purchases: (1)
Single family residential	$9,009,575	$5,036,548	$3,184,380
Home equity	1,032,924	902,845	528,450
Commercial real estate and multifamily	1,231	—	—
Real estate construction and ground	274,856	259,858	259,130

Total originations and purchases	10,318,586	6,199,251	3,971,960

Principal repayments	(2,767,214)	(2,512,415)	(1,789,846)
Sales	(3,753,682)	(2,043,630)	(674,652)
Loans transferred to real estate acquired in settlement of loans	(3,019)	(4,174)	(720)

	(6,523,915)	(4,560,219)	(2,465,218)

Transfers to mortgage-backed securities (2)	(2,358,732)	(1,186,436)	(1,676,885)

Increase (decrease) in real estate loans	$1,435,939	$452,596	$(170,143)

(1)	Net of undisbursed portion of loans.
(2)	Represents real estate loans which were pooled and exchanged for mortgage-backed securities.

SINGLE-FAMILY RESIDENTIAL REAL ESTATE LENDING. The Bank originates a variety of loans secured by single-family residences. At September 30, 2003, $7.1 billion, or 79.7%, of the Bank’s loan portfolio consisted of loans secured by first or second mortgages on such properties, as compared to $5.6 billion, or 73.1%, at September 30, 2002. Of these amounts, $44.2 million and $12.9 million consisted of FHA-insured or VA-guaranteed loans at September 30, 2003 and 2002, respectively. Approximately 26.0% of the principal balance of the Bank’s single-family residential real estate loans at September 30, 2003 were secured by properties located in Maryland, Virginia or the District of Columbia.

The Bank originates VA, FHA and a wide variety of conventional residential mortgage loans through its wholly owned mortgage banking subsidiary, B. F. Saul Mortgage Company, and through Chevy Chase Mortgage, a division of the Bank. The Bank currently offers fixed-rate loans with maturities of 10 to 30 years and adjustable-rate residential mortgage loans, principally with maturities of 30 years.

The Bank maintains a network of third party originators, including loan brokers and financial institutions, in order to supplement its direct origination of single-family residential mortgage loans. The Bank determines the specific loan products and rates under which the third party originates the loan, and subjects the loan to the Bank’s underwriting criteria and review. During the year ended September 30, 2003, approximately $6.0 billion of loans settled under this program.

Interest rates on the majority of the Bank’s ARMs are adjusted based on either changes in (a) yields on U.S. Treasury securities or (b) the London Interbank Offered Rate (“LIBOR”) of varying maturities. The interest rate adjustment provisions of the Bank’s ARMs may contain limitations on the frequency and/or maximum amount of interest rate adjustments. These limitations are determined by a variety of factors, including mortgage loan competition in the Bank’s markets.

The Bank has significantly expanded its origination of residential ARMs with interest rates that adjust monthly, semi-annually and annually, some of which provide a borrower with a below-market introductory interest rate and a variety of monthly payment options. Certain of these loans have a payment option that could result in interest being added to the principal of the loan, or “negative amortization.” During fiscal years 2003 and 2002, the Bank originated $3.9 billion and $3.0 billion, respectively, of these ARMs, of which $2.4 billion and $2.7 billion, respectively, contained terms that permit negative amortization. At September 30, 2003, loans with this negative amortization option totaled $2.7 billion, which includes approximately $1.1 million of negative amortization in excess of the original principal balance of those loans with negative amortization. Each loan contains terms which limit the amount of negative amortization to a percentage of the original loan amount. The Bank is monitoring the risks associated with these ARM products, and has established terms for loans it originates (including caps on the amount of negative amortization) designed to minimize credit risks without adversely affecting the Bank’s competitive position. Increased emphasis of these ARM products is a key part of management’s efforts to focus on originating mortgage loans with interest rates that adjust more frequently in order to reduce the Bank’s interest-rate risk in the event market interest rates rise from their current low levels. At September 30, 2003, 87.9% of the Bank’s single-family residential loans were comprised of ARMs and 61.7% of the Bank’s single-family residential loans were comprised of ARMs that have interest rates which adjust annually or more frequently.

Loan sales provide the Bank with liquidity and additional funds for lending, enabling the Bank to increase the volume of loans originated and thereby increase loan interest and fee income as well as gains on sales of loans. In fiscal year 2003, sales of mortgage loans originated or purchased for sale by the Bank totaled $3.8 billion compared to $2.0 billion during fiscal year 2002. The marketability of loans, loan participations and mortgage-backed securities depends on purchasers’ investment limitations, general market and competitive conditions, mortgage loan demand and other factors.

The Bank’s conforming fixed-rate, single-family loans are originated on terms which conform to Federal Home Loan Mortgage Corporation, Federal National Mortgage Association or Government National Mortgage Association guidelines in order to facilitate the securitization and/or sale of those loans. In order to manage its interest-rate exposure, the Bank hedges its held for sale mortgage loan pipeline by entering into whole loan and mortgage-backed security forward sale commitments. Sales of residential mortgage loans are generally made without recourse to the Bank. At September 30, 2003 and 2002, the Bank had $1.4 billion and $930.6 million, respectively, of single-family residential loans held for securitization and/or sale to investors.

From time to time, as part of its capital and liquidity management plans, the Bank may consider exchanging loans held in its portfolio for lower risk-weighted mortgage-backed securities and retaining those securities in its portfolio rather than selling them. During fiscal years 2003 and 2001, the Bank exchanged $88.5 million and $837.7 million, respectively, of single-family residential loans held in its portfolio for mortgage-backed securities, which the Bank retained for its own portfolio. The Bank did not exchange any of its loans held in its portfolio for mortgage-backed securities during fiscal year 2002.

When the Bank sells a residential whole loan or loan participation and retains servicing, or purchases mortgage servicing assets from third parties, it collects and remits loan payments, makes certain insurance and tax payments on behalf of borrowers and otherwise services the loans. The servicing fee, generally ranging from 0.25% to 0.50% per year of the outstanding loan principal amount, is recognized as income over the life of the loans. The Bank also typically derives income from temporary investment for its own account of loan collections pending remittance to the participation or whole loan purchaser. At September 30, 2003 and 2002, the Bank was servicing residential permanent loans totaling $8.0 billion and $6.9 billion, respectively, for other investors. See “Loan Servicing.”

SALES OF MORTGAGE-BACKED SECURITIES. The Bank originates and sells mortgage-backed securities pursuant to its normal mortgage banking operations. The securities are generally sold in the same month as they are issued. The securities are formed from conforming mortgage loans originated for sale or from conforming mortgage loans resulting from the borrower’s election to convert from an adjustable-rate loan to a fixed-rate loan. Mortgage-backed securities held for sale in conjunction with mortgage banking activities are classified as trading securities. During the years ended September 30, 2003 and 2002, the Bank originated and sold $2.3 billion and $1.2 billion, respectively, of mortgage-backed securities and recognized gains of $30.4 million and $6.2 million, respectively. As a result of the sale of trading securities in the month such securities are formed, the Consolidated Statements of Cash Flows in this report reflect significant proceeds from the sales of trading securities, even though there are no balances of such securities at September 30, 2003.

HOME EQUITY LENDING. The Bank makes home equity loans and credit line loans, the majority of which are secured by a first or a second mortgage on the borrower’s home. Home equity credit line loans provide revolving credit, bear interest at a variable rate that adjusts monthly based on changes in the applicable interest rate index and generally are subject to a maximum annual interest rate of between 18.0% and 24.0%. Generally, except for any amortization of principal that may occur as a result of monthly payments, there are no required payments of principal until maturity. Home equity loans have fixed rates of interest and amortize over their term, which ranges from five to 20 years.

From time to time, the Bank may purchase home equity loans and credit line loans from other lenders as a way to supplement its direct origination of these loans. During fiscal years 2003 and 2002, the Bank made no such purchases.

Securitization and sale of home equity credit line receivables has been an important element of the Bank’s strategies to enhance liquidity and to maintain compliance with regulatory capital requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition.” The Bank transferred $11.5 million and $32.8 million of home equity credit line receivables in existing trusts to investors and recognized gains of $0.5 million and $1.3 million during the years ended September 30, 2003 and 2002, respectively. The Bank continues to service the underlying accounts.

COMMERCIAL REAL ESTATE AND REAL ESTATE CONSTRUCTION LENDING. Commercial real estate, real estate construction and ground loans are originated directly by the Bank. Aggregate balances of residential and commercial construction, ground and commercial real estate and multifamily loans decreased 9.6% to $253.8 million at September 30, 2003, from $280.8 million at September 30, 2002. The Bank provides financing, at market rates, to certain purchasers of its real estate owned. Additionally, the Bank finances the construction of residential real estate, principally single-family detached homes and townhouses, but generally only when a home is under contract for sale by the builder to a consumer. Loan concentrations among types of real estate are reviewed and approved by the Bank’s Credit Risk Management Committee.

COMMERCIAL LENDING. The Bank makes loans to business entities for a variety of purposes, including working capital and acquisitions of real estate, machinery and equipment or other assets. A wide variety of products are offered, including revolving lines of credit for working capital or seasonal needs; term loans for the financing of fixed assets; letters of credit; cash management services; and other deposit and investment products. Concentrations among industries and structure types, such as syndications, are reviewed and approved by the Bank’s Credit Risk Management Committee.

Business development efforts of the Bank’s Business Banking Group have been concentrated in the major industry groups in the metropolitan Washington, DC and Baltimore areas, as well as a broad base of businesses and community service organizations. Commercial loans increased $85.7 million (or 10.7%) during fiscal year 2003 to $888.8 million at September 30, 2003 from $803.2 million at September 30, 2002. In addition, management believes that the ability to offer a broader variety of investment products and fiduciary services to institutional customers through the Bank’s subsidiaries, ASB Capital Management, Inc. and Chevy Chase Trust Company, will continue to enhance the operations of the Business Banking Group.

At September 30, 2003, the Bank held $186.9 million (21.0% of total commercial loans) of participations in commercial loans originated by other financial institutions, a decrease from $212.2 million (26.4% of total commercial loans) at September 30, 2002.

Federal laws and regulations limit the Bank’s commercial loan portfolio to 20% of assets, with at least 10% consisting of small business loans. At September 30, 2003 the Bank complied with this limit.

OTHER CONSUMER LENDING ACTIVITIES. Effective March 26, 2003, the Bank stopped originating indirect automobile loans. The Bank continues its collection efforts on the existing portfolio, and continues to serve its customers by making direct prime automobile loans. In addition to the types of loans described above, Chevy Chase currently offers a variety of other consumer loans, including overdraft lines of credit and other unsecured loans for traditional consumer purchases and needs. The Bank does not offer its own credit card loans, but has an agreement with another financial institution pursuant to which that institution issues credit cards in the Bank’s name to the Bank’s local customers. The Bank’s portfolios of automobile loans, home improvement and related loans and other consumer loans totaled $589.0 million, $48.1 million and $36.5 million, respectively, at September 30, 2003, which accounted for a combined 7.6% of total loans at that date.

The Bank stopped originating subprime automobile loans in November 2000. The Bank’s subprime automobile lending portfolio, which totaled $96.1 million at September 30, 2003, represents 14.2% of its Tier 1 capital. The Bank continues its collection efforts on the remaining portfolio.

Federal and state lawmakers and regulators are considering, and in some cases have adopted, a variety of additional requirements relating to subprime and perceived abusive or “predatory” lending practices. Those requirements range from increased reporting and capital requirements to prohibition of specific lending practices. In light of the Bank’s decision to stop originating subprime automobile loans, management currently believes that any other enactments of new regulatory requirements for these types of loans should not have a material adverse effect on the Bank’s financial condition.

Federal laws and regulations limit the Bank’s secured and unsecured consumer loans to 35% of its total assets. Home improvement, secured deposit account and educational loans are not included in the 35% limit. At September 30, 2003, the Bank complied with this limit.

AUTOMOBILE LEASING. Effective March 26, 2003, the Bank stopped originating indirect automobile leases. The Bank continues its collection efforts on the existing portfolio, and continues to serve its customers by making direct prime automobile loans. At September 30, 2003 and 2002, the Bank’s portfolio of automobiles subject to lease totaled $855.4 million and $1.1 billion, respectively. In addition to credit risk associated with a lessee’s possible default under the lease, the Bank is exposed to the risk that the value of the vehicle at maturity of the lease may be less than the future residual value as estimated by the Bank at the inception of the lease. To reduce that risk, the Bank (a) purchases insurance in the full amount of the estimated residual value to protect the Bank against possible future decreases in residual values, and (b) does not use estimates of residual value that exceed published industry estimates unless that excess is also insured.

Although the Bank insures residual values, limitations in the insurance policy, and other factors, may result in losses at lease maturity that may not be fully covered by that insurance.

REAL ESTATE LOAN UNDERWRITING. In the loan approval process, Chevy Chase assesses both the borrower’s ability to repay the loan and the adequacy of the proposed security. The Board of Directors has delegated credit approval authority to the Executive Loan Committee and certain senior officers based on credit authorizations approved by the Board of Directors. Generally, all construction and commercial real estate loans originated by the Bank’s commercial lending group are reviewed and approved by the Executive Loan Committee. Any significant loan not conforming to the Bank’s approved policies must be approved by the Executive Loan Committee or the Chief Executive Officer. All credit exposures of $30 million or more are presented to the Board of Directors for final approval.

The approval process for all types of real estate loans includes appraisals or evaluations of the properties securing such loans and a review of the applicant’s financial information and credit and payment history, financial statements of any guarantors, and tax returns of guarantors of construction and commercial real estate loans.

In an effort to minimize the increased risk of loss associated with construction and development loans, Chevy Chase considers the reputation of the borrower and the contractor, reviews pre-construction sale and leasing information, and requires an independent inspecting engineer or architect to review the progress of multifamily and commercial real estate projects. In addition, the Bank generally requires personal guarantees of developers for all development loans and, if a general contractor is used by the developer, may require the posting of a performance bond.

The Bank generally lends on its residential mortgage loans up to 95% of the appraised value of owner-occupied single-family homes. In some circumstances, the Bank originates a first and second residential mortgage loan simultaneously, provided that the aggregate loan amount does not exceed 95% of the appraised value of the residential property. The Bank generally also lends up to 90% of the lesser of the acquisition cost or the appraised value of the completed project to finance the construction of such homes. The loan-to-value (“LTV”) ratio generally applied by the Bank to commercial real estate loans and multifamily residential loans has been 80% of the appraised value of the completed project. Currently, the Bank offers home equity loans and credit line loans up to a 100% maximum loan-to-value ratio.

LTV ratios are determined at the time a loan is originated. Consequently, subsequent declines in the value of a loan’s collateral could expose the Bank to losses. Loans with LTV ratios above 90 percent without mortgage insurance may not exceed 100 percent of the Bank’s total risk-based capital.

OTS regulations require institutions to adopt internal real estate lending policies, including LTV limitations conforming to specific guidelines established by the OTS. The Bank’s current lending policies conform to these regulations.

On all loans secured by real estate, other than home improvement and related loans and certain home equity credit line loans, Chevy Chase requires title insurance policies protecting the priority of the Bank’s liens. The Bank requires fire and casualty insurance for permanent loans including home equity credit line loans and fire, casualty and builders’ risk insurance for construction loans. The borrower selects the insurance carrier, subject to Chevy Chase’s approval. Generally, for any residential loan in an amount exceeding 80% of the appraised value of the security property, Chevy Chase currently requires mortgage insurance from an independent mortgage insurance company. The majority of the Bank’s mortgage insurance is currently placed with four carriers.

Substantially all fixed-rate mortgage loans originated by the Bank contain a due-on-sale clause which provides that the Bank may declare a loan immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without the consent of the Bank. The Bank’s ARMs generally are assumable, subject to certain conditions.

COMMERCIAL LOAN UNDERWRITING. All commercial loan applications are underwritten and approved under authorities granted to specified committees and individuals as outlined in the Bank’s credit policies. All credit exposures of $30 million or more are presented to the Board of Directors for final approval.

The scope and depth of the underwriting for a particular request are generally dictated by the size and complexity of the proposed transaction. All commercial loans greater than $100,000 are assigned a risk rating at inception, based on a risk-rating system established in the Bank’s credit policies.

Subsequent to origination, all commercial loans with balances greater than $100,000 are reviewed annually. Changes in the credit quality of the loans are noted and the risk ratings are modified as appropriate.

OTHER CONSUMER LOAN AND LEASE UNDERWRITING. Other consumer loans, which include automobile loans, home improvement and related loans and overdraft lines of credit, and automobiles subject to lease are originated or purchased by the Bank after a review in accordance with established underwriting procedures.

The underwriting procedures are designed to provide a basis for assessing the borrower’s ability and willingness to repay the loan or make the payments required under the lease. In conducting this assessment, the Bank considers the borrower’s ratio of debt to income, various credit scoring models and evaluates the borrower’s credit history through a review of a written credit report compiled by a recognized consumer credit reporting bureau. The borrower’s equity in the collateral and the terms of the loan or lease are also considered. The Bank’s guidelines are intended only to provide a basis for lending decisions, and exceptions to the guidelines may, within certain limits, be made based upon the credit judgement of the Bank’s lending officer. The Bank periodically conducts audits to ensure compliance with its established underwriting policies and procedures. Effective March 2003, the Bank stopped originating and purchasing indirect prime automobile loans and leases.

The Bank purchases residual value insurance on vehicles subject to lease to reduce the risk that the vehicle’s value at maturity of the lease may be less than the estimated future residual value at the inception of the lease. The Bank periodically conducts audits of its vehicle lease files to ensure compliance with the requirements of the residual value insurance policies.

Prior to November 2000, the Bank also originated subprime automobile loans through one of its operating subsidiaries. The underwriting guidelines for this subsidiary applied to a category of lending in which loans may be made to applicants who have experienced certain adverse credit events and therefore would not necessarily meet all of the Bank’s guidelines for its traditional loan program, but who meet certain other creditworthiness tests. These loans may experience higher rates of delinquencies, repossessions and losses, especially under adverse economic conditions, compared with loans originated pursuant to the Bank’s traditional lending program. In November 2000, the Bank stopped the origination of subprime automobile loans. The Bank continues its collection efforts on the remaining portfolio.

LOAN ORIGINATIONS, SECURITIZATIONS AND SALES—RETAINED INTERESTS AND SERVICING ASSETS. In connection with its loan origination, securitization and sale activities, the Bank generally retains various interests in the sold loans, including servicing assets and interest-only strips receivable. The Bank also purchases servicing assets related to loans originated by third parties. The Bank records these interests as assets on its financial statements. In some cases, the Bank determines the carrying value of the asset based on expected future cash flows to be received by the Bank from the underlying asset. Some of these cash flows are payable to the Bank before the claims of others, while other cash flows are subordinated to the claims of others. The table below summarizes the carrying value of these assets at September 30, 2003.

	Not Subordinated	Subordinated	Total
	(in thousands)
Servicing assets	$96,268	$—	$96,268
Interest-only strips receivable	131,764	8,017	139,781
Overcollateralization of loans	—	4,678	4,678
Reserve accounts	—	19,034	19,034

Total	$228,032	$31,729	$259,761

LOAN SERVICING. The Bank’s investment in servicing assets is periodically evaluated for impairment. The Bank stratifies its servicing assets for purposes of evaluating impairment by taking into consideration relevant risk characteristics, including loan type and note rate. The Bank evaluates its servicing assets for impairment based on fair value. To measure fair value of its servicing assets, the Bank uses either third party market prices or discounted cash flow analyses using market based assumptions for servicing fee income, servicing costs, prepayment rates and discount rates.

If actual prepayment or default rates significantly exceed the estimates used to calculate the carrying values of the servicing assets, the actual amount of future cash flow could be less than the expected amount and the value of the servicing assets, as well as the Bank’s earnings, could be negatively impacted. No assurance can be given that underlying loans will not experience significant increases in prepayment or default rates or that the Bank may not have to write down the value of its servicing assets. See Note C and Note 14 to the Consolidated Financial Statements in this report.

The Bank receives income through servicing of loans and fees in connection with loan origination, loan modification, late payments, changes of property ownership and miscellaneous services related to its loans. Servicing income, earned on (a) single-family residential mortgage loans owned by third parties and (b) the Bank’s securitization and servicing of home equity, automobile and home loan receivables portfolios, is a source of substantial earnings for the Bank. Income from these activities varies with the volume and type of loans originated and sold.

The following table sets forth certain information relating to the Bank’s servicing portfolio and servicing income as of or for the years indicated.

	As of or for the Year Ended September 30,
	2003	2002	2001
	(in thousands)
Residential	$8,025,206	$6,918,984	$5,943,737
Home equity	38,675	86,279	171,438
Automobile	393,333	803,852	1,190,979
Home Improvement loans	18,363	35,410	57,313

Total amount of loans serviced for others (1)	$8,475,577	$7,844,525	$7,363,467

Servicing and securitization income	$103,422	$84,160	$52,169

(1)	The carrying value of the Bank’s servicing assets and interest-only strips receivable at September 30, 2003, 2002 and 2001 was $236.0 million, $149.7 million and $125.4 million, respectively.

The Bank’s level of servicing and securitization income varies based in large part on the amount of the Bank’s securitization activities with respect to these loan types. As the Bank securitizes and sells assets, acquires servicing assets either through purchase or origination, or sells mortgage loans and retains the servicing rights on those loans, the level of servicing and securitization income generally increases. During fiscal year 2003, the Bank securitized and sold $2.6 billion of loan receivables through both new and existing securitization trusts compared to $1.7 billion during fiscal year 2002.

INTEREST-ONLY STRIPS RECEIVABLE. Interest-only strips receivable are carried at fair value. The Bank estimates fair value by computing the present value of estimated future cash flows to be generated by the underlying loans. The carrying value is adjusted and the adjustment is recognized as an unrealized gain or loss in the period the change occurs. Several estimates are used when determining the present value, the most significant of which are the estimated rate of repayment of the underlying loans, discount rate and estimated credit losses.

If actual prepayment or default rates significantly exceed the estimates used to calculate the values of the interest only strips receivable, the actual amount of future cash flow could be less than the expected amount and the value of the interest only strips receivable, as well as the Bank’s earnings, could be negatively impacted. No assurance can be given that underlying loans will not experience significant increases in prepayment or default rates or that the Bank may not have to write down the value of its interest only strips receivable. See Note C and Note 15 to the Consolidated Financial Statements in this report.

OVERCOLLATERALIZATION OF LOANS AND RESERVE ACCOUNTS. Overcollateralization of loans and reserve accounts represent assets of the Bank which have been pledged to the securitization trusts and which are subordinated to the interests of the investors in those trusts. The Bank carries these assets at their estimated fair value, which is equal to the net present value of the future cash flows expected to be received from these assets.

DELINQUENCIES, FORECLOSURES AND ALLOWANCES FOR LOSSES

DELINQUENCIES AND FORECLOSURES. When a borrower fails to make a required payment on a mortgage loan, the loan is considered delinquent and, after expiration of the applicable cure period, the borrower is charged a late fee. The Bank follows practices customary in the banking industry in attempting to cure delinquencies and in pursuing remedies upon default. Generally, if the borrower does not cure the delinquency within 90 days, the Bank initiates foreclosure action. If the loan is not reinstated, paid in full or refinanced, the security property is sold. In some instances, the Bank may be the purchaser. Thereafter, the acquired property is treated as real estate acquired in settlement of loans until it is sold. Deficiency judgements generally may be enforced against borrowers in Maryland, Virginia and the District of Columbia, but may not be available or may be subject to limitations in other jurisdictions in which loans are originated by the Bank.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Asset Quality—Delinquent Loans” for a discussion of the Bank’s delinquent loan portfolio at September 30, 2003.

ALLOWANCES FOR LOSSES. The allowance for loan losses represents management’s estimate of credit losses inherent in the Bank’s loan portfolios as of the balance sheet date. The Bank’s methodology for assessing the appropriate level of the allowance consists of several key elements, which include the allocated allowance, specific allowances for identified loans and the unallocated allowance. Management reviews the adequacy of the valuation allowances on loans using a variety of measures and tools including historical loss performance, delinquent status, current economic conditions, internal risk ratings and current underwriting policies and procedures.

The allocated allowance is assessed on both homogeneous and non-homogeneous loan portfolios. The range is calculated by applying loss and delinquency factors to the outstanding loan balances of these portfolios. Loss factors are based on analysis of the historical performance of each loan category and an assessment of portfolio trends and conditions, as well as specific risk factors impacting the loan portfolios. Each homogeneous portfolio, such as single-family residential loans or automobile loans, is evaluated collectively.

Non-homogeneous type loans, such as business banking loans and real estate banking loans, are analyzed and segregated by risk according to the Bank’s internal risk rating system. These loans are reviewed by the Bank’s credit and loan review groups on an individual loan basis to assign a risk rating. Industry loss factors are applied based on the risk rating assigned to the loan. Industry loss factors are used because of the Bank’s lack of history in these portfolios. A specific allowance may be assigned to non-homogeneous type loans that have been individually determined to be impaired. Any specific allowance considers all available evidence including, as appropriate, the present value of payments expected to be received or, for loans that are solely dependent on collateral for repayment, the estimated fair value of the collateral.

The unallocated allowance is based upon management’s evaluation and judgement of various conditions that are not directly measured in the determination of the allocated and specific allowances. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the key lending areas of the Bank, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, regulatory examination results and findings of the Bank’s internal credit evaluations.

The allowances for losses are based on estimates and ultimate losses may vary from current estimates. As adjustments to the allowances become necessary, provisions for losses are reported in operations in the periods they are determined to be necessary.

REO is carried at the lower of cost or fair value, less selling costs. To date, sales of REO, non-residential mortgage loans, commercial loans and loans classified as investments in real estate have resulted in no material additional aggregate loss to the Bank above the amounts already reserved. However, these results do not necessarily assure that the Bank will not suffer losses in the future beyond its level of allowances.

The Bank’s review of its various asset portfolios takes place within its Asset Review and Asset Classification Committees, which meet on a quarterly basis. The Asset Classification Committee reviews risk performance trends within the Bank’s loan and REO portfolios and economic trends and conditions, which might impact those portfolios. This Committee also reviews the status of individual criticized and classified assets from $500,000 up to $5,000,000 and the allowance for loan losses. The Asset Review Committee, which meets in conjunction with the Asset Classification Committee, reviews the status of individual criticized and classified assets of $5,000,000 and greater.

The Federal Financial Institutions Examination Council (“FFIEC”), which is composed of the OTS and the other federal banking agencies, has issued guidelines regarding the appropriate levels of general valuation allowances that should be maintained by insured institutions and guidance on the design and implementation of loan loss allowance methodologies and supporting documentation practices. The Bank believes that its levels of general valuation allowances at September 30, 2003 and its procedures comply with the guidelines.

The Bank’s assets are subject to review and classification by the OTS upon examination. Based on such examinations, the Bank could be required to establish additional valuation allowances or incur additional charge-offs.

DEPOSITS AND OTHER SOURCES OF FUNDS

GENERAL. Deposits are the primary source of the Bank’s funds for use in lending and for other general business purposes. In addition to deposits, Chevy Chase receives funds from loan repayments and loan sales. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced by general interest rates and money-market conditions. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels or deposit outflows, or to support the Bank’s operating or investing activities, or planned growth. In recent years, the Bank has relied to a greater degree on borrowed funds, particularly FHLB advances, to fund its planned asset growth. This source of funding is generally more volatile and expensive than traditional core deposits.

DEPOSITS. Chevy Chase currently offers a variety of deposit accounts with a range of interest rates and maturities designed to attract both long-term and short-term deposits. Deposit programs include Super Money Fund, Super Statement Savings, Super NOW, Insured Money Fund, Checking, Simple Statement Savings, Young Savers, Certificate, and special programs for Individual Retirement and Keogh self-employed retirement accounts.

Chevy Chase attracts deposits through its branch network and advertisements, and offers depositors access to their accounts through 812 ATMs, including 214 ATMs located in grocery stores. These ATMs significantly enhance the Bank’s position as a leading provider of convenient ATM service in its primary market area. The Bank is a member of the “STAR”® ATM network which offers nationwide access, and the “PLUS”® ATM network, which offers worldwide access. In addition, the Bank has a partnership agreement with a regional grocery store chain that authorizes the Bank to provide in-store banking centers at potentially all of its Maryland, Virginia, Delaware and Washington, DC area stores. As of September 30, 2003, the Bank has opened 54 in-store banking centers as part of this agreement.

From time to time, Chevy Chase accepts brokered deposits as a way to diversify the Bank’s funding sources and provide additional funding for planned growth. The Bank had no brokered deposits at September 30, 2003. At September 30, 2002, the Bank had $76.9 million of brokered deposits. Under FDIC regulations, the Bank can accept brokered deposits as long as it meets the capital standards established for well-capitalized institutions or, with FDIC approval, adequately capitalized institutions, under the prompt corrective action regulations. Brokered deposits typically have higher interest rates and are more volatile than traditional retail deposits. Management believes that brokered deposits are a viable alternative source of funds for the Bank, and will continue to evaluate the use of brokered deposits as a source of funds in the future.

The Bank obtains deposits primarily from customers residing in Montgomery and Prince George’s Counties in Maryland and Northern Virginia. Approximately 36.2% of the Bank’s deposits at September 30, 2003 were obtained from depositors residing outside of Maryland, with approximately 23.0% from depositors residing in Northern Virginia.

The following table shows the amounts of Chevy Chase’s deposits by type of account at the dates indicated.

DEPOSIT COMPOSITION TABLE

Deposit Analysis

(Dollars in thousands)

	September 30,
	2003		2002		2001		2000		1999
	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total
Demand accounts	$951,844	11.8%	$779,634	10.5%	$642,490	8.5%	$559,320	7.9%	$432,114	7.5%
NOW accounts	1,951,281	24.0	1,656,522	22.3	1,428,486	18.9	1,289,883	18.4	1,174,055	20.4
Money market deposit accounts	2,321,026	28.7	1,953,312	26.3	1,570,297	20.8	1,156,829	16.4	1,125,405	19.5
Statement savings accounts	997,686	12.3	893,093	12.0	780,655	10.3	779,344	11.1	888,212	15.4
Other deposit accounts	152,758	1.9	135,169	1.8	117,207	1.5	113,245	1.6	108,749	1.9
Certificate accounts, less than $100	1,207,728	14.9	1,416,739	19.0	2,361,174	31.2	2,524,769	35.9	1,558,281	27.0
Certificate accounts, $100 or more	518,182	6.4	603,116	8.1	662,161	8.8	614,399	8.7	476,670	8.3

Total deposits	$8,100,505	100.0%	$7,437,585	100.0%	$7,562,470	100.0%	$7,037,789	100.0%	$5,763,486	100.0%

Average Cost of Deposits

	Year Ended September 30,
	2003	2002	2001
Demand and NOW accounts	0.26%	0.31%	0.60%
Money market accounts	1.01%	1.74%	3.56%
Statement savings and other deposit accounts	0.45%	0.96%	1.52%
Certificate accounts	2.55%	4.14%	5.99%

Total deposit accounts	1.15%	2.15%	3.79%

The range of deposit account products offered by the Bank through its extensive branch and ATM network allows the Bank to be competitive in obtaining funds from its local retail deposit market. At the same time, however, as customers have increasingly responded to changes in interest rates, the Bank has experienced some fluctuations in deposit flows. Chevy Chase’s ability to attract and maintain deposits and its cost of funds will continue to be significantly affected by market conditions and its pricing strategy.

The following table sets forth Chevy Chase’s deposit flows during the periods indicated.

	Year Ended September 30,
	2003	2002	2001
	(in thousands)
Deposits to accounts	$45,309,516	$48,432,739	$43,408,719
Withdrawals from accounts	(44,726,718)	(48,701,536)	(43,131,644)

Net cash to (from) accounts	582,798	(268,797)	277,075
Interest credited to accounts	80,122	143,912	247,606

Net increase (decrease) in deposit balances	$662,920	$(124,885)	$524,681

Deposit growth may be moderated by the Bank from time to time either to take advantage of lower cost funding alternatives or in response to more modest expectations for loan and other asset growth.

The following table sets forth, by weighted average interest rates, the types and amounts of deposits as of September 30, 2003, which will mature during the fiscal years indicated.

WEIGHTED DEPOSIT RATE CHART

Weighted Average Interest Rates of Deposits

(Dollars in thousands)

	Demand, NOW and Money Market Deposit Accounts		Statement Savings Accounts		Other Core Accounts		Certificate Accounts		Total
Maturing During Year Ending September 30,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2004	$5,224,151	0.39%	$997,686	0.28%	$152,758	0.25%	$1,387,609	1.58%	$7,762,204	0.58%
2005	—	—	—	—	—	—	142,253	3.01	142,253	3.01
2006	—	—	—	—	—	—	122,687	4.51	122,687	4.51
2007	—	—	—	—	—	—	32,454	4.32	32,454	4.32
2008	—	—	—	—	—	—	40,907	3.03	40,907	3.03

Total	$5,224,151	0.39%	$997,686	0.28%	$152,758	0.25%	$1,725,910	1.99%	$8,100,505	0.71%

The following table summarizes maturities of certificate accounts in amounts of $100,000 or greater as of September 30, 2003.

Year Ending September 30,	Amount	Weighted Average Rate
	(Dollars in thousands)
2004	$433,781	1.51%
2005	31,513	3.03%
2006	30,848	4.75%
2007	6,717	4.45%
2008	15,323	2.88%

Total	$518,182	1.87%

The following table represents the amounts of deposits by various interest rate categories as of September 30, 2003 maturing during the fiscal years indicated.

MATURITIES BY RATE CATEGORY TABLE

Maturities of Deposits by Interest Rates

(In thousands)

	Accounts Maturing During Year Ending September 30,
Interest Rate	2004	2005	2006	2007	2008	Total
Demand deposits (0%)	$952,695	$—	$—	$—	$—	$952,695
0.01% to 1.99%	6,488,846	55,146	6,296	79	—	6,550,367
2.00% to 2.99%	224,216	34,165	9,055	1,260	12,868	281,564
3.00% to 3.99%	67,924	14,649	3,619	2,986	28,007	117,185
4.00% to 4.99%	21,133	7,491	93,422	27,129	—	149,175
5.00% to 5.99%	2,730	6,132	5,858	1,000	2	15,722
6.00% to 7.99%	4,875	24,512	4,410	—	—	33,797

Total	$7,762,419	$142,095	$122,660	$32,454	$40,877	$8,100,505

BORROWINGS. The FHLB system functions as a central reserve bank providing credit for member institutions. As a member of the FHLB of Atlanta, Chevy Chase is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances on the security of that stock and certain of its mortgages and other assets, principally securities which are obligations of, or guaranteed by, the United States or its agencies, provided certain standards related to creditworthiness have been met.

Under the credit policies of the FHLB of Atlanta, credit may be extended to creditworthy institutions based upon their financial condition, and the adequacy of collateral pledged to secure the extension of credit. Extensions of credit may be obtained pursuant to several different credit programs, each of which has its own rate and range of maturities. Advances from the FHLB of Atlanta must be secured by certain types of collateral with a value, as determined by the FHLB of Atlanta, at least equal to 100% of the borrower’s outstanding advances. The Bank had outstanding FHLB advances of $2.0 billion at September 30, 2003.

From time to time the Bank enters into repurchase agreements, which are treated as financings. The Bank sells securities, which are usually mortgage-backed securities, and agrees to buy back the same securities at a specified time, which is generally within seven to 90 days. The Bank pays a stated interest rate for the use of the funds for the specified time period. The obligation to repurchase the securities sold is reflected as a liability and the securities underlying the agreements are included in assets in the Consolidated Statements of Financial Condition in this report. These arrangements are, in effect, borrowings by the Bank secured by the securities sold. The Bank had outstanding repurchase agreements of $5.8 million at September 30, 2003.

The following table sets forth a summary of the repurchase agreements of the Bank as of the dates and for the years indicated.

	September 30,
	2003	2002
	(Dollars in thousands)
Securities sold under repurchase agreements:
Balance at year-end	$5,816	$505,140
Average amount outstanding during the year	268,870	405,844
Maximum amount outstanding at any month-end	506,065	559,957
Weighted average interest rate during the year	1.44%	1.95%
Weighted average interest rate on year-end balances	0.77%	1.82%

On November 23, 1993, the Bank sold $150 million principal amount of its 9 1/4% Subordinated Debentures due 2005 (the “1993 Debentures”). Interest on the 1993 Debentures is payable semiannually on December 1 and

June 1 of each year. The OTS approved the inclusion of the principal amount of the 1993 Debentures in the Bank’s supplementary capital for regulatory capital purposes. Since December 1, 1998, the 1993 Debentures have been redeemable, in whole or in part, at any time at the option of the Bank.

On December 3, 1996, the Bank sold $100 million principal amount of its 9 1/4% Subordinated Debentures due 2008 (the “1996 Debentures”). Interest on the 1996 Debentures is payable semiannually on December 1st and June 1st of each year. The OTS approved the inclusion of the principal amount of the 1996 Debentures in the Bank’s supplementary capital for regulatory capital purposes. On December 1, 2001, the 1996 Debentures became redeemable, in whole or in part, at any time at the option of the Bank.

Under the OTS capital regulations, redemption of the 1993 Debentures or the 1996 Debentures prior to their stated maturity requires prior approval of the OTS unless the debentures are redeemed with the proceeds of, or replaced by, a like amount of “a similar or higher quality” capital instrument.

On December 2, 2003, the Bank issued $175 million aggregate principal amount of its 2003 Debentures. The net proceeds of the offering, along with short-term borrowings, will be used to redeem all of the 1993 Debentures and the 1996 Debentures. The OTS has approved inclusion of the 2003 Debentures in the Bank’s regulatory capital, as well as the redemption of the 1993 and 1996 Debentures.

The Bank may redeem some or all of the 2003 Debentures at any time after December 1, 2008 at the following redemption prices plus accrued and unpaid interest:

If redeemed during the 12-month period beginning December 1,	Redemption Price
2008	103.4375%
2009	102.2917%
2010	101.1458%
2011 and thereafter	100.0000%

SUBSIDIARIES

OTS regulations generally permit the Bank to make investments in service corporation subsidiaries in an amount not to exceed 3.0% of the Bank’s assets, provided that any investment in excess of 2.0% of assets serves primarily community, inner city or community development purposes. These regulations also permit the Bank to make “conforming loans” to those subsidiaries and joint ventures in an amount not to exceed 50% of the Bank’s regulatory capital. At September 30, 2003, 2.0% and 3.0% of the Bank’s assets was equal to $235.9 million and $353.9 million, respectively, and the Bank had $34.2 million invested in its service corporation subsidiaries, $5.0 million of which was in the form of conforming loans.

The Bank may establish operating subsidiaries to engage in any activities in which the Bank may engage directly. There are no regulatory limits on the amount the Bank can invest in operating subsidiaries. The Bank is required to provide 30 days advance notice to the OTS and to the FDIC before establishing a new subsidiary or conducting a new activity in an existing subsidiary. The Bank engages in a variety of other activities through its subsidiaries, including those described below.

REAL ESTATE DEVELOPMENT ACTIVITIES. Manor Investment Company, a subsidiary of the Bank, was engaged in certain real estate development activities commenced prior to the enactment of FIRREA and continues to manage the remaining property it holds. As a result of the stringent capital requirements that FIRREA applies to investments in subsidiaries, such as Manor, that engage in activities impermissible for national banks, Manor has not entered, and does not intend to enter, into any new real estate development arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Asset Quality.”

SECURITIES BROKERAGE SERVICES. Chevy Chase Securities, Inc., is a wholly owned subsidiary of Chevy Chase Financial Services Corporation (“CCFS”), which is a wholly owned direct subsidiary of Chevy Chase. Chevy Chase Securities is a licensed broker-dealer, which sells securities on a retail basis to the general public, including customers and depositors of the Bank.

INSURANCE SERVICES. Chevy Chase Insurance Agency, Inc. (“CCIA”), a wholly owned subsidiary of CCFS, is a licensed insurance broker offering a variety of “personal line” property and casualty and life insurance programs to the general public, including customers and depositors of the Bank. CCIA’s primary programs consist of homeowner and automobile insurance in the property and casualty sector and mortgage and credit life and disability insurance in the life insurance sector.

LENDING SUBSIDIARIES. Chevy Chase engages in significant mortgage lending activities through B. F. Saul Mortgage Company. See “Lending Activities.” CFC—Consumer Finance Corporation previously engaged in subprime automobile lending. In November 2000, the Bank stopped the origination of subprime automobile loans. The Bank continues its collection efforts on the existing portfolio.

REIT SUBSIDIARY. Chevy Chase Preferred Capital Corporation invests in real estate loans, mortgage-backed securities and related assets and issued preferred stock to outside investors, which is included as Tier 1 capital of the Bank.

INVESTMENT, MANAGEMENT AND FIDUCIARY SERVICES. The Bank offers investment, management and fiduciary services through two wholly owned subsidiaries: Chevy Chase Trust Company, a licensed fiduciary and registered investment adviser, which serves primarily high net worth individuals, and ASB Capital Management, Inc., a registered investment adviser, which serves primarily institutional customers.

SPECIAL PURPOSE SUBSIDIARIES. At September 30, 2003, Chevy Chase Real Estate, LLC, (“CCRE”) a wholly owned subsidiary of Chevy Chase, held 100% of the common stock of 12 subsidiaries, 4 of which are active, a majority of which were formed for the sole purpose of acquiring title to various real estate projects pursuant to foreclosure or deed-in-lieu of foreclosure. The Bank’s investment in the subsidiaries was $23.1 million at September 30, 2003. CCRE is an operating subsidiary and, therefore, the Bank’s investment in CCRE is not subject to the 3.0% service corporation investment limit discussed above.

EMPLOYEES. The Bank and its subsidiaries had 3,282 full-time and 437 part-time employees at September 30, 2003. The Bank provides its employees with a comprehensive range of employee benefit programs, including group health benefits, life insurance, disability insurance, paid sick leave, certain free deposit services and certain loan discounts. See “Executive Compensation” for a discussion of certain compensation programs available to the Bank’s executive officers. None of the Bank’s employees is represented by a collective bargaining agent. The Bank believes that its employee relations are good.

COMPETITION. Chevy Chase encounters strong competition both in attracting deposits and making loans in its markets. The Bank’s most direct competition for deposits comes from other thrifts, commercial banks and credit unions, as well as from money market funds and corporate and government securities. In addition to offering competitive interest rates, Chevy Chase offers a variety of services, convenient ATM locations and convenient office locations and hours to attract deposits. Competition for real estate and other loans comes principally from other thrifts, banks, mortgage banking companies, insurance companies and other institutional lenders. Chevy Chase competes for loans through interest rates, loan fees and the variety and quality of services provided to borrowers and brokers.

The Bank’s major competition comes from local depository institutions and, as a result of deregulation of the financial services industry and changing market demands over recent years, regional, national and international financial institutions and other providers of financial services. The GLB Act amended federal law to permit broader affiliations among commercial banks, securities firms, insurance companies, and other financial services providers.

The Bank competes with numerous depository institutions in its deposit-taking activities in the Washington, DC metropolitan area. The Bank also competes with these institutions in the origination of single-family residential mortgage loans and home equity credit line loans. According to the most recently published industry statistics, at June 30, 2003, Chevy Chase had the largest market share, with approximately 24% of deposits, in Montgomery County, Maryland, and ranked third in market share, with approximately 15% of deposits, in Prince George’s County, Maryland. Based on publicly available information, Chevy Chase estimates that, in the Washington, DC metropolitan area, it is one of the leaders in market share of single-family residential mortgage and home equity credit line loans.

FEDERAL TAXATION. Savings institutions, such as the Bank, generally are taxed in the same manner as other corporations. There are, however, several special rules that apply principally to savings institutions and, in some cases, other financial institutions. Certain significant aspects of the federal income taxation of the Bank are discussed below:

GENERAL. The Bank and its subsidiaries are included in the consolidated federal income tax return filed by the Trust on a fiscal year basis. Each member of an affiliated group of corporations which files consolidated income tax returns is liable for the group’s federal income tax liability.

BAD DEBT RESERVE. For taxable years beginning before December 31, 1995, savings institutions that satisfied certain requirements were permitted to establish reserves for bad debts and to deduct each year reasonable additions to those reserves in lieu of taking a deduction for bad debts actually sustained during the taxable year. To qualify for this treatment, at least 60% of a savings institution’s assets had to be “qualifying assets,” including cash, certain U.S. and state government securities and loans secured by interests in residential real property.

In establishing its reserves from calendar year 1988 through fiscal year 1996, the Bank calculated its bad debt deduction for tax purposes using the experience method. The experience method was based on the institution’s actual loan loss experience over a prescribed period. As of September 30, 1996, accumulated reserves were approximately $111.8 million.

In 1996, Congress repealed the thrift bad debt provisions of the Internal Revenue Code effective for taxable years beginning after December 31, 1995. As a result, the Bank can deduct only those bad debts actually incurred during the respective taxable years. The bad debt provisions of the 1996 legislation also require thrifts to recapture and pay income tax on bad debt reserves accumulated since 1987 over a six year period, beginning with a thrift’s taxable year starting after December 31, 1995 or, if the thrift meets a loan origination test, beginning up to two years later. The Bank’s accumulated reserves since 1987, which are subject to recapture under this rule are $101.3 million. Of this amount, $16.9 million was recaptured in each of 2001, 2002 and 2003, and $16.8 million remains subject to recapture over the remainder of the six year recapture period which ends September 2004. The tax liability related to the recapture of the bad debt reserves accumulated since 1987 has been reflected in the Bank’s financial statements.

CONSOLIDATED TAX RETURNS; TAX SHARING PAYMENTS. Generally, the operations of the Trust have generated significant net operating losses and the Bank’s taxable income generally has been sufficient to fully utilize the losses of the Trust. Under the terms of a tax sharing agreement dated June 28, 1990, as amended, the Bank is obligated to make payments to the Trust based on its taxable income, as explained more fully below.

The tax sharing agreement generally provides that each member of the Trust’s affiliated group is required to pay the Trust an amount equal to 100% of the tax liability that the member would have been required to pay to the IRS if the member had filed on a separate return basis. These amounts generally must be paid even if the affiliated group has no overall tax liability or the group’s tax liability is less than the sum of those amounts. Under the tax sharing agreement, the Trust, in turn, is obligated to pay to the appropriate tax authorities the overall tax liability, if any, of the group. In addition, to the extent the net operating losses or tax credits of a particular member reduce the overall tax liability of the group, the Trust is required to reimburse that member on a dollar-for-dollar basis, thereby compensating the member for the group’s use of its net operating losses or tax credits. Under the tax sharing agreement, the Bank and its subsidiaries are treated as a single member of the Trust’s affiliated group.

The Bank made tax sharing payments of $11.5 million in fiscal year 2003. At September 30, 2003, the amount of tax sharing payments due to the Trust from the bank was $400,000. It is expected that the Bank will have taxable income in future years and additional operating losses of the Trust will be utilized to reduce the overall tax liability of the group which would otherwise arise from such taxable income of the Bank or from the taxable income of other members of the Trust’s affiliated group.

In general, if the Bank has net operating losses or unused tax credits in any taxable year, under the tax sharing agreement the Trust is obligated to reimburse the Bank in an amount generally equal to (1) the tax benefit to the group of using those tax losses or unused tax credits in the group’s consolidated federal income tax return for such year, plus (2) to the extent those losses or credits are not used by the group in that year, the amount of the tax refunds which the Bank would otherwise have been able to claim if it were not included in the consolidated federal income tax return of the group, but not in excess of the net amount paid by the Bank to the Trust pursuant to the tax sharing agreement. There is no assurance that the Trust would be able to fulfill this obligation. If the Trust did not make the reimbursement, the OTS could attempt to characterize the nonpayment as an extension of credit by the Bank to the Trust which, as described above under “Holding Company Regulation,” is prohibited under current law. The tax sharing agreement itself does not provide for any specific remedies upon a breach by any party of its obligations under the agreement.

The Bank, as a member of an affiliated group of corporations filing consolidated income tax returns, is liable under the Internal Revenue Code for the group’s tax liability. Although the Bank would be entitled to reimbursement under the tax sharing agreement for income tax paid with respect to the income of other members of the affiliated group, there can be no assurance that the Trust or other members would be able to fulfill this obligation.

STATE TAXATION. Many states, most significantly Maryland, do not allow the filing of combined or consolidated income tax returns, and thus the Trust and its subsidiaries, which includes the Bank and its subsidiaries, that are subject to those states income taxes are required to file separately in those states. The Trust and its subsidiaries are also subject to income taxes in certain other states, some of which allow or require combined or consolidated filings.

ITEM 2. PROPERTIES

REAL ESTATE

A list of the investment properties of the Real Estate Trust is set forth under “Item 1. Business—Real Estate—Real Estate Investments.”

The Trust conducts its principal business from its executive offices at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland. The Saul Company leases all office facilities on behalf of the Trust.

BANKING

At September 30, 2003, the Bank conducted its business from its home office at 7926 Jones Branch Drive, McLean, Virginia and its executive offices at 7501 Wisconsin Avenue, Bethesda, Maryland; its operations centers at 6151 and 6200 Chevy Chase Drive, Laurel, Maryland, and 14601 Sweitzer Lane, Laurel, Maryland; its office facilities at 1919 M Street, NW, Washington, DC; and 210 full-service offices located in Maryland, Virginia, Delaware and the District of Columbia. On that date, the Bank owned the building and land for 35 of its branch offices and leased its remaining 175 branch offices. Chevy Chase leases the office facilities at 7926 Jones Branch Drive, 6200 Chevy Chase Drive, 14601 Sweitzer Lane and 1919 M Street, NW. Chevy Chase owns the building and land at 7501 Wisconsin Avenue. In addition, the Bank leases office space in which its subsidiaries are housed. The office facility leases have various terms expiring from fiscal years 2004 to 2023 and the ground leases have terms expiring from fiscal years 2029 to 2081. The Bank also owns the building and land at 5202 President’s Court, Frederick, Maryland, the site of its former credit card operations center, which is now leased to third parties and 6151 Chevy Chase Drive, Laurel, Maryland. The Bank also owns the building and leases the land at 7700 Old Georgetown Road, Bethesda, Maryland. The Bank also leases the office facilities at 7735 Old Georgetown Road, Bethesda, Maryland. Both of these office facilities were occupied by Bank personnel prior to the consolidation into the Bank’s new corporate headquarters. The Bank is in the process of leasing and subleasing these facilities to third parties. See Note 18 to the Consolidated Financial Statements in this report for lease expense and commitments.

The following table sets forth the location of the Bank’s 210 full-service branch offices at September 30, 2003.

1 Catoctin Circle Leesburg, VA 20176	8201 Greensboro Drive McLean, VA 22102	1100 Wilson Boulevard Arlington, VA 22209

1100 W. Broad Street Falls Church, VA 22046	234 Maple Avenue East Vienna, VA 22180	4229 Merchant Plaza Woodbridge, VA 22192

3941 Pickett Road Fairfax, VA 22031	8436 Old Keene Mill Road Springfield, VA 22152	14125 St. Germain Drive Centreville, VA 20121

1439 Chain Bridge Road McLean, VA 22101	8120 Sudley Road Manassas, VA 20109	3532 Columbia Pike Arlington, VA 22204

6367 Seven Corners Center Falls Church, VA 22044	13344-A Franklin Farms Road Herndon, VA 20171	11200 Main Street Fairfax, VA 22030

1100 S. Hayes Street Arlington, VA 22202	20970 Southbank Street Potomac Falls, VA 20165	13043 Lee Jackson Memorial Highway Fairfax, VA 22033

2932 Chain Bridge Road Oakton, VA 22124	7030 Little River Turnpike Annandale, VA 22003	2079 Daniel Stuart Square Woodbridge, VA 22191

1201 Elden Street Herndon, VA 20170	3095 Nutley Street Fairfax, VA 22031	2901-11 South Glebe Road Arlington, VA 22206

5613 Stone Road Centreville, VA 20120	4700 Lee Highway Arlington, VA 22207	7501 Huntsman Boulevard Springfield, VA 22153

44151 Ashburn Shopping Plaza Ashburn, VA 20147	5851 Crossroads Center Way Falls Church, VA 22041	1230 West Broad Street Falls Church, VA 22047

3690-A King Street Alexandria, VA 22302	6800 Richmond Highway Alexandria, VA 22306	10346 Courthouse Road Spotsylvania, VA 22553

6609 Springfield Mall Springfield, VA 22150	7935 L Tysons Corner Center McLean, VA 22102	3480 South Jefferson Street Falls Church, VA 22041

500 South Washington Street Alexandria, VA 22314	11874 Spectrum Center Reston, VA 20190	1459 North Point Village Reston, VA 20194

10100 Dumfries Road Manassas, VA 20110	5230-A Port Royal Road Springfield, VA 22151	61 Catoctin Circle, NE Leesburg, VA 20175

5870 Kingstowne Boulevard Alexandria, VA 22310	8628-A Richmond Highway Alexandria, VA 22309	6426 Springfield Plaza Springfield, VA 22150

3499 S. Jefferson Street Baileys Crossroads, VA 22041	3046 Gatehouse Plaza Falls Church, VA 22042	21800 Town Center Plaza, #255 Sterling, VA 20164

1621 B Crystal Square Arcade Arlington, VA 22202	46160 Potomac Run Plaza Sterling, VA 20164	5740 Union Mills Road Clifton, VA 20124

21100 Dulles Town Circle Dulles, VA 20166	9863 Georgetown Pike Great Falls, VA 22066	8110 Fletcher Avenue McLean, VA 22101

7575 Newlinton Hall Road Gainesville, VA 20155	2251 John Milton Drive Herndon, VA 20171	3501 Plank Road Fredericksburg, VA 22407

12445 Hedges Run Drive Lakeridge, VA 22192	7137 Columbia Pike Annandale, VA 22003	6011 Burke Center Parkway Burke, VA 22015

8025 Sudley Road Manassas, VA 22110	1228 Elden Street Herndon, VA 22070	4309 Dale Boulevard Dale City, VA 22193

41 West Lee Highway Warrenton, VA 22186	3131 Duke Street Alexandria, VA 22314	697 North Washington Street Alexandria, VA 22313

43330 Junction Plaza Ashburn, VA 20147	8098 Rolling Road Springfield, VA 22153	45545 Dulles Eastern Plaza Sterling, VA 20163

43931 Farmwell Hunt Plaza Ashburn, VA 20147	6949 Commerce Street Springfield, VA 22150	5902 Old Centreville Road Centreville, VA 20121

3141 Lee Highway Arlington, VA 22201	8981 Ox Road Lorton, VA 22079	26001 Ridge Road Damascus, MD 20872

2063 West Street Annapolis, MD 21401	14943 Shady Grove Road Rockville, MD 20850	21117 Frederick Road Germantown, MD 20876

901 N. Nelson Street Arlington, VA 22203	4101 Cheshire Station Plaza Dale City, VA 22193	1010 East Main Street Purcellville, VA 20132

9761 Traville Gateway Drive Rockville, MD 20850	402 East Ridgeville Boulevard Mt. Airy, MD 21771	7200 Cradlerock Way Columbia, MD 21045

17831 Georgia Avenue Olney, MD 20832	15407 Excelsior Drive Bowie, MD 20716	317 Kentlands Boulevard Gaithersburg, MD 20878

8315 Georgia Avenue Silver Spring, MD 20910	5552 Norbeck Road Rockville, MD 20853	215 N. Washington Street Rockville, MD 20850

11261 New Hampshire Avenue Silver Spring, MD 20904	6200 Annapolis Road Landover Hills, MD 20784	573 Governor Ritchie Highway Severna Park, MD 21146

101 Halpine Road Rockville, MD 20852	33 West Franklin Street Hagerstown, MD 21740	4745 Dorsey Hall Drive Ellicott City, MD 21042

6107 Greenbelt Road Berwyn Heights, MD 20740	6400 Belcrest Road Hyattsville, MD 20782	1130 Smallwood Drive Waldorf, MD 20603

12 Bureau Drive Gaithersburg, MD 20878	8740 Arliss Street Silver Spring, MD 20901	1040 Largo Center Drive Largo, MD 20774

19610 Club House Road Gaithersburg, MD 20886	2409 Wooton Parkway Rockville, MD 20850	6335 Marlboro Pike District Heights, MD 20747

812 Muddy Branch Road Gaithersburg, MD 20878	8845 Branch Avenue Clinton, MD 20735	7530 Annapolis Road Lanham, MD 20784

10211 River Road Potomac, MD 20854	1181 University Boulevard Langley Park, MD 20783	11241 Georgia Avenue Wheaton, MD 20902

14113 Baltimore Avenue Laurel, MD 20707	19801 Century Boulevard Germantown, MD 20874	13301 New Hampshire Avenue Silver Spring, MD 20904

701 Pennsylvania Avenue, NW Washington, DC 20004	1009 West Patrick Street Frederick, MD 21701	7101 Democracy Boulevard Bethesda, MD 20817

8676 Georgia Avenue Silver Spring, MD 20910	7937 Ritchie Highway Glen Burnie, MD 21061	4825 Cordell Avenue Bethesda, MD 20814

12228 Viers Mill Road Silver Spring, MD 20906	19781-83 Frederick Road Germantown, MD 20876	7515 Greenbelt Road Greenbelt, MD 20770

115 University Boulevard West Silver Spring, MD 20901	16827 Crabbs Branch Way Rockville, MD 20855	15777 Columbia Pike Burtonsville, MD 20866

9707 Old Georgetown Road Bethesda, MD 20814	2321-E Forest Drive Annapolis, MD 21401	509 N. Frederick Avenue Gaithersburg, MD 20877

7941 Tuckerman Lane Potomac, MD 20854	15460 Annapolis Road Bowie, MD 20715	5823 Eastern Avenue Chillum, MD 20782

Stamp Student Union College Park, MD 20742	20000 Goshen Road Gaithersburg, MD 20879	3355 Corridor Market Place Laurel, MD 20724

5400 Corporate Drive Frederick, MD 21703	12097 Rockville Pike Rockville, MD 20852	10400 Old Georgetown Road Bethesda, MD 20814

20944 Frederick Road Germantown, MD 20876	10159 New Hampshire Avenue Hillandale, MD 20903	6020 Marshalee Drive Elkridge, MD 21075

3601 St. Barnabas Road Silver Hill, MD 20746	10800 Baltimore Avenue Beltsville, MD 20705	135 East Baltimore Street Baltimore, MD 21202

18331 Leaman Farm Road Germantown, MD 20876	8171 Elliot Road Talbot, MD 21601	2801 University Boulevard West Kensington, MD 20895

1734 York Road Lutherville, MD 21093	7700 Old Georgetown Road Bethesda, MD 20814	4624 Edmondson Avenue Baltimore, MD 21229

11399 York Road Cockeysville, MD 21030	18104 Town Center Drive Olney, MD 20832	6000 Greenbelt Road Greenbelt, MD 20704

751 South Salisbury Boulevard Salisbury, MD 21801	6197 Oxon Hill Road Oxon Hill, MD 20745	9730 Groffs Mill Drive Owings Mills, MD 21117

5700 Southeast Crain Highway Upper Marlboro, MD 20772	10821 Connecticut Avenue Kensington, MD 20895	6340 York Road Towson, MD 21212

5476 Wisconsin Avenue Chevy Chase, MD 20815	18006 Mateny Road Germantown, MD 20874	4622 Wilkens Avenue Baltimore, MD 21229

8100 Loch Raven Boulevard Towson, MD 21286	7406 Baltimore Avenue College Park, MD 20740	11301 Rockville Pike Kensington, MD 20895

842 Muddy Branch Road Gaithersburg, MD 20878	980 E. Swan Creek Road Fort Washington, MD 20744	7501 Wisconsin Avenue Bethesda, MD 20814

229 Kentlands Boulevard Gaithersburg, MD 20878	3828 International Drive Silver Spring, MD 20906	5370 Westbard Avenue Bethesda, MD 20816

12051 Rockville Pike Rockville, MD 20852	3400 Crain Highway Bowie, MD 20716	7340 Westlake Terrace Bethesda, MD 20817

15791 Columbia Pike Burtonsville, MD 20866	2315 Randolph Road Silver Spring, MD 20906	1327 Lamberton Drive Silver Spring, MD 20902

2215 Bel Pre Road Wheaton, MD 20906	45101 First Colony Way California, MD 20619	13490 New Hampshire Avenue Silver Spring, MD 20904

8401 Connecticut Avenue Chevy Chase, MD 20815	802 Pleasant Drive Rockville, MD 20850	2611 Brandermill Boulevard Gambrills, MD 21054

5424 Western Avenue Chevy Chase, MD 20815	8000 York Road Towson, MD 21252	4701 Sangamore Road Bethesda, MD 20816

13641 Connecticut Avenue Wheaton, MD 20906	7940 Crain Highway Glen Burnie, MD 21061	9245 Baltimore National Pike Ellicot City, MD 21042

1000 Hilltop Circle Baltimore, MD 21250	1161 Maryland Route 3N Gambrills, MD 21054	625 Hungerford Drive Rockville, MD 20850

7566 Ridge Road Hanover, MD 21706	1100 17th Street, NW Washington, DC 20036	4000 Wisconsin Avenue, NW Washington, DC 20016

4455 Connecticut Avenue, NW Washington, DC 20008	1545 Wisconsin Avenue, NW Washington, DC 20007	1717 Pennsylvania Avenue, NW Washington, DC 20006

2831 Alabama Avenue, SE Washington, DC 20020	4860 Massachusetts Avenue, NW Washington, DC 20016	925 15th Street, NW Washington, DC 20005

1800 M Street, NW Washington, DC 20036	210 Michigan Avenue, NE Washington, DC 20017	1299 Pennsylvania Avenue, NW Washington, DC 20005

5714 Connecticut Avenue, NW Washington, DC 20015	1850 K Street, NW Washington, DC 20006	4400 Massachusetts Avenue, NW Washington, DC 20016

3519 Connecticut Avenue, NW Washington, DC 20008	22 Lighthouse Plaza Rehoboth Beach, DE 19971	19268 Old Landing Road Rehoboth, DE 19971

At September 30, 2003, the net book value of the Bank’s office facilities, including leasehold improvements, was $309.9 million, net of accumulated depreciation of $112.9 million. The Bank owns additional assets, including furniture and data processing equipment. At September 30, 2003, these other assets had a book value of $177.9 million, net of accumulated depreciation of $146.8 million. The Bank also has operating leases, primarily for certain data processing equipment and software. Those leases have month-to-month or year-to-year terms. See Note 16 to the Consolidated Financial Statements in this report.

As of October 2003, the Bank had received OTS approval to open seven additional full-service branch offices. The branches, three in Virginia, three in Maryland and one in Washington, DC, are scheduled to open during fiscal year 2004.

The Bank also owns automobiles which are leased to third parties. The leases are accounted for as operating leases with lease payments recognized as rental income. At September 30, 2003, automobiles subject to lease had a book value $855.4 million, net of accumulated depreciation of $322.8 million.

ITEM 3. LEGAL PROCEEDINGS

In the normal course of business, the Trust is involved in certain litigation, including litigation arising out of the collection of loans, the enforcement or defense of the priority of its security interests, the continued development and marketing of certain of its real estate properties, disputes with tenants and certain employment claims. In the opinion of management, litigation which is currently pending will not have a material adverse impact on the financial condition or future operations of the Trust.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended September 30, 2003.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There currently is no established public trading market for Common Shares. At November 15, 2003, there were seven corporate or individual holders of record of Common Shares. All holders of Common Shares at such date were affiliated with the Trust. The Trust did not pay any cash dividends on its Common Shares during the past two fiscal years. See “Item 12. Security Ownership of Certain Beneficial Owners and Management.”

ITEM 6. SELECTED FINANCIAL DATA

The selected financial data of the Trust herein have been derived from the Consolidated Financial Statements of the Trust. The data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included elsewhere in this report.

SELECTED FINANCIAL DATA

	Year Ended September 30
(In thousands, except per share amounts and other data)	2003	2002	2001	2000	1999
STATEMENT OF OPERATIONS DATA:
Real Estate:
Revenues	$128,032	$128,418	$143,185	$132,858	$106,025
Operating expenses	158,254	156,589	161,802	145,484	121,676
Equity in earnings of unconsolidated entities, net	7,248	8,811	7,169	7,291	4,964
Impairment loss on investments	(998)	(188)	(296)	—	—
Gain on sales of property	9,079	—	11,077	994	—

Real estate operating loss	(14,893)	(19,548)	(667)	(4,341)	(10,687)

Banking:
Interest income	451,551	541,399	721,324	710,353	518,520
Interest expense	205,479	273,186	422,744	394,400	245,507

Net interest income	246,072	268,213	298,580	315,953	273,013
Provision for loan losses	(18,422)	(51,367)	(59,496)	(47,940)	(22,880)

Net interest income after provision for loan losses	227,650	216,846	239,084	268,013	250,133

Other income:
Deposit servicing fees	122,473	113,640	101,482	88,253	69,570
Servicing and securitization income	103,422	84,160	52,169	28,991	31,509
Automobile rental income	235,801	242,646	167,379	64,142	5,718
Gain on sales of trading securities and sales of loans, net	41,190	10,296	9,062	2,976	12,214
Gain (loss) on real estate held for investment or sale, net	6,780	992	2,815	(1,523)	34,049
Gain on other investment	—	—	10,294	—	—
Other	30,616	37,168	32,075	27,386	22,854

Total other income	540,282	488,902	375,276	210,225	175,914

Operating expenses	621,742	602,166	518,713	408,092	330,177

Banking operating income	146,190	103,582	95,647	70,146	95,870

Total Company:
Operating income	131,297	84,034	94,980	65,805	85,183
Provision for income taxes	46,221	23,143	27,088	18,630	28,258

Income before minority interest, cumulative effect of change in accounting principle, and extraordinary item	85,076	60,891	67,892	47,175	56,925
Minority interest held by affiliates	(13,926)	(9,671)	(8,660)	(4,961)	(7,333)
Minority interest—other	(26,160)	(25,313)	(25,313)	(25,313)	(25,313)
Cumulative effect of change in accounting principle	897	—	—	—	—
Extraordinary item	—	—	—	(166)	—

Total company net income	$45,887	$25,907	$33,919	$16,735	$24,279

Net income available to common shareholders	$40,469	$20,489	$28,501	$11,317	$18,861
Income before minority interest, cumulative effect of change in accounting principle, and extraordinary item	$16.53	$11.48	$12.94	$8.64	$10.67
Minority interest held by affiliates	(2.89)	(2.00)	(1.79)	(1.03)	(1.52)
Minority interest—other	(5.43)	(5.24)	(5.24)	(5.24)	(5.24)
Cumulative effect of change in accounting principle	0.19	—	—	—	—
Extraordinary item	—	—	—	(0.03)	—

Total company net income	$8.40	$4.24	$5.91	$2.34	$3.91

Continued on following page.

SELECTED FINANCIAL DATA

(Continued)

	Year Ended September 30
(In thousands, except per share amounts and other data)	2003	2002	2001	2000	1999
BALANCE SHEET DATA:
Assets:
Real estate assets	$429,285	$437,514	$442,104	$433,189	$366,756
Income-producing properties, net	275,005	285,308	282,984	238,249	207,407
Land parcels	42,425	44,020	40,835	39,716	39,448
Banking assets	11,779,440	11,273,252	11,408,707	10,724,725	9,151,405
Total company assets	12,208,725	11,710,766	11,850,811	11,157,914	9,518,161

Liabilities:
Real estate liabilities	652,856	663,376	667,176	665,838	590,885
Mortgage notes payable	322,437	326,232	331,114	313,746	221,126
Notes payable—secured	203,800	201,750	202,500	200,000	216,000
Notes payable—unsecured	55,349	55,156	50,717	47,463	46,122
Banking liabilities	11,039,425	10,614,255	10,780,154	10,121,386	8,570,344
Minority interest held by affiliates	98,062	88,137	82,048	77,006	72,551
Minority interest—other	249,698	218,307	218,307	218,307	218,307
Total company liabilities	12,040,041	11,584,075	11,747,685	11,082,537	9,452,087

Shareholders’ equity	168,684	126,691	103,126	75,377	66,074

OTHER DATA:
Hotels:
Number of hotels	18	18	18	16	15
Number of guest rooms	3,574	3,578	3,578	3,196	3,103
Average occupancy	61%	61%	66%	71%	68%
Average room rate	$85.93	$86.92	$94.32	$89.16	$85.45
Office properties:
Number of properties	13	13	11	10	7
Leasable area (square feet)	1,978,016	1,978,016	1,796,571	1,684,425	1,277,243
Leasing percentages	85%	86%	92%	98%	92%
Land parcels:
Number of parcels	9	10	10	9	10
Total acreage	381	389	389	399	417

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Trust has prepared its financial statements and other disclosures on a consolidated basis. The term “Trust” used in the text and the financial statements included herein refers to the combined entity, which includes B. F. Saul Real Estate Investment Trust and its subsidiaries, including Chevy Chase and Chevy Chase’s subsidiaries. The term “Real Estate Trust” refers to B. F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase’s subsidiaries. The operations conducted by the Real Estate Trust are designated as “Real Estate,” while the business conducted by the bank and its subsidiaries is identified by the term “Banking.”

CRITICAL ACCOUNTING POLICIES.

The Trust’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), which requires the Trust to make certain estimates and assumptions that affect its reported results (see Summary of Significant Accounting in Notes to the Consolidated Financial Statements included herein). The Trust has identified six policies, that due to estimates and assumptions inherent in those policies, involve a relatively high degree of judgment and complexity.

REAL ESTATE

REAL ESTATE PROPERTIES: Income producing properties are stated at the lower of depreciated cost (except those which were acquired through foreclosure or equivalent proceedings, the carrying amounts of which are based on the lower of cost or fair value at the time of acquisition) or net realizable value. Management believes that these assets have generally appreciated in value and, accordingly, the aggregate current value exceeds their aggregate net book value and also exceeds the value of the Real Estate Trust’s liabilities as reported in these financial statements. Because these financial statements are prepared in conformity with GAAP, they do not report the current value of the Real Estate Trust’s real estate assets.

Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Real Estate Trust recognizes an impairment loss. Measurement of an impairment loss for long-lived assets and identifiable intangibles that the Real Estate Trust expects to hold and use is based on the fair value of the asset. Long-lived assets and certain intangibles to be disposed of are generally reported at the lower of carrying amount or fair value less the cost to sell.

Interest, real estate taxes and other carrying costs are capitalized on projects under construction. Once construction is completed and the assets are placed in service, rental income, direct operating expenses, and depreciation associated with such properties are included in current operations. The Real Estate Trust considers a project to be substantially complete and held available for occupancy upon completion of tenant improvements, but no later than one year from the cessation of major construction activity. Substantially completed portions of a project are accounted for as separate projects. Expenditures for repairs and maintenance are charged to operations as incurred.

Depreciation is calculated using the straight-line method and the estimated useful lives of 15 to 50 years for buildings and up to 20 years for certain other improvements. Tenant improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the term of the related lease.

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cashflows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Trust recognizes an impairment loss. Measurement of an impairment loss for long-lived assets that the Trust expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are generally reported at the lower of carrying amount or fair value less costs to sell.

INCOME RECOGNITION: The Real Estate Trust derives room and other revenues from the operations of its hotel portfolio. Hotel revenue is recognized as earned. The Real Estate Trust derives rental income under noncancelable long-term leases from tenants at its commercial properties. Commercial property rental income is recognized on a straight-line basis.

BANKING

GENERAL: The Bank’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires the Bank to make certain estimates and assumptions that affect its reported results (see Note 1 to the Consolidated Financial Statements included herein).

ALLOWANCE FOR LOSSES: The Bank maintains allowances for possible losses on its loans at levels it believes to be adequate to absorb estimated losses inherent in the loan portfolio at the balance sheet date. Management reviews the adequacy of the allowance for losses using a variety of measures and tools appropriate for the asset type, including historical loss performance, delinquent status, current economic conditions, internal risk ratings, current underwriting policies and practices and market values for similar assets.

DERIVATIVE INSTRUMENTS: The Bank uses a variety of derivative financial instruments in order to mitigate its exposure to changes in market interest rates. To mitigate the risk that the value of mortgage loans held for sale will change as interest rates change, the Bank generally enters into mortgage-backed security forward sales contracts. To mitigate the risk that the value of the Bank’s mortgage servicing rights will change as interest rates change, the Bank uses futures contracts and options on futures contracts related to U.S. Treasury securities. In addition, the Bank issues commitments to make fixed-rate mortgage loans in which the customer “locks in” the interest rate before closing on the loan. These interest rate locks are treated as derivative instruments in the financial statements. All derivative instruments are recorded on the balance sheet at their fair value, which generally represents the amount of money the Bank would receive or pay if the item were bought or sold in a current transaction.

Fair market values are based on market prices when they are available. If market quotes are not available, fair values are based on market or dealer prices of similar items or discounted cash flows using market estimates of interest rates, prepayment speeds and other assumptions.

When determining the extent to which interest rate exposures should be hedged, the Bank makes certain estimates and judgments relating to, among other things, whether an interest-rate lock will become a loan, the timing of the loan closing, the timing of the subsequent sale of the loan, and the prepayment speed of mortgage loans underlying the mortgage servicing rights. To the extent that the actual results are different than the Bank’s assumptions, the hedging strategy may not be effective in offsetting the changes in the values of the hedged items, and the Bank’s earnings may be adversely impacted.

INTEREST-ONLY STRIPS RECEIVABLE: From time to time, the Bank sells loans and retains an interest-only strip receivable related to the sold loans. The interest-only strips receivable are initially recorded by allocating the previous carrying value of the assets involved in the transactions between the assets sold and the interests retained, including the interest-only strip receivable. Subsequently, the interest-only strips receivable are carried at their fair values, with changes in fair value reflected in income. Fair value of these interest-only strips receivable is based on discounted expected future cash flows, which are determined using market assumptions such as discount rates and prepayment speeds, and, in certain circumstances, an estimate of credit losses based on the Bank’s historical experience. If actual prepayment or default rates significantly exceed the estimates, the actual amount of future cash flow could be less than the expected amount and the value of the interest-only strips receivable, as well as the Bank’s earnings, could be negatively impacted.

MORTGAGE SERVICING RIGHTS: The Bank sells mortgage loans and retains the right to service those loans (“originated MSR”). The originated MSR are initially recorded by allocating the previous carrying value of the loans between the portion sold and the retained originated MSR. The Bank also purchases the right to service mortgage loans originated by third parties (“purchased MSR” and, together with originated MSR, “MSR”). Purchased MSR are initially recorded at their acquisition cost. Subsequent to origination or purchase, MSR are carried at the lower of their amortized cost or fair value. Fair value of MSR is based on discounted expected future income, net of related expenses, to be generated by servicing the underlying loans. When determining fair value, the Bank uses several assumptions, the most significant of which are the estimated rate of repayment of the underlying loans and the discount rate. If actual repayment rates significantly exceed the estimates, the actual amount of future cash flow could be less than the expected amount and the value of the MSR, as well as the Bank’s earnings, could be negatively impacted.

The Bank believes that the judgements, estimates and assumptions used in the preparation of the Consolidated Financial Statements are appropriate given the factual circumstances at the time. However, given the sensitivity of our Consolidated Financial Statements to these items, the use of other judgements, estimates and assumptions, as well as differences between actual results and the estimates and assumptions, could result in material differences in our results of operations and financial condition.

FINANCIAL CONDITION

REAL ESTATE

The Real Estate Trust’s investment portfolio at September 30, 2003 consisted primarily of hotels, office projects, and land parcels. See “Item 1. Business—Real Estate—Real Estate Investments.”

Overall, the hotel portfolio experienced an average occupancy rate of 61% and an average room rate of $85.93 during fiscal 2003, compared to an average occupancy of 61% and an average room rate of $86.82 during the prior year. REVPAR (revenue per available room) was $52.52 for fiscal 2003, a 0.3% decrease from REVPAR for fiscal 2002 of $52.66.

The Real Estate Trust’s hotel portfolio, and the hospitality sector in general, continues to be impacted by the overall national economic downturn, particularly the decline in general business travel.

Office space in the Real Estate Trust’s office property portfolio was 85% leased at September 30, 2003, compared to a leasing rate of 86% at September 30, 2002. The Trust placed into service during December 2001 an 81,000 square foot building in Sterling, Virginia that remains unleased. In addition, the Trust has been experiencing a downward trend in its leasing rates and renewals of leases commensurate with the weakening commercial office markets in Northern Virginia as well as in Atlanta, Georgia. At September 30, 2003, the Real Estate Trust’s office property portfolio consisted of 13 properties and had a total gross leasable area of 1,978,000 square feet, of which 191,000 square feet (9.6%) and 257,000 square feet (13.0%) are subject to leases expiring in fiscal 2004 and fiscal 2005.

BANKING

General. The Bank’s assets grew to $11.8 billion during fiscal year 2003, an increase of $506.2 million from fiscal year 2002. The Bank recorded operating income of $146.2 million during fiscal year 2003, compared to operating income of $103.6 million during fiscal year 2002. The increase in income for fiscal year 2003 was primarily attributable to a $19.3 million increase in servicing and securitization income, a $30.9 million increase in gain on trading securities and sales of loans, an $8.8 million increase in deposit servicing fees and a decrease of $32.9 million in the provision for loan losses. Partially offsetting the increased income was an increase in operating expenses of $19.6 million and a $22.1 million decrease in net interest income. The increase in operating expenses is largely attributable to increases in salaries and employee benefits and depreciation and amortization. See “Results of Operations.”

Servicing and securitization income increased $19.3 million, or 22.9%, during fiscal year 2003 primarily as a result of increased securitization activity. During fiscal year 2003, the Bank securitized and sold $2.6 billion of loan receivables and recognized a gain of $92.9 million compared to securitization and sale of $1.6 billion of loan receivables and a gain of $56.9 million in fiscal year 2002. See Notes C and 15 to the Consolidated Financial Statements in this report. See “Liquidity.” The Bank recognized a net unrealized loss of $12.5 million and $8.7 million on its interest-only strips receivable during fiscal years 2003 and 2002, respectively.

Real estate owned, net of valuation allowances, decreased from $23.4 million at September 30, 2002 to $21.8 million at September 30, 2003. This reduction was primarily due to sales in the communities and other properties and to provisions for losses, partially offset by capitalized costs. At September 30, 2003, based on an analysis of the value of REO and the prospect for recoveries of value, the Bank charged off its valuation allowances of REO in the amount of $71.7 million. See “Asset Quality—REO.”

At September 30, 2003, the Bank’s tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were 5.75%, 5.75%, 7.67% and 11.05%, respectively. The Bank’s capital ratios exceeded regulatory requirements as well as the standards established for well-capitalized institutions under OTS prompt corrective action regulations. See “Capital.”

In October 2003, the Bank issued $125 million of its 8% Preferred Stock, and used the proceeds to redeem all of its 13% Preferred Stock, on October 31, 2003. On December 2, 2003, the Bank issued $175 million of its 2003 Debentures. The net proceeds of the offering, along with short-term borrowings, will be used to redeem all of the 1993 Debentures and the 1996 Debentures. The effect of these transactions will be to increase the Bank’s Tier 1 Capital and to reduce the dividend and interest rates associated with these capital instruments.

During fiscal year 2003, the Bank declared and paid, out of the retained earnings of the Bank, cash dividends on its Common Stock in the aggregate amount of $2,000 per share.

The Bank’s assets are subject to review and classification by the OTS upon examination. The OTS concluded its most recent safety and soundness examination of the Bank in December 2002.

Asset Quality. Non-Performing Assets. The Bank’s level of non-performing assets decreased during fiscal year 2003. The following table sets forth information concerning the Bank’s non-performing assets at the dates indicated. The figures shown are after charge-offs and, in the case of real estate acquired in settlement of loans, after all valuation allowances.

Non-Performing Assets

(Dollars in thousands)

	September 30,
	2003	2002	2001	2000	1999
Non-performing assets:
Non-accrual loans:
Residential	$8,047	$13,680	$7,314	$5,171	$4,756
Real estate and construction and ground	1,004	653	—	70	—

Total non-accrual real estate loans	9,051	14,333	7,314	5,241	4,756
Commercial	249	2,329	—	—	269
Subprime automobile	4,372	7,755	13,379	12,026	6,640
Other consumer	1,928	2,136	6,606	5,399	1,607

Total non-accrual loans (1)	15,600	26,553	27,299	22,666	13,272

Real estate acquired in settlement of loans	21,820	94,665	115,931	129,213	133,157
Allowance for losses on real estate acquired in settlement of loans	—	(71,293)	(85,152)	(80,752)	(84,405)

Real estate acquired in settlement of loans, net	21,820	23,372	30,779	48,461	48,752

Total non-performing assets	$37,420	$49,925	$58,078	$71,127	$62,024

Troubled debt restructurings	$—	$—	$—	$—	$11,714

Allowance for losses on loans	$58,397	$66,079	$57,018	$51,018	$57,839
Allowance for losses on real estate held for investment	202	202	202	202	202
Allowance for losses on real estate acquired in settlement of loans	—	71,293	85,152	80,752	84,405

Total allowances for losses	$58,599	$137,574	$142,372	$131,972	$142,446

Interest income recorded
Non-accrual assets	$39	$279	$358	$4	$17

Restructured loans	$—	$—	$—	$340	$229

Interest income that would have been recorded had the loans been current in accordance with their original terms
Non-accrual assets	$2,059	$3,141	$3,321	$2,434	$1,769

Restructured loans	$—	$—	$—	$1,323	$1,261

(1)	Before deduction of allowances for losses.

	September 30, 2003	September 30,
		2002	2001	2000	1999
Ratios:
Non-performing assets to total assets	0.32%	0.44%	0.51%	0.66%	0.68%
Allowance for losses on real estate loans to non-accrual real estate loans (1)	90.51%	44.05%	70.86%	167.60%	361.35%
Allowance for losses on other consumer loans to non-accrual other consumer loans (1)(2)	451.88%	393.65%	205.39%	211.36%	436.89%
Allowance for losses on loans to non-accrual loans (1)	374.34%	248.86%	208.86%	225.09%	435.80%
Allowance for losses on loans to total loans receivable (3)	0.65%	0.85%	0.77%	0.66%	0.91%

(1)	Before deduction of allowances for losses.
(2)	Includes subprime automobile loans.
(3)	Includes loans receivable and loans held for securitization and/or sale, before deduction of allowance for losses.

Non-performing assets include non-accrual loans, non-accrual real estate held for investment, and REO, acquired either through foreclosure or deed-in-lieu of foreclosure, or pursuant to in-substance foreclosure. Non-accrual loans consist of loans contractually past due 90 days or more or with respect to which other factors indicate that full payment of principal and interest is unlikely.

Non-performing assets totaled $37.4 million at September 30, 2003, compared to $49.9 million, after valuation allowances on REO of $71.3 million, at September 30, 2002. Based on an analysis of REO and the prospect for recoveries of values, the Bank charged off its valuation allowances on REO at September 30, 2003. The Bank maintained valuation allowances of $58.4 million and $66.1 million on its loan portfolio at September 30, 2003 and 2002, respectively. The $12.5 million decrease in non-performing assets reflected a net decrease in REO of $1.6 million and a net decrease in non-accrual loans of $10.9 million.

Non-accrual Loans. The Bank’s non-accrual loans totaled $15.6 million at September 30, 2003, a decrease from $26.6 million at September 30, 2002. At September 30, 2003, non-accrual loans consisted of $9.1 million of non-accrual real estate loans and $6.5 million of non-accrual subprime automobile, commercial and other consumer loans compared to non-accrual real estate loans of $14.3 million and non-accrual subprime automobile and other consumer loans of $12.2 million at September 30, 2002. The decrease in non-accrual subprime automobile loans reflects the winding down of that portfolio.

REO. At September 30, 2003, the Bank’s REO totaled $21.8 million, as set forth in the following table:

	Number of Properties	Gross Balance	Charge-offs	Balance After Charge-offs	Percent of Total
	(Dollars in thousands)
Communities	2	$94,284	$77,812	$16,472	75.5%
Commercial ground	1	10,380	6,363	4,017	18.4%
Single-family residential properties	6	1,478	147	1,331	6.1%

Total REO	9	$106,142	$84,322	$21,820	100.0%

During fiscal year 2003, REO decreased $1.6 million, primarily as a result of sales in the communities and other properties and additional provisions for losses, which was partially offset by additional capitalized costs.

The principal component of REO consists of the two communities, both of which are under active development. At September 30, 2003, one of the communities had 134 remaining residential lots, which were under contract and pending settlement. This community also had approximately 167 remaining acres of land designated for commercial use. The other community has only one remaining commercial lot, which was under contract and pending settlement at September 30, 2003. In addition, at September 30, 2003, the Bank was engaged in discussions with potential purchasers regarding the sale of retail land.

The Bank continues to monitor closely its major non-performing and potential problem assets in light of current and anticipated market conditions. The Bank’s asset workout group focuses its efforts on resolving these problem assets as expeditiously as possible.

Potential Problem Assets. Although not considered non-performing assets, primarily because the loans are not 90 or more days past due and the borrowers have not abandoned control of the properties, potential problem assets are experiencing problems sufficient to cause management to have serious doubts as to the ability of the borrowers to comply with present repayment terms. At September 30, 2003 and 2002, potential problem assets totaled $14.8 million and $22.4 million, respectively.

The Bank’s Watch List Committee meets quarterly and reviews all commercial lending relationships which are rated as vulnerable, criticized or classified and have commitments of $1.0 million or greater. This Committee reviews the current status of each relationship, recent changes, performance against the corrective action plan presented at the prior meeting, and the current action plan for the relationship. On September 4, 2003, the Committee reviewed loans with outstanding balances of $80.2 million at June 30, 2003.

Delinquent Loans. At September 30, 2003, delinquent loans totaled $61.4 million, or 0.7% of loans, compared to $69.2 million, or 0.9% of loans, at September 30, 2002. The following table sets forth information regarding the Bank’s delinquent loans at September 30, 2003.

	Principal Balance (Dollars in Thousands)					Total as a Percentage of Loans (1)
	Real Estate Loans	Subprime Automobile Loans	Commercial Loans	Other Consumer Loans	Total
Loans delinquent for:
30-59 days…	$15,634	$17,181	$10,416	$6,376	$49,607	0.6%
60-89 days	2,494	6,628	397	2,250	11,769	0.1%

Total	$18,128	$23,809	$10,813	$8,626	$61,376	0.7%

(1)	Includes loans held for sale and/or securitization, before deduction of valuation allowances, unearned premiums and discounts and deferred loan origination fees (costs).

Real estate loans classified as delinquent 30-89 days consists entirely of single-family permanent residential mortgage loans and home equity loans. Total delinquent real estate loans increased to $18.1 million at September 30, 2003, from $10.8 million at September 30, 2002 reflecting growth in the portfolio. Non-accrual and delinquent real estate loans as a percentage of total real estate loans equaled 0.37% and 0.43% at September 30, 2003 and 2002, respectively.

Total delinquent subprime automobile loans decreased to $23.8 million at September 30, 2003, from $45.8 million at September 30, 2002, primarily because the Bank’s portfolio of these loans continues to decline as a result of the Bank’s prior decision to discontinue origination of these loans.

Commercial loans classified as delinquent 30-89 days consisted of 15 loans totaling $10.8 million at September 30, 2003 compared to 12 loans totaling $4.3 million at September 30, 2002. The increase in delinquencies reflects the maturation in the Bank’s portfolio.

Other consumer loans delinquent 30-89 days increased slightly to $8.6 million at September 30, 2003 from $8.2 million at September 30, 2002.

Troubled Debt Restructurings. A troubled debt restructuring occurs when the Bank agrees to modify significant terms of a loan in favor of a borrower experiencing financial difficulties. The Bank had no troubled debt restructurings at September 30, 2003 and 2002.

Real Estate Held for Investment. At September 30, 2003 and 2002, real estate held for investment consisted of one property with book value of $0.9 million, net of a valuation allowance of $0.2 million.

Allowances for Losses. The following tables show loss experience by asset type and the components of the allowance for losses on loans and the allowance for losses on real estate held for investment or sale. These tables reflect charge-offs taken against assets during the years indicated and may include charge-offs taken against assets, which the Bank disposed of during such years.

Analysis of Allowance for and Charge-offs of Loans

(Dollars in thousands)

	Year Ended September 30,
	2003	2002	2001	2000	1999
Balance at beginning of year	$66,079	$57,018	$52,518	$57,839	$60,157

Provision for loan losses	18,422	51,367	59,496	47,940	22,580

Charge-offs:
Single family residential and home equity	(1,032)	(1,132)	(786)	(807)	(617)
Commercial real estate and multifamily	(382)	(27)	—	(7,120)	—
Subprime automobile	(30,227)	(40,695)	(49,749)	(40,110)	(21,169)
Other consumer	(13,316)	(14,163)	(13,706)	(10,057)	(4,988)

Total charge-offs	(44,957)	(56,017)	(64,241)	(58,094)	(26,774)

Recoveries (1):
Single family residential and home equity	248	76	80	78	85
Commercial real estate and multifamily	14	18	—	—	—
Subprime automobile	13,384	11,311	7,104	3,074	744
Other consumer	5,207	2,306	2,061	1,681	1,047

Total recoveries	18,853	13,711	9,245	4,833	1,876

Charge-offs, net of recoveries	(26,104)	(42,306)	(54,996)	(53,261)	(24,898)

Balance at end of year	$58,397	$66,079	$57,018	$52,518	$57,839

Provision for loan losses to average loans (2)	0.25%	0.70%	0.76%	0.66%	0.47%
Net loan charge-offs to average loans (2)	0.36%	0.58%	0.70%	0.73%	0.52%
Ending allowance for losses on loans to total loans (2)(3)	0.75%	0.85%	0.77%	0.67%	0.91%

(1)	Includes proceeds received from the sale of charged-off loans.
(2)	Includes loans held for securitization and/or sale.
(3)	Before deduction of allowance for losses.

Components of Allowance for Losses on Loans by Type

(Dollars in thousands)

	September 30,
	2003		2002		2001		2000		1999
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Balance at end of year allocated to:
Single family residential	$2,161	64.7%	$1,953	59.0%	$2,127	60.9%	$2,127	62.9%	$3,127	62.0%
Home equity	2,426	15.0	817	14.1	1,007	8.7	1,007	5.5	1,007	6.3
Commercial real estate and multifamily	162	0.2	124	0.3	197	0.4	893	0.5	10,580	0.9
Real estate construction and ground	2,098	2.6	3,419	3.4	1,852	3.6	4,757	3.8	2,472	3.6
Commercial	14,400	10.0	16,934	10.4	9,135	10.4	6,904	7.7	4,623	6.2
Prime Automobile loans	7,013	5.5	4,150	8.0	7,034	8.1	6,034	10.0	3,034	11.3
Subprime automobile	16,000	1.1	32,000	3.0	32,000	5.8	28,782	8.0	28,782	7.5
Home improvement and related loans	1,049	0.5	1,151	1.3	1,523	1.6	1,523	1.2	3,523	1.7
Overdraft lines of credit and other consumer	2,020	0.4	1,635	0.5	491	0.5	491	0.4	691	0.5
Unallocated	11,068	—	3,896	—	1,652	—	—	—	—	—

Total	$58,397		$66,079		$57,018		$52,518		$57,839

Analysis of Allowance for and Charge-offs of Real Estate Held for Investment or Sale

(In thousands)

	Year Ended September 30,
	2003	2002	2001	2000	1999
Balance at beginning of year:
Real estate held for investment	$202	$202	$202	$202	$202
Real estate held for sale	71,293	85,152	80,752	84,405	153,564

Total	71,495	85,354	80,954	84,607	153,766

Provision for real estate losses:
Real estate held for investment	—	—	—	—	—
Real estate held for sale	—	700	4,200	1,400	—

Total	—	700	4,200	1,400	—

Charge-offs, net of recoveries :
Real estate held for sale:
Residential ground	—	(1,589)	—	(64)	(1,703)
Commercial ground	(3,631)	—	—	(3,397)	—
Communities	(67,662)	(12,970)	200	(1,592)	(67,456)

Total (charge-offs) recoveries on real estate held for investment or sale	(71,293)	(14,559)	200	(5,053)	(69,159)

Balance at end of year:
Real estate held for investment	202	202	202	202	202
Real estate held for sale	—	71,293	85,152	80,752	84,405

Total	$202	$71,495	$85,354	$80,954	$84,607

Components of Allowance for Losses on Real Estate Held for Investment or Sale

(In thousands)

	September 30,
	2003	2002	2001	2000	1999
Allowance for losses on real estate held for investment	$202	$202	$202	$202	$202

Allowance for losses on real estate held for sale:
Residential ground	—	100	1,689	1,689	1,520
Commercial ground	—	3,631	3,631	3,631	5,800
Communities	—	67,562	79,832	75,432	77,085

Total	—	71,293	85,152	80,752	84,405

Total allowance for losses on real estate held for investment or sale	$202	$71,495	$85,354	$80,954	$84,607

The Bank maintains valuation allowances for estimated losses on loans and real estate. The Bank’s total valuation allowances for losses on loans and real estate held for investment or sale decreased to $58.6 million at September 30, 2003, from $137.6 million at September 30, 2002. At September 30, 2003, the Bank charged off $71.3 million of its valuation allowances on REO following an analysis of the REO and the prospect for recoveries of value. The allowance for losses on loans decreased to $58.4 million at September 30, 2003 from $66.1 million at September 30, 2002, reflecting decreased delinquencies and charge-offs during the current year. Management reviews the adequacy of the valuation allowances on loans and real estate using a variety of measures and tools including historical loss performance, delinquent status, current economic conditions, internal risk ratings and current underwriting policies and procedures. Using this analysis, management determines a range of acceptable valuation allowances.

The allowance for losses on loans secured by real estate totaled $6.8 million at September 30, 2003, which constituted 75.6% of total non-performing real estate loans. This amount represented a $0.5 million increase from the September 30, 2002 level of $6.3 million, or 44.0% of total non-performing real estate loans at that date.

The allowance for losses on other consumer loans, including automobile, home improvement, overdraft lines of credit and other consumer loans, decreased to $26.1 million at September 30, 2003 from $38.9 million at September 30, 2002. Net charge-offs of subprime automobile loans for fiscal year 2003 were $16.8 million, compared to $29.4 million for fiscal year 2002. The decrease in the allowance and charge-offs was due to the decline in the Bank’s portfolio of these loans as a result of the Bank’s prior decision to discontinue origination of these loans.

The allowance for losses on commercial loans decreased to $14.4 million at September 30, 2003 from $16.9 million at September 30, 2002. Net charge-offs of commercial loans have been minimal during the fiscal years ended September 30, 2003 and 2002.

The unallocated allowance for losses increased to $11.1 million at September 30, 2003 from $3.9 million at September 30, 2002. The unallocated allowance is based upon management’s evaluation and judgement of various conditions that are not directly measured in the determination of the allocated allowance. The conditions evaluated in connection with the unallocated allowance include existing general economic and business conditions affecting key lending areas of the Bank, credit quality trends, collateral volumes, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience, regulatory examination results and findings of the Bank’s internal credit evaluations.

When real estate collateral securing an extension of credit is initially recorded as REO, it is recorded at the lower of cost or fair value, less estimated selling costs, on the basis of an appraisal. As circumstances change, it may be necessary to provide additional valuation allowances based on new information.

Consistent with regulatory requirements, the Bank performs ongoing real estate evaluations for all REO as a basis for substantiating the carrying values in accordance with accounting principles generally accepted in the United States. As indicated, as of September 30, 2003, the Bank’s REO consisted primarily of two residential communities under active development. As a part of its development activities, the Bank maintains and updates real estate project evaluations in accordance with regulatory requirements which include analyses of lot and acreage sales, status and budgets for development activities and consideration of project market trends. These real estate evaluations are reviewed periodically as part of management’s review and evaluation of the carrying values of REO. Following a review of the real estate assets and the related carrying values, management reports its actions to the Bank’s Board of Directors.

Asset and Liability Management. A key element of banking is the monitoring and management of liquidity risk and interest-rate risk. The process of planning and controlling asset and liability mix, volume and maturity to stabilize the net interest spread is referred to as asset and liability management. The objective of asset and liability management is to maximize the net interest yield within the constraints imposed by prudent lending and investing practices, liquidity needs and capital planning.

The Bank’s assets and liabilities are inherently sensitive to changes in interest rates. These movements can result in variations to the overall level of income and market value of equity. Based on the characteristics of a specific asset or liability (including maturity, repricing frequency and interest rate caps) a change in interest rates can significantly affect the contribution to net income and market value for the instrument. If, in the aggregate, the Bank’s assets mature or reprice more quickly or to a greater extent than its liabilities, the Bank is termed

“asset sensitive” and will tend to experience an increase in interest income and market value during periods of rising interest rates and declining interest income and market value during periods of falling interest rates. Conversely, if the Bank’s liabilities mature or reprice more quickly or to a greater extent than its assets, the Bank is termed “liability sensitive” and will tend to experience a decrease in interest income and market value during periods of rising interest rates and increased interest income and market value during periods of falling interest rates.

The Bank pursues an asset-liability management strategy designed both to control risk from changes in market interest rates and to maximize interest income in its loan portfolio. To achieve this strategy, the Bank emphasizes the origination and retention of a mix of both adjustable-rate and fixed-rate loan products.

Throughout fiscal year 2003, the Bank continued to originate and hold in its portfolio adjustable rate loan products at a greater volume than those with fixed interest rates. At September 30, 2003, adjustable-rate loans accounted for 68.8% of total loans, compared to 60.0% at September 30, 2002. This increase was primarily due to increased originations of adjustable-rate mortgage products, which typically reprice monthly and are tied to the one month LIBOR, and an increase in payoffs of fixed-rate mortgage loans due to refinancing activity.

A traditional measure of interest-rate risk within the banking industry is the interest sensitivity “gap,” which is the sum of all interest-earning assets minus all interest-bearing liabilities subject to repricing within the same period. Gap analysis is a tool used by management to evaluate interest-rate risk which results from the difference between repricing and maturity characteristics of the Bank’s assets and those of the liabilities that fund them. By analyzing these differences, management can attempt to estimate how changes in interest rates may affect the Bank’s future net interest income. The Bank views control over interest rate sensitivity as a key element in its financial planning process and monitors interest rate sensitivity through its forecasting system. The Bank manages interest rate exposure and will narrow or widen its gap depending on its perception of interest rate movements and the composition of its balance sheet.

A number of asset and liability management strategies are available to the Bank in structuring its balance sheet. These include selling or retaining certain portions of the Bank’s current residential mortgage loan production; altering the Bank’s pricing on certain deposit products to emphasize or de-emphasize particular maturity categories; altering the type and maturity of securities acquired for the Bank’s investment portfolio when replacing securities following normal portfolio maturation and turnover; lengthening or shortening the maturity or repricing terms for any current period asset securitizations; and altering the maturity or interest rate reset profile of borrowed funds, if any, including funds borrowed from the FHLB of Atlanta.

The following table presents the interest rate sensitivity of the Bank’s interest-earning assets and interest-bearing liabilities at September 30, 2003, which reflects management’s estimate of mortgage loan prepayments and amortization and provisions for adjustable interest rates. Adjustable and floating rate loans are included in the period in which their interest rates are next scheduled to adjust, and prepayment rates are assumed for the Bank’s loans based on recent actual experience. Statement savings and passbook accounts with balances under $20,000 are classified based upon management’s assumed attrition rate of 17.5%, and those with balances of $20,000 or more, as well as all NOW accounts, are assumed to be subject to repricing within six months or less.

Interest Rate Sensitivity Table (Gap)

(Dollars in thousands)

	Six Months or Less	More than Six Months through One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
As of September 30, 2003
Real estate loans:
Adjustable-rate	$3,145,543	$318,020	$469,760	$436,715	$165,553	$4,535,591
Fixed-rate	9,830	9,393	32,604	23,615	50,922	126,364
Home equity credit lines and second mortgages	1,091,257	37,513	109,743	64,827	89,925	1,393,265
Commercial	708,723	15,050	49,260	35,381	78,393	886,807
Consumer and other	406,180	58,481	109,659	78,292	23,317	675,929
Loans held for securitization and/or sale	1,378,831	—	—	—	—	1,378,831
Mortgage-backed securities	98,257	95,046	96,105	51,267	137,717	478,392
Other investments	205,806	—	46,345	—	—	252,151

Total interest-earning assets	7,044,427	533,503	913,476	690,097	545,827	9,727,330
Total non-interest earning assets	—	—	—	—	2,052,110	2,052,110

Total assets	$7,044,427	$533,503	$913,476	$690,097	$2,597,937	$11,779,440

Deposits:
Fixed maturity deposits	$907,442	$477,201	$267,846	$73,421	$—	$1,725,910
NOW, statement and passbook accounts	2,499,862	54,963	183,063	124,597	265,531	3,128,016
Money market deposit accounts	2,321,026	—	—	—	—	2,321,026
Borrowings:
Capital notes—subordinated	—	—	150,000	—	100,000	250,000
Other	1,058,694	501,634	445,447	66,674	83,333	2,155,782

Total interest-bearing liabilities	6,787,024	1,033,798	1,046,356	264,692	448,864	9,580,734
Minority interest	—	—	—	—	175,391	175,391
Total non-interest bearing liabilities	—	—	—	—	1,442,318	1,442,318
Stockholders’ equity	—	—	—	—	580,997	580,997

Total liabilities & stockholders’ equity	$6,787,024	$1,033,798	$1,046,356	$264,692	$2,647,570	$11,779,440

Gap	$257,403	$(500,295)	$(132,880)	$425,405	$96,963
Cumulative gap	$257,403	$(242,892)	$(375,772)	$49,633	$146,596
Adjusted cumulative gap as a percentage of total assets	2.2%	(2.1)%	(3.2)%	0.4%	1.2%

The Bank’s one-year gap as a percentage of total assets was negative 2.1% at September 30, 2003, compared to negative 1.0% at September 30, 2002. The slight decline in the Bank’s one-year gap results primarily from an increase during fiscal year 2003 in deposits and borrowings with repricing terms of one year or less. The increase in these liabilities was partially offset by an increase in adjustable rate mortgages with repricing characteristics of one year or less. The Bank continues to consider a variety of strategies to manage its interest rate risk position.

In addition to gap measurements, the Bank measures and manages interest-rate risk with the extensive use of computer simulation. This simulation includes calculations of Market Value of Portfolio Equity and Net Interest Margin as promulgated by the OTS’s Thrift Bulletin 13a. Under this bulletin, institutions are required to establish limits on the sensitivity of their net interest income and net portfolio value (“NPV”) to parallel changes in interest rates. Those changes in interest rates are defined as instantaneous and sustained movements of interest rates in 100 basis point increments. In addition, the Bank is required to calculate its ratio of NPV to the present value of total assets (“NPV Ratio”) for each interest rate shock scenario. The following table shows the estimated impact of parallel shifts in interest rates at September 30, 2003, calculated in a manner consistent with the requirements of TB 13a.

(Dollars in thousands)
(Basis Points) Change in Interest Rates	Changes in Net Interest Income(1)		Change in Net Portfolio Value(2)		NPV Ratio
	Percent	Amount	Percent	Amount
+ 200	+9.0%	$37,714	+3.3%	$28,034	6.90%
+ 100	+6.2%	26,029	+1.5%	12,407	6.75%
- 100	-4.9%	(20,564)	-9.9%	(83,729)	5.98%

(1)	Represents the difference between net interest income for 12 months in a stable interest rate environment and the various interest rate scenarios.
(2)	Represents the difference between net portfolio value (NPV) of the Bank’s equity in a stable interest rate environment and the NPV in the various rate scenarios. The OTS defines NPV as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected net cashflows from existing off-balance sheet contracts.

Computations of prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, prepayments and deposit runoff and, therefore, should not be relied upon as indicative of actual results. Certain limitations are inherent in these computations. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, may have features, which restrict interest rate changes on a short-term basis and over the life of the asset. In the event of a change in market interest rates, loan prepayments and early deposit withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, credit risk may increase if an interest rate increase adversely affects the ability of borrowers to service their debt.

Inflation. The impact of inflation on the Bank is different from the impact on an industrial company because substantially all of the assets and liabilities of the Bank are monetary in nature. The most direct impact of an extended period of inflation would be to increase interest rates and to place upward pressure on the operating expenses of the Bank. However, the actual effect of inflation on the net interest income of the Bank would depend on the extent to which the Bank was able to maintain a spread between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, which would depend to a significant extent on its asset-liability sensitivity. The effect of inflation on the Bank’s results of operations for the past three fiscal years has been minimal.

Deferred Taxes. At September 30, 2003, the Bank recorded a net deferred tax liability of $134.5 million, which generally represents the cumulative excess of the Bank’s income tax expense for financial reporting purposes over its actual income tax liability. See Note 33 to the Consolidated Financial Statements in this report.

Capital. At September 30, 2003, the Bank was in compliance with all of its regulatory capital requirements under FIRREA, and its capital ratios exceeded the ratios established for “well-capitalized” institutions under OTS prompt corrective action regulations.

The following table shows the Bank’s regulatory capital levels at September 30, 2003, in relation to the regulatory requirements in effect at that date. The information below is based upon the Bank’s understanding of the regulations and interpretations currently in effect and may be subject to change.

Regulatory Capital Chart

Regulatory Capital

(Dollars in thousands)

	Actual		Minimum Capital Requirement		Excess Capital
	Amount	As a % of Assets	Amount	As a % of Assets	Amount	As a % of Assets
Stockholders’ equity per financial statements	$580,997
Minority interest in REIT Subsidiary (1)	144,000

	724,997
Adjustments for tangible and core capital:
Intangible assets	(42,666)
Non-includable subsidiaries (2)	(939)
Non-qualifying purchased/originated loan servicing rights	(5,427)

Total tangible capital	675,965	5.75%	$176,202	1.50%	$499,763	4.25%

Total core capital (3)	675,965	5.75%	$469,872	4.00%	$206,093	1.75%

Tier 1 risk-based capital (3)	675,965	7.67%	$351,879	4.00%	$324,086	3.67%

Adjustments for total risk-based capital:
Subordinated capital debentures	250,000
Allowance for general loan losses	58,397

Total supplementary capital	308,397

Total available capital	984,362
Equity investments (2)(4)	(24,009)

Total risk-based capital (3)	$960,353	11.05%	$703,758	8.00%	$256,595	3.05%

(1)	Eligible for inclusion in core capital in an amount up to 25% of the Bank’s core capital pursuant to authorization from the OTS.
(2)	Reflects an aggregate offset of $0.2 million representing the general allowance for losses maintained against the Bank’s equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a “credit” against the deductions from capital otherwise required for such investments.
(3)	Under the OTS “prompt corrective action” regulations, the standards for classification as “well capitalized” are a leverage (or “core capital”) ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.
(4)	Includes two properties treated as equity investments for regulatory capital purposes. One property has a book value of $2,053 and is classified as real estate held for sale. The other property has a book value of $21,956 and is classified as property and equipment.

Under the OTS prompt corrective action regulations, an institution is categorized as well capitalized if it has a leverage or core capital ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0%, a total risk-based capital ratio of at least 10.0% and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level. At September 30, 2003, the Bank’s leverage, tier 1 risk-based and total risk-based capital ratios were 5.75%, 7.67% and 11.05%, respectively, which exceeded the ratios established for well-capitalized institutions. The OTS may reclassify an institution from one category to the next lower category, for example from well capitalized to adequately capitalized, if, after notice and an opportunity for a hearing, the OTS determines that the institution is in an unsafe or unsound condition or has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity. The Bank has not received notice from the OTS of any potential downgrade.

OTS capital regulations provide a five-year holding period, or such longer period as may be approved by the OTS, for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the Bank is unable to dispose of any REO property, whether through bulk sales or otherwise, prior to the end of its applicable five-year holding period and is unable to obtain an extension of the five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of such REO property from total risk-based capital. In February 2003, the Bank received from the OTS an extension of the holding periods for certain of its REO properties through February 7, 2004. The following table sets forth the Bank’s REO at September 30, 2003, by the fiscal year in which the property was acquired through foreclosure.

Fiscal Year	(In thousands)
1990	$2,053	(1)
1991	14,419	(2)
1995	4,017	(2)
2002	220
2003	1,111

Total REO	$21,820

(1)	The Bank treats this property as an equity investment for regulatory capital purposes.
(2)	The Bank received an extension of the holding periods for these properties through February 7, 2004.

Failure to obtain further REO extensions could adversely affect the Bank’s regulatory capital ratios. The Bank’s ability to maintain or increase its capital levels in future periods also will be subject to general economic conditions, particularly in the Bank’s local markets. Adverse general economic conditions or a downturn in local real estate markets could require further additions to the Bank’s allowances for losses and further charge-offs. Any of those developments would adversely affect the Bank’s earnings and thus its regulatory capital levels.

The Bank has historically relied on preferred stock and subordinated debt as significant components of its regulatory capital. Those instruments require significant fixed payments to holders, which increase the Bank’s expenses and make it more difficult for the Bank to generate additional core capital through retained earnings.

In October 2003, the Bank issued $125 million of its 8% Preferred Stock. The net proceeds from the issuance of the 8% Preferred Stock were used to redeem all of the 13% Preferred Stock, on October 31, 2003.

On December 2, 2003, the Bank issued $175 million aggregate principal amount of its 2003 Debentures. The net proceeds of the offering, along with short-term borrowings, will be used to redeem all of the 1993 Debentures and the 1996 Debentures.

The following table shows actual and proforma regulatory capital ratios at September 30, 2003 adjusted for the impact of the issuance of the 8% Preferred Stock, the redemption of the 13% Preferred Stock, the issuance of the 2003 Debentures and the anticipated redemption of the 1993 Debentures and the 1996 Debentures:

	Actual	As Adjusted
Core capital	5.75%	6.00%
Tier 1 risk-based capital	7.67%	8.04%
Total risk-based capital	11.05%	10.53%

Failure by the Bank to remain well capitalized could have a material adverse effect on certain aspects of the Bank’s operations, including its ability to pay dividends. See “Dividends and Other Capital Distributions.”

LIQUIDITY AND CAPITAL RESOURCES

REAL ESTATE

The Real Estate Trust’s cash flows from operating activities have been historically insufficient to meet all of its cash flow requirements. The Real Estate Trust’s internal source of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes sold to the public, the payment of interest on its indebtedness, and the payment of capital improvement costs. In the past, the Real Estate Trust funded such shortfalls through a combination of external funding sources, primarily new financings, the sale of unsecured notes, refinancing of maturing mortgage debt, proceeds from asset sales, and dividends and tax sharing payments from the bank. For the foreseeable future, the Real Estate Trust’s ability to generate positive cash flow from operating activities and to meet its liquidity needs, including debt service payments, repayment of debt principal and capital expenditures, will continue to depend on these available external sources. Dividends received from the bank are a component of funding sources available to the Real Estate Trust. The availability and amount of dividends in future periods is dependent upon, among other things, the bank’s operating performance and income, and regulatory restrictions on such payments. See also the discussion of potential limitations on the payment of dividends by the bank contained in “Item 1. Business—Banking—Dividends and Other Capital Distributions.”

During fiscal 2003, the bank made tax sharing payments totaling $11.5 million and dividend payments totaling $16.0 million to the Real Estate Trust. At September 30, 2003, the Trust is due $400,000 in tax sharing payments from the bank.

In recent years, the operations of the Real Estate Trust have generated net operating losses while the bank has reported net income. The Trust’s consolidation of the bank’s operations into the Trust’s federal income tax return has resulted in the use of the Real Estate Trust’s net operating losses to reduce the federal income taxes the bank would otherwise have owed. If in any future year, the bank has taxable losses or unused credits, the Trust would be obligated to reimburse the bank for the greater of (1) the tax benefit to the group using such tax losses or unused tax credits in the group’s consolidated federal income tax returns or (2) the amount of the refund which the bank would otherwise have been able to claim if it were not being included in the consolidated federal income tax return of the group.

During fiscal 2003, the Real Estate Trust purchased through dividend reinvestment approximately 334,000 shares of common stock of Saul Centers, and as of September 30, 2003, owns approximately 3,744,000 shares representing 23.8% of such company’s outstanding common stock. As of September 30, 2003, the market value of these shares was approximately $99.4 million. Substantially all of these shares have been pledged as collateral with the Real Estate Trust’s revolving credit lenders.

As the owner, directly and through two wholly-owned subsidiaries, of a limited partnership interest in Saul Holdings Partnership, the Real Estate Trust shares in cash distributions from operations and from capital transactions involving the sale of properties. The partnership agreement of Saul Holdings Partnership provides for quarterly cash distributions to the partners out of net cash flow. See “Item 1. Business—Real Estate—Investment in Saul Holdings Limited Partnership.” In fiscal 2003, the Real Estate Trust received total cash distributions of $6.5 million from Saul Holdings Partnership. Substantially all of the Real Estate Trust’s ownership interest in Saul Holdings Partnership has been pledged as collateral with the Real Estate Trust’s two revolving credit lenders.

In March 1998, the Trust issued $200.0 million aggregate principal amount of 9 3/4% Senior Secured Notes due 2008. These Notes are nonrecourse obligations of the Trust and are secured by a first priority perfected security interest in 8,000 shares, or 80%, of the issued and outstanding common stock of the bank, which constitute all of the bank common stock held by the Trust.

During 2003, the Real Estate Trust sold unsecured notes, with a maturity ranging from one to ten years, primarily to provide funds to repay maturing unsecured notes. During fiscal 2003, the Real Estate Trust sold notes amounting to $12.5 million at a weighted average interest rate of 7.2%. To the degree that the Real Estate Trust does not sell new unsecured notes in an amount sufficient to finance completely the scheduled repayment of outstanding unsecured notes as they mature, it will finance such repayments from other sources of funds.

In fiscal 1995, the Real Estate Trust established a $15.0 million secured revolving credit line with an unrelated bank. This facility was for a two-year term subject to extension for one or more additional one-year terms. In fiscal 1997, the facility was increased to $20.0 million and was renewed for an additional two-year period. In September 1999, this facility was increased to $50.0 million and its term was set at three years with provisions for extending the term annually. The maturity date for this line is September 29, 2004. On December 12, 2003 this facility was increased to $55.0 million and the maturity date extended to December 12, 2006. This facility is secured by a portion of the Real Estate Trust’s ownership in Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index, and at September 30, 2003, the rate was 4.0%. At September 30, 2003, the Real Estate Trust had outstanding borrowings under the facility of $3.8 million and unrestricted availability of $46.2 million.

In fiscal 1996, the Real Estate Trust established an $8.0 million revolving credit line with an unrelated bank. This facility was for a one-year term, after which any outstanding loan amount would amortize over a two-year period. During fiscal 1997, 1998 and 2000, the line of credit was increased to $10.0, $20.0, and $25.0 million. In November 2002, this line was increased to $35.0 million. In September 2003, this line was again increased to $45.0 million. The current maturity date for this line is September 26, 2006. This facility is secured by a portion of the Real Estate Trust’s ownership in Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index. At September 30, 2003, the Real Estate Trust had no outstanding borrowings and unrestricted availability of $45.0 million.

The maturity schedule for the Real Estate Trust’s outstanding debt at September 30, 2003 for fiscal years commencing October 1, 2003 is set forth in the following table:

Debt Maturity Schedule

Fiscal Year	Mortgage Notes	Notes Payable— Secured	Notes Payable— Unsecured	Total
	(In thousands)
2004	$11,792	$3,800	$12,238	$27,830
2005	16,387	—	10,507	26,894
2006	94,672	—	7,434	102,106
2007	5,543	—	4,468	10,011
2008	5,952	200,000	3,755	209,707
Thereafter	188,091	—	16,947	205,038

Total	$322,437	$203,800	$55,349	$581,586

Of the $322.4 million of mortgage notes outstanding at September 30, 2003, $314.5 million was nonrecourse to the Real Estate Trust.

In June 2003 the Real Estate Trust refinanced three hotels with a new fixed rate non-recourse financing. The financing consisted of three separate loans totaling $46 million, each with a term of 10 years and a 5.9% interest rate. This financing replaced $38.3 million in existing financing on the three hotels.

Development and Capital Expenditures

On June 29, 2000, the Real Estate Trust purchased a 6.17 acre site in the Loudoun Tech Center, a 246-acre business park located in Loudoun County, Virginia, for $1.1 million. The site was purchased for the purpose of developing an 81,000 square foot office/flex building known as Loudoun Tech Phase I. The cost of development was budgeted at approximately $8.4 million with financing of $7.4 million. This loan has a five-year term, a floating interest rate and an option for one two-year renewal. Construction was completed in December 2000, and the building was placed in service in December 2001. No leases have been signed as yet.

During the quarter ended September 30, 2000, the Real Estate Trust began the development of a 100,000 square foot office/flex building located on an 8.3 acre site in Dulles North Corporate Park near other Real Estate Trust projects. The new building is known as Dulles North Four. Development costs were $10.8 million and were financed with the proceeds of a $9.5 million construction loan. The building was placed in service in April 2002. The Real Estate Trust has signed a lease with a tenant for the entire building. The construction loan was repaid in August 2002 with the proceeds of a $9.0 million, 7.56%, ten-year permanent loan.

On November 15, 2000, the Real Estate Trust purchased a 19.1 acre land parcel in Laurel, Maryland, which contains a 105,000 square foot office/warehouse building known as Sweitzer Lane. The purchase price was $13.8 million and was financed from the Real Estate Trust’s revolving credit lines. The entire building was leased to Chevy Chase under a long-term agreement. The Real Estate Trust obtained permanent loan financing in July 2001 of $10.8 million.

On December 18, 2000, the Real Estate Trust sold its 124-unit San Simeon apartment project in Dallas, Texas. The sales price was $3.1 million and the Real Estate Trust recognized a gain of $2.2 million on the transaction. The proceeds of the sales were used to acquire a 10.7 acre parcel of land in Loudoun County, Virginia, for $2.8 million.

On June 13, 2001, the Real Estate Trust sold a 4.79 acre section of its Circle 75 land parcel located in Atlanta, Georgia, for $3.0 million. The Real Estate Trust recognized a gain of $2.4 million on this transaction.

On August 8, 2001, the Real Estate Trust sold Metairie Tower, a 91,000 square foot office building located in Metairie, Louisiana, for $7.2 million. The Real Estate Trust recognized a gain of $5.2 million on this transaction.

On September 7, 2001, the Real Estate Trust sold 9.5 acres of its Commerce Center land parcel located in Ft. Lauderdale, Florida, for approximately $2.0 million, and recognized a gain of $245,000 on the transaction.

During fiscal 2001, the Real Estate Trust also received net proceeds of $2.0 million and recognized a gain of $620,000 from the condemnation of portions of two land parcels in Colorado and Michigan.

On September 25, 2003, the Real Estate Trust sold 7.7 acres located in Rockville, Maryland, for $11.3 million, and recognized a gain of $9.1 million on the transaction.

The Real Estate Trust believes that the capital improvement costs for its income-producing properties will be in the range of $11.0 to $19.0 million per year for the next several years.

BANKING

Liquidity. The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. A standard measure of liquidity in the savings industry is the ratio of cash and short-term U.S. Government and other specified securities to net withdrawable accounts and borrowings payable in one year or less. See “BUSINESS—Regulation—Liquidity Requirements.”

The Bank’s primary sources of funds historically have consisted of:

•	principal and interest payments on loans and mortgage-backed securities;

•	savings deposits;

•	sales of loans and trading securities;

•	securitizations and sales of loans; and

•	borrowed funds, including funds borrowed from the FHLB of Atlanta.

The Bank’s holdings of readily marketable securities and eligible loans constitute another important source of liquidity. As of September 30, 2003, the estimated remaining borrowing capacity, after market value and other adjustments, against that portion of those assets that may be pledged to the FHLB of Atlanta and various securities dealers totaled $2.1 billion. A portion of these assets may also be available to be pledged to the Federal Reserve Bank of Richmond. Assets available to be pledged to the Federal Reserve Bank of Richmond totaled $621.1 million. A portion of these assets may also be available to be pledged to the FHLB of Atlanta.

In addition, the Bank from time to time accesses the capital markets as an additional means of funding its operations and managing its capital ratios and asset growth. Specifically, the Bank has securitized financial assets, including home equity, home loan and automobile loan receivables, as well as single-family residential loans, because the securitizations provide the Bank with a source of financing at competitive rates and assist the Bank in maintaining compliance with regulatory capital requirements. Additionally, the securitizations have permitted the Bank to limit the credit risk associated with these assets while continuing to earn servicing fees and other income associated with the securitized assets.

Since 1988, the Bank has securitized approximately $18.6 billion of loan receivables. At September 30, 2003, the Bank continues to service $3.4 billion, $19.0 million, $389.7 million and $18.9 million of securitized residential mortgages, home equity, automobile and home loan receivables, respectively. Chevy Chase derives fee-based income from servicing these securitized portfolios. However, that fee-based income has been adversely affected in prior periods by increases in prepayments, delinquencies and charge-offs related to the receivables in these securitized pools.

The Bank’s securitization transactions transfer the risk of repayment on securitized assets to a trust, which holds the receivables and issues the asset-backed certificates, and ultimately the risk of repayment is transferred to the holders of those certificates. The Bank retains credit risk with respect to the assets transferred to the trust only to the extent that it retains recourse based on the performance of the assets or holds subordinated certificates issued by the trust. In its securitizations, the Bank sometimes retains a limited amount of recourse through one or more means, most often through the establishment of reserve accounts, overcollateralization of receivables or retention of subordinated asset-backed certificates. Reserve accounts are funded by initial deposits, if required, and by amounts generated by the securitized assets over and above the amount required to pay interest, defaults and other charges and fees on the investors’ interests in the securitization transaction. Because amounts on deposit in the reserve accounts are at risk depending upon performance of the securitized receivables, those amounts represent recourse to the Bank. At September 30, 2003 and 2002, total recourse to the Bank related to securitization transactions was $30.0 million and $40.1 million, respectively.

The Bank securitized and sold $2.6 billion and $1.6 billion of loan receivables during fiscal year 2003 and 2002, respectively. At September 30, 2003 and 2002, the Bank had $1.4 billion and $1.2 billion, respectively, of loan receivables held for securitization and/or sale. The proceeds from the securitization and sale of single-family residential, home equity and home loan receivables will continue to be a significant source of liquidity for the Bank.

As part of its operating strategy, the Bank continues to explore opportunities to sell assets and to securitize and sell mortgage, home equity and home loan receivables to meet liquidity and other balance sheet objectives.

The Bank is also obligated under a recourse provision related to the servicing of certain of its residential mortgage loans. At each of September 30, 2003 and 2002, the recourse to the Bank under this arrangement totaled $3.4 million.

The Bank uses its liquidity primarily to meet its commitments to fund maturing savings certificates and deposit withdrawals, fund existing and continuing loan commitments, repay borrowings and meet operating expenses. During fiscal year 2003, the Bank used the cash provided by operating, investing and financing activities primarily to (i) fund maturing savings certificates and deposit withdrawals of $44.6 billion, (ii) fund existing and continuing loan commitments, including real estate held for investment or sale, of $4.5 billion, (iii) purchase investments and loans of $6.2 billion, (iv) meet operating expenses, before depreciation and amortization, of $405.8 million and (v) repay borrowings of $206.7 million net of proceeds from additional borrowings. These commitments were funded primarily through (i) proceeds from customer deposits and sales of certificates of deposit of $45.3 billion, (ii) proceeds from sales of loans, trading securities and real estate of $6.1 billion, and (iii) principal and interest collected on investments, loans, and securities of $3.8 billion.

The Bank’s commitments to extend credit at September 30, 2003 are set forth in the following table.

(In thousands)
Commitments to originate loans	$1,060,095

Loans in process (collateralized loans):
Home equity	896,405
Real estate construction and ground	167,913
Commercial	421,103

Subtotal	1,485,421

Loans in process (unsecured loans):
Overdraft lines	130,816
Commercial	289,474

Subtotal	420,290

Total commitments to extend credit	$2,965,806

Based on historical experience, the Bank expects to fund substantially less than the total amount of its outstanding overdraft line and home equity credit line commitments, which together accounted for 34.6% of commitments to extend credit at September 30, 2003.

At September 30, 2003, repayments of borrowed money scheduled to occur during the next 12 months were $1.6 billion. Certificates of deposit maturing during the next 12 months amounted to $1.4 billion. The Bank expects that a significant portion of these maturing certificates of deposit will remain with the Bank. In the event that deposit withdrawals are greater than anticipated, the Bank may have to increase deposit interest rates or rely on alternative and potentially higher cost sources of funds in order to meet its liquidity needs.

There were no material commitments for capital expenditures at September 30, 2003.

The Bank’s liquidity requirements in years subsequent to fiscal year 2003 will continue to be affected both by the asset size of the Bank, the growth of which may be constrained by capital requirements, and the composition of the asset portfolio. Management believes that the Bank’s primary sources of funds, described above, will be sufficient to meet the Bank’s foreseeable liquidity needs. The mix of funding sources utilized from time to time will be determined by a number of factors, including capital planning objectives, lending and investment strategies and market conditions.

RESULTS OF OPERATIONS

The Real Estate Trust’s ability to generate revenues from property ownership and development is significantly influenced by a number of factors, including national and local economic conditions, the level of mortgage interest rates, governmental actions, such as changes in real estate tax rates, and the type, location, size and stage of development of the Real Estate Trust’s properties. Debt service payments and most of the operating expenses associated with income-producing properties are not decreased by reductions in occupancy or rental income. Therefore, the ability of the Real Estate Trust to produce net income in any year from its income-producing properties is highly dependent on the Real Estate Trust’s ability to maintain or increase the properties’ levels of gross income. The relative illiquidity of real estate investments tends to limit the ability of the Real Estate Trust to vary its portfolio promptly in response to changes in economic, demographic, social, financial and investment conditions. See “Financial Condition—Real Estate.”

The bank’s operating results historically have depended primarily on its “net interest spread,” which is the difference between the rates of interest earned on its loans and securities investments and the rates of interest paid on its deposits and borrowings. In recent periods, the bank has generated significant income from loan servicing and securities activities and deposit fees. In addition to interest paid on its interest-bearing liabilities, the bank’s principal expenses are operating expenses.

FISCAL 2003 COMPARED TO FISCAL 2002

REAL ESTATE

The Real Estate Trust recorded income before depreciation and amortization of debt service of $5.5 million and an operating loss of $14.9 million for fiscal 2003, compared to income before depreciation and amortization of debt service of $500,000 and an operating loss of $19.5 million for fiscal 2002. The increase was largely attributable to a $9.1 million gain on the sale of a property which offset higher impairment losses and losses on unconsolidated entities.

Income after direct operating expenses from hotels decreased $1.4 million, or 4.8%, in fiscal 2003 from the level achieved in fiscal 2002. Total revenue decreased $432,000, or 0.5%, as increased revenues at many of the hotel properties were offset by a substantial decrease in revenue at one of the hotel properties as this property was under renovation for much of the fiscal year and occupancy was lower due to rooms being taken out of service for the renovation. Room sales for fiscal 2003 decreased $322,000, or 0.5%, from fiscal year 2002, while food, beverage and other sales decreased $110,000, or 0.6%. Direct operating expenses increased $942,000, or 1.6%, due mainly to increased payroll and utility costs.

Income after direct operating expenses from office and industrial properties increased $307,000, or 1.1%, in fiscal 2003 compared to fiscal 2002. Total revenue increased $198,000, or 0.5%, in fiscal 2003 as revenue increased at the two new office properties which were placed into service in fiscal year 2002 by $925,000 which was offset by lower revenue at the eleven office properties owned and operating throughout both periods of $727,000. This lower revenue was a result of leased space turning over at lower rental rates in the current period. Direct operating expenses remained constant, decreasing $109,000, or 0.9%.

Other income, which includes interest income, income from other real estate properties and other miscellaneous income, decreased $152,000, or 10.5%, principally due to lower interest income in the current period.

Land parcels and other expense increased $43,000, or 3.8%, in fiscal 2003 from fiscal 2002 due to higher real estate taxes and other carrying charges.

Interest expense remained relatively constant, decreasing $341,000, or approximately 0.7%, in fiscal 2003. The average balance of outstanding borrowings increased to $585.1 million for fiscal 2003 from $578.9 million for the prior fiscal year. The change in borrowings occurred as a result of mortgage loan refinancings and unsecured note sales. The average cost of borrowings was 8.68% in fiscal 2003 and 8.67% in fiscal 2002.

There was no development activity in fiscal 2003 therefore no interest was capitalized in the period. Capitalized interest totaled $287,000 in fiscal 2002.

Depreciation expense increased $183,000, or approximately 1.0%, as a result of new income-producing assets and tenant improvements placed into service.

Amortization of debt expense increased $142,000, or 14.9%, reflecting costs incurred in connection with obtaining and refinancing mortgage loans in the current and prior fiscal periods.

Advisory, management and leasing fees paid to related parties decreased $26,000, or 0.2%, in fiscal 2003. The advisory fee in fiscal 2003 was $458,000 per month compared to $475,000 per month for fiscal 2002, an aggregate decrease of $204,000. This decrease in advisory fees was partially offset by increased office management and leasing fees of $178,000.

General and administrative expense increased $544,000, or 23.9%, in fiscal 2003 principally due to the write-off of certain acquisition and development costs for projects that the Real Estate Trust has determined not to pursue.

Equity in earnings of unconsolidated entities reflected net earnings of $7.2 million in fiscal 2003 as compared to $8.8 million in fiscal 2002, a decrease of $1.6 million. Earnings from Saul Holdings Partnership and Saul Centers were lower by $414,000 in fiscal 2003 primarily due to a gain recognized on the sale of a property in fiscal 2002. Losses from other investments increased approximately $1.2 million in fiscal 2003 as a result of a write-down of a certain non-public investment accounted for under the equity method.

Impairment losses increased $810,000 in fiscal 2003 due to additional write-downs of certain non-public investments accounted for under the cost method.

On September 25, 2003 the Real Estate Trust sold a land parcel in Rockville, Maryland for $11.3 million resulting in a gain of $9.1 million. There were no property sales in fiscal 2002.

BANKING

Overview. The Bank recorded operating income of $146.2 million for the year ended September 30, 2003, compared to operating income of $103.6 million for the year ended September 30, 2002. The improvement in income in fiscal year 2003 was primarily due to increases in servicing and securitization income, deposit servicing fees and gain on trading securities and sales of loans. A decrease in the provision for loan losses also contributed to the increased net income. Partially offsetting the increased income were a decrease in net interest income and an increase in operating expenses. The Bank’s operating income in future periods will continue to be affected by increased operating expenses associated with expansion of the Bank’s branch network and other areas of business and potential use of relatively higher cost sources of funding to support continued growth.

Net Interest Income. Net interest income, before the provision for loan losses, decreased $22.1 million (or 8.3%) in fiscal year 2003 from fiscal year 2002. There was no interest income recorded during fiscal year 2003 period on non-accrual assets and restructured loans. The Bank would have recorded interest income of $2.1 million in fiscal year 2003 if non-accrual assets and restructured loans had been current in accordance with their original terms. The Bank’s net interest income in future periods will continue to be adversely affected by the Bank’s non-performing assets. See “Financial Condition—Asset Quality—Non-Performing Assets.”

The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resulting yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net yield on interest-earning assets.

Net Interest Margin Analysis

(Dollars in thousands)

	Year Ended September 30,
	2003			2002			2001
	Average Balances	Interest	Yield/ Rate	Average Balances	Interest	Yield/ Rate	Average Balances	Interest	Yield/ Rate
Assets:
Interest-earning assets:
Loans receivable, net (1)	$8,512,601	$402,405	4.73%	$7,349,188	$454,297	6.18%	$7,809,362	$629,868	8.07%
Mortgage-backed securities	682,799	36,625	5.36	1,233,159	74,358	6.03	1,143,471	71,685	6.27
Federal funds sold and securities purchased under agreements to resell	70,282	885	1.26	48,022	857	1.78	42,745	2,257	5.28
Trading securities	87,247	4,801	5.50	47,241	2,988	6.33	40,762	2,508	6.15
Investment securities	46,399	1,192	2.57	46,206	1,527	3.30	45,693	2,746	6.01
Other interest-earning assets	191,318	5,643	2.95	200,286	7,372	3.68	188,484	12,260	6.50

Total	9,590,646	451,551	4.71	8,924,102	541,399	6.07	9,270,517	721,324	7.78

Noninterest-earning assets:
Cash	298,697			257,790			314,419
Real estate held for investment or sale	24,597			27,693			44,356
Property and equipment, net	471,845			454,282			408,573
Automobiles subject to lease, net	1,039,802			1,110,660			836,682
Goodwill and other intangible assets, net	24,597			25,832			26,381
Other assets	355,771			294,457			257,614

Total assets	$11,805,955			$11,094,816			$11,158,542

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Deposit accounts:
Demand deposits	$1,799,489	4,601	0.26	$1,537,403	4,792	0.31	$1,311,067	7,851	0.60
Savings deposits	1,099,990	4,921	0.45	974,371	9,346	0.96	883,756	13,392	1.52
Time deposits	1,925,830	49,195	2.55	2,370,643	98,262	4.14	2,964,052	177,619	5.99
Money market deposits	2,114,947	21,405	1.01	1,813,702	31,512	1.74	1,370,774	48,744	3.56

Total deposits	6,940,256	80,122	1.15	6,696,119	143,912	2.15	6,529,649	247,606	3.79
Borrowings	2,769,252	125,357	4.53	2,688,025	129,274	4.81	3,076,350	175,138	5.69

Total liabilities	9,709,508	205,479	2.12	9,384,144	273,186	2.91	9,605,999	422,744	4.40

Noninterest-bearing items:
Noninterest-bearing deposits	1,091,918			845,455			690,883
Other liabilities	317,225			221,286			249,311
Minority interest	146,580			144,000			144,000
Stockholders’ equity	540,724			499,931			468,349

Total liabilities and stockholders’ equity	$11,805,955			$11,094,816			$11,158,542

Net interest income		$246,072			$268,213			$298,580

Net interest spread (2)			2.59%			3.16%			3.38%

Net yield on interest-earning assets (3)			2.57%			3.01%			3.22%

Interest-earning assets to interest-bearing liabilities			98.78%			95.10%			96.51%

(1)	Includes loans held for sale and/or securitization. Interest on non-accruing loans has been included only to the extent reflected in the Consolidated Statements of Operations and Comprehensive Income; however, the loan balance is included in the average amount outstanding until transferred to real estate acquired in settlement of loans.
(2)	Equals weighted average yield on total interest-earning assets less weighted average rate on total interest-bearing liabilities.
(3)	Equals annualized net interest income divided by the average balances of total interest-earning assets.

The following table presents certain information regarding changes in interest income and interest expense of the Bank during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (change in volume multiplied by old rate); changes in rate (change in rate multiplied by old volume); and changes in rate and volume.

Volume and Rate Changes in Net Interest Income

(Dollars in thousands)

	Year Ended September 30, 2003 Compared to Year Ended September 30, 2002 Increase (Decrease) Due to Change in (1)			Year Ended September 30, 2002 Compared to Year Ended September 30, 2001 Increase (Decrease) Due to Change in (1)
	Volume	Rate	Total Change	Volume	Rate	Total Change
Interest income:
Loans (2)	$65,112	$(117,004)	$(51,892)	$(35,294)	$(140,277)	$(175,571)
Mortgage-backed securities	(30,248)	(7,485)	(37,733)	5,485	(2,812)	2,673
Federal funds sold and securities purchased under agreements to resell	326	(298)	28	250	(1,650)	(1,400)
Trading securities	2,245	(432)	1,813	405	75	480
Investment securities	6	(341)	(335)	31	(1,250)	(1,219)
Other interest-earning assets	(318)	(1,411)	(1,729)	724	(5,612)	(4,888)

Total interest income	37,123	(126,971)	(89,848)	(28,399)	(151,526)	(179,925)

Interest expense:
Deposit accounts	5,070	(68,860)	(63,790)	6,147	(109,841)	(103,694)
Borrowings	3,828	(7,745)	(3,917)	(20,611)	(25,253)	(45,864)

Total interest expense	8,898	(76,605)	(67,707)	(14,464)	(135,094)	(149,558)

Increase (decrease) in net interest income	$28,225	$(50,366)	$(22,141)	$(13,935)	$(16,432)	$(30,367)

(1)	The net change attributable to the combined impact of volume and rate has been allocated in proportion to the absolute value of the change due to volume and the change due to rate.
(2)	Includes loans held for sale and/or securitization.

Interest income in fiscal year 2003 decreased $89.8 million (16.6%) from fiscal year 2002 primarily as a result of lower average yields on loans receivable, which was partially offset by increases in the average balances of loans receivable of $1.2 billion. Also contributing to the decreased income were lower average yields and lower average balances of mortgage-backed securities.

The Bank’s net interest spread decreased to 2.59% in fiscal year 2003 from 3.16% in fiscal year 2002. The average yield of interest-earning assets decreased at a rate greater than the rate of decrease in the average cost of interest-bearing liabilities. Average interest-earning assets as a percentage of average interest bearing liabilities increased to 98.8% in fiscal year 2003 compared to 95.1% in fiscal year 2002.

Interest income on loans, the largest category of interest-earning assets, decreased $51.9 million from fiscal year 2002 primarily because of lower average yields. The decreased average yield on the loan portfolio was primarily due to declines in the various indices on which interest rates on adjustable rate loans are based. The average yield on the loan portfolio decreased 145 basis points (from 6.18% to 4.73%) from fiscal year 2002. Lower average yields on single-family residential loans during fiscal year 2003 resulted in a $19.0 million (or 7.8%) decrease in interest income. A $541.9 million increase in the average balance of single-family residential loans partially offset this decrease. In addition, lower average yields and, to a lesser extent, lower average balances of automobile loans resulted in a $30.2 million (or 34.2%) decrease in interest income.

Interest income on mortgage-backed securities decreased $37.7 million (or 50.7%) primarily because of a $550.4 million reduction in average balances and, to a lesser extent, a decrease in the average interest rates on those securities (from 6.03% to 5.36%).

Interest expense on deposits decreased $63.8 million (or 44.3%) during fiscal year 2003, due to decreased average rates. The 100 basis point decrease in the average rate on deposits (from 2.15% to 1.15%) resulted from a reduction in the rates paid by the Bank in response to declines in market interest rates as well as the maturity of higher cost brokered deposits.

Interest expense on borrowings decreased $3.9 million (or 3.0%) in fiscal year 2003 compared to fiscal year 2002. The decrease resulted from lower average rates paid on securities sold under repurchase agreements and other borrowings, which, combined, resulted in a decrease of $5.1 million in interest expense. A decrease in the average interest rate on Federal Home Loan Bank advances (from 5.16% to 4.68%) also contributed to the decrease in interest expense on borrowings. Partially offsetting the decrease in interest expense on borrowings was an increase in the average balance of Federal Home Loan Bank advances of $216.2 million (or 11.6%).

Provision for Loan Losses. The Bank’s provision for loan losses decreased to $18.4 million in fiscal year 2003 from $51.4 million in fiscal year 2002. The $33.0 million decrease largely reflects improved credit quality of the loan portfolio following the Bank’s prior decisions to stop originating indirect automobile loans. See “Financial Condition—Asset Quality—Allowances for Losses.”

Other Income. Other non-interest income increased to $540.3 million in fiscal year 2003 from $488.9 million in fiscal year 2002. The $51.4 million (or 10.5%) increase resulted from an increase in servicing and securitization income, an increase in gain on trading securities and sales of loans, an increase in income on real estate held for investment or sale and an increase in deposit servicing fees.

Servicing and securitization income increased to $103.4 million in fiscal year 2003, from $84.2 million in fiscal year 2002, primarily as a result of an increase in the volume of loans securitized and sold. The Bank securitized and sold $2.6 billion of loans receivable during fiscal year 2003 compared to $1.6 billion in the prior year.

Gain on trading securities and sales of loans increased to $41.2 million in fiscal year 2003, from $10.3 million in fiscal year 2002. The Bank sold loans amounting to $3.5 billion during fiscal year 2003 compared to sales of $2.3 billion in the prior year.

Income on real estate held for investment or sale was $6.8 million in fiscal year 2003 compared to $1.0 million in the prior year. The Bank recognized a gain of $5.5 million on the sale of one REO property during fiscal 2003.

Deposit servicing fees increased $8.8 million (or 7.8%) during fiscal year 2003 primarily due to fees generated from the continued expansion of the Bank’s branch and ATM network.

Operating Expenses. Operating expenses for fiscal year 2003 increased $19.6 million (or 3.3%) from fiscal year 2002. The increase in operating expenses was primarily the result of a $9.7 million (or 4.8%) increase in salaries and employee benefits due to the addition of staff in the residential mortgage lending area and retail branch network. Also contributing to the increase in operating expenses was an increase in depreciation and amortization of $14.8 million during the current year due to depreciation expense on automobiles subject to lease and, to a lesser extent, the fair market value adjustment of one office building held for sale.

FISCAL 2002 COMPARED TO FISCAL 2001

REAL ESTATE

The Real Estate Trust recorded income before depreciation and amortization of debt expense of $500,000 and an operating loss of $19.5 million for fiscal 2002, compared to income before depreciation and amortization of debt expense of $18.9 million and an operating loss of $700,000 for fiscal 2001. The decline was largely attributable to lower revenues from hotels and office and industrial properties.

Income after direct operating expenses from hotels decreased $7.9 million, or 21.5%, in fiscal 2002 from the level achieved in fiscal 2001. Total revenue decreased $12.3 million, or 12.2%, as the hotel portfolio experienced a reduction in average occupancy and average room rental rates as a result of the sharp decline in air travel and the overall decline in the hotel industry as a result of the September 11 terrorist attacks. Room sales for fiscal 2002 decreased $10.7 million, or 13.2%, from fiscal 2001, while food, beverage and other sales decreased $1.6 million, or 8.4%. Direct operating expenses decreased $4.4 million, or 6.9%, due mainly to reduced payroll, advertising and other operating expenses.

Income after direct operating expenses from office and industrial properties decreased $1.2 million, or 4.3%, in fiscal 2002 compared to such income in fiscal 2001. Gross income decreased $1.5 million, or 3.7%, in fiscal 2002, while expenses decreased $259,000, or 2.2%. The decline was largely due to increased vacancies.

Other income, which includes interest income, income from other real estate properties and miscellaneous receipts, declined by approximately $1.0 million, or 41.3%, in fiscal 2002 due to lower interest income and the sale of the Real Estate Trust’s only apartment project.

Land parcels and other expense decreased $41,000, or 3.5%, in fiscal 2002 primarily due to the sale of the Real Estate Trust’s apartment project in fiscal 2001.

Interest expense decreased $110,000, or 0.2%, in fiscal 2002, primarily because of lower interest rates on outstanding borrowings. The average balance of outstanding borrowings increased to $578.9 million for fiscal 2002 from $560.1 million for the prior year. The change in average borrowings occurred as a result of mortgage loan refinancings and unsecured note sales. The average cost of borrowings was 8.67% in fiscal 2002 and 8.96% in fiscal 2001.

Capitalized interest decreased $282,000, or 49.6% during fiscal 2002 due to the lower level of development activity in the current year.

Depreciation increased $547,000, or 2.9%, in fiscal 2002 as a result of new income-producing properties, new tenant improvements and capital replacements.

Amortization of debt expense decreased $32,000, or 3.3%, primarily due to fewer new financings completed during fiscal 2002 compared to fiscal 2001.

Advisory, management and leasing fees paid to related parties increased $690,000, or 5.9%, in fiscal 2002. The advisory fee in fiscal 2002 was $475,000 per month compared to $363,000 per month for fiscal 2001, which resulted in an aggregate increase of $1,347,000, or 30.9%. Management and leasing fees were lower by $657,000, or 8.9%, in fiscal 2002 as a result of lower gross income on which fees are based.

General and administrative expense decreased $1.9 million, or 45.7%, in fiscal 2002 principally as a result of the high level of write-offs of abandoned development costs in fiscal 2001.

Equity in earnings of unconsolidated entities reflected earnings of $9,057,000 in fiscal 2002 and earnings of $7,402,000 in fiscal 2001, an increase of $1,655,000 or 22.4%. The improvement was due to increased period-to-period earnings of Saul Centers.

There were no property sales during fiscal 2002. Gain on sale of property was $11,077,000 in fiscal 2001 and consisted of a $2.2 million gain on the sale of an apartment project in Texas, a gain of $5.2 million on the sale of an office project in Louisiana, and an aggregate gain of $3.7 million on the sales of land parcels in Florida, Georgia, and Maryland, and the condemnation of two land parcels in Colorado and Michigan.

BANKING

Overview. The Bank recorded operating income of $103.6 million for the year ended September 30, 2002, compared to operating income of $95.6 million for the year ended September 30, 2001. The increase in income in fiscal year 2002 was primarily due to an increase of $75.3 million in automobile rental income, an increase in servicing and securitization income of $32.0 million, a $12.2 million increase in deposit service fees and an $8.1 million decrease in the provision for loan losses. Partially offsetting the increased income was a $83.4 million increase in operating expenses, a $30.4 million decrease in net interest income and a $10.3 million gain on other investment in fiscal year 2001.

Net Interest Income. Net interest income, before the provision for loan losses, decreased $30.4 million (or 10.2%) in fiscal year 2002 over fiscal year 2001. Interest income during fiscal year 2002 included $0.3 million of recorded income on non-accrual assets and restructured loans. The Bank would have recorded additional interest income of $2.9 million in fiscal year 2002 if non-accrual assets and restructured loans had been current in accordance with their original terms. The Bank’s net interest income in future periods will continue to be adversely affected by the Bank’s non-performing assets. See “Financial Condition—Asset Quality—Non-Performing Assets.”

Interest income in fiscal year 2002 decreased $179.9 million (or 24.9%) from the level in fiscal year 2001 as a result of lower average yields and to a lesser extent, lower average balances of loans receivable.

The Bank’s net interest spread decreased to 3.16% in fiscal year 2002 from 3.38% in fiscal year 2001. A shift in the mix of consumer loans to lower yielding prime automobile loans from higher yielding subprime automobile loans contributed to the decrease. An increase in the average balances of mortgage-backed securities, home equity loans and commercial loans, which was funded primarily with Federal Home Loan Bank advances and deposits partially offset the decline. Average interest-earning assets as a percentage of average interest bearing liabilities decreased to 95.1% in fiscal year 2002 compared to 96.5% in fiscal year 2001.

Interest income on loans, the largest category of interest-earning assets, decreased by $175.6 million from fiscal year 2001 primarily because of lower average yields and to a lesser extent, lower average balances. The average yield on the loan portfolio in fiscal year 2002 decreased 189 basis points (from 8.07% to 6.18%) from the average yield in fiscal year 2001. The average yield on single-family residential loans decreased to 5.60% during fiscal year 2002 from 6.97% during fiscal year 2001, which resulted in an $80.0 million (or 22.8%) decrease in interest income from such loans. Also contributing to the decreased average yield on the loan portfolio were decreases in the various indices on which interest rates on adjustable rate loans are based.

Lower average balances of the Bank’s single-family residential loans, which decreased $193.7 million (or 3.9%), also contributed to the decrease in interest income from those loans. Average balances of subprime automobile loans and construction loans decreased $215.9 million and $39.9 million, respectively, and contributed to a $39.9 million and $10.5 million decrease in interest income from those loans, respectively.

Interest income on mortgage-backed securities increased $2.7 million (or 3.7%) primarily because of higher average balances. Offsetting the $89.7 million increase in average balances was a decrease in the average interest rates on those securities from 6.27% to 6.03%.

Interest expense on deposits decreased $103.7 million (or 41.9%) during fiscal year 2002 due to decreased average rates. The 164 basis point decrease in the average rate on deposits (from 3.79% to 2.15%) resulted from declining market interest rates, which allowed the Bank to reduce the interest paid on deposits, coupled with a shift in the deposit mix towards lower cost money market and NOW deposits. During fiscal year 2002, the Bank decreased its use of higher cost brokered deposits as an alternative funding source.

Interest expense on borrowings decreased $45.9 million (or 26.2%) in fiscal year 2002 from fiscal year 2001. A $395.0 million (or 17.5%) decrease in average balances on Federal Home Loan Bank advances and a 27 basis point decrease in the average rate paid on such borrowings (from 5.43% to 5.16%) resulted in a decrease of $26.5 million in interest expense. During fiscal year 2002, interest expense on securities sold under repurchase agreements decreased $13.8 million, contributing to the decrease in interest expense on borrowings, as a result of lower average rates (from 5.48% to 1.96%). A slight increase of $7.5 million in the average balance partially offset the decrease in interest expense on securities sold under repurchase agreements.

Provision for Loan Losses. The Bank’s provision for loan losses decreased to $51.4 million in fiscal year 2002 from $59.5 million in fiscal year 2001. The $8.1 million decrease primarily reflected decreased charge-offs of subprime automobile loans because the Bank’s portfolio of these loans continues to decline as a result of the Bank’s prior decision to discontinue originations of these loans. See “Financial Condition—Asset Quality—Allowances for Losses.”

Other Income. Other income increased to $488.9 million in fiscal year 2002 from $375.3 million in fiscal year 2001. The $113.6 million (or 30.3%) increase was primarily attributable to increases in automobile rental income of $75.3 million, servicing and securitization income of $32.0 million and deposit service fees of $12.2 million, which were partially offset by a non-recurring gain on other investment of $10.3 million in fiscal year 2001.

Automobile rental income increased to $242.6 million in fiscal year 2002 from $167.4 million in fiscal year 2001 primarily due to growth in the Bank’s automobile leasing program.

Servicing and securitization income during fiscal year 2002 increased $32.0 million (or 61.3%) from fiscal year 2001, primarily as a result of gains of $56.9 million resulting from the securitization and sale of $1.6 billion of loan receivables during fiscal year 2002 compared to gains of $27.9 million resulting from the securitization and sale of $804.9 million of loan receivables during fiscal year 2001.

Deposit servicing fees increased $12.2 million (or 12.0%) during the current year primarily due to fees generated from the continued expansion of the Bank’s branch and ATM networks.

Gain on other investment was $10.3 million in fiscal year 2001. The $10.3 million non-recurring gain was the result of the sale of the Bank’s interest in Star Systems, Inc. to Concord EFS, Inc.

Operating Expenses. Operating expenses for fiscal year 2002 increased $83.5 million (or 16.1%) from fiscal year 2001. The increase in operating expenses is largely attributable to an increase in depreciation and amortization and servicing assets amortization and other loan expenses. Depreciation and amortization increased $55.7 million (or 38.5%) due to growth in the Bank’s automobile leasing program. Servicing assets amortization and other loan expenses increased $14.8 million primarily due to write-downs in the market value of the Bank’s mortgage servicing assets. Increased loan prepayments during fiscal year 2002 resulting from lower mortgage interest rates in turn resulted in increased amortization of mortgage servicing assets. Salaries and employee benefits increased $5.6 million (or 2.8%) in fiscal year 2002. Also contributing to the increase in operating expenses was an increase in property and equipment expense of $4.5 million primarily due to land lease expense and property taxes associated with the Bank’s new headquarters.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information required by this Item is included in Item “7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Banking—Asset and Liability Management.”

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements of the Trust and its consolidated subsidiaries are included in this report on the pages indicated and are incorporated herein by reference:

(a)	Report of Independent Auditors.	2

(b)	Consolidated Balance Sheets—As of September 30, 2003 and 2002.	3

(c)	Consolidated Statements of Operations—For the years ended September 30, 2003, 2002 and 2001.	4-5

(d)	Consolidated Statements of Comprehensive Income and Changes in Shareholders’ Equity—For the years ended September 30, 2003, 2002 and 2001.	6

(e)	Consolidated Statements of Cash Flows—For the years ended September 30, 2003, 2002 and 2001.	7-8

(f)	Notes to Consolidated Financial Statements.	9-55

Summary financial information with respect to the bank is also included in Part I, Item 1.

REPORT OF INDEPENDENT AUDITORS

TRUSTEES AND SHAREHOLDERS

B.F. SAUL REAL ESTATE INVESTMENT TRUST

We have audited the accompanying consolidated balance sheets of B.F. Saul Real Estate Investment Trust (“the Trust”) as of September 30, 2003 and 2002, and the related consolidated statements of operations, comprehensive income and shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2003. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These consolidated financial statements and schedules are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of B.F. Saul Real Estate Investment Trust as of September 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in the notes to the consolidated financial statements, the Trust adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended on October 1, 2000.

As discussed in the notes to the consolidated financial statements, the Trust adopted Financial Accounting Standards Board Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” effective July 1, 2003.

/s/ Ernst & Young LLP

McLean, Virginia

December 2, 2003

Consolidated Balance Sheets

B. F. SAUL REAL ESTATE INVESTMENT TRUST

	September 30
(In thousands)	2003	2002
ASSETS
Real Estate
Income-producing properties
Hotel	$258,060	$255,566
Office and industrial	180,385	176,920
Other	2,803	2,803

	441,248	435,289
Accumulated depreciation	(166,243)	(149,981)

	275,005	285,308
Land parcels	42,425	44,020
Investment in Saul Holdings and Saul Centers	53,383	43,540
Cash and cash equivalents	18,979	13,963
Note receivable and accrued interest—related party	2,987	6,487
Other assets	36,506	44,196

Total real estate assets	429,285	437,514

Banking
Cash and other deposits	339,960	329,471
Interrest bearing deposits	74,667	122,252
Loans held for securitization and/or sale	1,378,831	1,223,035
Trading securities	—	3,933
Investment securities (market value $46,531 and $46,969, respectively)	46,345	46,445
Mortgage-backed securities (market value $490,764 and $1,057,852, respectively)	478,392	1,028,633
Loans receivable (net of allowance for losses of $58,397 and $66,079, respectively)	7,559,557	6,485,949
Federal Home Loan Bank stock	107,374	88,648
Real estate held for investment or sale (net of allowance for losses of $202 and $71,495, respectively)	22,745	24,297
Property and equipment, net	490,731	472,417
Automobiles subject to lease, net	855,410	1,110,916
Goodwill and other intangible assets, net	24,329	24,863
Interest only strips, net	139,781	89,306
Servicing assets, net	96,268	60,430
Other assets	165,050	162,657

Total banking assets	11,779,440	11,273,252

TOTAL ASSETS	$12,208,725	$11,710,766

LIABILITIES
Real Estate
Mortgage notes payable	$322,437	$326,232
Notes payable—secured	203,800	201,750
Notes payable—unsecured	55,349	55,156
Accrued dividends payable—preferred shares of beneficial interest	6,139	12,721
Other liabilities and accrued expenses	65,131	67,517

Total real estate liabilities	652,856	663,376

Banking
Deposit accounts	8,100,505	7,437,585
Borrowings	168,314	659,484
Federal Home Loan Bank advances	1,987,469	1,702,964
Custodial accounts	173,842	208,805
Amounts due to banks	69,081	61,873
Other liabilities	290,214	293,544
Capital notes—subordinated	250,000	250,000

Total banking liabilities	11,039,425	10,614,255

Commitments and contingencies
Minority interest held by affiliates	98,062	88,137
Minority interest—other	249,698	218,307

TOTAL LIABILITIES	12,040,041	11,584,075

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest, $10.50 cumulative, $1 par value, 90 million shares authorized, 516,000 shares issued and outstanding, liquidation value $51.6 million	516	516
Common shares of beneficial interest, $1 par value, 10 million shares authorized, 6,641,598 shares issued	6,642	6,642
Paid-in surplus	92,943	92,943
Retained earnings	112,424	68,438

	212,525	168,539
Less cost of 1,834,088 and 1,814,688 common shares of beneficial interest in treasury, respectively	(43,841)	(41,848)

TOTAL SHAREHOLDERS’ EQUITY	168,684	126,691

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,208,725	$11,710,766

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Operations

B. F. SAUL REAL ESTATE INVESTMENT TRUST

	For the Year Ended September 30
(In thousands, except per share amounts)	2003	2002	2001
REAL ESTATE
Income
Hotels	$87,611	$88,043	$100,314
Office and industrial (including $5,290, $5,100 and $3,983 of rental income from banking segment, respectively)	39,121	38,923	40,399
Other	1,300	1,452	2,472

Total income	128,032	128,418	143,185

Expenses
Direct operating expenses:
Hotels	60,146	59,204	63,578
Office and industrial properties	11,484	11,593	11,852
Land parcels and other	1,183	1,140	1,181
Interest expense	49,770	50,111	50,221
Capitalized interest	—	(287)	(569)
Depreciation	19,330	19,147	18,600
Amortization of debt expense	1,092	950	982
Advisory, management and leasing fees—related parties	12,426	12,452	11,762
General and administrative	2,823	2,279	4,195

Total expenses	158,254	156,589	161,802

Equity in earnings (losses) of unconsolidated entities:
Saul Holdings and Saul Centers	8,643	9,057	7,402
Other	(1,395)	(246)	(233)
Impairment loss on investments	(998)	(188)	(296)
Gain on sales of property	9,079	—	11,077

REAL ESTATE OPERATING LOSS	$(14,893)	$(19,548)	$(667)

BANKING
Interest income
Loans	$402,405	$454,297	$629,868
Mortgage-backed securities	36,625	74,358	71,685
Trading securities	4,801	2,988	2,508
Investment securities	1,192	1,527	2,746
Other	6,528	8,229	14,517

Total interest income	451,551	541,399	721,324

Interest expense
Deposit accounts	80,122	143,912	247,606
Short-term borrowings	10,836	15,401	63,225
Long-term borrowings	114,521	113,873	111,913

Total interest expense	205,479	273,186	422,744

Net interest income	246,072	268,213	298,580
Provision for loan losses	(18,422)	(51,367)	(59,496)

Net interest income after provision for loan losses	227,650	216,846	239,084

Other income
Deposit servicing fees	122,473	113,640	101,482
Servicing and securitization income	103,422	84,160	52,169
Automobile rental income, net	235,801	242,646	167,379
Gain on sales of trading securities and sales of loans, net	41,190	10,296	9,062
Income on real estate held for investment or sale, net	6,780	992	2,815
Gain on other investment	—	—	10,294
Other	30,616	37,168	32,075

Total other income	540,282	488,902	375,276

Continued on following page.

Consolidated Statements of Operations (Continued)

B. F. SAUL REAL ESTATE INVESTMENT TRUST

	For the Year Ended September 30
(In thousands, except per share amounts)	2003	2002	2001
BANKING (Continued)
Operating expenses
Salaries and employee benefits	$212,697	$203,004	$197,444
Servicing assets amortization and other loan expenses	51,364	54,196	39,408
Property and equipment (including $5,290, $5,100 and $3,983 of rental expense paid to real estate segment, respectively)	38,309	42,256	37,738
Marketing	9,516	7,497	11,353
Data processing	35,301	32,498	28,316
Depreciation and amortization	215,428	200,585	144,843
Deposit insurance premiums	1,266	1,339	1,413
Amortization of goodwill and other intangible assets	533	2,034	2,205
Other	57,328	58,757	55,993

Total operating expenses	621,742	602,166	518,713

BANKING OPERATING INCOME	$146,190	$103,582	$95,647

TOTAL COMPANY
Operating income	$131,297	$84,034	$94,980
Income tax provision	46,221	23,143	27,088

Income before minority interest and cumulative effect of change in accounting principle	85,076	60,891	67,892
Minority interest held by affiliates	(13,926)	(9,671)	(8,660)
Minority interest—other	(26,160)	(25,313)	(25,313)

Income before cumulative effect of change in accounting principle	44,990	25,907	33,919
Cumulative effect of change in accounting principle, net of tax	897	—	—

TOTAL COMPANY NET INCOME	$45,887	$25,907	$33,919

Dividends: Real Estate Trust’s preferred shares of beneficial interest	(5,418)	(5,418)	(5,418)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$40,469	$20,489	$28,501

NET INCOME PER COMMON SHARE
Income before minority interest and cumulative effect of change in accounting principle	$16.53	$11.48	$12.94
Minority interest held by affiliates	(2.89)	(2.00)	(1.79)
Minority interest—other	(5.43)	(5.24)	(5.24)
Cumulative effect of change in accounting principle	0.19	—	—

NET INCOME PER COMMON SHARE (BASIC AND DILUTED)	$8.40	$4.24	$5.91

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Comprehensive Income and Changes in Shareholders’ Equity

B. F. SAUL REAL ESTATE INVESTMENT TRUST

	For the Year Ended September 30
(Dollars in thousands)	2003	2002	2001
COMPREHENSIVE INCOME

Net income	$45,887	$25,907	$33,919
Other comprehensive income (loss):
Cumulative effect of change in accounting principle	—	1,614	(629)
Net unrealized gain (loss) on cash flow hedges	—	1,147	(2,132)
Income tax related to other comprehensive income	—	(1,091)	1,091

Other comprehensive income (loss), net of tax	—	1,670	(1,670)

TOTAL COMPREHENSIVE INCOME	$45,887	$27,577	$32,249

CHANGES IN SHAREHOLDERS’ EQUITY

PREFERRED SHARES OF BENEFICIAL INTEREST
Beginning and end of period (516,000 shares)	$516	$516	$516

COMMON SHARES OF BENEFICIAL INTEREST
Beginning and end of period (6,641,598 shares)	6,642	6,642	6,642

PAID-IN SURPLUS
Beginning and end of period	92,943	92,943	92,943

RETAINED EARNINGS
Beginning of period	68,438	46,543	17,124
Net income	45,887	25,907	33,919
Adjustments - Saul Holdings investment	3,517	1,406	918
Dividends:
Real Estate Trust preferred shares of beneficial interest:
Distributions payable	(5,418)	(5,418)	(5,418)

End of period	112,424	68,438	46,543

ACCUMULATED OTHER COMPREHENSIVE INCOME
Beginning of period	—	(1,670)	—
Cumulative effect of change in accounting principle	—	977	(381)
Net unrealized gain (loss) on cash flow hedges	—	693	(1,289)

End of period	—	—	(1,670)

TREASURY SHARES
Beginning of year (1,814,688 shares)	(41,848)	(41,848)	(41,848)
Purchases (19,400 shares)	(1,993)	—	—

End of period (1,834,088, 1,814,688 and 1,814,688 shares, respectively)	(43,841)	(41,848)	(41,848)

TOTAL SHAREHOLDERS’ EQUITY	$168,684	$126,691	$103,126

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows

B. F. SAUL REAL ESTATE INVESTMENT TRUST

	For the Year Ended September 30
(In thousands)	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Real Estate
Net loss	$(9,815)	$(12,777)	$(723)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	19,330	19,147	18,600
Amortization of debt expense	2,028	1,847	1,717
Equity in earnings of unconsolidated entities, net	(7,248)	(8,811)	(7,169)
Impairment losses on investments	998	188	296
Gain on sale of property	(9,079)	—	(11,077)
Deferred tax (benefit) expense	(657)	2,637	4,965
Increase in accounts receivable and accrued income	(3,346)	(12,150)	(5,026)
(Decrease) increase in accounts payable and accrued expenses	(3,465)	1,425	(5,711)
Dividends and tax sharing payments	27,460	21,667	16,200
Other	(2,435)	(2,245)	(2,875)

	13,771	10,928	9,197

Banking
Net income	55,702	38,684	34,642
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of premiums, discounts and net deferred loan fees	24,393	16,220	11,132
Deferred tax provision	42,812	18,725	17,078
Depreciation and amortization	215,428	200,585	144,843
Loss on retirement of fixed assets	607	2,587	—
Provision for loan losses	18,422	51,367	59,496
Capitalized interest on real estate under development	—	—	(2,017)
Proceeds from sales of trading securities	2,304,238	1,196,001	844,637
Net fundings of loans held for sale and/or securitization	(3,716,075)	(2,552,061)	(1,629,837)
Proceeds from sales of loans held for sale and/or securitization	3,773,127	2,286,369	1,485,780
Gain on sales of loans	(10,795)	(4,094)	(4,904)
Gain on sale of real estate held for sale	(5,824)	(1,040)	(6,241)
Provision for losses on real estate held for investment or sale	—	700	4,200
Gain on trading securities, net	(30,442)	(6,202)	(14,452)
Increase in interest-only strips	(50,475)	(26,328)	(30,019)
(Increase) decrease in servicing assets	(35,838)	1,996	12,602
Amortization of goodwill and other intangible assets	533	2,042	2,214
Decrease in other assets	4,570	17,219	31,818
(Decrease) increase in custodial accounts	(34,963)	95,349	52,542
(Decrease) increase in other liabilities	(38,935)	5,412	28,532
Minority interest held by affiliates	13,926	9,671	8,660
Minority interest—other	9,750	9,750	9,750

	2,540,161	1,362,952	1,060,456

Net cash provided by operating activities	2,553,932	1,373,880	1,069,653

CASH FLOWS FROM INVESTING ACTIVITIES
Real Estate
Capital expenditures—properties	(9,855)	(8,758)	(22,546)
Property acquisitions	—	—	(16,535)
Property sales	11,306	9,650	10,074
Note receivable and accrued interest—related party Repayments	3,500	1,300	4,000
Equity investment in unconsolidated entities	4,213	3,508	2,935
Other investments	(1,864)	(3,271)	(2,226)
Other	—	(239)	3

	7,300	2,190	(24,295)

Banking
Net proceeds from maturities of investment securities	—	45,000	—
Net proceeds from redemption of Federal Home Loan Bank stock	152,625	84,559	58,894
Net proceeds from sales of real estate	13,957	21,905	31,183
Net principal collected of loans	2,348,511	1,917,169	714,791
Net repayments (purchases) of automobiles subject to lease	84,603	(162,386)	(658,090)
Principal collected on mortgage-backed securities	636,084	464,622	410,739
Purchases of Federal Home Loan Bank stock	(171,350)	(60,177)	(74,248)
Purchases of investment securities	—	(45,717)	(119)
Purchases of mortgage-backed securities	—	(21,450)	—
Purchases of loans receivable	(6,032,492)	(3,211,964)	(1,970,548)
Purchases of property and equipment	(32,175)	(55,839)	(122,045)
Purchase of Tucker Asset Management, net	—	—	(4,177)
Disbursements for real estate held for investment or sale	(3,525)	(10,884)	(8,723)

	(3,003,762)	(1,035,162)	(1,622,343)

Net cash used in investing activities	(2,996,462)	(1,032,972)	(1,646,638)

Continued on following page.

Consolidated Statements of Cash Flows (Continued)

B. F. SAUL REAL ESTATE INVESTMENT TRUST

	For the Year Ended September 30
(In thousands)	2003	2002	2001
CASH FLOWS FROM FINANCING ACTIVITIES
Real Estate
Proceeds from mortgage financing	$46,000	$14,562	$50,978
Principal curtailments and repayments of mortgages	(48,600)	(18,261)	(32,442)
Proceeds from secured note financings	25,050	1,750	20,500
Repayments of secured note financings	(23,000)	(2,500)	(18,000)
Proceeds from sales of unsecured notes	5,539	7,601	9,310
Repayments of unsecured notes	(5,346)	(3,162)	(6,056)
Costs of obtaining financings	(1,705)	(1,005)	(1,461)
Purchase of treasury stock	(1,993)	—	—
Dividends paid—preferred shares of beneficial interest	(12,000)	(12,000)	(12,000)

	(16,055)	(13,015)	10,829

Banking
Proceeds from customer deposits and sales of certificates of deposit	45,309,516	48,432,739	43,408,719
Customer withdrawals of deposits and payments for maturing certificates of deposit	(44,646,596)	(48,557,624)	(42,884,038)
Net (decrease) increase in securities sold under repurchase agreements	(499,324)	394,303	(258,791)
Advances from the Federal Home Loan Bank	13,445,065	7,271,409	19,932,789
Repayments of advances from the Federal Home Loan Bank	(13,160,560)	(7,809,043)	(19,639,162)
Net increase (decrease) in other borrowings	8,154	(17,169)	1,099
Cash dividends paid on preferred stock	(9,750)	(9,750)	(9,750)
Cash dividends paid on common stock	(20,000)	(20,000)	(16,000)

	426,505	(315,135)	534,866

Net cash provided by (used in) financing activities	410,450	(328,150)	545,695

Net (decrease) increase in cash and cash equivalents	(32,080)	12,758	(31,290)
Cash and cash equivalents at beginning of year	465,686	452,928	484,218

Cash and cash equivalents at end of year	$433,606	$465,686	$452,928

Components of cash and cash equivalents at end of period as presented in the consolidated balance sheets:
Real Estate
Cash and cash equivalents	$18,979	$13,963	$13,860
Banking
Cash and other deposits	339,960	329,471	354,683
Interest-bearing deposits	74,667	122,252	84,385

Cash and cash equivalents at end of period	$433,606	$465,686	$452,928

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	$248,372	$320,582	$480,083
Income taxes paid (refunded)	17,415	19,226	(23,889)
Shares of Saul Centers, Inc. common stock	7,835	7,988	7,878
Cash received during the year from:
Dividends on shares of Saul Centers, Inc. common stock	5,521	4,969	4,287
Distributions from Saul Holdings Limited Partnership	6,527	6,527	6,527
Supplemental disclosures of noncash activities:
Rollovers of notes payable—unsecured	7,005	4,880	4,022
Loans held for sale and/or securitization exchanged for trading securities	2,270,261	1,186,436	839,224
Loans receivable transferred to loans held for sale and/or securitization	2,472,538	1,604,771	1,016,861
Loans made in connection with the sale of real estate	—	900	—
Loans receivable transferred to real estate acquired in settlement of loans	3,019	4,174	720
Loans receivable exchanged for mortgage-backed securities held-to-maturity	88,471	—	837,661

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Trust

GENERAL

B.F. Saul Real Estate Investment Trust operates as a Maryland real estate investment trust. The principal business activities of B.F. Saul Real Estate Investment Trust and its consolidated subsidiaries (the “Trust” or “Total Company”) are the ownership of 80% of the outstanding common stock of Chevy Chase Bank, F.S.B., whose assets accounted for 96% of the Trust’s consolidated assets as of September 30, 2003, and the ownership and development of income-producing properties. The properties are located predominantly in the mid-Atlantic and Southeastern regions of the United States and consist principally of hotels, office projects, and undeveloped land parcels. Chevy Chase Bank, F.S.B. is a federally chartered and federally insured stock savings bank and, as such, is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (“OTS”) and by the Federal Deposit Insurance Corporation (“FDIC”). The bank is principally engaged in the business of attracting deposits from the public and using such deposits, together with borrowings and other funds, to make loans secured by real estate, primarily residential mortgage loans, and various types of consumer loans and leases and commercial loans. The bank’s principal deposit market is the Washington, DC metropolitan area.

“Real Estate Trust” or “Real Estate” refers to B.F. Saul Real Estate Investment Trust and its wholly owned subsidiaries. Chevy Chase Bank, F.S.B. and its subsidiaries are referred to in the consolidated financial statements and notes thereto as “Banking” or the “Bank” or the “Corporations”. The accounting and reporting practices of the Trust conform to accounting principles generally accepted in the United States and, as appropriate, predominant practices within the real estate and banking industries.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Real Estate Trust and its subsidiaries. Accordingly, the accompanying financial statements reflect the assets, liabilities, operating results, and cash flows for two business segments: Real Estate and Banking. Entities in which the Trust holds a non-controlling interest (generally 50% or less) are accounted for on the equity method. See Note 3. All significant intercompany transactions, except as disclosed elsewhere in the financial statements, including intercompany office rental agreements, have been eliminated in consolidation. Tax sharing and dividend payments between the Real Estate Trust and the Bank are presented gross in the Consolidated Statements of Cash Flows.

Although the financial results of Trust subsidiaries are included in these consolidated financial statements, each Trust subsidiary, including, but not limited to, Arlington Hospitality Corp., Auburn Hills Hotel Corporation, Dulles Hospitality Corp., Herndon Hotel Corporation, Pueblo Hotel Corp. and Sharonville Hotel Corporation, is a separate legal entity whose assets are not available to pay the claims of creditors of other entities included in these consolidated financial statements.

USE OF ESTIMATES

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ from those estimates.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets and certain identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Trust recognizes an impairment loss.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Measurement of an impairment loss for long-lived assets and identifiable intangibles that the Trust expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are generally reported at the lower of carrying amount or fair value less the cost to sell.

INCOME TAXES

The Trust files a consolidated federal income tax return which includes operations of all 80% or more owned subsidiaries. It voluntarily terminated its qualification as a real estate investment trust under the Internal Revenue Code during fiscal 1978.

The Trust uses an asset and liability approach in accounting for income taxes. Deferred income taxes are recorded using currently enacted tax laws and rates. To the extent that realization of deferred tax assets is more likely than not, such assets are recognized.

NET INCOME PER COMMON SHARE

Net income per common share is determined by dividing net income, after deducting preferred share dividend requirements, by the weighted average number of common shares outstanding during the year. For fiscal year 2003, the weighted average number of shares used in the calculation was 4,819,628. For fiscal years 2002 and 2001, the weighted average number of shares used in the calculation was 4,826,910. The Trust has no common share equivalents.

RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated financial statements for the years ended September 30, 2002 and 2001 to conform with the presentation used for the year ended September 30, 2003.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—REAL ESTATE TRUST

CASH EQUIVALENTS

The Real Estate Trust considers all highly liquid, temporary investments with an original maturity of three months or less to be cash equivalents.

PROPERTIES

Income-producing properties are stated at the lower of depreciated cost (except those which were acquired through foreclosure or equivalent proceedings, the carrying amounts of which are based on the lower of cost or fair value at the time of acquisition) or net realizable value.

Interest, real estate taxes and other carrying costs are capitalized on projects under construction. Once construction is completed and the assets are placed in service, rental income, direct operating expenses, and depreciation associated with such properties are included in current operations. The Real Estate Trust considers a project to be substantially complete and held available for occupancy upon completion of tenant improvements, but no later than one year from the cessation of major construction activity. Substantially completed portions of a project are accounted for as separate projects. Expenditures for repairs and maintenance are charged to operations as incurred.

Depreciation is calculated using the straight-line method and estimated useful lives of 28 to 47 years for buildings and up to 20 years for certain other improvements. Tenant improvements are amortized over the lesser of their estimated useful lives or the lives of the related leases using the straight-line method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

INCOME RECOGNITION

The Real Estate Trust derives room and other revenues from the operations of its hotel properties. Hotel revenue is recognized as earned. The Real Estate Trust derives rental income under noncancelable long-term leases from tenants at its commercial properties. Commercial property rental income is recognized on a straight-line basis.

INVESTMENT IN SAUL CENTERS, INC.

The Real Estate Trust accounts for its investments in Saul Holdings Limited Partnership and Saul Centers, Inc. on the equity method of accounting because the Trust does not have effective control of the respective entities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short-term maturity of these instruments.

Liabilities

The fair market value of notes payable—secured is approximately $210 million. The fair value of mortgage notes payable is based on management’s estimate of current market rates for its debt. At September 30, 2003, and 2002, the fair value of mortgage notes payable was $326.4 and $333.7 million. The fair value of notes payable—unsecured is based on the rates currently offered by the Real Estate Trust for similar notes. At September 30, 2003 and 2002, the fair value of notes payable—unsecured was $59.9 and $59.4 million.

ADOPTION OF RECENTLY ISSUED ACOUNTING STANDARDS

Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”) was issued in August 2001. SFAS 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets to be Disposed of,” and the accounting and reporting provisions of APB Opinion NO. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 was effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material effect on the Real Estate Trust’s financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB No. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections.” SFAS No. 145, among other things, changes the financial reporting requirements for the gains or losses recognized from the extinguishment of debt. Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. SFAS No. 145 eliminates SFAS No. 4 and as a result, the criteria in APB Opinion No. 30 now will be used to classify those gains and losses. The Real Estate Trust has no gains or losses from debt extinguishment that would require restatement. The Real Estate Trust does not expect the adoption of SFAS No. 145 to have a material impact on its financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others.” FIN 45 outlines the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees. It states that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of its obligation. The Real Estate Trust has no liabilities that need to be recognized as a result of the adoption of FIN 45, and the Real Estate Trust does not expect the adoption of FIN 45 to have a material impact on its financial condition or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 is an Interpretation of Accounting Research Bulletin No. 51 and addresses consolidation by business enterprises of variable interest entities (“VIEs”). FIN 46 is based on the theory that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. Business enterprises are required under the provisions of FIN 46 to identify VIEs, based on specified characteristics, and then determine whether they should be consolidated. An enterprise that holds a majority of the variable interests in another enterprise is considered the primary beneficiary of that enterprise and, therefore, should consolidate the VIE. The primary beneficiary of a VIE is also required to include various disclosures in interim and annual financial statements. Additionally, an enterprise that holds a significant variable interest in a VIE, but that is not the primary beneficiary, is also required to make certain disclosures. At September 30, 2003, the real Estate Trust does not have any unconsolidated entities or VIEs and therefore the adoption of FIN 46 will not have an impact on its financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires an issuer to classify certain financial instruments as liabilities, which may have been previously classified as equity, because those instruments embody obligations of the issuer. SFAS 150 also requires disclosure of the nature and terms of the financial instruments and the rights and obligations embodied in those instruments. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective as of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Real Estate Trust’s financial condition or results of operations.

C. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – THE BANK

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits, federal funds sold and securities purchased under agreements to resell.

Federal Reserve Board regulations require the Bank to maintain reserves in the form of cash or deposits in its account at the Federal Reserve Bank of Richmond. The Bank’s average reserve requirements, before credit for vault cash, were $56.0, $44.1 and $189.1 million during the years ended September 30, 2003, 2002 and 2001, respectively.

LOANS HELD FOR SECURITIZATION AND/OR SALE:

At September 30, 2003, loans held for sale are composed of single-family residential loans. At September 30, 2002, loans held for sale are composed of single-family residential loans, automobile loans and home improvement and related loans. These loans are originated or purchased for sale in the secondary market and are carried at the lower of aggregate cost or aggregate market value. Single-family residential loans held for sale will either be sold or will be exchanged for mortgage-backed securities and then sold.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gains and losses on sales of whole loans held for sale are determined using the specific identification method.

The Bank periodically securitizes and sells certain pools of loan receivables in the public and private markets. Securitizations are recorded as sales. Loans held for securitization and sale are reported at the lower of aggregate cost or aggregate market value for each asset type.

U.S. GOVERNMENT AND MORTGAGE-BACKED SECURITIES:

The Bank classifies its U.S. Government and mortgage-backed securities as either “held-to-maturity,” “available-for-sale” or “trading” at the time such securities are acquired. U.S. Government and mortgage-backed securities classified as “held-to-maturity” are reported at amortized cost. U.S. Government and mortgage-backed securities classified as “available-for-sale” are reported at fair value, with unrealized gains and losses, net of the related tax effect, reported as a separate component of stockholders’ equity. U.S. Government and mortgage-backed securities classified as “trading” are reported at fair value, with unrealized gains and losses included in earnings. All U.S. Government securities and mortgage-backed securities are classified as held-to-maturity at September 30, 2003 and 2002. Premiums and discounts on U.S. Government securities and mortgage-backed securities are amortized or accreted using the level-yield method.

TRADING SECURITIES:

As part of its mortgage banking activities, the Bank exchanges loans held for sale for mortgage-backed securities and then sells the mortgage-backed securities, which are classified as trading securities, to third party investors in the month of issuance. Proceeds from sales of trading securities were $2,304.2, $1,196.0 and $844.6 million during the years ended September 30, 2003, 2002 and 2001, respectively. The Bank realized net gains of $30.4, $6.2 and $14.5 million on the sales of trading securities for the years ended September 30, 2003, 2002 and 2001, respectively. Gains and losses on sales of trading securities are determined using the specific identification method. There were no mortgage-backed securities classified as trading securities at September 30, 2003 and 2002.

The Bank sold its stock held in Concord EFS, Inc. during fiscal year 2003. The Bank recognized net losses of $47,000 on this investment during the year ended September 30, 2003. At September 30, 2002, the stock had a carrying amount of $3.9 million, which was classified as trading securities. The Bank recognized net losses of $2.1 million on this investment during the year ended September 30, 2002. The Bank recognized net unrealized gains of $1.1 million and net realized gains of $10.3 million on this investment during the year ended September 30, 2001.

LOAN ORIGINATION AND COMMITMENT FEES:

Nonrefundable loan fees, such as origination and commitment fees, and incremental loan origination costs relating to loans originated or purchased are deferred. Net deferred fees (costs) related to loans held for investment are amortized over the life of the loan using the straight-line method for line of credit loans and the level-yield method for all other loan types. Net fees (costs) related to loans held for sale are deferred until such time as the loan is sold, at which time the net deferred fees (costs) become a component of the gain or loss on sale.

IMPAIRED LOANS:

A loan is considered impaired when, based on all current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Loans reviewed by the Bank for impairment include real estate and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

commercial loans and loans modified in a troubled debt restructuring. Large groups of smaller-balance homogeneous loans that have not been modified in a troubled debt restructuring are collectively evaluated for impairment, which for the Bank include residential mortgage loans and other consumer loans. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate or, as a practical expedient, impairment may be measured based on the loan’s observable market price, or, if the loan is collateral-dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be classified as loans.

Each impaired real estate or commercial loan is evaluated individually to determine the income recognition policy. Generally, payments received are applied as a reduction of principal.

At September 30, 2003, the Bank had one impaired loan with a book value of $249,000. At September 30, 2002, the Bank did not have any impaired loans. The Bank did not recognize any interest income on impaired loans during the years ended September 30, 2003, 2002 and 2001.

ALLOWANCE FOR LOSSES:

The allowance for loan losses represents management’s estimate of credit losses inherent in the Bank’s loan portfolios as of the balance sheet date. The Bank’s methodology for assessing the appropriate level of the allowance consists of several key elements, which include the allocated allowance, specific allowances for identified loans and the unallocated allowance. Management reviews the adequacy of the valuation allowances on loans using a variety of measures and tools including historical loss performance, delinquent status, current economic conditions, internal risk ratings and current underwriting policies and procedures. The allocated allowance is assessed on both homogeneous and non-homogeneous loan portfolios. The range is calculated by applying loss and delinquency factors to the outstanding loan balances of these portfolios. Loss factors are based on analysis of the historical performance of each loan category and an assessment of portfolio trends and conditions, as well as specific risk factors impacting the loan portfolios. Each homogeneous portfolio, such as single-family residential loans or automobile loans, is evaluated collectively.

Non-homogeneous type loans, such as business banking loans and real estate banking loans, are analyzed and segregated by risk according to the Bank’s internal risk rating system. These loans are reviewed by the Bank’s credit and loan review groups on an individual loan basis to assign a risk rating. Industry loss factors are applied based on the risk rating assigned to the loan. A specific allowance may be assigned to non-homogeneous type loans that have been individually determined to be impaired. Any specific allowance considers all available evidence including, as appropriate, the present value of payments expected to be received, observable market price or, for loans that are solely dependent on collateral for repayment, the estimated fair value of the collateral.

The unallocated allowance is based upon management’s evaluation and judgement of various conditions that are not directly measured in the determination of the allocated and specific allowances. The conditions evaluated in connection with the unallocated allowance include existing general economic and business conditions affecting the key lending areas of the Bank, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, regulatory examination results and findings of the Bank’s internal credit evaluations.

The allowance for losses is based on estimates and ultimate losses may vary from current estimates. As adjustments to the allowance become necessary, provisions for losses are reported in operations in the periods they are determined to be necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ACCRUED INTEREST RECEIVABLE ON LOANS:

Loans are reviewed on a monthly basis and are placed on non-accrual status when, in the opinion of management, the full collection of principal or interest has become unlikely. Uncollectible accrued interest receivable on non-accrual loans is charged against current period interest income.

REAL ESTATE HELD FOR INVESTMENT OR SALE:

REAL ESTATE HELD FOR INVESTMENT:

At September 30, 2003 and 2002, real estate held for investment consists of developed land owned by one of the Bank’s subsidiaries. Real estate held for investment is carried at the lower of cost or net realizable value. See Note 12.

REAL ESTATE HELD FOR SALE:

Real estate held for sale consists of real estate acquired in settlement of loans (“REO”) and is carried at the lower of cost or fair value (less estimated selling costs). Costs relating to the development and improvement of property, including interest, are capitalized, whereas costs relating to the holding of property are expensed.

The Bank did not capitalize interest during the years ended September 30, 2003 and 2002 because there were no properties under active development. Capitalized interest amounted to $2.0 million for the year ended September 30, 2001. At September 30, 2003, based on an analysis of the values of REO and the prospects for recoveries of values, the Bank charged off its valuation allowances on REO in the amount of $71.3 million.

PROPERTY AND EQUIPMENT:

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method, which allocates the cost of the applicable assets over their estimated useful lives as set forth in Note 16. Major improvements and alterations to office premises and leaseholds are capitalized. Leasehold and tenant improvements are amortized over the shorter of the terms of the respective leases (including renewal options that are expected to be exercised) or 20 years. Maintenance and repairs are charged to operating expenses as incurred. Capitalized interest amounted to $4.7 million during the year ended September 30, 2001 and was primarily related to the Bank’s new headquarters building that was placed in service on October 1, 2001.

AUTOMOBILES SUBJECT TO LEASE:

The Bank owns automobiles, which are leased to third parties. The leases are accounted for as operating leases with lease payments recognized as rental income. Automobiles are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method which allocates the cost of the automobile less estimated residual value over the term of the lease. The Bank periodically updates the estimated residual values of its automobile leases. If estimated residual values have declined from the prior estimate, the amount of the decline is recorded as additional depreciation expense over the remaining term of the lease.

GOODWILL AND OTHER INTANGIBLE ASSETS:

The Bank adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) on October 1, 2002. SFAS 142 requires that goodwill no longer be amortized, but, instead, be subjected to impairment testing. An impairment loss on goodwill is recognized if the fair value is less than the carrying amount. At September 30, 2003, the fair value of the goodwill recorded on the Bank’s balance sheet exceeded its carrying value. At September 30, 2003 and 2002, goodwill totaled $23.7 million. In February 2001, the Bank purchased an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investment management firm and recorded $4.2 million of goodwill. The acquisition was accounted for using the purchase method and the operating results have been included in the Bank’s Consolidated Statements of Operations since the date of acquisition. See Note 13.

The premium attributable to the value of home equity relationships related to certain home equity loans purchased in fiscal 1999, amounting to $614,000 and $1.1 million at September 30, 2003 and 2002, respectively, is included in goodwill and other intangible assets in the Consolidated Balance Sheets. This premium is being amortized over the estimated term of the underlying relationships. The Bank did not purchase any home equity loans during fiscal years 2003, 2002 and 2001.

Accumulated amortization of goodwill and other intangible assets was $54.1 million and $53.6 million at September 30, 2003 and 2002, respectively.

SERVICING ASSETS:

Servicing assets are recorded when purchased and in conjunction with loan sales and securitization transactions. Servicing assets, which are stated net of accumulated amortization, are amortized in proportion to the remaining net servicing revenues estimated to be generated by the underlying loans.

The Bank periodically evaluates its servicing assets for impairment based upon fair value. For purposes of evaluating impairment, the Bank stratifies its servicing assets taking into consideration relevant risk characteristics including loan type and note rate. The fair value of servicing assets is estimated using projected cash flows, adjusted for the effects of anticipated prepayments, using a market discount rate. To the extent the carrying value of servicing assets exceeds the fair value of such assets, a valuation allowance is recorded. See Note 14.

INTEREST-ONLY STRIPS RECEIVABLE:

Interest-only strips receivable capitalized in the years ended September 30, 2003, 2002 and 2001 amounted to $108.9, $68.6 and $55.2 million, respectively, and were related to the securitization and sale of loan receivables. The Bank accounts for its interest-only strips receivable as trading securities and, accordingly, carries them at fair value. The Bank estimates the fair value of the interest-only strips receivable on a discounted cash flow basis using market based discount and prepayment rates. The fair value adjustments for interest-only strips receivable are included in servicing and securitization income. The fair value adjustments amounted to a net loss of $12.5, $7.2 and $11.5 million in fiscal years 2003, 2002 and 2001, respectively.

Interest income on interest-only strips receivable is recognized using the effective yield method over the estimated lives of the underlying loans. The Bank uses certain assumptions to calculate the carrying values of the interest-only strips receivable, mainly estimates of prepayment speeds, credit losses and interest rates, which are beyond the control of the Bank. To the extent actual results differ from the assumptions, the carrying values are adjusted accordingly. See Note 15.

DERIVATIVE FINANCIAL INSTRUMENTS:

The Bank uses various strategies to minimize interest-rate risk with respect to its mortgage banking activities. At September 30, 2003 and 2002 all derivatives are recorded on the balance sheet at their fair market value. See Note 24.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS:

The Bank adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) effective October 1, 2000. SFAS 133 was amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of Effective Date of Financial Accounting Standards Board Statement No. 133” (“SFAS 137”) and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS 138”). SFAS 133, as amended by SFAS 137 and SFAS 138, establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires an entity to recognize all derivative instruments as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative, its hedge designation and whether the hedge is effective in achieving offsetting changes in the fair value or cash flows of the asset or liability hedged. On October 1, 2000, the Bank recorded an after tax loss of $476,000 in Other Comprehensive Income representing its transition adjustment from the adoption of these standards.

On July 1, 2002, the Bank implemented FASB implementation guidance regarding the application of SFAS 133, which requires that interest rate locks (“IRL”) on mortgage loans originated for sale be treated as derivatives. The IRLs are treated as free standing derivatives with changes in fair value recorded in the income statement and reported on the balance sheet. In connection with this change, the Bank’s forward sale commitments were re-designated from cash flow hedges to fair value hedges or non-designated hedge relationships. The net income statement impact of the change was $80,000 net of tax. The net impact on Other Comprehensive Income was $1.2 million.

The Bank adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) on October 1, 2002. SFAS 142 supersedes APB Opinion No. 17, “Intangible Assets.” SFAS 142 establishes new guidance on accounting for goodwill and other assets acquired in a business combination and reaffirms that acquired intangible assets should initially be recognized at fair value and the costs of internally developed intangible assets should be charged to expense as incurred. SFAS 142 also requires that goodwill arising in a business combination should no longer be amortized, but, instead, be subjected to impairment testing. An impairment loss is recognized if fair value is less than the carrying amount. At October 1, 2002, the fair value of the goodwill recorded on the Bank’s balance sheet exceeded its carrying value. See Note 13.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”) was issued in August 2001. SFAS 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 was effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material effect on the Bank’s financial condition or results of operations.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of FIN 45, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in a special purpose entity, and guarantees of a company’s own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, a parent’s guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance, not price. The disclosure requirements of FIN 45 are effective for the Bank as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Bank’s financial condition or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 is an Interpretation of Accounting Research Bulletin No. 51 and addresses consolidation by business enterprises of variable interest entities (“VIEs”). FIN 46 is based on the theory that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. Business enterprises are required under the provisions of FIN 46 to identify VIEs, based on specified characteristics, and then determine whether they should be consolidated. An enterprise that holds a majority of the variable interests in another enterprise is considered the primary beneficiary of that enterprise and, therefore, should consolidate the VIE. The primary beneficiary of a VIE is also required to include various disclosures in interim and annual financial statements. Additionally, an enterprise that holds a significant variable interest in a VIE, but that is not the primary beneficiary, is also required to make certain disclosures. At September 30, 2003, the Bank is the primary beneficiary of one VIE, which holds the ground lease under the Bank’s executive offices. The Bank adopted FIN 46 effective July 1, 2003 and, as a result, recorded a $897,000 gain as a cumulative effect of a change in accounting principle, net of tax. In addition, the Bank recorded $31.4 million each in property and equipment and minority interest on the Consolidated Balance Sheets at September 30, 2003 related to the ground lease. See Notes 16 and 32.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (“SFAS 149”). This statement amends Statement 133 for certain decisions made by the FASB’s Derivatives Implementation Group. SFAS 149 also amends SFAS 133 to incorporate clarification of the definition of a derivative. SFAS 149 requires contracts with comparable characteristics to be accounted for similarly and will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and is to be applied prospectively. The adoption of this statement did not have a material effect on the Bank’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires an issuer to classify certain financial instruments as liabilities, which may have been previously classified as equity, because those instruments embody obligations of the issuer. SFAS 150 also requires disclosure of the nature and terms of the financial instruments and the rights and obligations embodied in those instruments. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective as of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Bank’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1. LIQUIDITY AND CAPITAL RESOURCES—REAL ESTATE TRUST

The Real Estate Trust’s cash flow from operating activities has been historically insufficient to meet all of its cash flow requirements. The Real Estate Trust’s internal sources of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes sold to the public, the payment of interest on its indebtedness, and the payment of capital improvement costs. In the past, the Real Estate Trust funded such shortfalls through a combination of external funding sources, primarily new financing, the sale of unsecured notes, refinancing of maturing mortgage debt, proceeds from asset sales, and dividends and tax sharing payments from the bank. For the foreseeable future, the Real Estate Trust’s ability to generate positive cash flow from operating activities and to meet its liquidity needs, including debt service payments, repayment of debt principal and capital expenditures, will continue to depend on these available external sources. Dividends received from the Bank are a component of funding sources available to the Real Estate Trust. The availability and amount of dividends in future periods is dependent upon, among other things, the Bank’s operating performance and income, and regulatory restrictions on such payments. Tax sharing and dividend payments received by the Real Estate Trust are presented as cash flows from operating activities in the Consolidated Statements of Cash Flows.

During fiscal 2003, 2002 and 2001, the Bank made tax sharing payments totaling $11.5, $5.7 and $3.4 million to the Real Estate Trust. During fiscal 2003, 2002 and 2001, the Bank made dividend payments totaling $16.0, $16.0 and $12.8 million to the Real Estate Trust.

In recent years, the operations of the Trust have generated net operating losses while the Bank has reported net income. The Trust’s consolidation of the Bank’s operations into the Trust’s federal income tax return has resulted in the use of the Trust’s net operating losses to reduce the federal income taxes the Bank would otherwise have owed. If in any future year, the Bank has taxable losses or unused credits, the Trust would be obligated to reimburse the Bank for the greater of (i) the tax benefit to the group using such tax losses or unused tax credits in the group’s consolidated federal income tax returns or (ii) the amount of the refund which the Bank would otherwise have been able to claim if it were not being included in the consolidated federal income tax return of the group.

2. SAUL HOLDINGS LIMITED PARTNERSHIP—REAL ESTATE TRUST

In fiscal 1993, the Real Estate Trust entered into a series of transactions undertaken in connection with an initial public offering of common stock of a newly organized corporation, Saul Centers, Inc. The Real Estate Trust transferred its 22 shopping centers and one of its office properties together with the debt associated with such properties to a newly formed partnership, Saul Holdings, in which as of September 30, 2003, the Real Estate Trust owns (directly or through one of its wholly owned subsidiaries) a 20.0% interest, other entities affiliated with the Real Estate Trust own a 4.8% interest, and Saul Centers owns a 75.2% interest. Certain officers and trustees of the Trust are also officers and/or directors of Saul Centers.

In connection with the transfer of its properties to Saul Holdings, the Real Estate Trust was relieved of approximately $196 million in mortgage debt and deferred interest. Pursuant to a reimbursement agreement among the partners of Saul Holdings and its subsidiary limited partnerships (collectively, the “Partnerships”), the Real Estate Trust and its subsidiaries that are partners in the Partnerships have agreed to reimburse Saul Centers and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships’ debt obligations and Saul Centers or any such other partners personally make payments with respect to such debt obligations. At September 30, 2003, the maximum potential obligations of the Real Estate Trust and its subsidiaries under this agreement totaled approximately $115.5 million.

The fair market value of each of the properties contributed to the Partnerships by the Real Estate Trust at the date of transfer (the FMV of each such property) exceeded the tax basis of such property (with respect to each

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

property, such excess is referred to as the FMV-Tax Difference). In the event Saul Centers, as general partner of the Partnerships, causes the Partnerships to dispose of one or more of such properties, a disproportionately large share of the total gain for federal income tax purposes would be allocated to the Real Estate Trust or its subsidiaries. In general, if the gain recognized by the Partnerships on a property disposition is less than or equal to the FMV-Tax Difference for such property (as previously reduced by the amounts of special tax allocations of depreciation deductions to the partners), a gain equal to the FMV-Tax Difference (as adjusted) will be allocated to the Real Estate Trust. To the extent the gain recognized by the Partnerships on the property disposition exceeds the FMV-Tax Difference (as adjusted), such excess generally will be allocated among all the partners in Saul Holdings based on their relative percentage interests. In general, the amount of gain allocated to the Real Estate Trust in the event of such a property disposition is likely to exceed, perhaps substantially, the amount of cash, if any, distributable to the Real Estate Trust as a result of the property disposition. In addition, future reductions in the level of the Partnerships’ debt, or any release of the guarantees of such debt by the Real Estate Trust, could cause the Real Estate Trust to have taxable constructive distributions without the receipt of any corresponding amounts of cash. Currently, management does not intend to seek a release of or a reduction in the guarantees or to convert its limited partner units in Saul Holdings into shares of Saul Centers common stock.

At the date of transfer of the Real Estate Trust properties to Saul Holdings, liabilities exceeded assets transferred by approximately $104.3 million on an historical cost basis. The assets and liabilities were recorded by Saul Holdings and Saul Centers at their historical cost rather than market value because of affiliated ownership and common management and because the assets and liabilities were the subject of the business combination between Saul Centers and Saul Holdings, newly formed entities with no prior operations.

Immediately subsequent to the business combination and initial public offering of common stock by Saul Centers, Saul Centers had total owners’ equity of approximately $16.4 million of which approximately $3.5 million related to the Real Estate Trust’s original 21.5% ownership interest. Changes in the Real Estate Trust’s equity investment balance resulting from capital transactions of the investee are recognized directly in the Trust’s shareholders’ equity in the accompanying financial statements.

The management of Saul Centers has adopted a strategy of maintaining a ratio of total debt to total asset value, as estimated by management, of fifty percent or less. The management of Saul Centers has concluded at September 30, 2003, that the total debt of Saul Centers remains below fifty percent of total asset value. As a result, the management of the Real Estate Trust has concluded that fundings under the reimbursement agreement are remote.

As of September 30, 2003, the Real Estate Trust’s investment in the consolidated entities of Saul Centers, which is accounted for under the equity method, consisted of the following.

(In thousands)
Saul Holdings:
Investment in partnership units	$12,045
Distributions in excess of allocated net income	(19,844)
Saul Centers:
Investment in common shares	73,059
Distributions in excess of allocated net income	(11,877)

Total	$53,383

The Trust’s investments in Saul Centers exceeded the underlying book value of the investment at the time of the purchases. At September 30, 2003 the cumulative excess totaled $69.6 million. This amount is being amortized over the useful life of the underlying real estate assets. At September 30, 2003, the unamortized balance was $62.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2003, the Real Estate Trust, through its partnership interest in Saul Holdings of 20.0% and its ownership of common shares of Saul Centers of 23.8% (market value of $99.4 million at September 30, 2003), effectively owns 37.9% of the consolidated entities of Saul Centers. Substantially all of these shares and/or units have been deposited as collateral for the Trust’s revolving lines of credit. See Note 4.

The unaudited Condensed Consolidated Balance Sheets as of September 30, 2003 and 2002, and the unaudited Condensed Consolidated Statements of Operations for the years ended September 30, 2003, 2002 and 2001 of Saul Centers follow.

SAUL CENTERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,
(In thousands)	2003	2002
Assets
Real estate investments	$537,172	$487,945
Accumulated depreciation	(161,153)	(146,875)
Other assets	41,515	37,586

Total assets	$417,534	$378,656

Liabilities and stockholders’ deficit
Notes payable	$400,668	$377,269
Other liabilities	22,470	19,022

Total liabilities	423,138	396,291
Total stockholders’ deficit	(5,604)	(17,635)

Total liabilities and stockholders’ deficit	$417,534	$378,656

SAUL CENTERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Twelve Months Ended September 30,
(In thousands)	2003	2002	2001
Revenue
Base rent	$76,900	$73,893	$68,823
Other revenue	19,363	18,182	15,775

Total revenue	96,263	92,075	84,598

Expenses
Operating expenses	19,843	17,752	16,021
Interest expense	25,882	24,927	24,898
Amortization of debt expense	819	655	543
Depreciation and amortization	16,815	17,468	15,259
General and administrative	6,032	5,226	4,074

Total expenses	69,391	66,028	60,795

Operating income	26,872	26,047	23,803
Non-operating item
Gain on sale of property	—	1,426	—

Net income before minority interest	26,872	27,473	23,803
Minority interest	(8,082)	(8,069)	(8,069)

Net income	$18,790	$19,404	$15,734

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. INVESTMENT PROPERTIES—REAL ESTATE TRUST

The following table summarizes the cost basis of income-producing properties and land parcels together with their related debt.

	No.	Land	Buildings and Improvements	Total	Related Debt
September 30, 2003
Income-producing properties
Hotels	18	$18,684	$239,376	$258,060	$167,916
Office and industrial	13	14,786	165,599	180,385	155,228
Other	4	2,803	—	2,803	—

	35	$36,273	$404,975	$441,248	$323,144	(1)

Land Parcels	9	$42,425	$—	$42,425	$—

(1)	Amount includes $322.4 million of mortgage notes payable and approximately $700,000 of capital leases.

(Dollars in thousands)	No.	Land	Buildings and Improvements	Total	Related Debt
September 30, 2002:
Income-producing properties
Hotels	18	$18,684	$236,882	$255,566	$166,650
Office and industrial	13	14,786	162,134	176,920	160,846
Other	4	2,803	—	2,803	—

	35	$36,273	$399,016	$435,289	$327,496	(2)

Land Parcels	10	$44,020	$—	$44,020	$—

(2)	Amount includes $326.2 million of mortgage notes payable and $1.3 million of capital leases.

On December 18, 2000, the Real Estate Trust sold its 124-unit San Simeon apartment project in Dallas, Texas. The sales price was $3.1 million and the Real Estate Trust recognized a gain of $2.2 million on the transaction. The proceeds of the sales were used to acquire a 10.7 acre parcel of land in Loudoun County, Virginia, for $2.8 million.

On June 13, 2001, the Real Estate Trust sold a 4.79 acre section of its Circle 75 land parcel located in Atlanta, Georgia for $3.0 million. The Real Estate Trust recognized a gain of $2.4 million on this transaction.

On August 8, 2001, the Real Estate Trust sold Metairie Tower, a 91,000 square foot office building located in Metairie, Louisiana, for $7.2 million. The Real Estate Trust recognized a gain of $5.2 million on this transaction.

On September 7, 2001, the Real Estate Trust sold 9.5 acres of its Commerce Center land parcel located in Ft. Lauderdale, Florida, for approximately $2.0 million, and recognized a gain of $245,000 on the transaction.

During fiscal 2001, the Real Estate Trust also received net proceeds of $2.0 million and recognized a gain of $620,000 from the condemnation of portions of two land parcels in Colorado and Michigan.

On September 25, 2003, the Real Estate Trust sold 7.7 acres located in Rockville, Maryland, for $11.3 million, and recognized a gain of $9.1 million on the transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. DEBT—REAL ESTATE TRUST

Mortgage notes payable are secured by various income-producing properties, land parcels, and properties under construction. Almost all mortgage notes are payable in monthly installments, have maturity dates ranging to 2021 and accrue interest at annual rates from 3.1% to 9.1%. Certain mortgages contain a number of restrictions, including cross default provisions. At September 30, 2003, the Real Estate Trust is in compliance with the debt covenants.

Notes payable—unsecured includes notes which have been sold by the Real Estate Trust directly to investors at varying interest rates with maturities of one to ten years. These notes do not contain any provisions for conversion, sinking fund or amortization, but are subject to a provision permitting the Real Estate Trust to call them prior to maturity. The weighted average interest rates were 9.2% and 9.8% at September 30, 2003 and 2002. During fiscal 2003 and 2002, the Real Estate Trust sold notes amounting to approximately $12.5 and $7.6 million. At September 30, 2003, the Real Estate Trust is in compliance with the debt covenants.

In March 1998, the Real Estate Trust issued $200.0 million aggregate principal amount of 9 3/4% Senior Secured Notes. These Notes are non-recourse obligations of the Real Estate Trust and are secured by a first priority perfected security interest in 8,000 shares, or 80%, of the issued and outstanding common stock of the Bank, which constitute all of the Bank common stock held by the Real Estate Trust.

In fiscal 1995, the Real Estate Trust established a $15.0 million secured revolving credit line with an unrelated bank. This facility was for an initial two-year period subject to extension for one or more additional one-year terms. In fiscal 1997, the facility was increased to $20.0 million and was renewed for an additional two-year period. In September 1999, this facility was increased to $50.0 million and its term was set at three years with provisions for extending the term annually. The maturity date for this line is September 29, 2004. On December 12, 2003 this facility was increased to $55.0 million and the maturity date extended to December 12, 2006. This facility is secured by a portion of the Real Estate Trust’s ownership in Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index. At September 30, 2003, the Real Estate Trust had borrowings under the facility of $3.8 million and unrestricted availability of $46.2 million. At September 30, 2003 the interest rate under this facility was 4.0%.

In fiscal 1996, the Real Estate Trust established an $8.0 million revolving credit line with an unrelated bank, secured by a portion of the Real Estate Trust’s ownership interest in Saul Holdings Partnership. This facility was initially for a one-year term, after which any outstanding loan amount would amortize over a two-year period. During fiscal 1997, 1998, 2000, and 2003 the line of credit was increased to $10.0, $20.0, $25.0 and $45.0 million. The current maturity date for this line is September 26, 2006. Interest is computed by reference to a floating rate index. At September 30, 2003, the Real Estate Trust had no outstanding borrowings and unrestricted availability of $45.0 million.

The maturity schedule for the Real Estate Trust’s outstanding debt at September 30, 2003 for the fiscal years commencing October 1, 2003 is set forth in the following table.

	Debt Maturity Schedule (In thousands)
Fiscal Year	Mortgage Notes	Notes Payable—Secured	Notes Payable—Unsecured	Total
2004	$11,792	$3,800	$12,238	$27,830
2005	16,387	—	10,507	26,894
2006	94,672	—	7,434	102,106
2007	5,543	—	4,468	10,011
2008	5,952	200,000	3,755	209,707
Thereafter	188,091	—	16,947	205,038

Total	$322,437	$203,800	$55,349	$581,586

Of the $322.4 million of mortgage notes outstanding at September 30, 2003, $314.5 million was non-recourse to the Real Estate Trust.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. INCOME FROM COMMERCIAL PROPERTIES—REAL ESTATE TRUST

Income from commercial properties includes minimum rent arising from non-cancelable commercial leases. Minimum rent for fiscal years 2003, 2002, and 2001 amounted to $34.9, $34.9 and $37.0 million. Future minimum rentals as of September 30, 2003 under non-cancelable leases are as follows:

Fiscal Year	(In thousands)
2004	$32,108
2005	28,571
2006	24,005
2007	19,482
2008	15,860
Thereafter	53,759

Total	$173,785

6. TRANSACTIONS WITH RELATED PARTIES—REAL ESTATE TRUST

TRANSACTIONS WITH B. F. SAUL COMPANY AND ITS SUBSIDIARIES

The Real Estate Trust is managed by B. F. Saul Advisory Company, L.L.C., (the “Advisor”), a wholly-owned subsidiary of B. F. Saul Company (“Saul Co.”). All of the Real Estate Trust officers and four Trustees of the Trust are also officers and/or directors of Saul Co. The Advisor is paid a fixed monthly fee which is subject to annual review by the Trustees. The monthly fee was $458,000 during fiscal 2003, $475,000 during fiscal 2002, and $363,000 during fiscal 2001. The advisory contract has been extended until September 30, 2004, and will continue thereafter unless canceled by either party at the end of any contract year. Certain loan agreements prohibit termination of this contract.

Saul Co. and B.F. Saul Property Company (“Saul Property Co.”), a wholly-owned subsidiary of Saul Co., provide services to the Real Estate Trust through commercial property management and leasing, hotel management, development and construction management, and acquisitions, sales and financings of real property. Fees paid to Saul Co. and Saul Property Co. amounted to $6.9, $6.8 and $7.4 million in fiscal 2003, 2002 and 2001.

The Real Estate Trust reimburses the Advisor and Saul Property Co. for costs and expenses incurred on behalf of the Real Estate Trust, in-house legal expenses, and for all travel expenses incurred in connection with the affairs of the Real Estate Trust.

The Real Estate Trust currently pays the Advisor fees equal to 2% of the principal amount of the unsecured notes as they are issued to offset its costs of administering the program. These payments amounted to $251,000, $183,000 and $93,000 in fiscal 2003, 2002 and 2001.

A subsidiary of Saul Co. is a general insurance agency which receives commissions and countersignature fees in connection with the Real Estate Trust’s insurance program. Such commissions and fees amounted to approximately $302,000, $196,000 and $171,000 in fiscal 2003, 2002 and 2001.

At October 1, 2000, the Real Estate Trust had an unsecured note receivable from the Saul Co. with an outstanding balance of $11.8 million. During fiscal 2003, 2002 and 2001, curtails of $3.5, $1.3 and $4.0 million were paid by the Saul Co. Interest on the loan is computed by reference to a floating rate index. At September 30, 2003, the total due the Real Estate Trust was $3.0 million. Interest accrued on these loans amounted to $151,000, $300,000 and $700,000 during fiscal 2003, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

REMUNERATION OF TRUSTEES AND OFFICERS

For fiscal years 2003, 2002, and 2001, the Real Estate Trust paid the Trustees approximately $109,000, $95,000 and $94,000 for their services. No compensation was paid to the officers of the Real Estate Trust for acting as such; however, one Trustee was paid by the Bank for his services as Chairman and Chief Executive Officer of the Bank, and four received payments for their services as directors of the Bank. Four of the Trustees and all of the officers of the Real Estate Trust receive compensation from Saul Co. as directors and/or officers.

SAUL HOLDINGS LIMITED PARTNERSHIP AND SAUL CENTERS, INC.

The Real Estate Trust accounts for these investments under the equity method. The Real Estate Trust’s share of earnings for fiscal 2003, 2002 and 2001 was $8.6, $9.1 and $7.4 million. See Note 2.

OTHER TRANSACTIONS

The Real Estate Trust leases space to the Bank and Saul Property Co. at two of its income-producing properties. Minimum rents and expense recoveries paid by these affiliates amounted to approximately $5.4, $5.1 and $4.0 million in fiscal 2003, 2002 and 2001.

7. LOANS HELD FOR SECURITIZATION AND/OR SALE—THE BANK

Loans held for securitization and/or sale are composed of the following:

(In thousands)	September 30,
	2003	2002
Single-family residential	$1,378,831	$930,613
Automobile	—	290,656
Home improvement and related loans	—	1,766

Total	$1,378,831	$1,223,035

8. INVESTMENT SECURITIES—THE BANK

At September 30, 2003 and 2002, investment securities are composed of U.S. Government securities and are classified as held-to-maturity. Gross unrealized holding gains and losses on the Bank’s U.S. Government securities at September 30, 2003 and 2002 are as follows:

(In thousands)	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Aggregate Fair Value
September 30, 2003
U.S. Government securities: Original maturity after one year, but within five years	$46,345	$186	$—	$46,531

September 30, 2002
U.S. Government securities: Original maturity after one year, but within five years	$46,445	$524	$—	$46,969

There were no sales of investment securities during the years ended September 30, 2003, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. MORTGAGE-BACKED SECURITIES—THE BANK

At September 30, 2003 and 2002, all mortgage-backed securities are classified as held-to-maturity. Gross unrealized holding gains and losses on the Bank’s mortgage-backed securities at September 30, 2003 and 2002 are as follows:

(In thousands)	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Aggregate Fair Value
September 30, 2003
FNMA	$170,849	$4,741	$1	$175,589
FHLMC	222,777	7,494	—	230,271
Private label, AAA-rated	84,766	219	81	84,904

Total	$478,392	$12,454	$82	$490,764

September 30, 2002
FNMA	$226,680	$5,837	$2	$232,515
FHLMC	658,965	20,028	4	678,989
Private label, AAA-rated	142,988	3,459	99	146,348

Total	$1,028,633	$29,324	$105	$1,057,852

Contractual maturities of the Bank’s mortgage-backed securities at September 30, 2003 are as follows:

(In thousands)
Due within one year	$26,420
Due after one year, but within five years	109,017
Due after five years, but within ten years	66,976
Due after ten years	275,979

Total	$478,392

Accrued interest receivable on mortgage-backed securities totaled $2.2 and $5.4 million at September 30, 2003 and 2002, respectively, and is included in other assets in the Consolidated Balance Sheets.

10. LOANS RECEIVABLE—THE BANK

Loans receivable is composed of the following:

(In thousands)	September 30,
	2003	2002
Single-family residential	$4,397,394	$3,624,711
Home equity	1,336,776	1,090,325
Real estate construction and ground	402,269	458,425
Commercial real estate and multifamily	19,435	20,578
Commercial	1,599,423	1,518,308
Automobile	492,896	333,078
Subprime automobile	96,128	232,001
Home improvement and related loans	48,145	101,156
Overdraft lines of credit and other consumer	36,461	37,300

	8,428,927	7,415,882

Less:
Undisbursed portion of loans	878,489	913,366
Unearned discounts and net deferred loan origination costs	(67,516)	(49,512)
Allowance for losses on loans	58,397	66,079

	869,370	929,933

Total	$7,559,557	$6,485,949

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Bank serviced loans owned by others amounting to $8,475.6 and $7,844.5 million at September 30, 2003 and 2002, respectively.

Accrued interest receivable on loans totaled $25.4 and $27.8 million at September 30, 2003 and 2002, respectively, and is included in other assets in the Consolidated Balance Sheets.

11. ALLOWANCE FOR LOSSES—THE BANK

Activity in the allowance for losses on loans receivable is summarized as follows:

(In thousands)	September 30,
	2003	2002	2001
Beginning Balance	$66,079	$57,018	$52,518
Provision for losses	18,422	51,367	59,496
Charge-offs	(44,957)	(56,017)	(64,241)
Recoveries	18,853	13,711	9,245

Ending Balance	$58,397	$66,079	$57,018

12. REAL ESTATE HELD FOR INVESTMENT OR SALE—THE BANK

Real estate held for investment or sale is composed of the following:

(In thousands)	September 30,
	2003	2002
Real estate held for investment (net of allowance for losses of $202 for both periods)	$925	$925
Real estate held for sale (net of allowance for losses of $71,293, at September 30, 2002)	21,820	23,372

Total real estate held for investment or sale	$22,745	$24,297

Gain (loss) on real estate held for investment or sale is composed of the following:

(In thousands)	Year Ended September 30,
	2003	2002	2001
Provision for losses	$—	$(700)	$(4,200)
Net gain from operating properties	957	652	774
Net gain on sales	5,823	1,040	6,241

Total gain	$6,780	$992	$2,815

13. GOODWILL AMORTIZATION—THE BANK

As a result of adopting SFAS 142, the Bank did not record goodwill amortization expense during the fiscal year ended September 30, 2003. The following table sets forth net income for the fiscal years ended September 30, 2002 and 2001 on a pro forma basis, excluding goodwill amortization.

(In thousands)	September 30,
	2002	2001
Operating income:
As reported	$103,582	$95,647
Add back:
Goodwill amortization, net of related tax	1,531	1,748

Pro forma operating income	$105,113	$97,395

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. LOAN SERVICING RIGHTS—THE BANK

Servicing assets are recorded when purchased and in conjunction with loan sales and securitization transactions. Activity in servicing assets is summarized as follows:

(In thousands)	Year ended September 30,
	2003	2002	2001
Beginning Balance	$105,963	$81,777	$78,636
Additions	75,277	51,794	19,679
Charge-offs	(30,656)	—	—
Amortization	(31,198)	(27,608)	(16,538)

Ending Balance	119,386	105,963	81,777
Valuation Allowance	(23,118)	(45,533)	(19,343)

Carrying Value	$96,268	$60,430	$62,434

Accumulated amortization was $165.0 and $133.8 million at September 30, 2003 and 2002. The aggregate fair value of servicing assets at September 30, 2003 and 2002 was $96.9 and $60.3 million, respectively.

Activity in the valuation allowance for servicing assets is summarized as follows:

(In thousands)	Year Ended September 30,
	2003	2002	2001
Balance at beginning of year	$45,533	$19,343	$3,591
Additions charged to loan expenses	8,241	26,190	15,752
Charge-offs	(30,656)	—	—

Balance at end of year	$23,118	$45,533	$19,343

There were no sales of rights to service mortgage loans during fiscal years 2003, 2002 and 2001. Servicing fees are included in servicing and securitization income in the Consolidated Statements of Operations.

At September 30, 2003 and 2002, key assumptions and the sensitivity of the current value of originated servicing assets to an immediate 10 percent and 20 percent adverse change in those assumptions are as follows:

(Dollars in thousands)	September 30, 2003
	Single-Family Residential	Home Equity/ Home Improvement
Carrying value	$90,209	$234
Weighted average life (in years)	4.1	1.6
Prepayment speed assumption (annual rate) (1)	22.03%	48.00%
Impact on fair value at 10% adverse change	$(4,338)	$(15)
Impact on fair value at 20% adverse change	$(8,220)	$(30)
Discount rate (annual)	8.38%	7.21%
Impact on fair value at 10% adverse change	$(1,976)	$(3)
Impact on fair value at 20% adverse change	$(4,130)	$(6)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollars in thousands)	September 30, 2002
	Single-Family Residential	Home Equity/ Home Improvement
Carrying value	$50,171	$686
Weighted average life (in years)	3.1	1.7
Prepayment speed assumption (annual rate) (1)	29.39%	51.05%
Impact on fair value at 10% adverse change	$(3,110)	$(43)
Impact on fair value at 20% adverse change	$(5,712)	$(84)
Discount rate (annual)	9.05%	8.62%
Impact on fair value at 10% adverse change	$(967)	$(9)
Impact on fair value at 20% adverse change	$(1,899)	$(16)

(1)	Represents Constant Prepayment Rate.

15. LOAN SECURITIZATION TRANSACTIONS—THE BANK

The Bank periodically sells various receivables through asset-backed securitizations, in which receivables are transferred to trusts, and certificates are sold to investors. The following chart summarizes the Bank’s securitization activities as of or for the fiscal years ended September 30, 2003, 2002 and 2001.

(In thousands)	As of or for the year ended September 30,
	2003	2002	2001
Single-Family Residential
Loans sold into new trusts	$2,551,634	$1,400,685	$—
Outstanding trust certificate balance	3,509,029	1,341,712	—
Gains recognized	92,901	52,452	—

Automobile
Loans sold into new trusts	$—	$236,085	$804,861
Outstanding trust certificate balance	389,678	792,949	1,171,575
Gains recognized	—	3,098	15,950

Home Equity
Loans sold into existing trusts	$11,457	$32,802	$46,229
Outstanding trust certificate balance	20,097	42,904	91,093
Gains recognized	540	1,275	1,811

Home Improvement
Loans sold into existing trusts	$—	$1,547	$2,634
Outstanding trust certificate balance	19,205	35,927	57,575
Gains recognized	—	—	—

The Bank continues to service, and receive servicing fees on, the outstanding balance of securitized receivables. The Bank also retains rights, which may be subordinated, to future cash flows arising from the receivables after the expenses of the securitization trust are paid. The Bank generally estimates the fair value of retained interests based on the estimated present value of expected future cash flows from securitized and sold receivables, using management’s best estimates of the key assumptions—credit losses, prepayment speeds and discount rates commensurate with the risks involved.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes certain cash flows received from securitization trusts:

(In thousands)	Year Ended September 30,
	2003	2002
Proceeds from new securitizations	$2,510,584	$1,619,419
Servicing fees received	14,585	14,030
Other cash flows received on retained interests	42,087	50,704

Servicing and securitization income includes the initial gains on current securitization and sale transactions and income from interest-only strips receivable recognized in connection with current and prior period securitization and sale transactions.

At September 30, 2003 and 2002, key assumptions and the sensitivity of the current fair value of the retained interests to an immediate 10 percent and 20 percent adverse change in those assumptions are as follows:

(Dollars in thousands)	September 30, 2003
	Single-Family Residential		Automobile		Home Equity/ Home Improvement
Carrying value (fair value)	$149,189		$7,372		$467
Weighted average life (in years)	4.0		0.9		0.8
Prepayment speed assumption (average annual rate)	22.59	%(1)	1.50	%(2)	55.88	%(2)
Impact on fair value at 10% adverse change	$(9,001)		$(426)		$(53)
Impact on fair value at 20% adverse change	$(16,886)		$(874)		$(96)
Expected credit losses (annual rate)	0.01%		2.06%		1.50%
Impact on fair value at 10% adverse change	$(33)		$(672)		$(21)
Impact on fair value at 20% adverse change	$(66)		$(1,343)		$(43)
Discount rate (annual rate)	8.50%		8.00%		8.52%
Impact on fair value at 10% adverse change	$(3,352)		$(39)		$(2)
Impact on fair value at 20% adverse change	$(6,444)		$(78)		$(4)

(Dollars in thousands)	September 30, 2002
	Single-Family Residential		Automobile		Home Equity/ Home Improvement
Carrying value (fair value)	$61,515		$51,625		$9,205
Weighted average life (in years)	4.57		1.19		1.29
Prepayment speed assumption (average annual rate)	19.64	%(1)	1.50	%(2)	55.06	%(1)
Impact on fair value at 10% adverse change	$(3,407)		$(1,488)		$(185)
Impact on fair value at 20% adverse change	$(6,422)		$(3,054)		$(349)
Expected credit losses (annual rate)	0.02%		0.96%		1.22%
Impact on fair value at 10% adverse change	$(39)		$(867)		$(59)
Impact on fair value at 20% adverse change	$(79)		$(1,734)		$(117)
Discount rate (annual rate)	8.50%		8.00%		8.59%
Impact on fair value at 10% adverse change	$(1,643)		$(476)		$(11)
Impact on fair value at 20% adverse change	$(3,207)		$(945)		$(22)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Key assumptions used in measuring retained interests at the date of securitizations completed during fiscal year 2003 and 2002 are as follows:

	Single-Family Residential		Automobile
Year Ended September 30, 2003
Prepayment speed assumption (average annual rate)	20.49	% (1)	—
Expected credit losses (annual rate)	0.01%		—
Discount rate (annual rate)	8.50%		—

Year Ended September 30, 2002
Prepayment speed assumption (average annual rate)	19.56	% (1)	1.50	% (2)
Expected credit losses (annual rate)	0.02%		0.96%
Discount rate (annual rate)	8.50%		8.00%

(1)	Represents Constant Prepayment Rate. Certain loans may require the payment of a fee if the borrower prepays the loan during the period up to three years after origination. The Bank uses a lower prepayment assumption during these periods.
(2)	Represents absolute prepayment model or ABS—an assumed rate of prepayment each month relative to the original number of automobile loans in a pool.

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The effects shown in the above tables of a variation in a particular assumption on the fair value of interest-only strips receivable is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another factor, which might magnify or counteract the sensitivities.

Principal balances, delinquent amounts and net credit losses for securitized loans were as follows:

(In thousands)	As of or for the year ended September 30, 2003
	Total Principal Amount of Loans	Principal Amount of Loans Past Due 90 Days or More or Non-Performing	Net Credit Losses (Recoveries)
Single-family residential	$3,427,013	$4,535	$—
Automobile	393,333	5,697	20,371
Home equity, home improvement and related loans	37,606	649	(197)

Total	$3,857,952	$10,881	$20,174

(In thousands)	As of or for the year ended September 30, 2002
	Total Principal Amount of Loans	Principal Amount of Loans Past Due 90 Days or More or Non-Performing	Net Credit Losses
Single-family residential	$1,342,568	$2,032	$—
Automobile	803,852	6,858	22,684
Home equity, home improvement and related loans	99,913	741	378

Total	$2,246,333	$9,631	$23,062

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. PROPERTY AND EQUIPMENT—THE BANK

Property and equipment is composed of the following:

(Dollars in thousands)	Estimated Useful Lives	September 30,
		2003	2002
Land	—	$87,647	$55,990
Projects in progress	—	3,950	4,473
Buildings and improvements	10-65 years	298,371	299,964
Leasehold and tenant improvements	5-20 years	134,356	120,708
Furniture and equipment	5-10 years	229,041	228,764
Automobiles	3-5 years	4,048	3,531

		757,413	713,430
Less:
Accumulated depreciation and amortization		266,682	241,013

Total		$490,731	$472,417

Depreciation and amortization expense amounted to $44.5, $38.7 and $34.2 million for the years ended September 30, 2003, 2002 and 2001, respectively.

Effective July 1, 2003, the Bank adopted FIN 46. FIN 46 requires companies to identify variable interest entities and consolidate them if it is determined that the company is the primary beneficiary of the variable interest entity. Pursuant to FIN 46, the Bank consolidated the assets and liabilities of 7501 Wisconsin Avenue LLC (the “LLC”), which owns the land on which the Bank’s executive office building was constructed. As a result, property and equipment and minority interest on the Consolidated Balance Sheets each include $31.4 million at September 30, 2003 related to the Bank’s involvement with the LLC. See Notes C and 32.

17. AUTOMOBILES SUBJECT TO LEASE—THE BANK

Automobiles subject to lease is composed of the following:

(Dollars in thousands)	Estimated Useful Lives	September 30,
		2003	2002
Automobiles	3-5 years	$1,178,161	$1,388,259
Less:
Accumulated depreciation		322,751	277,343

Total		$855,410	$1,110,916

Depreciation expense related to automobile leases amounted to $171.9, $161.9 and $110.6 million for the years ended September 30, 2003, 2002 and 2001, respectively. Automobile rental income amounted to $235.8, $242.6 and $167.4 million for the years ended September 30, 2003, 2002 and 2001, respectively.

The following is a schedule by years of future minimum automobile rental income at September 30, 2003:

Year Ending September 30,	(In thousands)
2004	$175,100
2005	107,848
2006	56,253
2007	16,497
2008	1,745

Total	$357,443

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. LEASES—THE BANK

The Bank has noncancelable, long-term leases for office premises and retail space which have a variety of terms expiring from fiscal year 2004 to fiscal year 2023 and ground leases which have terms expiring from fiscal year 2029 to fiscal year 2081. These leases are accounted for as operating leases. Some of the leases are subject to rent adjustments in the future based upon changes in the Consumer Price Index and some also contain renewal options. The following is a schedule by years of future minimum lease payments required at September 30, 2003:

Year Ending September 30,	(In thousands)
2004	$22,931
2005	22,176
2006	21,423
2007	20,566
2008	15,398
Thereafter	92,386

Total	$194,880

Rent expense totaled $32.4, $29.9 and $26.9 million for the years ended September 30, 2003, 2002 and 2001, respectively. For operating leases with fixed escalation amounts, rent expense is recognized on a straight line basis over the term of the lease.

19. DEPOSIT ACCOUNTS—THE BANK

An analysis of deposit accounts and the related weighted average effective interest rates at year end are as follows:

(Dollars in thousands)	September 30,
	2003		2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand accounts	$951,844	—	$779,634	—
NOW accounts	1,951,281	0.20%	1,656,522	0.32%
Money market deposit accounts	2,321,026	0.70%	1,953,312	1.47%
Statement savings accounts	997,686	0.28%	893,093	0.79%
Other deposit accounts	152,758	0.25%	135,169	0.50%
Certificate accounts, less than $100	1,207,728	2.05%	1,416,739	3.23%
Certificate accounts, $100 or more	518,182	1.87%	603,116	2.78%

Total	$8,100,505	0.71%	$7,437,585	1.40%

The Bank’s deposits are insured by the FDIC up to $100,000 for each insured depositor.

Interest expense on deposit accounts is composed of the following:

(In thousands)	Year Ended September 30,
	2003	2002	2001
NOW accounts	$4,562	$4,752	$7,773
Money market deposit accounts	21,405	31,512	48,744
Statement savings accounts	4,387	8,447	11,963
Certificate accounts	49,195	98,262	177,619
Other deposit accounts	573	939	1,507

Total	$80,122	$143,912	$247,606

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Outstanding certificate accounts at September 30, 2003 mature in the years indicated as follows:

Year Ending September 30,	(In thousands)
2004	$1,387,609
2005	142,253
2006	122,687
2007	32,454
2008	40,907

Total	$1,725,910

At September 30, 2003, certificate accounts of $100,000 or more have contractual maturities as indicated below:

(In thousands)
Three months or less	$278,381
Over three months through six months	49,232
Over six months through 12 months	106,168
Over 12 months	84,401

Total	$518,182

20. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS—THE BANK

Short-term borrowings are summarized as follows:

(Dollars in thousands)	September 30,
	2003	2002	2001
Securities sold under repurchase agreements:
Balance at year end	$5,816	$505,140	$110,837
Average amount outstanding during the year	268,870	405,844	397,842
Maximum amount outstanding at any month end	506,065	559,957	534,170
Amount maturing within 30 days	2,816	505,140	110,837
Weighted average interest rate during the year	1.44%	1.95%	5.74%
Weighted average interest rate on year end balances	0.77%	1.82%	3.21%

Other short-term borrowings:
Balance at year end	$162,498	$154,344	$171,513
Average amount outstanding during the year	170,385	169,037	169,820
Maximum amount outstanding at any month end	209,805	179,069	181,942
Amount maturing within 30 days	162,498	154,344	171,513
Weighted average interest rate during the year	0.55%	1.17%	4.39%
Weighted average interest rate on year end balances	0.32%	1.07%	2.18%

The investment and mortgage-backed securities underlying the dealer repurchase agreements were delivered to the dealers who arranged the transactions. The dealers may have loaned such securities to other parties in the normal course of their operations and agreed to resell to the Bank the identical securities upon the maturities of the agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At September 30, 2003, the Bank had pledged mortgage-backed securities and U.S. Government securities with a combined book value of $172.6 million to secure certain other short-term borrowings. Also at September 30, 2003, the Bank had pledged, but did not borrow against, other loans with a total principal balance of $782.8 million.

21. FEDERAL HOME LOAN BANK ADVANCES—THE BANK

At September 30, 2003, advances from the Federal Home Loan Bank of Atlanta (“FHLB”) totaled $1,987.5 million. The advances bear interest at a weighted average interest rate of 4.89%, which is fixed for the term of the advances, and mature over varying periods as follows:

(In thousands)
Six months or less	$890,379
More than six months through one year	501,634
More than one year through three years	445,448
More than three years through five years	66,675
More than five years	83,333

Total	$1,987,469

Under a Specific Collateral Agreement with the FHLB, advances are secured by the FHLB stock owned by the Bank, qualifying first mortgage loans with a total principal balance of $3,051.1 million, and certain mortgage-backed securities with a book value of $82.8 million. The FHLB requires that members maintain qualifying collateral at least equal to 100% of the member’s outstanding advances at all times. The collateral held by the FHLB in excess of the September 30, 2003 advances is available to secure additional advances from the FHLB, subject to its collateralization guidelines.

22. CAPITAL NOTES—SUBORDINATED—THE BANK

Capital notes, which are subordinated to the interest of deposit account holders and other senior debt, are composed of the following:

(Dollars in thousands)	Issue Date	September 30,		Interest Rate
		2003	2002
Subordinated debentures due 2005	November 23, 1993	$150,000	$150,000	9 1/4%
Subordinated debentures due 2008	December 3, 1996	100,000	100,000	9 1/4%

Total		$250,000	$250,000

The 9 1/4% Subordinated Debentures due 2005 (the “1993 Debentures”) are subject to redemption at any time at the option of the Bank, in whole or in part, at the following redemption prices plus accrued and unpaid interest:

If redeemed during the 12-month period beginning December 1,	Redemption Price
2002	100.925%
2003 and thereafter	100.000%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 9 1/4% Subordinated Debentures due 2008 (the “1996 Debentures”) are subject to redemption at any time at the option of the Bank, in whole or in part, at the following redemption prices plus accrued and unpaid interest:

If redeemed during the 12-month period beginning December 1,	Redemption Price
2002	103.700%
2003	102.775%
2004	101.850%
2005	100.925%
2006 and thereafter	100.000%

The indenture pursuant to which the 1993 Debentures were sold (the “Indenture”) provides that the Bank may not pay dividends on its capital stock unless, after giving effect to the dividend, no event of default shall have occurred and be continuing and the Bank is in compliance with its regulatory capital requirements. In addition, the amount of the proposed dividend may not exceed the sum of (i) $15.0 million, (ii) 66 2/3% of the Bank’s consolidated net income (as defined in the Indenture) accrued on a cumulative basis commencing on October 1, 1993 and (iii) the aggregate net cash proceeds received by the Bank after October 1, 1993 from the sale of qualified capital stock or certain debt securities, minus the aggregate amount of any restricted payments made by the Bank. Notwithstanding the above restrictions on dividends, provided no event of default has occurred or is continuing, the Indenture does not restrict the payment of dividends on the 13% Preferred Stock (as defined below) or any payment-in-kind preferred stock issued in lieu of cash dividends on the Preferred Stock or the redemption of any such payment-in-kind preferred stock. The indenture pursuant to which the 1996 Debentures were sold provides that the proposed dividend may not exceed the sum of the restrictions discussed above for the 1993 Indenture and the aggregate liquidation preference of the new series of preferred stock of the Bank, if issued in exchange for the outstanding REIT Preferred Stock (as defined below). See Note 32.

The Bank received OTS approval to include the principal amount of the 1996 Debentures and the 1993 Debentures in the Bank’s supplementary capital for regulatory capital purposes.

Deferred debt issuance costs, net of accumulated amortization, amounted to $4.2 and $5.2 million at September 30, 2003 and 2002, respectively, and are included in other assets in the Consolidated Balance Sheets. See Note 31.

23. PREFERRED STOCK—THE BANK

Cash dividends on the Bank’s Noncumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) are payable quarterly in arrears at an annual rate of 13%. If the Board of Directors does not declare the full amount of the noncumulative cash dividend accrued in respect of any quarterly dividend period, in lieu thereof the Board of Directors will be required to declare (subject to regulatory and other restrictions) a stock dividend in the form of a new series of payment-in-kind preferred stock of the Bank.

The OTS has approved the inclusion of the Series A Preferred Stock as core capital and has not objected to the payment of dividends on the Series A Preferred Stock, provided certain conditions are met. The holders of the Series A Preferred Stock have no voting rights, except in certain limited circumstances.

Holders of the Series A Preferred Stock will be entitled to receive a liquidating distribution in the amount of $25.00 per share, plus accrued and unpaid dividends for the then-current dividend period in the event of any voluntary liquidation of the Bank, after payment of the deposit accounts and other liabilities of the Bank, and out of the assets available for distribution to shareholders. The Series A Preferred Stock ranks superior and prior to the issued and outstanding common stock of the Bank with respect to dividend and liquidation rights.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Series A Preferred Stock is redeemable by the Bank at its option at any time on and after May 1, 2003, in whole or in part, at the following per share redemption prices in cash, plus, in each case, an amount in cash equal to accrued and unpaid dividends for the then-current dividend period:

If redeemed during the 12-month period beginning May 1,	Redemption Price
2003	$27.250
2004	$27.025
2005	$26.800
2006	$26.575
2007	$26.350
2008	$26.125
2009	$25.900
2010	$25.675
2011	$25.450
2012	$25.225
2013 and thereafter	$25.000

In October 2003, the Bank sold $125.0 million of its 8% Noncumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). The net proceeds from the issuance of the Series C Preferred Stock were used to redeem all of the Series A Preferred Stock, on October 31, 2003, at a price of $27.25 per share. The Series C Preferred Stock trades on the New York Stock Exchange under the symbol “CCX PrC.” The Bank will pay quarterly dividends in arrears at an annual rate of 8% on the Series C Preferred Stock only if the Board of Directors declares them and the OTS does not object. Dividends, once declared, are payable on or before the fifteenth day of February, May, August and November of each year, however, the dividend payment date for the initial dividend period will be January 15, 2004. Dividends not declared in a quarter will not be paid at any future time, except that upon a liquidation or redemption, accrued dividends for the current period will be paid.

The Series C Preferred Stock is includable in the Bank’s core capital. The holders of the Series C Preferred Stock have no voting rights, except in certain limited circumstances.

The Series C Preferred Stock may not be redeemed before October 1, 2008 except under certain circumstances. On and after October 1, 2008, the Series C Preferred Stock may be redeemed at the option of the Bank, in whole or in part, from time to time, at a redemption price of $25.00 per share, plus all distributions accrued and unpaid on the Series C Preferred Stock that have been declared, and accrued and unpaid dividends for the then-current dividend period, whether or not declared, up to the date of such redemption.

24. COMPENSATION PLANS—THE BANK

The Bank participates in a defined contribution profit sharing retirement plan (the “Plan”) which covers those full-time employees who meet the requirements as specified in the Plan. Prior to January 1, 2002, the Plan, which can be modified or discontinued at any time, required participating employees to contribute 2.0% of their compensation. Beginning January 1, 2002, only corporate contributions are made to the Plan.

Corporate contributions, at the discretionary amount of up to six percent of the employee’s cash compensation, subject to certain limits, were $8.8, $8.2 and $7.3 million for the years ended September 30, 2003, 2002 and 2001, respectively. There are no past service costs associated with the Plan and the Bank has no liability under the Plan other than its current contributions. The Plan owns 4.0% of the Bank’s common stock.

The Bank provides a supplemental defined contribution profit sharing retirement plan (the “SERP”), which covers certain highly-compensated full-time employees who meet the requirements as specified in the SERP. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SERP, which can be modified or discontinued at any time, requires participating employees to contribute 2.0% of their compensation in excess of a specified amount. Corporate contributions, equal to three times the employee’s contribution, were $1.1 million, $861,000 and $689,000 for the years ended September 30, 2003, 2002 and 2001, respectively. There are no past service costs associated with the SERP. The Bank’s liability under the SERP, which includes contributions from employees and is not funded, was $11.2 and $8.7 million at September 30, 2003 and 2002, respectively.

The Bank has granted awards under a deferred compensation plan to certain qualified employees. The deferred compensation plan provides that, as of the end of each fiscal year in the ten-year period prior to vesting, the Bank will add to or deduct from the account of each employee who has received an award, a contribution or deduction, which represents a hypothetical interest (which may be positive or negative) earned on the principal contribution, based on the Bank’s rate of return on average assets as defined in the deferred compensation plan for the fiscal year then ended. The Bank’s expense under the deferred compensation plan totaled $5.3, $3.8 and $3.4 million during the years ended September 30, 2003, 2002 and 2001, respectively.

25. REGULATORY MATTERS—THE BANK

The Bank’s regulatory capital requirements at September 30, 2003 and 2002 were a 1.5% tangible capital requirement, a 4.0% core capital requirement and an 8.0% total risk-based capital requirement. Under the OTS “prompt corrective action” regulations, the Bank must maintain minimum leverage, tier 1 risk-based and total risk-based capital ratios of 4.0%, 4.0% and 8.0%, respectively, to meet the ratios established for “adequately capitalized” institutions. At September 30, 2003 and 2002, the Bank was in compliance with its tangible, core and total risk-based regulatory capital requirements and exceeded the capital standards established for “well capitalized” institutions under the “prompt corrective action” regulations. The information below is based upon the Bank’s understanding of the applicable regulations and related interpretations.

(Dollars in thousands)	SEPTEMBER 30, 2003
	ACTUAL		MINIMUM CAPITAL REQUIREMENT		EXCESS CAPITAL
	Amount	As a % of Assets	Amount	As a % of Assets	Amount	As a % of Assets
Capital per financial statements	$580,997
Minority interest in REIT Subsidiary(1)	144,000

Adjusted capital	724,997
Adjustments for tangible and core capital:
Intangible assets	(42,666)
Non-includable subsidiaries(2)	(939)
Non-qualifying purchased/ originated loan servicing	(5,427)

Total tangible capital	675,965	5.75%	$176,202	1.50%	$499,763	4.25%

Total core capital(3)	675,965	5.75%	$469,872	4.00%	$206,093	1.75%

Tier 1 risk-based capital(3)	675,965	7.67%	$351,879	4.00%	$324,086	3.67%

Adjustments for total risk-based capital:
Subordinated capital debentures	250,000
Allowance for general loan losses	58,397

Total supplementary capital	308,397

Total available capital	984,362
Equity investments(2)(4)	(24,009)

Total risk-based capital(3)	$960,353	11.05%	$703,758	8.00%	$256,595	3.05%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Eligible for inclusion in core capital in an amount up to 25% of the Bank’s core capital pursuant to authorization from the OTS.
(2)	Reflects an aggregate offset of $202,000 representing the allowance for general loan losses maintained against the Bank’s equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a “credit” against the deductions from capital otherwise required for such investments.
(3)	Under the OTS “prompt corrective action” regulations, the standards for classification as “well capitalized” are a leverage (or “core capital”) ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.
(4)	Includes two properties treated as equity investments for regulatory capital purposes. One property has a book value of $2.1 million and is classified as real estate held for sale. The other property has a book value of $22.0 million and is classified as property and equipment.

(Dollars in thousands)	SEPTEMBER 30, 2002
	ACTUAL		MINIMUM CAPITAL REQUIREMENT		EXCESS CAPITAL
	Amount	As a % of Assets	Amount	As a % of Assets	Amount	As a % of Assets
Capital per financial statements	$531,169
Minority interest in REIT Subsidiary(1)	144,000

Adjusted capital	675,169
Adjustments for tangible and core capital:
Intangible assets	(43,199)
Non-includable subsidiaries(2)	(1,413)
Non-qualifying purchased/ originated loan servicing	(2,594)

Total tangible capital	627,963	5.59%	$168,616	1.50%	$459,347	4.09%

Total core capital(3)	627,963	5.59%	$449,643	4.00%	$178,320	1.59%

Tier 1 risk-based capital(3)	627,963	7.05%	$356,532	4.00%	$271,431	3.05%

Adjustments for total risk-based capital:
Subordinated capital debentures	250,000
Allowance for general loan losses	66,079

Total supplementary capital	316,079

Total available capital	944,042
Equity investments(2)	(2,065)

Total risk-based capital(3)	$941,977	10.76%	$713,064	8.00%	$228,913	2.76%

(1)	Eligible for inclusion in core capital in an amount up to 25% of the Bank’s core capital pursuant to authorization from the OTS.
(2)	Reflects an aggregate offset of $202,000 representing the allowance for general loan losses maintained against the Bank’s equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a “credit” against the deductions from capital otherwise required for such investments.
(3)	Under the OTS “prompt corrective action” regulations, the standards for classification as “well capitalized” are a leverage (or “core capital”) ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

OTS capital regulations provide a five-year holding period (or such longer period as may be approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. Accordingly, if the Bank is unable to dispose of any REO property (through bulk sales or otherwise) prior to the end of its applicable five-year holding period and is unable to obtain an extension of such five-year holding period from the OTS, the Bank could be required to deduct the then-current book value of such REO property from total risk-based capital. In February 2003, the Bank received from the OTS an extension of the holding periods for certain of its REO properties through February 7, 2004. The following table sets forth the Bank’s REO at September 30, 2003, by the fiscal year in which the property was acquired through foreclosure.

Fiscal Year	(In thousands)
1990	$2,053	(1)
1991	14,419	(2)
1995	4,017	(2)
2002	220
2003	1,111

Total REO	$21,820

(1)	The Bank treats this property as an equity investment for regulatory capital purposes.
(2)	The Bank received an extension of the holding periods for these properties through February 7, 2004.

26. TRANSACTIONS WITH RELATED PARTIES—THE BANK

Loans Receivable:

From time to time, in the normal course of business, the Bank may make loans to executive officers and directors, their immediate family members or companies with which they are affiliated. These loans are on substantially the same terms as similar loans with unrelated parties. An analysis of activity with respect to these loans for the year ended September 30, 2003 is as follows:

(In thousands)
Balance, September 30, 2002	$19,195
Additions	985
Reductions	(6,312)

Balance, September 30, 2003	$13,868

Services:

B. F. Saul Company, which is a shareholder of the Trust, and its subsidiaries provide certain services to the Bank. These services include property management, insurance brokerage and leasing. Fees for these services were $4.7 million, $775,000 and $1.7 million for the years ended September 30, 2003, 2002 and 2001, respectively.

For each of the years ended September 30, 2003, 2002 and 2001, a director of the Bank was paid $100,000 for consulting services rendered to the Bank and $5,000 for service on the Boards of Directors for two of the Bank’s subsidiaries. Another director of the Bank was paid $100,000 for services as Chairman of the Bank’s Audit Committee. A third director of the Bank was paid total fees of $100,000 for consulting services rendered to two subsidiaries of the Bank and $5,000 for services as Chairman of the Boards of Directors of those subsidiaries. A fourth director of the Bank was paid $50,000 for consulting services rendered to the Bank for each of the years ended September 30, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax Sharing Agreement:

The Bank and the other companies in the Trust’s affiliated group are parties to a tax sharing agreement dated June 28, 1990 (the “Tax Sharing Agreement”). The Tax Sharing Agreement provides for payments to be made by members of the Trust’s affiliated group to the Trust based on their separate company tax liabilities. The Tax Sharing Agreement also provides that, to the extent net operating losses or tax credits of a particular member are used to reduce the overall tax liability of the Trust’s affiliated group, such member will be reimbursed by the other members of the affiliated group that have taxable income in an amount equal to such tax reduction. The Bank paid $11.5, $5.7 and $3.4 million to the Trust during fiscal 2003, 2002 and 2001, respectively, under the Tax Sharing Agreement. At September 30, 2003 and 2002, the estimated net tax sharing payment payable to the Trust by the Bank was $400,000 and $2.2 million, respectively.

Other:

The Bank paid $9.3, $9.2 and $6.9 million for office space leased from or managed by companies affiliated with the Bank or its directors during the years ended September 30, 2003, 2002 and 2001, respectively.

The Trust, the B. F. Saul Company, Chevy Chase Lake Corporation and Van Ness Square Corporation, affiliates of the Bank, from time to time maintain interest-bearing deposit accounts with the Bank. Those accounts totaled $40.6 and $31.3 million at September 30, 2003 and 2002, respectively. The Bank paid interest on the accounts amounting to $342,000, $504,000 and $989,000 during fiscal years ended 2003, 2002 and 2001, respectively.

27. FINANCIAL INSTRUMENTS—THE BANK

The Bank, in the normal course of business, is a party to financial instruments with off-balance-sheet risk and other derivative financial instruments to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit at both fixed and variable rates, letters of credit, interest-rate cap agreements and assets sold with limited recourse. All such financial instruments are held or issued for purposes other than trading.

These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

The contractual or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. For interest-rate cap agreements, assets sold with limited recourse and forward purchase and sale commitments, the contract or notional amounts do not represent exposure to credit loss in the event of nonperformance by the other party. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to Extend Credit:

The Bank had approximately $3.0 billion of commitments to extend credit at September 30, 2003. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments are subject to the Bank’s normal underwriting and credit evaluation policies and procedures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Standby Letters of Credit:

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. At September 30, 2003, the Bank had issued standby letters of credit in the amount of $106.9 million to guarantee the performance of and irrevocably assure payment by customers under construction projects.

Of the total, $58.3 million will expire in fiscal 2004 and the remainder will expire over time through fiscal 2012. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan commitments to customers. The Bank holds mortgage-backed securities with a book value of $44.5 million that have been pledged as collateral for certain of these letters of credit at September 30, 2003.

Recourse Arrangements:

The Bank is obligated under various recourse provisions (primarily related to credit losses) related to the securitization and sale of receivables. As a result of these recourse provisions, the Bank maintained restricted cash accounts and overcollateralization of receivables amounting to $19.0 and $4.7 million, respectively, at September 30, 2003, and $18.3 and $15.9 million, respectively, at September 30, 2002, both of which are included in other assets in the Consolidated Balance Sheets.

The Bank is also obligated under various recourse provisions related to the swap of single-family residential loans for mortgage-backed securities issued by the Bank. At September 30, 2003, recourse to the Bank under these arrangements was $4.7 million, consisting of restricted cash accounts of $2.7 million and overcollateralization of receivables of $1.9 million. At September 30, 2002, recourse to the Bank under these arrangements was $5.9 million, consisting of restricted cash accounts of $3.5 million and overcollateralization of receivables of $2.4 million.

The Bank is also obligated under a recourse provision related to the servicing of certain of its residential mortgage loans. The recourse to the Bank under this arrangement was $3.4 million at both September 30, 2003 and 2002.

Derivative Financial Instruments:

In accordance with SFAS 133, the Bank assigns derivatives to one of these categories at the purchase date: fair value hedge, cash flow hedge or non-designated hedge. SFAS 133 requires that Banks assess the expected and ongoing effectiveness of any derivative assigned to a fair value hedge or cash flow hedge relationship.

Fair Value Hedges—For derivatives designated as fair value hedges, the derivative instrument and related hedged item are marked to market through earnings. Derivatives are included in other assets in the Consolidated Balance Sheets.

The Bank owns mortgage servicing rights which are subject to fluctuations in their fair value. The Bank hedges the change in fair value in mortgage servicing rights related to changes in the benchmark Treasury rate through treasury futures and options. The Bank evaluates the mortgage servicing portfolio daily at the pool level and monthly at the loan level to insure a high degree of correlation between the hedging instruments and the servicing assets being hedged. At September 30, 2003 and 2002, mortgage servicing rights with a fair value of $2.1 and $7.0 million respectively, were being hedged. Management expects that the cumulative change in the value of the hedging instrument will be between 80% and 120% of the inverse cumulative change in the fair value of the hedged mortgage servicing rights. The effectiveness of hedging relationships is assessed on a cumulative basis every three months and whenever financial statements or earnings are reported by the Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At September 30, 2003, the Bank owned treasury futures contracts representing a notional amount of $9.2 million and fair value of $550,000, call options on the treasury futures contracts representing a notional amount of $7.5 million and fair value of $240,000 and put options on treasury futures contracts representing a notional amount of $9.5 million and fair value of $170,000 related to its mortgage servicing rights fair value hedges. The cumulative gain on these derivative instruments and related hedged item in fiscal year 2003 was $3.2 million and is reflected as a reduction of servicing assets amortization and other loan expenses in the Consolidated Statements of Operations.

At September 30, 2002, the Bank owned treasury futures contracts representing a notional amount of $19.0 million, and fair value of $813,000, call options on the treasury futures contracts representing a notional amount of $35.0 million and fair value of $1.1 million and put options on treasury futures contracts representing a notional amount of $41.5 million and fair value of $118,000 related to its mortgage servicing rights fair value hedges. The cumulative gain on these derivative instruments and related hedged item in fiscal year 2002 was $8.6 million and is reflected as a reduction of servicing assets amortization and other loan expenses in the Consolidated Statements of Operations.

At September 30, 2003, the Bank had certain forward delivery contracts, which were designated as fair value hedges of loans held for sale. The net unrealized loss in value of these contracts was $887,000 at September 30, 2003. The net unrealized gain in the value of the related hedged item was $830,000. The net unrealized gains and losses are included in other income in the Consolidated Statement of Operations and Comprehensive Income.

At September 30, 2002, the Bank had certain forward delivery contracts, which were designated as fair value hedges of loans held for sale. The net unrealized loss in value of these contracts was $5.0 million at September 30, 2002. The net unrealized gain in the value of the related hedged item was $5.6 million. The net unrealized gains and losses are included in other income in the Consolidated Statement of Operations.

Cash Flow Hedges—For derivatives designated as cash flow hedges, mark to market adjustments are recorded as components of equity. At September 30, 2003 and 2002 the Bank did not have any derivatives designated as cash flow hedges.

Non-Designated Hedges—Certain economic hedges are not designated as cash flow hedges or as fair value hedges for accounting purposes. As a result, changes in their fair value are recorded in other income in the Consolidated Statements of Operations. Derivatives are included in other assets in the Consolidated Balance Sheets.

At September 30, 2003, the Bank had $520.2 million in forward delivery contracts. The net unrealized loss in the value of these contracts was $12.7 million at September 30, 2003. At September 30, 2003, the Bank had IRLs with a notional amount of $525.4 million. The net unrealized loss in the value of the IRLs was $1.4 million.

At September 30, 2002, the Bank had $261.9 million in forward delivery contracts. The net unrealized loss in the value of these contracts was $2.1 million at September 30, 2002. At September 30, 2002, the Bank had IRLs with a notional amount of $468.2 million. The net unrealized gain in the value of the IRLs was $1.9 million.

Concentrations of Credit:

The Bank’s principal real estate lending market is the metropolitan Washington, DC area. In addition, a significant portion of the Bank’s consumer loan portfolio was generated by customers residing in the metropolitan Washington, DC area. Service industries and federal, state and local governments employ a significant portion of the Washington, DC area labor force. Adverse changes in economic conditions could have a direct impact on the timing and amount of payments by borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

28. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS—THE BANK

The majority of the Bank’s assets and liabilities are financial instruments; however, certain of these financial instruments lack an available trading market. Significant estimates, assumptions and present value calculations were therefore used for the purposes of the following disclosure, resulting in a great degree of subjectivity inherent in the indicated fair value amounts. Because fair value is estimated as of the balance sheet date, the amount which would actually be realized or paid upon settlement or maturity could be significantly different. Comparability of fair value amounts among financial institutions may be difficult due to the wide range of permitted valuation techniques and the numerous estimates and assumptions which must be made.

The estimated fair values of the Bank’s financial instruments at September 30, 2003 and 2002 are as follows:

(In thousands)	September 30,
	2003				2002
	Carrying Amount		Fair Value		Carrying Amount		Fair Value
Financial assets:
Cash, due from banks,
Interest-bearing deposits, federal funds sold and securities purchased under agreements to resell	$414,627		$414,627		$451,723		$451,723

Loans held for securitization and sale	1,378,831		1,393,191		1,223,035		1,248,473

Trading securities	—		—		3,933		3,933
U.S. Government securities	46,345		46,531		46,445		46,969
Mortgage-backed securities	478,392		490,764		1,028,633		1,057,852
Loans receivable, net	7,559,557		7,683,109		6,485,949		6,594,220
Other financial assets	278,903		278,903		212,183		212,183

Financial liabilities:
Deposit accounts with no stated maturities	6,374,739		6,374,739		5,417,730		5,417,730
Deposit accounts with stated maturities	1,725,766		1,701,564		2,019,855		1,939,942
Securities sold under repurchase agreements and other short-term borrowings and Federal Home Loan Bank advances	2,155,783		2,097,096		2,362,448		2,259,163
Capital notes-subordinated	245,831	(1)	251,875	(1)	244,795	(1)	250,500
Other financial liabilities	242,976		242,976		270,827		270,827

(1)	Net of deferred debt issuance costs which are included in other assets in the Consolidated Statements of Financial Condition.

The following methods and assumptions were used to estimate the fair value amounts at September 30, 2003 and 2002:

Cash, due from banks, interest-bearing deposits, federal funds sold and securities purchased under agreements to resell: Carrying amount approximates fair value.

Loans held for sale: Fair value is determined using quoted prices for loans, or securities backed by loans with similar characteristics, or outstanding commitment prices from investors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans held for securitization and sale: The fair value of loans held for securitization and sale is determined using discounted cash flow analysis.

Trading securities: Carrying value equals fair value, which is based on quoted market prices.

U.S. Government securities: Fair value is based on quoted market prices.

Mortgage-backed securities: Fair value is based on quoted market prices, dealer quotes or estimates using dealer quoted market prices for similar securities.

Loans receivable, net: Fair value of certain homogeneous groups of loans (e.g., single-family residential, automobile loans, home improvement loans and fixed-rate commercial and multifamily loans) is estimated using discounted cash flow analyses based on contractual repayment schedules and management’s estimate of future prepayment rates. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs, or the interest rates currently offered by the Bank for loans with similar terms to borrowers of similar credit quality. For loans, which reprice frequently at market rates (e.g., home equity, variable-rate commercial and multifamily, real estate construction and ground loans), the carrying amount approximates fair value. The fair value of the Bank’s loan portfolio as presented above does not include the value of established credit line customer relationships, or the value relating to estimated cash flows from future receivables and the associated fees generated from existing customers.

Other financial assets: The carrying amount of Federal Home Loan Bank stock, accrued interest receivable, interest-bearing deposits maintained pursuant to various asset securitizations and other short-term receivables approximates fair value. Interest-only strips receivable and derivative financial instruments are carried at fair value.

Deposit accounts with no stated maturities: Deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts, are assumed to have an estimated fair value equal to carrying value. The indicated fair value does not consider the value of the Bank’s established deposit customer relationships.

Deposit accounts with stated maturities: Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar maturities.

Securities sold under repurchase agreements and other short-term borrowings and Federal Home Loan Bank advances: For these borrowings, which either reprice frequently to market interest rates or are short-term in duration, the carrying amount approximates fair value. Fair value of the remaining amounts borrowed is estimated based on discounted cash flow analyses using interest rates currently charged by the lender for comparable borrowings with similar remaining maturities.

Capital notes-subordinated: Fair value of the 1993 Debentures and the 1996 Debentures is based on quoted market prices.

Other financial liabilities: The carrying amount of custodial accounts, amounts due to banks, accrued interest payable, notes payable and other short-term payables approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

29. BUSINESS SEGMENTS—THE BANK

The Bank has three operating segments: retail banking, commercial banking, and nonbanking services. Retail banking consists of traditional banking services, which include lending, leasing and deposit products offered to retail and small business customers. Commercial banking also consists of traditional banking services, as well as products and services tailored for larger corporate customers. Nonbanking services include asset management and similar services offered by subsidiaries of the Bank.

Selected segment information is as follows:

(In thousands)	Retail Banking	Other(1)	Total
Year ended September 30, 2003
Operating income	$718,912	$48,152	$767,064
Operating expense	582,672	41,140	623,812

Core earnings	136,240	7,012	143,252
Non-core items	8,435	(5,497)	2,938

Operating income	$144,675	$1,515	$146,190

Average assets	$10,641,122	$1,164,873	$11,805,955

Year ended September 30, 2002
Operating income	$652,451	$46,314	$698,765
Operating expense	528,572	41,911	570,483

Core earnings	123,879	4,403	128,282
Non-core items	(14,140)	(10,560)	(24,700)

Operating income (loss)	$109,739	$(6,157)	$103,582

Average assets	$9,962,298	$1,132,518	$11,094,816

Year ended September 30, 2001
Operating income	$553,479	$39,400	$592,879
Operating expense	465,831	37,796	503,627

Core earnings	87,648	1,604	89,252
Non-core items	6,190	205	6,395

Operating income	$93,838	$1,809	$95,647

Average assets	$10,069,912	$1,088,630	$11,158,542

(1)	Includes commercial banking and non-banking services.

The financial information for each segment is reported on the basis used internally by the Bank’s management to evaluate performance. Core earnings excludes certain items such as gains and losses related to certain securitization transactions, adjustments to loan loss reserves in excess of net chargeoffs, amortization of goodwill, and certain other nonrecurring items. Items excluded from core earnings are shown as non-core items. Measurement of the performance of these segments is based on the management structure of the Bank and is not necessarily comparable with financial information from other entities. The information presented is not necessarily indicative of the segment’s results of operations if each of the segments were independent entities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

30. LITIGATION—THE BANK

During the normal course of business, the Bank is involved in certain litigation, including litigation arising out of its lending activities, the enforcement or defense of the priority of its security interests, the continued development and marketing of certain of its real estate properties and certain employment claims. Although the amounts claimed in some of these suits in which the Bank is a defendant may be material, the Bank denies liability and, in the opinion of management, litigation which is currently pending will not have a material impact on the financial condition or future operations of the Bank.

31. SUBSEQUENT EVENTS—THE BANK

On December 2, 2003, the Bank issued $175.0 million aggregate principal amount of 6 7/8% subordinated debentures due 2013 (the “2003 Debentures”). The net proceeds of the offering, along with short-term borrowings, will be used to redeem all of the 1993 Debentures and the 1996 Debentures. The Bank may redeem some or all of the 2003 Debentures at any time on and after December 1, 2008 at the following redemption prices plus accrued and unpaid interest:

If redeemed during the 12-month period beginning December 1,	Redemption Price
2008	103.4375%
2009	102.2917%
2010	101.1458%
2011 and thereafter	100.0000%

The Bank received OTS approval to include the principal amount of the 2003 Debentures in the Bank’s supplementary capital for regulatory capital purposes.

32. MINORITY INTEREST—THE TRUST

At September 30, 2003 and 2002, minority interest held by affiliates of $98.1 and $88.1 million represent the 20% minority interest in the bank’s common shares.

Minority interest—other consists of the following:

	September 30,
(In thousands)	2003	2002
Preferred Stock of Chevy Chase’s REIT subsidiary	$144,000	$144,000
Chevy Chase’s Preferred Stock (See Note 23)	74,307	74,307
Chevy Chase’s ground lease (See below)	31,391	—

Total minority interest—other	$249,698	$218,307

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 1998, the Bank entered into a ground lease agreement with the LLC which owns the land on which the Bank’s executive office building was constructed. Lease payments made to the LLC are presented as minority interest in the Consolidated Statements of Operations beginning July 1, 2003. The following is a schedule by years of the future lease payments under the agreement as of September 30, 2003:

Year Ending September 30,	(In thousands)
2004	$3,440
2005	3,509
2006	3,579
2007	3,650
2008	3,723
Thereafter	276,652

Total	$294,553

The lease, which expires in year 2062, is subject to fixed rent adjustments. At the end of the lease term, the Bank has the option to purchase the land for $84.1 million from the LLC. The lease also allows the owners of the LLC to put their equity interests in the LLC to the Bank, subject to certain limitations.

Effective July 1, 2003, the Bank adopted FIN 46. FIN 46 requires companies to identify variable interest entities and consolidate them if it is determined that the company is the primary beneficiary of the variable interest entity. Pursuant to FIN 46, the Bank consolidated the assets and liabilities of the LLC. As a result, property and equipment and minority interest on the Consolidated Balance Sheets each include $31.4 million at September 30, 2003 related to the Bank’s involvement with the LLC. See Note C.

Minority interest also includes the net cash proceeds received by a subsidiary of the Bank (the “REIT Subsidiary”) from the sale of $150.0 million of its Noncumulative Exchangeable Preferred Stock, Series A, par value $5,000 per share (the “REIT Preferred Stock”). Cash dividends on the REIT Preferred Stock are payable quarterly in arrears at an annual rate of 10 3/8%. The liquidation value of each share of REIT Preferred Stock is $50,000 plus accrued and unpaid dividends. Except under certain limited circumstances, the holders of the REIT Preferred Stock have no voting rights. The REIT Preferred Stock is automatically exchangeable for a new series of Preferred Stock of the Bank upon the occurrence of certain events.

The REIT Preferred Stock is redeemable at the option of the REIT subsidiary at any time on or after January 15, 2007, in whole or in part, at the following per share redemption prices plus accrued and unpaid dividends:

(In thousands)
If redeemed during the 12-month period beginning January 15,	Redemption Price
2007	$52.594
2008	$52.075
2009	$51.556
2010	$51.038
2011	$50.519
2012 and thereafter	$50.000

The Bank received OTS approval to include the net proceeds from the sale of the REIT Preferred Stock in the core capital of the Bank for regulatory capital purposes in an amount up to 25% of the Bank’s core capital. Dividends on the REIT Preferred Stock are presented as minority interest in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

33. INCOME TAXES—THE TRUST

The Trust voluntarily terminated its qualification as a real estate investment trust under the Internal Revenue Code during fiscal 1978.

The provisions for income taxes for the years ended September 30, 2003, 2002 and 2001, consist of the following:

	Year Ended September 30,
(In thousands)	2003	2002	2001
Current provision (benefit):
Federal	$1,257	$100	$3,720
State	2,809	1,563	1,595

	4,066	1,663	5,315

Deferred provision (benefit):
Federal	35,936	19,385	27,211
State	6,219	2,095	(5,438)

	42,155	21,480	21,773

Total	$46,221	$23,143	$27,088

Tax effect of other items:
Tax effect of other equity transactions	$1,894	$757	$495
Tax effect of net unrealized holding gains (losses) reported in stockholders’ equity	—	1,365	(1,365)

Total	$1,894	$2,122	$(870)

The Trust’s effective income tax rate varies from the statutory Federal income tax rate as a result of the following factors:

	Year Ended September 30,
(In thousands)	2003	2002	2001
Computed tax at statutory Federal income tax rate	$45,657	$29,412	$33,243
Increase (reduction) in taxes resulting from:
Minority interest	(5,447)	(5,447)	(5,447)
Goodwill and other purchase accounting adjustments	—	70	70
Change in valuation allowance for deferred tax asset allocated to income tax expense	169	(923)	(6,565)
State income taxes	5,863	3,314	4,063
Tax credits	(977)	(1,583)	(206)
Other	956	(1,700)	1,930

	$46,221	$23,143	$27,088

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the net deferred tax asset (liability) were as follows:

	September 30,
(In thousands)	2003	2002
Deferred tax assets:
Unrealized gains on loans and investments, net	$21,606	$37,651
State net operating loss carry forwards	38,974	44,730
Provision for loan losses	24,519	16,763
Deferred compensation	13,942	11,026
Other	9,618	15,390

Gross deferred tax assets	108,659	125,560

Deferred tax liabilities:
Lease financing	(161,806)	(165,612)
Saul Holdings and Saul Centers	(46,145)	(45,322)
Property	(14,372)	(16,634)
Other	(39,990)	(13,403)

Gross deferred tax liabilities	(262,313)	(240,971)

Valuation allowance	(9,240)	(9,640)

Net deferred tax liability	$(162,894)	$(125,051)

The Trust establishes a valuation allowance against the gross deferred tax asset to the extent the Trust cannot determine that it is more likely than not that such assets will be realized through taxes available in carryback years, future reversals of existing taxable temporary differences or projected future taxable income. Such a valuation allowance has been established to reduce the gross deferred asset for state net operating loss carryforwards to an amount that is considered more likely than not to be realized. At the Bank, valuation allowances of $707,000 have been provided against net operating loss carryforwards of certain subsidiaries that do not generate sufficient stand-alone state taxable income. At the Trust, state net operating loss carryforwards in excess of state deferred tax liabilities are fully reserved due to expected future state tax losses.

Management believes the existing net deductible temporary differences will reverse during periods in which the Bank generates taxable income in excess of Real Estate Trust taxable losses. Management believes that the positive consolidated earnings will continue as a result of the Bank’s earnings.

TAX SHARING AGREEMENT

The Trust’s affiliated group, including the Bank, entered into a tax sharing agreement dated June 28, 1990, as amended. This agreement provides that payments be made by members of the affiliated group to the Trust based on their respective allocable shares of the overall federal income tax liability of the affiliated group for taxable years and partial taxable years beginning on or after that date.

Allocable shares of the overall tax liability are prorated among the members with taxable income calculated on a separate return basis. The agreement also provides that, to the extent net operating losses or tax credits of a particular member are used to reduce overall tax liability of the Trust’s affiliated group, such member will be reimbursed on a dollar-for-dollar basis by the other members of the affiliated group that have taxable income in an amount equal to such tax reduction. Under the tax sharing agreement, the Bank paid $11.5, $5.7 and $3.4 million, to the Trust during fiscal 2003, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In recent years, the operations of the Real Estate Trust have generated net operating losses while the Bank has reported net income. It is anticipated that the Trust’s consolidation of the Bank’s operations into the Trust’s federal income tax return will result in the use of the Real Estate Trust’s net operating losses to reduce the federal income taxes the Bank would otherwise owe. If in any future year, the Bank has taxable losses or unused credits, the Trust would be obligated to reimburse the Bank for the greater of (i) the tax benefit to the group using such tax losses or unused tax credits in the group’s consolidated Federal income tax returns or (ii) the amount of tax refund which the Bank would otherwise have been able to claim if it were not being included in the consolidated Federal income tax return of the group.

34. SHAREHOLDERS’ EQUITY—THE TRUST

In June 1990, the Trust acquired from affiliated companies an additional equity interest in the Bank, which raised the Trust’s ownership share of the Bank to 80%. In exchange for the interest acquired, the Trust issued 450,000 shares of a new class of $10.50 cumulative preferred shares of beneficial interest with a par value of $1 (the “preferred shares”). The transaction has been accounted for at historical cost in a manner similar to the pooling of interests method because the entities are considered to be under common control. In addition, the Trust acquired two real estate properties from an affiliate in exchange for 66,000 preferred shares.

The Trust paid preferred dividends of $12.0 million per year in fiscal 2003, 2002 and 2001. At September 30, 2003, 2002, and 2001, the amount of dividends in arrears on the preferred shares was $6.1 million ($11.90 per share), $12.7 million ($24.65 per share) and $19.3 million ($37.41 per share).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

35. INDUSTRY SEGMENT INFORMATION—THE TRUST

Industry segment information with regard to the Real Estate Trust is presented below. For information regarding the Bank, please refer to the “Banking” sections of the accompanying financial statements.

	Year Ended September 30
(In thousands)	2003	2002	2001
INCOME
Hotels	$87,611	$88,043	$100,314
Office and industrial properties	39,121	38,923	40,399
Other	1,300	1,452	2,472

	$128,032	$128,418	$143,185

OPERATING PROFIT (LOSS) (1)
Hotels	$15,107	$16,034	$24,896
Office and industrial properties	20,688	21,011	21,805
Other	94	289	1,273

	35,889	37,334	47,974
Equity earnings of unconsolidated entities	7,248	8,811	7,169
Impairment loss on investments	(998)	(188)	(296)
Gain on sales of property	9,079	—	11,077
Interest and debt expense	(50,862)	(50,774)	(50,634)
Advisory fee, management and leasing fees—related parties	(12,426)	(12,452)	(11,762)
General and administrative	(2,823)	(2,279)	(4,195)

Operating loss	$(14,893)	$(19,548)	$(667)

IDENTIFIABLE ASSETS (AT YEAR END)
Hotels	$173,662	$179,322	$189,170
Office and industrial properties	126,102	128,917	114,270
Other	129,521	129,275	138,664

	$429,285	$437,514	$442,104

DEPRECIATION
Hotels	$12,358	$12,805	$11,840
Office and industrial properties	6,949	6,319	6,742
Other	23	23	18

	$19,330	$19,147	$18,600

CAPITAL EXPENDITURES AND PROPERTY ACQUISITIONS
Hotels	$5,485	$1,987	$12,406
Office and industrial properties	3,956	6,284	23,180
Other	414	487	3,495

	$9,855	$8,758	$39,081

(1)	Operating profit (loss) includes income less direct operating expenses and depreciation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

36. CONDENSED FINANCIAL STATEMENTS—THE TRUST

These condensed financial statements reflect the Real Estate Trust and all its consolidated subsidiaries except for the Bank which has been reflected on the equity method.

CONDENSED BALANCE SHEETS

	September 30
(In thousands)	2003	2002
ASSETS
Income-producing properties	$441,248	$435,289
Accumulated depreciation	(166,243)	(149,981)

	275,005	285,308
Land parcels	42,425	44,020
Equity investment in bank	392,418	352,716
Cash and cash equivalents	18,979	13,963
Note receivable and accrued interest—related party	2,987	6,487
Other assets	89,726	87,573

TOTAL ASSETS	$821,540	$790,067

LIABILITIES
Mortgage notes payable	$322,437	$326,232
Notes payable—secured	203,800	201,750
Notes payable—unsecured	55,349	55,156
Accrued dividends payable—preferred shares of beneficial interest	6,139	12,721
Other liabilities and accrued expenses	65,131	67,517

Total liabilities	652,856	663,376

TOTAL SHAREHOLDERS’ EQUITY	168,684	126,691

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$821,540	$790,067

*	See Consolidated Statements of Shareholders’ Equity

CONDENSED STATEMENTS OF OPERATIONS

	For the Year Ended September 30
(In thousands)	2003	2002	2001
Total income	$128,032	$128,418	$143,185
Total expenses	(158,254)	(156,589)	(161,802)
Equity in earnings of unconsolidated entities, net	7,248	8,811	7,169
Gain on sales of property	9,079	—	11,077
Impairment loss on investments	(998)	(188)	(296)

Real estate operating income (loss)	(14,893)	(19,548)	(667)
Equity in earnings of bank	55,702	38,684	34,642

Total company operating income	40,809	19,136	33,975
Income tax provision (benefit)	(5,078)	(6,771)	56

TOTAL COMPANY NET INCOME	$45,887	$25,907	$33,919

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Year Ended September 30
(In thousands)	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$45,887	$25,907	$33,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,330	19,147	18,600
Amortization of debt expense	2,028	1,847	1,717
Equity in earnings of bank	(55,702)	(38,684)	(34,642)
Equity in earnings of unconsolidated entities, net	(7,248)	(8,811)	(7,169)
Impairment loss on investments	998	188	296
Gain on sale of property	(9,079)	—	(11,077)
Deferred taxes	(657)	2,637	4,965
Increase in accounts receivable and accrued income	(3,346)	(12,150)	(5,026)
Increase (decrease) in accounts payable and accrued expenses	(3,465)	1,425	(5,711)
Dividends and tax sharing payments	27,460	21,667	16,200
Other	(2,435)	(2,245)	(2,875)

Net cash provided by operating activities	13,771	10,928	9,197

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—properties	(9,855)	(8,758)	(22,546)
Property acquisitions	—	—	(16,535)
Property sales	11,306	9,650	10,074
Note receivable and accrued interest—related party Repayments	3,500	1,300	4,000
Equity investment in unconsolidated entities	4,213	3,508	2,935
Other investments	(1,864)	(3,271)	(2,226)
Other	—	(239)	3

Net cash provided by (used in) investing activities	7,300	2,190	(24,295)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage financing	46,000	14,562	50,978
Principal curtailments and repayments of mortgages	(48,600)	(18,261)	(32,442)
Proceeds from secured note financings	25,050	1,750	20,500
Repayments of secured note financings	(23,000)	(2,500)	(18,000)
Proceeds from sales of unsecured notes	5,539	7,601	9,310
Repayments of unsecured notes	(5,346)	(3,162)	(6,056)
Costs of obtaining financings	(1,705)	(1,005)	(1,461)
Purchase of treasury stock	(1,993)	—	—
Dividends paid—preferred shares of beneficial interest	(12,000)	(12,000)	(12,000)

Net cash provided by (used in) financing activities	(16,055)	(13,015)	10,829

Net increase (decrease) in cash and cash equivalents	5,016	103	(4,269)
Cash and cash equivalents at beginning of year	13,963	13,860	18,129

Cash and cash equivalents at end of year	$18,979	$13,963	$13,860

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management’s Statement on Responsibility

The Consolidated Financial Statements and related financial information in this report have been prepared by the Advisor in accordance with generally accepted accounting principles appropriate in the circumstances, based on best estimates and judgments, with consideration given to materiality.

The Trust maintains a system of internal accounting control supported by documentation to provide reasonable assurance that the books and records reflect authorized transactions of the Trust, and that the assets of the Trust are safeguarded.

The Board of Trustees exercises its responsibility for the Trust’s financial statements through its Audit Committee, which is composed of two outside Trustees who meet periodically with the Trust’s independent accountants and management. The committee considers the audit scope, discusses financial and reporting subjects, and reviews management actions on these matters. The independent accountants have full access to the Audit Committee.

The independent accountants are recommended by the Audit Committee and confirmed by the Board of Trustees. They consider the system of internal accounting controls, and perform such tests and other procedures as they deem necessary to express an opinion on the fairness of the financial statements related to accounting principles generally accepted in the United States. Management believes that the policies and procedures it has established provide reasonable assurance that its operations are conducted in conformity with law and a high standard of business conduct.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

The Trust maintains disclosure controls and procedures that are designated to ensure that information required to be disclosed in the Trust’s reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Trust’s management, including its Chairman and its Vice President and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures based closely on the definition of “disclosure controls and procedures” in Rule 13a-15(e) promulgated under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

The Trust carried out an evaluation, under the supervision and with the participation of the Trust’s management, including its Chairman and its Vice President and Chief Financial Officer of the effectiveness of the design and operation of the Trust’s disclosure controls and procedures as of September 30, 2003. Based on the foregoing, the Company’s Chairman and its Vice President and Chief Financial Officer concluded that the Trust’s disclosure controls and procedures were effective at the reasonable assurance level as of September 30, 2003.

During the three months ended September 30, 2003 there were no significant changes in the Trust’s internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Trust’s internal control over financial reporting.

PART III

ITEM 10. TRUSTEES AND EXECUTIVE OFFICERS OF THE TRUST

The Declaration of Trust provides that there shall be no fewer than three nor more than twelve trustees, as determined from time to time by the trustees in office. The Board of Trustees has fixed its permanent membership at six trustees divided into three classes with overlapping three-year terms. The term of each class expires at the Annual Meeting of Shareholders, which is usually held on the last Friday of January.

The following list sets forth the name, age, position with the Trust, present principal occupation or employment and material occupations, positions, offices or employments during the past five years of each trustee and executive officer of the Trust. Unless otherwise indicated, each individual has held an office with the Trust for at least the past five years.

Class One Trustees—Terms End at the 2006 Annual Meeting

Philip D. Caraci, age 65, was elected a Trustee in 2003 after his retirement. For the previous five years he served as Senior Vice President and Secretary of the Trust, Executive Vice President of Saul Company, Senior Vice President of the Advisor, Chairman of the Board of Saul Property Co., and a Director and President of Saul Centers.

Gilbert M. Grosvenor, age 72, has served as a Trustee since 1971. Mr. Grosvenor also serves as Chairman of the Board of Trustees of the National Geographic Society and as a Director of Chevy Chase, Saul Centers, Marriott International Corp., and Ethyl Corporation.

B. Francis Saul II, age 71, has served as a Chairman and Chief Executive Officer of the Trust since 1969 and as a Trustee since 1964. Mr. Saul also serves as President and Chairman of the Board of Directors of Saul Company, the Advisor, Chevy Chase Property Company, Westminster Investing Corporation, and Chevy Chase Lake Corporation, as Chairman of the Board and Chief Executive Officer of Chevy Chase and Saul Centers, and as a Trustee of the National Geographic Society, the Brookings Institute, the Johns Hopkins Medicine Board and Washington College.

Mr. Saul is the father of B. Francis Saul III.

Class Two Trustees—Terms End at the 2004 Annual Meeting

George M. Rogers, Jr., age 70, has served as a Trustee since 1969. Mr. Rogers is a Senior Counsel in the law firm of Shaw Pittman LLP, Washington, DC, which serves as counsel to the Trust and Chevy Chase. Mr. Rogers serves as a Director of Chevy Chase, Saul Company, Chevy Chase Property Company, Westminster Investing Corporation, and Chevy Chase Lake Corporation.

B. Francis Saul III, age 41, has served as a Trustee and Vice President of the Trust since 1997. Mr. Saul also serves as a Director and Vice Chairman of Chevy Chase and as a Director and/or Officer of Saul Company, the Advisor, Saul Property Co., Chevy Chase Property Company, Westminster Investing Corporation, and Saul Centers. He is also a Chairman of the Board of Children’s Hospital, and the Boys and Girls Club of Greater Washington. Mr. Saul is the son of B. Francis Saul II.

Class Three Trustees—Terms End at the 2005 Annual Meeting

Garland J. Bloom, Jr., age 72, has served as a Trustee since 1964. He is currently a real estate consultant. Mr. Bloom was formerly Executive Vice President and Principal of GMB Associates, Inc. (a real estate finance and management firm) from 1988 to 1990 and Vice Chairman and Chief Operating Officer of Smithy-Braedon Company (a real estate finance and management firm) from 1985 to 1987.

John R. Whitmore, age 70, has served as a Trustee since 1984. He also has served as Senior Advisor to The Bessemer Group, Incorporated (a financial management and banking firm) and its Bessemer Trust Company subsidiaries since 1998. Mr. Whitmore is a director of Chevy Chase, Chevy Chase Property Company, Saul Company and Saul Centers. During the period 1975-1998, Mr. Whitmore was President and Chief Executive Officer of Bessemer Group, Incorporated and its Bessemer Trust Company subsidiaries and a director of Bessemer Securities Corporation.

Executive Officers of the Trust Who Are Not Directors

Stephen R. Halpin, Jr., age 48, serves as Vice President and Chief Financial Officer of the Trust, and Senior Vice President and Chief Financial Officer of Saul Company. He also serves as Executive Vice President and Chief Financial Officer of Chevy Chase.

Timothy Hanlon, age 66, serves as General Counsel of the Trust and Executive Vice President and General Counsel of Chevy Chase.

Patrick T. Connors, age 41, has served as a Vice President of the Trust and Senior Vice President of Saul Company since January 2000. For the previous four years, he was an attorney with Shaw Pittman LLP, Washington, DC.

Ross E. Heasley, age 64, serves as Vice President of the Trust, Saul Company, the Advisor, Saul Property Co. and Saul Centers.

Henry Ravenel, Jr., age 69, serves as Vice President of the Trust, Saul Company, the Advisor and Saul Centers.

John A. Spain, age 40, has served as Vice President of the Trust and Saul Company since August 2001.

Committees of the Board of Trustees

The Board of Trustees met four times during fiscal 2003. Each member of the board attended at least 75% of the aggregate number of meetings of the board and of the committees of the board on which he served.

The Board of Trustees has two standing committees: the Audit Committee and the Executive Committee.

The Audit Committee is composed of Messrs. Bloom and Grosvenor. The Board of Trustees has determined that Mr. Bloom is an “audit committee financial expert” and is “independent” as such terms are defined in the Exchange Act and the rules and regulations thereunder. The Audit Committee’s duties include nominating the Trust’s independent auditors, discussing with them the scope of their examination of the Trust, reviewing with them the Trust’s financial statements and accompanying report, and reviewing their recommendations regarding internal controls and related matters. This committee met nine times during fiscal 2003.

The Executive Committee is composed of Messrs. Rogers, Saul II and Whitmore. It is empowered to oversee day-to-day actions of the Advisor and Saul Property Co. in connection with the operations of the Trust, including the acquisition, administration, sale or disposition of investments. This committee did not meet during fiscal 2003.

Trustees of the Trust are currently paid an annual retainer of $12,500 and a fee of $600 for each board or committee meeting attended. Trustees from outside the Washington, D.C. area are also reimbursed for out-of-pocket expenses in connection with their attendance at meetings. Mr. Saul II is not paid for attending Executive Committee meetings. For the fiscal year ended September 30, 2003, the Real Estate Trust paid total fees of $109,000 to the Trustees, including $15,000 to Mr. Saul II.

Code of Ethics

The Trust’s officers and trustees are governed by a code of ethics. The code of ethics will be made available free of charge to any person upon request.

ITEM 11. EXECUTIVE COMPENSATION

The Real Estate Trust pays no compensation to its executive officers for their services in such capacity. Mr. Saul II receives compensation from Chevy Chase for his services as the bank’s Chairman of the Board of Directors and Chief Executive Officer, Mr. Halpin receives compensation from Chevy Chase for his services as Executive Vice President and Chief Financial Officer, and since 2000, Mr. Saul III receives compensation from Chevy Chase for his services as Vice Chairman of the Board of Directors. No other executive officers of the Real Estate Trust received any compensation from the Real Estate Trust or its subsidiaries with respect to any of the fiscal years ended September 30, 2003, 2002 and 2001.

The following table sets forth the cash compensation paid by Chevy Chase to Mr. Saul II, Mr. Halpin, and Mr. Saul III for or with respect to the fiscal years ended September 30, 2003, 2002 and 2001 for all capacities in which they served during such fiscal years.

SUMMARY COMPENSATION TABLE

Annual Compensation

Name and Principal Position	Year	Salary	Bonus	Long-Term Compensation Payouts		All Other Compensation
B. Francis Saul II, Chairman and Chief Executive Officer of Chevy Chase	2003 2002 2001	$1,607,311 1,590,004 1,562,320	$1,550,000 1,240,000 1,550,000		$440,496 440,496 440,496	$753,545 431,260 384,731	(1) (2) (3)

Stephen R. Halpin, Jr., Executive Vice President and Chief Financial Officer of Chevy Chase	2003 2002 2001	$490,197 485,004 478,092	$72,750 58,200 71,250		$88,099 88,099 88,099	$156,673 89,731 75,487	(1) (2) (3)

B. Francis Saul III Vice Chairman of Chevy Chase	2003 2002 2001	$228,469 225,004 207,694	$33,750 23,000 30,000	$	— — —	$25,633 20,024 14,262	(1) (2) (3)

(1)	The total amounts shown in the “All Other Compensation” column for fiscal year 2003 consist of the following: (i) contributions made by Chevy Chase to its Supplemental Executive Retirement Plan on behalf of Mr. Saul II ($215,868), Mr. Halpin ($27,063) and Mr. Saul III ($15,733); (ii) the taxable benefit of premiums paid for group term insurance on behalf of Mr. Saul II ($14,466), Mr. Halpin ($1,698) and Mr. Saul III ($784); (iii) contributions to the B.F. Saul Company Employees Profit Sharing Retirement Plan (the Retirement Plan), a defined contribution plan, on behalf of Mr. Halpin ($12,000); and (iv) accrued earnings on awards previously made under Chevy Chase’s Deferred Compensation Plan on behalf of Mr. Saul II ($523,211), Mr. Halpin ($115,912), andMr. Saul III ($9,116).
(2)	The total amounts shown in the “All Other Compensation” column for fiscal year 2002 consist of the following: (i) contributions made by Chevy Chase to its Supplemental Executive Retirement Plan on behalf of Mr. Saul II ($193,230), Mr. Halpin ($25,878) and Mr. Saul III ($15,120); (ii) the taxable benefit of premiums paid for group term insurance on behalf of Mr. Saul II ($14,466), Mr. Halpin ($1,698) and Mr. Saul III ($744); (iii) contributions to the B.F. Saul Company Employees Profit Sharing Retirement Plan (the Retirement Plan), a defined contribution plan, on behalf of Mr. Halpin ($12,000); and (iv) accrued earnings on awards previously made under Chevy Chase’s Deferred Compensation Plan on behalf of Mr. Saul II ($223,564), Mr. Halpin ($50,155) and Mr. Saul III ($4,160).

(3)	The total amounts shown in the “All Other Compensation” column for fiscal 2001 consist of the following: (i) contributions made by Chevy Chase to its Supplemental Executive Retirement Plan on behalf of Mr. Saul II ($213,168), Mr. Halpin ($28,046), and Mr. Saul III ($14,262); (ii) the taxable benefit of premiums paid by Chevy Chase for group term insurance on behalf of Mr. Saul II ($14,466) and Mr. Halpin ($1,457); (iii) contributions to the Retirement Plan, a defined contribution plan, on behalf of Mr. Halpin ($10,200); and (iv) accrued earnings on awards previously made under Chevy Chase’s Deferred Compensation Plan on behalf of Mr. Saul II ($157,097) and Mr. Halpin ($35,784).

LONG-TERM INCENTIVE PLAN AWARDS. The following table sets forth certain information concerning the principal contributions (the “Principal Contributions”) credited by Chevy Chase to the accounts (the “Accounts”) of the executive officers named above for fiscal year 2001 under the bank’s Deferred Compensation Plan (the “Plan”).

LONG-TERM INCENTIVE PROGRAM—AWARDS IN LAST FISCAL YEAR

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts (1) Under Non-Stock Price-Based Plans
		Threshold	Target(2)	Maximum
B. Francis Saul II (3)	2004	$700,000	$1,511,248	$4,334,216

Stephen R. Halpin, Jr.	2011	$150,000	$323,839	$928,760

(1)	The estimated future payouts shown in the table are based on assumed performance rates for Chevy Chase during each year in the ten-year performance period. The actual payouts under the Plan may vary substantially from the payouts shown in the table, depending upon the actual rate of return on average assets for each fiscal year in the ten-year performance period ending September 30, 2011.
(2)	The Plan does not establish any target performance levels. The payout amounts shown in this column have been calculated assuming that Chevy Chase’s rate of return on average assets during each of the years in the performance period are the same as the rate of return during the fiscal year ended September 30, 2003.
(3)	The payout amounts shown for all participants are the estimated amounts that would be payable to such participants if their employment continued with Chevy Chase for the entire ten-year performance period of the Plan. During fiscal year 2002, Mr. Saul attained the age of 70, at which time he became fully vested in the account maintained for his benefit under the Plan for awards granted prior to fiscal year 2001.
Under the Plan, if Mr. Saul were to retire, he could elect to have Chevy Chase pay out the Net Contribution (as defined) in his account prior to the year 2011.

Certain of the awards credited by Chevy Chase to the Account maintained for the benefit of Mr. Saul under the Plan vested at the time Mr. Saul attained age 60 in 1992 and age 70 in 2002. Certain other awards credited by Chevy Chase to the Account maintained for the benefit of Mr. Saul will vest upon the earlier of:

•	five years after the date of the award,

•	his attainment of the age of 72 in 2004,

•	his death, or

•	his total or permanent disability, or a change in control of Chevy Chase (as defined in the Plan).

Accordingly, as of September 30, 2003, Mr. Saul was fully vested in the Account maintained for his benefit under the Plan for awards granted prior to fiscal year 2001. As of that date, the vested Account balance maintained for Mr. Saul’s benefit under the Plan was $5,489,185. As of September 30, 2003, the following individuals have vested amounts that are payable within 120 days after September 30, 2003: Mr. Saul ($440,496); Mr. Halpin ($88,099).

The Plan provides that, as of the end of each fiscal year in the ten-year period ending September 30, 2011 (or the executive officer’s earlier termination of employment with Chevy Chase), Chevy Chase will add to or deduct from each executive officer’s Account a contribution or deduction, as the case may be, which represents the hypothetical interest (which may be positive or negative) earned on the Principal Contribution, based on the bank’s rate of return on average assets (as computed under the Plan) for the fiscal year then ended. (The Principal Contribution, plus or minus any interest credited or deducted, is referred to as the “Net Contribution.”)

Executive officers are entitled to receive the Net Contribution in their respective Account only upon full or partial vesting. Plan participants become fully vested in their Account under the Plan, provided that they remain continuously employed by Chevy Chase during the vesting period, upon the earliest to occur of any of the following:

•	September 30, 2011;

•	attainment of age 63;

•	death;

•	total and permanent disability; or

•	a change in control of Chevy Chase (as defined in the Plan).

Plan participants become partially vested, to the extent of 50% of the Net Contribution in the Account, upon the termination of their employment by Chevy Chase without cause (as defined in the Plan) after September 30, 2006.

Payouts are made under the Plan within 120 days after September 30, 2011, or the earlier termination of the executive officer’s employment with Chevy Chase, provided that vesting or partial vesting has occurred under the Plan.

OTHER COMPENSATION AGREEMENTS. Mr. Halpin has entered into an agreement with Chevy Chase entitled “Agreement For Executive Level Officers Governing Confidentiality, Nonsolicitation, Ownership of Certain Works and Termination Upon Change in Control” under which the executive officer has agreed not to compete with, solicit customers of or solicit the employees of Chevy Chase for stated periods following any termination of employment with Chevy Chase. In addition, Chevy Chase agrees to pay the executive a specified amount if the executive is terminated without cause in the three-year period following a change of control of Chevy Chase. The amount payable varies depending upon the executive’s base compensation and most recent bonus, the length of the executive’s employment with Chevy Chase and the per share price at which the triggering change of control has occurred.

Mr. Halpin also has entered into “Special Retirement Compensation Agreements” under which the executive could receive an amount up to three times his base compensation if he retires from Chevy Chase after reaching age 65.

Report of the Chevy Chase Compensation Committee

The Compensation Committee of Chevy Chase reviews compensation of Chevy Chase’s senior officers, which include Messrs. Saul II, Saul III and Halpin. The components of compensation reviewed by the Committee include salary, bonuses and deferred compensation. Because Chevy Chase’s common stock is privately held, Chevy Chase does not offer stock options as part of its compensation program. As part of its review of compensation, the Committee considers a variety of factors, including each individual’s tenure, level of responsibility and performance, as well as factors relating to the overall performance of Chevy Chase, the results of regulatory examinations, and Chevy Chase’s overall compliance status.

The Committee also informs itself generally of executive level compensation of banks of comparable size to Chevy Chase. In determining compensation of Chevy Chase’s senior officers, the Committee seeks to maintain a competitive position in the marketplace, taking into account that Chevy Chase does not offer equity based compensation programs.

With respect to officers other than Mr. Saul II, the Committee takes into account the recommendations of MR. Saul II. The Committee is aware that Mr. Saul II is, indirectly, a significant shareholder of Chevy Chase and thus has a strong incentive to act in the best interest of the shareholders. Mr. Saul II does not participate in the discussion of his own compensation and similarly abstains from voting on his own compensation.

The Committee has not adopted any specific policies concerning the relationship of corporate performance to executive compensation. Instead, the Committee follows a more flexible approach which it believes to be better suited to the specific circumstances of Chevy Chase.

Members of the Chevy Chase Compensation Committee

Garland P. Moore, Jr., Chair
George M. Rogers, Jr.
B. Francis Saul II

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 19, 2003, concerning beneficial ownership of Common Shares and preferred shares of beneficial interest, referred to in this report as the “Preferred Shares,” by (a) each person known by the Trust to be the beneficial owner of more than 5% of the Common Shares and the Preferred Shares, (b) each member of the Board of Trustees, (c) each executive officer of the Trust named in the Summary Compensation Table under “Item 11. Executive Compensation” and (d) all trustees and executive officers of the Trust as a group.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)	Percent of Class (1)
B. Francis Saul II	Preferred: 516,000 (2)	100.00%
	Common: 4,807,510 (3)	100.00%
All Trustees and executive officers as a group (9 persons)	Preferred: 516,000 (2)	100.00%
	Common: 4,807,510	100.00%

(1)	Beneficial owner and percent of class are calculated pursuant to rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Consists of Preferred Shares owned of record by Saul Company and other companies of which Mr. Saul is an officer, director and/or more than 10% shareholder, comprising 270,000 Preferred Shares owned by Saul Company, 90,000 Preferred Shares owned by Franklin Development Company, Inc., 90,000 Preferred Shares owned by The Klingle Corporation, and 66,000 Preferred Shares owned by Westminster Investing Corporation. The address of each person listed in this footnote is 7501 Wisconsin Avenue, Bethesda, Maryland 20814. Pursuant to Rule 13d-3, the Preferred Shares described above are considered to be beneficially owned by Mr. Saul because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof.
(3)	Consists of Common Shares owned of record by Saul Company and other companies of which Mr. Saul is an officer and director and/or more than 10% shareholder, comprising 1,125,739 Common Shares owned by Westminster Investing Corporation, 43,673 Common Shares owned by Derwood Investment Corporation, a subsidiary of Westminster Investing Corporation, 34,400 Common Shares owned by Somerset Investment Company, Inc., a subsidiary of Westminster Investing Corporation, 2,751,662 Common Shares owned by Saul Company, 283,400 Common Shares owned by Columbia Securities Company of Washington, D.C., 172,918 Common Shares owned by Franklin Development Company, Inc., and 395,718 Common Shares owned by The Klingle Corporation. The address of each person listed in this footnote is 7501 Wisconsin Avenue, Bethesda Maryland 20814. Pursuant to Rule 13d-3, the Common Shares described above are considered to be beneficially owned by Mr. Saul because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof.

The Preferred Shares were issued in June 1990 in connection with the transaction in which the Trust increased its equity interest in Chevy Chase from 60% to 80%. The dividend rate on the Preferred Shares is $10.50 per share per annum. Dividends are cumulative and are payable annually or at such other times as the Trustees may determine, as and when declared by the Trustees out of any assets legally available therefor. The Preferred Shares have a liquidation preference of $100 per share. Subject to limits in certain of the Trust’s loan agreements, the Preferred Shares are subject to redemption at the option of the Trust at a redemption price equal to their liquidation preference. Except as otherwise required by applicable law, the holders of Preferred Shares are entitled to vote only in certain limited situations, such as the merger of the Trust or a sale of all or substantially all of the assets of the Trust.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Personnel

All of the officers of the Trust and Messrs. Saul II, Saul III, Rogers and Whitmore, each of whom is a trustee of the Trust, are also officers and/or directors of Saul Company and/or its subsidiaries. In addition, Messrs. Saul II, Saul III, Whitmore, Grosvenor, Caraci and Heasley are also officers and/or directors of Saul Centers and/or its subsidiaries.

Transactions with Saul Company and its Subsidiaries. The Real Estate Trust is managed by the Advisor, a wholly owned subsidiary of Saul Company. The Advisor is paid a fixed monthly fee subject to annual review by the trustees. The monthly fee was $458,000 for fiscal 2003. The advisory contract has been extended until September 30, 2004, and will continue thereafter unless cancelled by either party at the end of any contract year. The monthly fee for fiscal 2004 will be $472,000. Certain loan agreements prohibit termination of this contract.

Saul Company and Saul Property Co., a wholly owned subsidiary of Saul Company, provide services to the Real Estate Trust in the areas of commercial property management and leasing, hotel management, development and construction management, and acquisitions, sales and financings of real property. Fees to the two companies amounted to $6.9 million in fiscal 2003.

The Real Estate Trust reimburses the Advisor and Saul Property Co. for costs and expenses incurred in connection with the acquisition and development of real property on behalf of the Real Estate Trust, in-house legal expenses, and all travel expenses incurred in connection with the affairs of the Real Estate Trust.

The Real Estate Trust pays the Advisor fees equal to 2% of the principal amount of publicly offered unsecured notes as they are issued to offset the Advisor’s costs of administering the program. The Advisor received $251,000 in such fees in fiscal 2003.

B. F. Saul Insurance Agency of Maryland, Inc., a subsidiary of Saul Company, is a general insurance agency that receives commissions and counter-signature fees in connection with the Real Estate Trust’s insurance program. Such commissions and fees amounted to approximately $302,000 in fiscal 2003.

At October 1, 2001, the Real Estate Trust had an unsecured note receivable from Saul Company with an outstanding balance of $7.8 million. During fiscal 2002 and 2003, curtails of $1.3 and $3.5 million were paid. Interest on the loan is computed by reference to a floating rate index. At September 30, 2003, the total due the Real Estate Trust was $3.0 million. Interest accrued on this note amounted to $151,000 in fiscal 2003.

The Trust has retained the law firm of Shaw Pittman LLP, at which Mr. Rogers is senior counsel, to perform legal services for the Trust in fiscal 2002 and 2003.

The Board of Trustees of the Trust, including the two independent trustees, reviews the fees and compensation arrangements between the Real Estate Trust and Saul Company and its related entities and affiliates and believes that such fees and compensation arrangements are as favorable to the Real Estate Trust as would be obtainable from unaffiliated sources.

Transactions with Saul Centers.

Shared Services. The Trust shares with Saul Centers certain ancillary functions at cost, such as computer and payroll services, benefits administration, certain other direct and indirect administrative payroll and in-house legal services. In addition, the Trust shares insurance expense with Saul Centers on a pro rata basis. The Trust believes that the amounts allocated to it for such shared services represent a fair allocation between the Trust and Saul Centers.

Exclusivity Agreement and Right of First Refusal. The Real Estate Trust has entered into an Exclusivity Agreement with, and has granted a right of first refusal to, Saul Centers and Saul Holdings Partnership. The purpose of these agreements is to minimize potential conflicts of interest between the Real Estate Trust, Saul Centers and Saul Holdings Partnership.

Holdings Partnership. The exclusivity agreement and right of first refusal generally require the Real Estate Trust to conduct its shopping center business exclusively through Saul Centers and Saul Holdings Partnership and to grant these entities a right of first refusal to purchase commercial properties and development sites that become available to the Real Estate Trust in the District of Columbia or adjacent suburban Maryland. Subject to the exclusivity agreement and right of first refusal, the Real Estate Trust will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties.

Reimbursement Agreement. Pursuant to a reimbursement agreement among the partners of the Saul Holdings Partnership and certain of their affiliates, the Real Estate Trust and two of its subsidiaries have agreed to reimburse Saul Centers and the other partners in the event the Saul Holdings Partnership fails to make payments with respect to certain portions of its debt obligations and Saul Centers or any such other partners personally make payments with respect to such debt obligations. As of September 30, 2003, the maximum potential obligation of the Real Estate Trust and its subsidiaries under the agreement was $115.5 million. See Note 3 to the Consolidated Financial Statements in this report. The Real Estate Trust believes that Saul Holdings Partnership will be able to make all payments due with respect to its debt obligations.

Tax Conflicts. The fair market value of each of the properties contributed to Saul Holdings Partnership and its subsidiaries by the Real Estate Trust and its subsidiaries in connection with the formation of Saul Centers and Saul Holdings Partnership in 1993 exceeded the tax basis of such properties. In the event Saul Centers or its wholly owned subsidiary, Saul QRS, Inc., acting as general partner, causes Saul Holdings Partnership to dispose of, or there is an involuntary disposition of, one or more of such properties, a disproportionately large share of the total gain for federal income tax purposes would be allocated to the Real Estate Trust and its subsidiaries as a result of the property disposition. See Note 3 to the Consolidated Financial Statements in this report.

Property Dispositions. In October 2000, the Real Estate Trust sold a newly constructed 30,000 square foot office/flex building located on a 2.2 acre site in the Avenel Business Park in Gaithersburg, Maryland to Saul Centers. The $4.2 million purchase price was paid in cash. The price for the property was determined by an independent third party appraisal. Management believes that the disposition of this property was on terms no less favorable than those that could have been obtained in a comparable transaction with an unaffiliated third party.

Remuneration of Trustees and Officers. For fiscal 2003, the Trust paid the trustees $109,000 in fees for their services. See “Item 10. Trustees and Executive Officers of the Trust.” No compensation was paid to the officers of the Trust for acting as such; however, Mr. Saul II was paid by Chevy Chase for his services as the bank’s Chairman and Chief Executive Officer, Mr. Halpin was paid by Chevy Chase for his services as Executive Vice President and Chief Financial Officer, and Mr. Saul III was paid by Chevy Chase for his services as Vice Chairman. See “Item 11. Executive Compensation.” Messrs. Grosvenor, Rogers, Saul II and Saul III receive compensation for their services as directors of Chevy Chase and Messrs. Rogers, Saul II, Saul III and Whitmore and all of the officers of the Real Estate Trust receive compensation from Saul Company and/or its affiliated corporations as directors or officers thereof.

Related Party Rents. The Real Estate Trust leases space to Chevy Chase and the Saul Property Co. at two of its income-producing properties. Minimum rents and expense recoveries paid under these leases amounted to approximately $5.3 million in fiscal 2003. Chevy Chase leases space in several of the shopping centers owned by Saul Centers. The total rental payments made to Saul Centers by Chevy Chase in fiscal 2003 was $1.4 million. On September 24, 2001 Chevy Chase entered into an agreement to lease to Saul Company approximately 46,000 square feet of office space at its new corporate headquarters at 7501 Wisconsin Avenue, Bethesda, Maryland. Total payments under the lease for fiscal 2003 were $1.9 million. In addition, Chevy Chase has retained Saul Company as its leasing agent to secure tenants for additional space that will be available in the new corporate headquarters. The Trust believes that these leases have comparable terms to leases that would have been entered into with unaffiliated parties.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a) The following documents are filed as part of this report:

1. Financial Statements

The following consolidated financial statements of the Trust are incorporated by reference in Part II, Item 8.

(a)	Report of Independent Auditors.

(b)	Consolidated Balance Sheets—As of September 30, 2003 and 2002.

(c)	Consolidated Statements of Operations—For the years ended September 30, 2003, 2002 and 2001.

(d)	Consolidated Statements of Comprehensive Income and Changes in Shareholders’ Equity—For the years ended September 30, 2003, 2002 and 2001.

(e)	Consolidated Statements of Cash Flows—For the years ended September 30, 2003, 2002 and 2001.

(f)	Notes to Consolidated Financial Statements.

2. Financial Statement Schedules and Supplementary Data

(a) Schedules of the Real Estate Trust:

Schedule I—Condensed Financial Information—For the years ended September 30, 2003, 2002 and 2001.

Schedule III—Consolidated Schedule of Investment Properties As of September 30, 2003.

(b) Reports on Form 8-K

None.

(c) Exhibits

EXHIBITS	DESCRIPTION
3. ORGANIZATIONAL DOCUMENTS

(a)	Second Amended and Restated Declaration of Trust filed with the Maryland State Department of Assessments and Taxation on May 23, 2002 as Exhibit 3(a) to Registration Statement 333-70753 is hereby incorporated by reference.

(b)	Second Amended and Restated By-Laws of the Trust dated as of May 23, 2002 as Exhibit 3(b) to Registration Statement 333-70753 is hereby incorporated by reference.

4. INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

(a)	Indenture dated as of March 25, 1998 between the Trust and Norwest Bank Minnesota, National Association, as Trustee, with respect to the Trust’s 9 3/4% Series B Senior Secured Notes due 2008, as filed as Exhibit 4(a) to Registration Statement 333-49937 is hereby incorporated by reference.

(b)	Indenture with respect to the Trust’s Senior Notes Due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration No. 33-19909 is hereby incorporated by reference.

(c)	First Supplemental Indenture with respect to the Trust’s Senior Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit T-3C to the Trust’s Form T-3 Application for Qualification of Indentures under the Trust Indenture Act of 1939 (File No. 22-20838) is hereby incorporated by reference.

EXHIBITS	DESCRIPTION
(d)	Indenture with respect to the Trust’s Senior Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 33-9336 is hereby incorporated by reference.

(e)	Fourth Supplemental Indenture with respect to the Trust’s Senior Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-95506 is hereby incorporated by reference.

(f)	Third Supplemental Indenture with respect to the Trust’s Senior Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-91126 is hereby incorporated by reference.

(g)	Second Supplemental Indenture with respect to the Trust’s Senior Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-80831 is hereby incorporated by reference.

(h)	Supplemental Indenture with respect to the Trust’s Senior Notes due from One Year to Ten Years from Date of Issue as filed as Exhibit 4(a) to Registration Statement No. 2-68652 is hereby incorporated by reference.

(i)	Indenture with respect to the Trust’s Senior Notes due from One Year to Five Years from Date of Issue as filed as Exhibit T-3C to the Trust’s Form T-3 Application for Qualification of Indentures under the Trust Indenture Act of 1939 (file No. 22-10206) is hereby incorporated by reference

(j)	Indenture dated as of September 1, 1992 with respect to the Trust’s Notes due from One to Ten Years form Date of Issue filed as Exhibit 4(a) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(k)	First Supplemental Indenture dated as of January 16, 1997 with respect to the Trust’s Notes due from One to Ten years from Date of Issue filed as Exhibit 4(b) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(l)	Second Supplemental Indenture dated as of January 13, 1999 with respect to the Trust’s Notes due from One to Ten Years from Date of Issuance as filed as Exhibit 4(l) to Registration Statement
No. 333-70753 is hereby incorporated by reference.

10. MATERIAL CONTRACTS

(a)	Amended and Restated Advisory Contract by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company effective October 1, 1992, as amended, as filed as Exhibit 10(a) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(b)	Assignment and Guaranty Agreement effective May 1, 1972 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company, as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(c)	Commercial Property Leasing and Management Agreement effective October 1, 1982 between the Trust and B.F. Saul Property Company filed as Exhibit 10(b) to Registration Statement No. 2-80831 is hereby incorporated by reference.

(d)	Amendments to Commercial Property Leasing and Management Agreement between the Trust and B.F. Saul Property Company dated as of December 31, 1992 (Amendment No. 5), July 1, 1989 (Amendment No. 4), October 1, 1986 (Amendment No. 3), January 1, 1985 (Amendment No. 2) and July 1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(e)	Tax Sharing Agreement dated June 28, 1990 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries filed as Exhibit 10(c) to Registration Statement No. 33-34930 is hereby incorporated by reference.

EXHIBITS	DESCRIPTION

(f)	First Amendment to Tax Sharing Agreement effective May 16, 1995 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries, as filed as Exhibit 10(f) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(g)	Agreement dated June 28, 1990 among the Trust, B.F. Saul Company, Franklin Development Co., Inc., The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Bank, F.S.B. and certain real property to the Trust in exchange for Preferred Shares of the Trust filed as Exhibit 10(d) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(h)	Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among B.F. Saul Company, the Trust and the Federal Savings and Loan Insurance Corporation filed as Exhibit 10(e) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 1991 is hereby incorporated by reference.

(i)	Registration Rights and Lock-Up Agreement dated August 26, 1993 by and among Saul Centers, Inc. and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., B.F. Saul Property Company and Avenel Executive Park Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.

(j)	First Amendment to Registration Rights and Lock-Up Agreement dated September 29, 1999 by and among Saul Centers, Inc., the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn Corporation, Franklin Property Company and Avenel Executive Park Phase II, Inc., as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(k)	Exclusivity and Right of First Refusal Agreement dated August 26, 1993 among Saul Centers, Inc., the Trust, B.F. Saul Company, Westminster Investing Corporation, B.F. Saul Property Company, Van Ness Square Corporation, and Chevy Chase Savings Bank, F.S.B. as filed as Exhibit 10.7 to Registration Statement No. 33-64562 hereby incorporated by reference.

(l)	Fourth Amended and Restated Reimbursement Agreement dated as of April 25, 2000 by and among Saul Centers, Inc., Saul Holdings Limited Partnership, Saul Subsidiary I Limited Partnership, Saul Subsidiary II Limited Partnership, Saul QRS, Inc., B.F. Saul Property Company, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., Avenel Executive Park Phase II, L.L.C., and the Trust, as filed as Exhibit 10(k) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended March 31, 2000 is hereby incorporated by reference.

(m)	Bank Stock Registration Rights Agreement dated as of March 25, 1998 between the Trust and Norwest Bank Minnesota, National Association, as Trustee, as filed as Exhibit 4(d) to Registration Statement No. 333-49937 is hereby incorporated by reference.

(n)	Note Administration Fee Agreement dated as of February 8, 2002, between the Trust and B.F. Saul Advisory Company L.L.C., as filed as Exhibit 10(n) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended December 31, 2001 is hereby incorporated by reference.

21.	List of Subsidiaries of the Trust (filed herewith).

31.	Rule 13a—14(a)/15d—14(a) Certifications of Principal Executive Officer and Chief Financial Officer (filed herewith).

32.	Section 1350 Certifications of Principal Executive Officer and Chief Financial Officer (filed herewith).

SCHEDULE I

B.F. SAUL REAL ESTATE INVESTMENT TRUST

CONDENSED FINANCIAL INFORMATION

(a)	Required condensed financial information on the Trust is disclosed in the audited consolidated financial statements included herewith.

(b)	Amounts of cash dividends paid to the Trust by consolidated subsidiaries were as follows:

Year Ended September 30
2003	2002	2001
$16,000,000	$16,000,000	$12,800,000

SCHEDULE III

CONSOLIDATED SCHEDULE OF INVESTMENT PROPERTIES—REAL ESTATE TRUST

September 30, 2003

(Dollars in Thousands)

	Initial Basis to Trust	Costs Capitalized Subsequent to Acquisition	Basis at Close of Period
			Land	Buildings and Improvements	Total
Hotels
Courtyard—Tysons Corner, McLean VA	$31,077	$(416)	$843	$29,818	$30,661
Crown Plaza—National Airport, Arlington VA	26,979	5,685	4,229	28,435	32,664
Hampton Inn—Dulles Airport, Sterling VA	—	6,786	290	6,496	6,786
Hampton Inn—Dulles Town Center, Sterling VA	11,379	—	795	10,584	11,379
Holiday Inn, Cincinnati OH	6,859	3,853	245	10,467	10,712
Holiday Inn—Dulles Airport, Sterling VA	6,950	22,241	862	28,329	29,191
Holiday Inn, Gaithersburg MD	3,849	16,301	1,781	18,369	20,150
Holiday Inn—National Airport, Arlington VA	10,187	7,590	1,183	16,594	17,777
Holiday Inn, Pueblo CO	3,458	2,636	542	5,552	6,094
Holiday Inn—Rochester Airport, Rochester NY	3,340	10,721	605	13,456	14,061
Holiday Inn—Tysons Corner, McLean VA	6,976	14,892	2,265	19,603	21,868
Holiday Inn Express, Herndon VA	5,259	506	1,178	4,587	5,765
Holiday Inn Select, Auburn Hills MI	10,450	2,295	1,031	11,714	12,745
SpringHill Suites, Boca Raton FL	10,942	356	1,220	10,078	11,298
TownePlace Suites, Boca Raton FL	7,527	(25)	869	6,633	7,502
TownePlace Suites—Dulles Airport, Sterling VA	5,849	154	219	5,784	6,003
TownePlace Suites—Ft. Lauderdale FL	7,059	(41)	420	6,598	7,018
TownePlace Suites, Gaithersburg MD	6,382	4	107	6,279	6,386

Subtotal—Hotels	$164,522	$93,538	$18,684	$239,376	$258,060

Commercial
900 Circle 75 Pkway, Atlanta GA	$33,434	$3,794	$563	$36,665	$37,228
1000 Circle 75 Pkway, Atlanta GA	2,820	1,529	248	4,101	4,349
1100 Circle 75 Pkway, Atlanta GA	22,746	3,068	419	25,395	25,814
8201 Greensboro, Tysons Corner VA	28,890	4,559	1,633	31,816	33,449
Commerce Ctr-Ph II, Ft Lauderdale FL	4,266	588	782	4,072	4,854
Dulles North, Loudoun County VA	5,882	54	507	5,429	5,936
Dulles North Two, Loudoun County VA	7,729	103	404	7,428	7,832
Dulles North Four, Loudoun County VA	11,093	189	2,208	9,074	11,282
Dulles North Five, Loudoun County VA	5,078	(76)	535	4,467	5,002
Dulles North Six, Loudoun County VA	2,667	17	257	2,427	2,684
Loudoun Tech Center I, Loudoun County VA	5,334	77	1,075	4,336	5,411
Sweitzer Lane, Laurel MD	13,703	—	3,701	10,002	13,703
Tysons Park Place, Tysons Corner VA	21,811	1,030	2,453	20,388	22,841

Subtotal—Commercial	$165,453	$14,932	$14,785	$165,600	$180,385

	Initial Basis to Trust	Costs Capitalized Subsequent to Acquisition	Basis at Close of Period
			Land	Buildings and Improvements	Total
Purchase—Leasebacks and other
Chateau di Jon, Metairie, LA	$1,125	$—	$1,125	$—	$1,125
Country Club, Knoxville, TN	500	(22)	478	—	478
Houston Mall, Warner Robbins, GA	650	—	650	—	650
Old National, Atlanta, GA (Other)	550	—	550	—	550

Subtotal—Purchase-Leasebacks and other	$2,825	$(22)	$2,803	$—	$2,803

Total Income-Producing Properties	$332,800	$108,448	$36,272	$404,976	$441,248

Land Parcels
Arvida Park of Commerce, Boca Raton, FL	$7,378	(1,945)	$5,433	$—	$5,433
Cedar Green, Loudoun Co., VA	3,314	34	2,832	516	3,348
Church Road, Loudoun Co., VA	2,586	2,200	4,786	—	4,786
Circle 75, Atlanta, GA	12,927	3,601	16,050	478	16,528
Holiday Inn—Auburn Hills, Auburn Hills MI	218	—	218	—	218
Holiday Inn—Rochester, Roch., NY	68	—	68	—	68
Overland Park, Overland Park, KA	3,771	726	4,497	—	4,497
Prospect Indust. Pk, Ft. Laud., FL	2,203	(1,943)	260	—	260
Sterling Blvd., Loudoun Co., VA	505	4,083	2,618	1,970	4,588
Tysons Park Place II, Fairfax, VA	—	2,699	—	2,699	2,699

Subtotal	$32,970	$9,455	$36,762	$5,663	$42,425

Total Investment Properties	$365,770	$117,903	$73,034	$410,639	$483,673

	Accumulated Depreciation	(1) Related Debt	Date of Construction	Date Acquired/ Transferred	Buildings and Improvements Depreciable Lives (Years)
Hotels
Courtyard—Tysons Corner, McLean VA	$5,238	$26,295	2000	12/00	40
Crown Plaza—National Airport, Arlington VA	7,147	16,222	1959	12/97	39
Hampton Inn—Dulles Airport, Sterling VA	3,177	6,161	1987	4/87	31.5
Hampton Inn—Dulles Town Center, Sterling VA	2,630	7,980	2000	11/00	40
Holiday Inn, Cincinnati OH	6,734	5,565	1975	2/76	40
Holiday Inn—Dulles Airport, Sterling VA	18,335	12,168	1971	11/84	28
Holiday Inn, Gaithersburg MD	10,060	6,689	1972	6/75	45
Holiday Inn—National Airport, Arlington VA	9,866	11,558	1973	11/83	30
Holiday Inn, Pueblo CO	3,558	4,187	1973	3/76	40
Holiday Inn—Rochester Airport, Rochester NY	8,040	13,028	1975	3/76	40
Holiday Inn—Tysons Corner, McLean VA	10,376	15,247	1971	6/75	47
Holiday Inn Express, Herndon VA	1,143	4,617	1987	10/96	40
Holiday Inn Select, Auburn Hills MI	3,922	11,465	1989	11/94	31.5
SpringHill Suites, Boca Raton FL	1,495	5,962	1999	9/99	40
TownePlace Suites, Boca Raton FL	916	5,406	1999	6/99	40
TownePlace Suites—Dulles Airport, Sterling VA	950	6,205	1998	8/98	40
TownePlace Suites—Ft. Lauderdale FL	916	4,434	1999	10/99	40
TownePlace Suites, Gaithersburg MD	918	4,727	1999	6/99	40

Subtotal—Hotels	$95,421	$167,916

	Accumulated Depreciation	(1) Related Debt	Date of Construction	Date Acquired/ Transferred	Buildings and Improvements Depreciable Lives (Years)
Commercial
900 Circle 75 Pkway, Atlanta GA	$19,390	$22,259	1985	12/85	35
1000 Circle 75 Pkway, Atlanta GA	2,748	4,758	1974	4/76	40
1100 Circle 75 Pkway, Atlanta GA	14,778	12,401	1982	9/82	40
8201 Greensboro, Tysons Corner VA	15,578	35,520	1985	4/86	35
Commerce Ctr-Ph II, Ft Lauderdale FL	2,052	3,615	1986	1/87	35
Dulles North, Loudoun County VA	2,304	4,787	1990	10/90	31.5
Dulles North Two, Loudoun County VA	1,685	8,256	1999	10/99	40
Dulles North Four, Loudoun County VA	1,116	8,765	2002	4/02	40
Dulles North Five, Loudoun County VA	625	6,490	2000	3/00	40
Dulles North Six, Loudoun County VA	244	4,736	2000	10/00	40
Loudoun Tech Center I, Loudoun County VA	197	3,912	2001	12/01	40
Sweitzer Lane, Laurel MD	729	10,506	1995	11/00	40
Tysons Park Place, Tysons Corner VA	9,325	29,223	1976	12/99	30

Subtotal—Commercial	$70,771	$155,228

	Accumulated Depreciation		Related Debt		Date of Construction	Date Acquired/ Transferred
Purchase—Leasebacks
Chateau di Jon, Metairie, LA	$		$			11/73
Country Club, Knoxville, TN						5/76
Houston Mall, Warner Robbins, GA						2/72
Old National, Atlanta, GA						8/71

Subtotal—Purchase—Leasebacks	$		$

Total Income-Producing Properties		$166,192		$323,144

Land Parcels
Arvida Park of Commerce, Boca Raton, FL		$—		$—		12/84 & 5/85
Cedar Green, Loudoun Co., VA		—		—		10/00
Church Road, Loudoun Co., VA		—		—		9/84 & 4/85
Circle 75, Atlanta, GA		51		—		2/77 & 1/84
Flagship Centre, Rockville, MD		—		—		8/85
Holiday Inn—Auburn Hills, Auburn Hills MI		—		—		7/97
Holiday Inn—Rochester, Roch., NY		—		—		9/86
Overland Park, Overland Park, KA		—		—		1/77 & 2/85
Prospect Indust. Pk, Ft. Laud., FL		—		—		10/83 & 8/84
Sterling Blvd., Loudoun Co., VA		—		—		4/84, 2/00 & 3/00

Subtotal		$51		$—

Total Investment Properties		$166,243		$323,144

NOTES:

(1)	Includes hotel capital lease obligations of approximately $700,000.
(2)	See Summary of Significant Accounting Policies for basis of recording investment properties and computing depreciation. Investment properties are discussed in Note 3 to Consolidated Financial Statements.
(3)	A reconciliation of the basis of investment properties and accumulated depreciation follows.

BASIS OF INVESTMENT PROPERTIES AND ACCUMULATED DEPRECIATION

(In thousands)

	For The Year Ended September 30
	2003	2002	2001
Basis of investment properties
Balance at beginning of period	$479,309	$455,478	$402,149
Additions (reductions) during the period:
Capital expenditures and property acquisitions from nonaffiliates	10,220	6,033	25,536
Sales to nonaffiliates	(1,873)	(22)	(7,678)
Transferred from construction in progress, net	—	18,407	44,246
Other	(3,983)	(587)	(8,775)

Balance at end of period	$483,673	$479,309	$455,478

Accumulated depreciation
Balance at beginning of period	$149,981	$131,659	$124,184
Additions (reductions) during the period:
Depreciation expense	19,330	19,147	18,600
Sales to nonaffiliates	—	—	(2,309)
Other	(3,068)	(825)	(8,816)

Balance at end of period	$166,243	$149,981	$131,659

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Trust has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

B.F. SAUL REAL ESTATE INVESTMENT TRUST

December 19, 2003	By:	/s/ B. FRANCIS SAUL II

B. Francis Saul II Chairman of the Board

Pursuant to the requirements of the Securities Exchanges Act of 1934. This report had been signed below by the following persons on behalf of the registrant and in the capacities indicated on the dates shown. Each person whose signature appears below hereby constitutes and appoints Stephen R. Halpin, Jr. and John A. Spain as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments to this Report and to file same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent of his substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

B. FRANCIS SAUL II B. Francis Saul II	Trustee, Chairman of the Board (Principal Executive Officer)	December 19, 2003

STEPHEN R. HALPIN, JR. Stephen R. Halpin, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer)	December 19, 2003

JOHN A. SPAIN John A. Spain	Vice President (Acting Principal Accounting Officer)	December 19, 2003

PHILIP D. CARACI Philip D. Caraci	Trustee	December 19, 2003

GARLAND J. BLOOM, JR. Garland J. Bloom, Jr.	Trustee	December 19, 2003

GILBERT M. GROSVENOR Gilbert M. Grosvenor	Trustee	December 19, 2003

GEORGE M. ROGERS, JR. George M. Rogers, Jr.	Trustee	December 19, 2003

B. FRANCIS SAUL III B. Francis Saul III	Trustee	December 19, 2003

JOHN R. WHITMORE John R. Whitmore	Trustee	December 19, 2003

Exhibit 21

B. F. SAUL REAL ESTATE INVESTMENT TRUST LIST OF SUBSIDIARIES

100% OWNED SUBSIDIARIES	Site of Incorporation	Date of Acquisition/ Formation	Current Principal Business Activity
Arlington Hospitality Corp.	Virginia	1997	Hotel Owner
Auburn Hills Hotel Corporation	Maryland	1994	Hotel Owner
Auburn Hills Land Corp.	Maryland	1997	Land Owner
Avenel Executive Park Phase II, LLC	Maryland	2000	Real Estate Investor
Boca Raton East Hospitality Corp.	Florida	1998	Hotel Owner
Boca Raton West Hospitality Corp.	Florida	1998	Hotel Owner
Cascades Hospitality Corporation	Virginia	1999	Hotel Owner
Chain Bridge Hospitality Corporation	Virginia	1999	Hotel Owner
Circle 75 East Hospitality Corp.	Georgia	2000	Inactive
Circle 75 Hospitality Corp.	Georgia	1999	Inactive
Commerce Center Development Corp.	Florida	1980	Office Bldg Owner
Commerce Center Holdings LLC	Florida	2000	Land Owner
Crystal City Hospitality Corp.	Virginia	1989	Hotel Owner
Dearborn, L.L.C.	Delaware	1992	Land Owner
Dulles Hospitality Corp.	Virginia	1997	Hotel Owner
Dulles North Holdings Corp.	Virginia	2000	Land Owner
Dulles North Four, Corp.	Virginia	1999	Office Bldg Owner
Dulles North Five, Corp.	Virginia	1999	Office Bldg Owner
Dulles North Six, Corp.	Virginia	2000	Office Bldg Owner
Dulles North Seven Corp.	Virginia	2000	Inactive
Dulles North Office Park II Corporation	Virginia	1998	Office Bldg Owner
Ft. Lauderdale Hotel Corp.	Florida	1998	Hotel Owner
Gaithersburg Hospitality Corp.	Maryland	1998	Hotel Owner
Herndon Hotel Corporation	Virginia	1996	Hotel Owner
I-95 Yamato Condominium Association, Inc	Florida	1998	Condominium
LT One Corp.	Virginia	1999	Office Bldg Owner
LT Two LLC	Virginia	2001	Inactive
Metairie Office Tower, L.L.C. (a)	Louisiana	2002	Inactive
MHC Airport Inn, Inc. (b)	New York	1980/1976	Hotel Operator
MHC Corporation	Maryland	1980/1974	Hotel Operator
NVA Development Corporation	Virginia	1984	Office Bldg Owner
Peachtree/Northeast Corp.	Georgia	1979	Land Owner
Pueblo Hotel Corp.	Colorado	1985	Hotel Owner
Sharonville Hotel Corporation	Ohio	1986	Hotel Owner
Sterling Hotel Corp.	Virginia	1997	Hotel Owner
Sterling North Hospitality Corp.	Virginia	1999	Inactive
Sweitzer Lane LLC	Maryland	2000	Office Bldg Owner
Tysons Park, Inc.	Virginia	1999	Office Bldg Owner
Tysons Park II, Inc.	Virginia	2000	Inactive
900 Corporation	Georgia	1981	Office Bldg Owner
1000 Corporation	Georgia	2000	Office Bldg Owner
1100 Corporation	Georgia	1979	Office Bldg Owner

(a)	Subsidiary of Dearborn, L.L.C.
(b)	Subsidiary of MHC Corporation

Exhibit 31

CERTIFICATION

I, B. Francis Saul II, certify that:

1.	I have reviewed this annual report on Form 10-K of B.F. Saul Real Estate Investment Trust (the “registrant”);

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluations; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of trustees (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 19, 2003

B. FRANCIS SAUL II
B. Francis Saul II Trustee, Chairman of the Board

CERTIFICATION

I, Stephen R. Halpin, Jr., certify that:

1.	I have reviewed this annual report on Form 10-K of B.F. Saul Real Estate Investment Trust (the “registrant”);

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluations; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of trustees (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 19, 2003

STEPHEN R. HALPIN, JR.
Stephen R. Halpin, Jr. Vice President and Chief Financial Officer

Exhibit 32

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, B. Francis Saul II, the Trustee, Chairman of the Board of B.F. Saul Real Estate Investment Trust (the “Trust”), has executed this certification in connection with the filing with the Securities and Exchange Commission of the Trust’s Annual Report on Form 10-K for the period ending September 30, 2003 (the “Report”). The undersigned hereby certifies that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

Date: December 19, 2003	B. FRANCIS SAUL II
B. Francis Saul II Trustee, Chairman of the Board

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Stephen R. Halpin, Jr., the Vice President and Chief Financial Officer of B.F. Saul Real Estate Investment Trust (the “Trust”), has executed this certification in connection with the filing with the Securities and Exchange Commission of the Trust’s Annual Report on Form 10-K for the period ending September 30, 2003 (the “Report”). The undersigned hereby certifies that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

Date: December 19, 2003	STEPHEN R. HALPIN, JR.
Stephen R. Halpin, Jr. Vice President and Chief Financial Officer

ANNEX B

B.F. SAUL REAL ESTATE INVESTMENT TRUST

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED

DECEMBER 31, 2003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2003

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-7184

B. F. SAUL REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	52-6053341
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7501 Wisconsin Avenue

Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 986-6000

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant is an accelerated filer (as defined in Exchange Act Rule 12-2). Yes ☐ No ☒

The number of Common Shares of Beneficial Interest, $1 Par Value, outstanding as of February 13, 2004, was 4,807,510.

Item 1.	Financial Statements

Consolidated Balance Sheets

B. F. SAUL REAL ESTATE INVESTMENT TRUST

(In thousands)	December 31, 2003	September 30, 2003
	(Unaudited)
ASSETS
Real Estate
Income-producing properties
Hotel	$261,667	$258,060
Office and industrial	181,293	180,385
Other	2,803	2,803

	445,763	441,248
Accumulated depreciation	(170,818)	(166,243)

	274,945	275,005
Land parcels	42,512	42,425
Investment in Saul Holdings and Saul Centers	55,145	53,383
Cash and cash equivalents	5,926	18,979
Note receivable and accrued interest — related party	2,987	2,987
Other assets	38,054	36,506

Total real estate assets	419,569	429,285

Banking
Cash and other deposits	546,314	414,627
Federal funds sold and securities purchased under agreements to resell	250,000	—
Loans held for securitization and/or sale	2,021,473	1,378,831
Investment securities (market value $46,363 and $46,531, respectively)	46,189	46,345
Mortgage-backed securities (market value $429,990 and $490,764, respectively)	419,851	478,392
Loans receivable (net of allowance for losses of $60,879 and $58,397, respectively)	7,481,092	7,559,557
Federal Home Loan Bank stock	122,347	107,374
Real estate held for investment or sale (net of allowance for losses of $202 for both periods)	19,676	22,745
Property and equipment, net	475,304	490,731
Automobiles subject to lease, net	745,213	855,410
Goodwill and other intangible assets, net	24,233	24,329
Interest only strips receivable, net	157,345	139,781
Other assets	294,727	261,318

Total banking assets	12,603,764	11,779,440

TOTAL ASSETS	$13,023,333	$12,208,725

LIABILITIES
Real Estate
Mortgage notes payable	$319,550	$322,437
Notes payable - secured	202,000	203,800
Notes payable - unsecured	55,282	55,349
Accrued dividends payable - preferred shares of beneficial interest	7,493	6,139
Other liabilities and accrued expenses	58,679	65,131

Total real estate liabilities	643,004	652,856

Banking
Deposit accounts	8,277,147	8,100,505
Borrowings	223,903	168,314
Federal Home Loan Bank advances	2,446,937	1,987,469
Other liabilities	447,984	533,137
Capital notes — subordinated	425,000	250,000

Total banking liabilities	11,820,971	11,039,425

Commitments and contingencies
Minority interest held by affiliates	97,380	98,062
Minority interest — other	295,891	249,698

TOTAL LIABILITIES	12,857,246	12,040,041

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest, $10.50 cumulative, $1 par value, 90 million shares authorized, 516,000 shares issued and outstanding, liquidation value $51.6 million	516	516
Common shares of beneficial interest, $1 par value, 10 million shares authorized, 6,641,598 shares issued	6,642	6,642
Paid-in surplus	92,943	92,943
Retained earnings	109,827	112,424

	209,928	212,525
Less cost of 1,834,088 common shares of beneficial interest in treasury	(43,841)	(43,841)

TOTAL SHAREHOLDERS’ EQUITY	166,087	168,684

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,023,333	$12,208,725

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Operations

B. F. SAUL REAL ESTATE INVESTMENT TRUST (Unaudited)

	For the Three Months Ended December 31,
(In thousands, except per share amounts)	2003	2002
REAL ESTATE
Income
Hotels	$21,131	$20,229
Office and industrial (including $1,246 and $1,221 of rental income from banking segment, respectively)	9,343	9,754
Other	328	290

Total income	30,802	30,273

Expenses
Direct operating expenses:
Hotels	14,910	14,326
Office and industrial properties	2,827	2,750
Land parcels and other	286	290
Interest expense	12,382	12,499
Amortization of debt expense	193	255
Depreciation	4,575	4,863
Advisory, management and leasing fees - related parties	3,088	2,992
General and administrative	311	618

Total expenses	38,572	38,593

Equity in earnings (losses) of unconsolidated entities:
Saul Holdings and Saul Centers	2,056	2,377
Other	(124)	—

REAL ESTATE OPERATING LOSS	$(5,838)	$(5,943)

BANKING
Interest income
Loans	$97,036	$105,816
Mortgage-backed securities	5,322	12,801
Trading securities	572	1,161
Investment securities	263	303
Other	1,413	1,819

Total interest income	104,606	121,900

Interest expense
Deposit accounts	14,138	24,384
Borrowings	32,298	31,968

Total interest expense	46,436	56,352

Net interest income	58,170	65,548
Provision for loan losses	(5,922)	(9,923)

Net interest income after provision for loan losses	52,248	55,625

Other income
Deposit servicing fees	31,300	30,774
Servicing and securitization income	31,481	17,239
Automobile rental income, net	46,511	62,406
Gain on mortgage banking activities	5,661	2,749
Income on real estate held for investment or sale, net	338	5,762
Other	10,815	8,827

Total other income	126,106	127,757

Continued on following page.

Consolidated Statements of Operations (Continued)

B. F. SAUL REAL ESTATE INVESTMENT TRUST (Unaudited)

	For the Three Months Ended December 31,
(In thousands, except per share amounts)	2003	2002
BANKING (Continued)
Operating expenses
Salaries and employee benefits	$54,525	$51,600
Sevicing assets amortization and other loan expenses	9,722	12,342
Property and equipment (including $1,246 and $1,221 of rental expense paid to real estate segment, respectively)	9,679	9,972
Marketing	2,789	1,313
Data processing	8,942	8,622
Depreciation and amortization	45,680	56,052
Deposit insurance premiums	306	316
Other	15,743	14,745

Total operating expenses	147,386	154,962

BANKING OPERATING INCOME	$30,968	$28,420

TOTAL COMPANY
Operating income	$25,130	$22,477
Income tax provision	8,436	7,596

Income before minority interest	16,694	14,881
Minority interest held by affiliates	(518)	(2,489)
Minority interest — other	(17,931)	(6,329)

TOTAL COMPANY NET (LOSS) INCOME	$(1,755)	$6,063

Dividends: Real Estate Trust’s preferred shares of beneficial interest	(1,354)	(1,354)

NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(3,109)	$4,709

NET (LOSS) INCOME PER COMMON SHARE
Income before minority interest	$3.19	$2.81
Minority interest held by affiliates	(0.11)	(0.52)
Minority interest — other	(3.73)	(1.31)

NET (LOSS) INCOME PER COMMON SHARE	$(0.65)	$0.98

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Comprehensive Income and Changes in Shareholders’ Equity

B. F. SAUL REAL ESTATE INVESTMENT TRUST (Unaudited)

	For the Three Months Ended December 31,
(Dollars in thousands)	2003	2002
COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(1,755)	$6,063
Other comprehensive income	—	—

TOTAL COMPREHENSIVE (LOSS) INCOME	$(1,755)	$6,063

CHANGES IN SHAREHOLDERS’ EQUITY
PREFERRED SHARES OF BENEFICIAL INTEREST
Beginning and end of period (516,000 shares)	$516	$516

COMMON SHARES OF BENEFICIAL INTEREST
Beginning and end of period (6,641,598 shares)	6,642	6,642

PAID-IN SURPLUS
Beginning and end of period	92,943	92,943

RETAINED EARNINGS
Beginning of period	112,424	68,438
Net income	(1,755)	6,063
Adjustments — Saul Holdings investment	512	1,799
Dividends:
Real Estate Trust preferred shares of beneficial interest: Distributions payable	(1,354)	(1,354)

End of period	109,827	74,946

TREASURY SHARES
Beginning and end of period (1,834,088 and 1,814,688 shares)	(43,841)	(41,848)

TOTAL SHAREHOLDERS’ EQUITY	$166,087	$133,199

The Notes to Consolidated Financial Statements are an integral part of these statements.

Consolidated Statements of Cash Flows

B. F. SAUL REAL ESTATE INVESTMENT TRUST (Unaudited)

	For the Three Months Ended December 31,
(In thousands)	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Real Estate
Net loss	$(3,822)	$(3,888)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,575	4,863
(Increase) decrease in accounts receivable and accrued income	(1,430)	42
Deferred tax (benefit) provision	(818)	120
Decrease in accounts payable and accrued expenses	(6,541)	(11,310)
Amortization of debt expense	425	497
Equity in earnings of unconsolidated entities	(1,932)	(2,377)
Dividends and tax sharing payments	5,220	6,200
Other	121	(73)

	(4,202)	(5,926)

Banking
Net income	2,067	9,951
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of premiums, discounts and net deferred loan fees	6,938	4,962
Depreciation and amortization	45,680	56,051
Deferred tax (benefit) provision	(17,889)	4,042
(Gain) loss on sales of property and equipment	(1,015)	114
Provision for loan losses	5,922	9,923
Proceeds from sales of trading securities	281,936	518,125
Net fundings of loans held for securitization and/or sale	(1,528,419)	(1,134,395)
Proceeds from sales of loans held for securitization and/or sale	1,206,506	529,849
Gain on mortgage banking activities	(5,661)	(2,749)
Gain on sales of real estate held for sale	(56)	(5,612)
Increase in interest-only strips receivable	(17,564)	(2,150)
Increase in other assets	(32,204)	(15,042)
Decrease in other liabilities	(69,764)	(20,171)
Minority interest held by affiliates	518	2,489
Minority interest – other	13,193	2,438

	(109,812)	(42,175)

Net cash used in operating activities	(114,014)	(48,101)

CASH FLOWS FROM INVESTING ACTIVITIES
Real Estate
Capital expenditures – properties	(4,602)	(1,692)
Equity investment in unconsolidated entities	1,082	1,032
Other investments	(235)	—

	(3,755)	(660)

Banking
Net proceeds from redemption of Federal Home Loan Bank stock	55,130	26,254
Net proceeds from sales of real estate	4,016	7,436
Net proceeds from sales of property and equipment	23,016	—
Net principal collected of loans receivable	1,442,568	852,262
Net (purchases) repayments of automobiles subject to lease	74,404	(37,438)
Principal collected on mortgage-backed securities	58,190	193,276
Purchases of Federal Home Loan Bank stock	(70,104)	(30,213)
Purchases of loans receivable	(1,971,624)	(1,203,042)
Net purchases of property and equipment	(16,396)	(9,845)
Disbursements for real estate held for investment or sale	(838)	(1,495)

	(401,638)	(202,805)

Net cash used in investing activities	(405,393)	(203,465)

Continued on following page.

Consolidated Statements of Cash Flows (Continued)

B. F. SAUL REAL ESTATE INVESTMENT TRUST (Unaudited)

	For the Three Months Ended December 31,
(In thousands)	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES
Real Estate
Proceeds from mortgage financing	$—	$—
Proceeds from notes payable - secured	4,000	4,250
Repayments of notes payable - secured	(5,800)	(3,000)
Principal curtailments and repayments of mortgages	(2,588)	(2,506)
Proceeds from sales of unsecured notes	2,990	3
Repayments of unsecured notes	(3,057)	(1,370)
Costs of obtaining financings	(641)	(320)

	(5,096)	(2,943)

Banking
Proceeds from customer deposits and sales of certificates of deposit	12,145,053	10,879,087
Customer withdrawals of deposits and payments for maturing certificates of deposit	(11,968,411)	(10,660,689)
Net increase (decrease) in securities sold under repurchase agreements	36,671	(92,476)
Advances from the Federal Home Loan Bank	2,305,148	2,226,212
Repayments of advances from the Federal Home Loan Bank	(1,845,680)	(2,077,028)
Net increase in other borrowings	18,918	29,760
Issuance of 6 7/8% subordinated debentures	171,938	—
Issuance of 8% Noncumulative Perpetual Preferred Stock, Series C	120,500	—
Redemption of 13% Noncumulative Perpetual Preferred Stock, Series A	(81,750)	—
Cash dividends paid on preferred stock	(3,250)	(2,438)
Cash dividends paid on common stock	(6,000)	(5,000)

	893,137	297,428

Net cash provided by financing activities	888,041	294,485

Net increase in cash and cash equivalents	368,634	42,919
Cash and cash equivalents at beginning of period	433,606	465,686

Cash and cash equivalents at end of period	$802,240	$508,605

Components of cash and cash equivalents at end of period as presented in the consolidated balance sheets:
Real Estate
Cash and cash equivalents	$5,926	$4,434
Banking
Cash and other deposits	796,314	504,171

Cash and cash equivalents at end of period	$802,240	$508,605

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$64,762	$78,771
Income taxes paid (refunded), net	1,276	2,372
Shares of Saul Centers, Inc. common stock	2,009	1,929
Cash received during the period from:
Dividends on shares of Saul Centers, Inc. common stock	1,460	1,330
Distributions from Saul Holdings Limited Partnership	1,632	1,632
Supplemental disclosures of noncash activities:
Rollovers of notes payable - unsecured	1,456	1,606
Loans held for sale exchanged for trading securities	276,275	518,118
Loans receivable transferred to (from) loans held for securitization and sale	587,240	(250,000)
Loans receivable transferred to real estate acquired in settlement of loans, net	98	462

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. General - The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term “Trust” used in the text and the financial statements included herein refers to the combined entity, which includes B.F. Saul Real Estate Investment and its subsidiaries, including Chevy Chase Bank, F.S.B. and its subsidiaries (“Chevy Chase” or the “Bank”). “Real Estate Trust” refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase’s subsidiaries. The operations conducted by the Real Estate Trust are designated as “Real Estate,” while the business conducted by the Bank and its subsidiaries is identified by the term “Banking.” In the opinion of management, the consolidated financial statements reflect all adjustments necessary for a fair presentation of the Trust’s financial position and results of operations. All such adjustments are of a normal recurring nature. These financial statements and the accompanying notes should be read in conjunction with the Trust’s audited consolidated financial statements included in its Form 10-K for the fiscal year ended September 30, 2003. The results of operations for interim periods are not necessarily indicative of results to be expected for the year.

Certain reclassifications of prior periods’ information have been made to conform with the presentation for the three months ended December 31, 2003. In addition, the amounts as of and for the three months ended December 31, 2002 have been adjusted to the Bank’s current accounting policy for automobile leases.

2. Consolidated financial statements - The accompanying financial statements include the accounts of the Real Estate Trust, which is involved in the ownership and development of income-producing properties. The accounts of the Bank have also been consolidated. Accordingly, the accompanying financial statements reflect the assets, liabilities, operating results and cash flows for two business operations: Real Estate and Banking. All significant inter-company transactions, except as disclosed elsewhere in the financial statements, have been eliminated in consolidation. Tax sharing and dividend payments between the Real Estate Trust and the Bank are presented gross in the Consolidated Statements of Cash Flows. For purposes of calculating primary and diluted earnings per share, weighted average common shares outstanding totaled 4,807,510 for the three-month period ended December 31, 2003 and 4,826,910 for the three-month period ended December 31, 2002. No dividends have been declared on the common shares in any of the periods presented.

3. Taxes - The Real Estate Trust voluntarily terminated its qualification as a real estate investment trust under the Internal Revenue Code during fiscal 1978. As a result of the Real Estate Trust’s acquisition of an additional 20% equity interest in the Bank in June 1990, the Bank became a member of the Real Estate Trust’s affiliated group filing consolidated federal income tax returns. The current effect of the Real Estate Trust’s consolidation of the Bank’s operations into its federal income tax return results in the use of the Real Estate Trust’s net operating losses and net operating loss carryforwards to reduce the federal income taxes the Bank would otherwise owe.

4. Investment in Saul Centers, Inc. and Saul Holdings Limited Partnership - During the three-month period ended December 31, 2003, the Real Estate Trust purchased either through dividend reinvestment or direct purchase approximately 76,000 shares of common stock of Saul Centers, Inc., and as of December 31, 2003 owned approximately 3,821,000 shares representing 24.1% of such company’s outstanding common stock. As of December 31, 2003, the market value of these shares was approximately $109.5 million. Substantially all these shares have been pledged as collateral with the Real Estate Trust’s credit line banks.

The Real Estate Trust (directly and through two wholly-owned subsidiaries) owns a 19.9% partnership interest in Saul Holdings Limited Partnership (“Saul Holdings Partnership”), along with 4.2 million units of beneficial interest. Under the Saul Holdings Partnership agreement, the units are generally convertible on a one-for-one basis into common stock of Saul Centers. However, at the current time, the units held by the Real Estate Trust are not convertible into Saul Centers common stock because of restrictions contained in the Saul Holdings Partnership agreement on the number of shares of common stock of Saul Centers that the Real Estate Trust and its affiliates can beneficially own at any point in time. The Real Estate Trust shares in cash distributions from operations and from capital transactions involving the sale of properties. The partnership agreement of Saul

Holdings Partnership provides for quarterly distributions to the partners out of net cash flow. The quarterly distributions since inception have been 39 cents per unit. During the three-month period ended December 31, 2003, the Real Estate Trust received total cash distributions of $1.6 million from Saul Holdings Partnership. Substantially all of the Real Estate Trust’s ownership interest in Saul Holdings Partnership has been pledged as collateral with the Real Estate Trust’s credit line banks.

Pursuant to a reimbursement agreement among the partners of Saul Holdings Partnership and its subsidiary limited partnerships (collectively, the “Partnerships”), the Real Estate Trust and its subsidiaries that are partners in the Partnerships have agreed to reimburse Saul Centers and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships’ debt obligations and Saul Centers or any such other partners personally make payments with respect to such debt obligations. At December 31, 2003, the maximum potential obligations of the Real Estate Trust and its subsidiaries under this agreement totaled approximately $100.0 million.

The unaudited condensed Consolidated Balance Sheets as of December 31, 2003 and 2002, and the unaudited Consolidated Statements of Operations for the three month period ended December 31, 2003 and 2002 of Saul Centers follow:

SAUL CENTERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In thousands)	2003	2002
Assets
Real estate investments	$552,115	$503,914
Accumulated depreciation	(164,823)	(150,286)
Other assets	84,324	35,059

Total assets	$471,616	$388,687

Liabilities and stockholders’ equity (deficit)
Notes payable	$357,248	$380,743
Other liabilities	21,725	21,211

Total liabilities	378,973	401,954
Total stockholders’ equity (deficit)	92,643	(13,267)

Total liabilities and stockholders’ equity	$471,616	$388,687

SAUL CENTERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended December 31,
(In thousands)	2003	2002
Revenue
Base rent	$20,434	$19,167
Other revenue	5,695	5,341

Total revenue	26,129	24,508

Expenses
Operating expenses	5,344	5,073
Interest expense	6,246	6,356
Amortization of debt expense	203	221
Depreciation and amortization	4,962	3,939
General and administrative	1,818	1,637

Total expenses	18,573	17,226

Operating income	7,556	7,282
Gain on sale of property	182	—

Net income before minority interest	7,738	7,282
Minority interest	(2,023)	(2,019)

Net income	5,715	5,263
Preferred dividends	(1,244)	—

Net income available to common shareholders	$4,471	$5,263

5. Adoption of recently issued accounting pronouncements - Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”) was issued in August 2001. SFAS 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets to be Disposed of,” and the accounting and reporting provisions of APB Opinion NO. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 was effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a material effect on the Real Estate Trust’s financial condition or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB No. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections.” SFAS No. 145, among other things, changes the financial reporting requirements for the gains or losses recognized from the extinguishment of debt. Under SFAS No. 4, all gains and losses from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. SFAS No. 145 eliminates SFAS No. 4 and as a result, the criteria in APB Opinion No. 30 now will be used to classify those gains and losses. The Real Estate Trust has no gains or losses from debt extinguishment that would require restatement. The Real Estate Trust does not expect the adoption of SFAS No. 145 to have a material impact on its financial condition or results of operations.

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others.” FIN 45 outlines the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees. It states that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of its obligation. The Real Estate Trust has no liabilities that need to be recognized as a result of the adoption of FIN 45, and the Real Estate Trust does not expect the adoption of FIN 45 to have a material impact on its financial condition or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 is an Interpretation of Accounting Research Bulletin No. 51 and addresses consolidation by business enterprises of variable interest entities (“VIEs”). FIN 46 is based on the theory that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. Business enterprises are required under the provisions of FIN 46 to identify VIEs, based on specified characteristics, and then determine whether they should be consolidated. An enterprise that holds a majority of the variable interests in another enterprise is considered the primary beneficiary of that enterprise and, therefore, should consolidate the VIE. The primary beneficiary of a VIE is also required to include various disclosures in interim and annual financial statements. Additionally, an enterprise that holds a significant variable interest in a VIE, but that is not the primary beneficiary, is also required to make certain disclosures. At December 31, 2003, the real Estate Trust does not have any unconsolidated entities or VIEs and therefore the adoption of FIN 46 will not have an impact on its financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires an issuer to classify certain financial instruments as liabilities, which may have been previously classified as equity, because those instruments embody obligations of the issuer. SFAS 150 also requires disclosure of the nature and terms of the financial instruments and the rights and obligations embodied in those instruments. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective as of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Real Estate Trust’s financial condition or results of operations.

6. Industry segment information - Real Estate Trust

Industry segment information with regard to the Real Estate Trust is presented below. For information regarding the Bank, please refer to the "Banking" sections of the accompanying financial statements

	Three Months Ended December 31,
(In thousands)	2003	2002
INCOME
Hotels	$21,131	$20,229
Office and industrial	9,343	9,754
Other	328	290

	$30,802	$30,273

OPERATING PROFIT (LOSS) (1)
Hotels	$3,298	$2,742
Office and industrial	4,870	5,308
Other	36	(6)

	8,204	8,044
Equity earnings of unconsolidated entities, net	1,932	2,377
Interest and debt expense	(12,575)	(12,754)
Advisory, management and leasing fees - related parties	(3,088)	(2,992)
General and administrative	(311)	(618)

Operating loss	$(5,838)	$(5,943)

(1)	Operating profit includes income less direct operating expenses and depreciation

	Three Months Ended December 31,
(In thousands)	2003	2002
IDENTIFIABLE ASSETS (AT PERIOD END)
Hotels	$173,883	$176,298
Office and industrial	125,128	127,007
Other	120,558	123,024

	$419,569	$426,329

DEPRECIATION
Hotels	$2,923	$3,161
Office and industrial	1,646	1,696
Other	6	6

	$4,575	$4,863

CAPITAL EXPENDITURES AND PROPERTY ACQUISITIONS
Hotels	$3,607	$663
Office and industrial	908	960
Other	87	69

	$4,602	$1,692

7. Loans held for securitization and/or sale:

Loans held for securitization and/or sale is composed of single-family residential loans. At December 31, 2003 and September 30, 2003, loans held for securitization and/or sale totaled $2,021 million and $1,379 million, respectively.

8. Loans receivable:

Loans receivable is composed of the following:

(In thousands)	December 31, 2003	September 30, 2003
Single-family residential	$4,341,098	$4,397,394
Home equity	1,418,661	1,336,776
Real estate construction and ground	209,322	234,356
Commercial real estate and multifamily	38,791	19,435
Commercial	882,828	888,847
Automobile	431,958	492,896
Other consumer	153,206	180,734

	7,475,864	7,550,438

Deferred loan origination costs, net of unearned discounts	66,107	67,516
Allowance for losses on loans	(60,879)	(58,397)

	5,228	9,119

Total	$7,481,092	$7,559,557

9. Real estate held for investment or sale:

The Bank’s real estate held for investment is carried at the lower of aggregate cost or net realizable value. The Bank’s real estate acquired in settlement of loans or real estate owned (“REO”) is considered to be held for sale and is carried at the lower of cost or fair value (less estimated selling costs).

Real estate held for investment or sale is composed of the following:

(In thousands)	December 31, 2003	September 30, 2003
Real estate held for investment (net of allowance for losses of $202 for both periods)	$925	$925
Real estate held for sale	18,751	21,820

Total real estate held for investment or sale	$19,676	$22,745

10. Business segments:

The Bank has three operating segments: retail banking, commercial banking, and nonbanking services. Retail banking consists of traditional banking services, which include lending, leasing and deposit products offered to retail and small business customers. Commercial banking also consists of traditional banking services, as well as products and services tailored for larger corporate customers. Nonbanking services include asset management and similar services offered by subsidiaries of the Bank.

Selected segment information is as follows:

(In thousands)	Retail Banking	Other(1)	Total
Three Months Ended December 31, 2003
Operating income	$168,605	$12,696	$181,301
Operating expense	138,232	10,719	148,951

Core earnings	30,373	1,977	32,350
Non-core items	(1,562)	180	(1,382)

Operating income	$28,811	$2,157	$30,968

Average assets	$10,913,552	$1,171,483	$12,085,035

Three Months Ended December 31, 2002
Operating income	$169,392	$11,776	$181,168
Operating expense	144,205	10,503	154,708

Core earnings	25,187	1,273	26,460
Non-core items	2,586	(626)	1,960

Operating income	$27,773	$647	$28,420

Average assets	$10,312,283	$1,134,061	$11,446,344

(1)	Includes commercial banking and non-banking services.

The financial information for each segment is reported on the basis used internally by the Bank’s management to evaluate performance. Core earnings excludes certain items such as income and expenses related to certain securitization transactions, adjustments to loan loss reserves in excess of net chargeoffs and certain other nonrecurring items. Items excluded from core earnings are shown as non-core items. Measurement of the performance of these segments is based on the management structure of the Bank and is not necessarily comparable with financial information from other entities. The information presented is not necessarily indicative of the segment’s results of operations if each of the segments were independent entities.

11. Capital notes - subordinated:

On December 2, 2003, the Bank issued $175.0 million aggregate principal amount of 6 7/8% subordinated debentures due 2013 (the “2003 Debentures”). On January 2, 2004, the net proceeds of the offering, along with short-term borrowings, were used to redeem all $150.0 million of the 9¼% subordinated debentures due 2005 (the “1993 Debentures”) and all $100.0 million of the 9¼% subordinated debentures due 2008 (the “1996 Debentures”).

12. Issuance and redemption of Preferred Stock:

In October 2003, the Bank sold $125.0 million of its 8% Noncumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). The net proceeds from the issuance of the Series C Preferred Stock were used to redeem all of the 13% Noncumulative Perpetual Preferred Stock, Series A, on October 31, 2003, at a price of $27.25 per share. The Series C Preferred Stock trades on the New York Stock Exchange under the symbol “CCXPrC.” The Bank will pay quarterly dividends in arrears at an annual rate of 8% on the Series C Preferred Stock only if the Board of Directors declares them and the OTS does not object. Dividends, once declared, are payable on or before the fifteenth day of February, May, August and November of each year, however, the dividend payment date for the initial dividend period was January 15, 2004. Dividends not declared in a quarter will not be paid at any future time, except that upon a liquidation or redemption, accrued dividends for the current period will be paid.

The Series C Preferred Stock is includable in the Bank’s core capital. The holders of the Series C Preferred Stock have no voting rights, except in certain limited circumstances.

The Series C Preferred Stock may not be redeemed before October 1, 2008 except under certain circumstances. On and after October 1, 2008, the Series C Preferred Stock may be redeemed at the option of the Bank, in whole or in part, from time to time, at a redemption price of $25.00 per share, plus all distributions accrued and unpaid on the Series C Preferred Stock that have been declared, and accrued and unpaid dividends for the then-current dividend period, whether or not declared, up to the date of such redemption.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Trust has prepared its financial statements and other disclosures on a fully consolidated basis. The term “Trust” used in the text and the financial statements included herein refers to the combined entity, which includes B. F. Saul Real Estate Investment and its subsidiaries, including Chevy Chase and Chevy Chase’s subsidiaries. “Real Estate Trust” refers to B.F. Saul Real Estate Investment Trust and its subsidiaries, excluding Chevy Chase and Chevy Chase’s subsidiaries. The operations conducted by the Real Estate Trust are designated as “Real Estate,” while the business conducted by the Bank and its subsidiaries is identified by the term “Banking.”

The principal business activities of the Real Estate Trust are the ownership of 80% of the outstanding common stock of the Bank, whose assets accounted for 96% of the Trust’s consolidated assets at September 30, 2003, and the ownership and development of income-producing properties. By virtue of its ownership of a majority interest in the Bank, the Trust is a savings and loan holding company and subject to regulation, examination and supervision by the OTS.

The following discussion and analysis provides information that management believes to be necessary for an understanding of the Trust’s financial condition and results of operations, and should be read in conjunction with the accompanying financial statements, notes thereto and other information contained in this document.

FINANCIAL CONDITION

REAL ESTATE

The Real Estate Trust’s investment portfolio at December 31, 2003, consisted primarily of hotels, office projects, and land parcels. During the quarter ended December 31, 2003, the Real Estate Trust’s hotel portfolio included 18 properties containing 3,571 available rooms. The office property portfolio consisted of 13 properties with a total gross leasable area of 1,978,000 square feet.

The hotel portfolio experienced an average occupancy rate of 58.6% and an average room rate of $84.65 during the quarter ended December 31, 2003, compared to an average occupancy of 55.5% and an average room rate of $84.75 during the same period in the prior year. REVPAR (revenue per available room) for the hotels was $49.63 for the quarter ended December 31, 2003, a 5.5% increase over REVPAR for the quarter ended December 31, 2002 of $47.04.

Office space in the Real Estate Trust’s office property portfolio was 85.9% leased at December 31, 2003, compared to a December 31, 2002 leasing rate of 87.9%. At December 31, 2003, of the total gross leasable area of 1,978,000 square feet, 159,000 square feet (8.1%) and 257,000 square feet (13.0%) are subject to leases expiring in the remainder of fiscal 2004 and fiscal 2005.

BANKING

General. The Bank’s assets increased by $824.3 million during the current quarter to $12.6 billion at December 31, 2003. Total loans increased $564.2 million to $9.5 billion at December 31, 2003. The Bank recorded operating income of $31.0 million during the quarter ended December 31, 2003, compared to operating income of $28.4 million in the prior corresponding quarter. The increase in operating income is attributable to decreases in interest expense, provision for loan losses and operating expenses, which were partially offset by decreases in interest income and other (non-interest) income.

On December 2, 2003, the Bank issued $175.0 million of its 2003 Debentures. On January 2, 2004, the net proceeds of that offering, along with short-term borrowings, were used to redeem all $250.0 million of the 1993 Debentures and the 1996 Debentures.

At December 31, 2003, the Bank’s tangible, core, tier 1 risk-based and total risk-based regulatory capital ratios were 5.73%, 5.73%, 7.96% and 13.52%, respectively. The Bank’s regulatory capital ratios exceeded the requirements under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) as well as the standards established for “well-capitalized” institutions under the prompt corrective action regulations issued pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). See “Capital.” Total risk-based capital includes $250.0 million of subordinated debentures which the Bank redeemed on January 2, 2004. The pro forma total risk-based capital ratio at December 31, 2003, excluding the $250.0 million of subordinated debentures which were redeemed, is 10.65%.

During the quarter ended December 31, 2003, the Bank declared and paid out of retained earnings a cash dividend on its Common Stock in the amount of $600 per share. The Bank also declared a cash dividend on its Preferred Stock in the amount of $0.50 per share, which was paid on January 15, 2004.

Asset Quality. Non-Performing Assets. The following table sets forth information concerning the Bank’s non-performing assets. The figures shown are after charge-offs and, in the case of REO, after all valuation allowances.

Non-Performing Assets

(Dollars in thousands)

	December 31, 2003	September 30, 2003	December 31, 2002
Non-performing assets:
Non-accrual loans:
Residential	$11,682	$8,047	$16,074
Real estate and construction and ground	1,259	1,004	1,509

Total non-accrual real estate loans	12,941	9,051	17,583
Commercial	249	249	521
Subprime automobile	4,260	4,372	9,358
Other consumer	1,908	1,928	2,416

Total non-accrual loans (1)	19,358	15,600	29,878

Real estate acquired in settlement of loans	18,751	21,820	94,853
Allowance for losses on real estate acquired in settlement of loans	—	—	(71,193)

Real estate acquired in settlement of loans, net	18,751	21,820	23,660

Total non-performing assets	$38,109	$37,420	$53,538

Allowance for losses on loans	60,879	$58,397	$67,099
Allowance for losses on real estate held for investment	202	202	202
Allowance for losses on real estate owned	—	—	71,193

Total allowances for losses	$61,081	$58,599	$138,494

Ratios:
Non-performing assets to total assets	0.30%	0.32%	0.46%
Allowance for losses on real estate loans to non-accrual real estate loans (1)	69.66%	75.65%	31.50%
Allowance for losses on other consumer loans to non-accrual other consumer loans (1)(2)	432.04%	414.00%	340.40%
Allowance for losses on loans to non-accrual loans (1)	314.49%	374.34%	224.58%
Allowance for losses on loans to total loans receivable (3)	0.64%	0.65%	0.82%

(1)	Before deduction of allowances for losses.

(2)	Includes subprime automobile loans.

(3)	Includes loans receivable and loans held for securitization and/or sale, before deduction of allowance for losses.

Non-performing assets totaled $38.1 million at December 31, 2003, compared to $37.4 million at September 30, 2003. The Bank maintained $60.9 million and $58.4 million of valuation allowances on its loan portfolio at December 31, 2003 and September 30, 2003, respectively. The $0.7 million increase in non-performing assets for the current quarter resulted from a $3.8 million increase in non-accrual loans and a $3.1 million decrease in REO. See “Non-accrual Loans” and “REO.”

Non-accrual Loans. The Bank’s non-accrual loans increased to $19.4 million at December 31, 2003, from $15.6 million at September 30, 2003. Non-accrual residential real estate loans increased from $9.1 million to $12.9 million during the quarter. Other non-accrual loans declined slightly reflecting the Bank’s prior decisions to discontinue the origination of indirect automobile loans.

REO. At December 31, 2003, the Bank’s REO totaled $18.8 million as set forth in the following table. The principal component of REO consists of two planned unit developments (the “Communities”), both of which are under active development. Only commercial ground properties remain in the two Communities.

(Dollars in thousands)	Number of Properties	Balance	Percent of Total
Communities	2	$13,890	74.1%
Commercial ground	1	4,274	22.8%
Single-family residential properties	4	587	3.1%

Total REO	7	$18,751	100.0%

During the three months ended December 31, 2003, REO decreased $3.1 million primarily as a result of sales in the Communities.

Delinquent Loans. At December 31, 2003, delinquent loans totaled $61.1 million, or 0.6% of loans, a slight decrease from the levels at September 30, 2003. The following table sets forth information regarding the Bank’s delinquent loans at December 31, 2003.

	Principal Balance (Dollars in Thousands)						Total as a Percentage of Loans (1)
	Residential Mortgage	Home Equity	Subprime Automobile	Commercial	Other Consumer	Total
Loans delinquent for:
30-59 days	$6,549	$5,555	$16,581	$12,961	$7,817	$49,463	0.5%
60-89 days	1,942	690	6,471	100	2,431	11,634	0.1%

Total	$8,491	$6,245	$23,052	$13,061	$10,248	$61,097	0.6%

(1)	Includes loans held for sale and/or securitization, before valuation allowances, unearned premiums and discounts and deferred loan origination fees (costs).

Delinquent residential mortgage loans decreased to $8.5 million at December 31, 2003, from $9.7 million at September 30, 2003. Delinquent home equity loans increased slightly to $6.2 million at December 31, 2003, from $6.1 million at September 30, 2003.

Delinquent subprime automobile loans decreased slightly from $23.8 million at September 30, 2003 to $23.1 million at December 31, 2003.

Commercial loans classified as delinquent 30-89 days consisted of 20 loans totaling $13.1 million at December 31, 2003 compared to 15 loans totaling $10.8 million at September 30, 2003. Of the total commercial loans delinquent 30-89 days at December 31, 2003, $8.0 million represent loans that were in the normal process of renewal or extension.

Other consumer loans delinquent 30-89 days increased to $10.2 million at December 31, 2003 from $8.6 million at September 30, 2003. The increase in delinquencies reflects traditional seasonal delinquencies.

Potential Problem Assets. Although not considered non-performing assets, primarily because the loans are not 90 or more days past due and the borrowers have not abandoned control of the properties, potential problem assets are experiencing problems sufficient to cause management to have serious doubts as to the ability of the borrowers to comply with present repayment terms. At December 31, 2003 and September 30, 2003, potential problem assets totaled $13.6 million and $14.8 million, respectively.

Troubled Debt Restructurings. At December 31, 2003 and September 30, 2003, the Bank had no troubled debt restructurings.

Real Estate Held for Investment. At December 31, 2003 and September 30, 2003, real estate held for investment consisted of one property with a book value of $0.9 million, net of valuation allowances of $0.2 million.

Allowances for Losses. The following tables show loss experience by asset type and the components of the allowance for losses on loans.

Analysis of Allowance for and Charge-offs of Loans

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended September 30, 2003
	2003	2002
Balance at beginning of period	$58,397	$66,079	$66,079

Provision for loan losses	5,922	9,923	18,422

Charge-offs:
Single family residential	(76)	—	(273)
Home equity	(214)	(141)	(759)
Commercial real estate and multifamily	—	—	(382)
Subprime automobile	(5,708)	(9,037)	(30,227)
Other consumer	(3,066)	(2,956)	(13,316)

Total charge-offs	(9,064)	(12,134)	(44,957)

Recoveries:
Home equity	67	21	248
Commercial real estate and multifamily	—	1	14
Subprime automobile	4,011	2,399	13,384
Other consumer	1,546	810	5,207

Total recoveries	5,624	3,231	18,853

Charge-offs, net of recoveries	(3,440)	(8,903)	(26,104)

Balance at end of period	$60,879	$67,099	$58,397

Provision for loan losses to average loans (1) (2)	0.26%	0.50%	0.22%
Net loan charge-offs to average loans (1) (2)	0.15%	0.45%	0.31%
Ending allowance for losses on loans to total loans (2) (3)	0.64%	0.82%	0.65%

(1)	Annualized

(2)	Includes loans held for securitization and/or sale.

(3)	Before deduction of allowance for losses.

Components of Allowance for Losses on Loans by Type

(Dollars in thousands)

	December 31,
	2003		2002		September 30, 2003
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Balance at end of period allocated to:
Single family residential	$3,577	66.9%	$1,952	60.9%	$2,161	64.7%
Home equity	2,585	15.0	817	14.1	2,426	15.0
Commercial real estate and multifamily	398	0.4	188	0.3	162	0.2
Real estate construction and ground	2,455	2.2	2,581	2.7	2,098	2.6
Commercial	14,148	9.3	18,227	10.2	14,400	10.0
Prime automobile loans	7,400	4.6	5,210	7.8	7,013	5.5
Subprime automobile	16,000	0.8	32,000	2.4	16,000	1.1
Home improvement and related loans	1,228	0.4	1,151	1.1	1,049	0.5
Overdraft lines of credit and other consumer	2,020	0.4	1,718	0.5	2,020	0.4
Unallocated	11,068	—	3,255		11,068	—

Total	$60,879		$67,099		$58,397

At December 31, 2003, the Bank’s total valuation allowances for losses on loans and real estate held for investment or sale was $61.1 million, an increase of $2.5 million from $58.6 million at September 30, 2003. The allowance for losses on loans represents management’s estimate of credit losses inherent in the Bank’s loan portfolio as of the balance sheet date. The Bank’s allowance consists of several key elements, which include the allocated allowance, specific allowances for identified loans and the unallocated allowance. Management reviews the adequacy of the valuation allowances on loans using a variety of measures and tools including historical loss performance, delinquency status, current economic conditions, internal risk ratings and current underwriting policies and procedures.

The allowance for losses on loans secured by real estate totaled $9.0 million at December 31, 2003, which constituted 69.7% of total non-accrual real estate loans. During the three months ended December 31, 2003, the Bank recorded net charge-offs of $0.2 million on these assets. The allowance for losses on single-family residential loans increased $1.4 million to $3.6 million at December 31, 2003, reflecting growth in the portfolio and increases in non-accrual loans.

The allowance for losses on other consumer loans, including automobile, home improvement and related loans, overdraft lines of credit and other consumer loans increased to $26.6 million at December 31, 2003 from $26.1 million at September 30, 2003. Net charge-offs of subprime automobile loans totaled $1.7 million for the three months ended December 31, 2003 compared to $6.6 million for the three months ended December 31, 2002. The decline in net charge-offs is attributable to declining subprime automobile loan balances as a result of the Bank’s prior decision to discontinue origination of these loans.

The allowance for losses on commercial loans decreased to $14.1 million at December 31, 2003 from $14.4 million at September 30, 2003. The Bank did not chargeoff any commercial loans during the quarter ended December 31, 2003.

The unallocated allowance for losses was $11.1 million at December 31, 2003, unchanged from the level at September 30, 2003. The unallocated allowance is based upon management’s evaluation and judgement of various conditions that are not directly measured in the determination of the allocated allowance. The conditions evaluated in connection with the unallocated allowance include existing general economic and business conditions affecting key lending areas of the Bank, credit quality trends, collateral volumes, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience, regulatory examination results and findings of the Bank’s internal credit evaluations.

The Bank’s valuation allowances for losses on real estate held for investment or sale decreased to $0.2 million at December 31, 2003 from $71.5 million at December 31, 2002 as a result of the charge-off of $71.3 million of REO at September 30, 2003.

Asset and Liability Management. The following table presents the interest rate sensitivity of the Bank’s interest-earning assets and interest-bearing liabilities at December 31, 2003, which reflects loan amortization and management’s estimate of loan prepayments. Variable rate loans are assumed to mature in the period in which their interest rates are next scheduled to adjust. Prepayment rates for the Bank’s loans are based on recent actual and market experience. Statement savings accounts with balances under $20,000 are classified based upon management’s assumed annual attrition rate of 17.5%, and those with balances of $20,000 or more, as well as all NOW accounts, are assumed to be subject to repricing within six months or less.

Interest Rate Sensitivity Table (Gap)

(Dollars in thousands)

	Six Months or Less	More than Six Months through One Year	More than One Year through Three Years	More than Three Years through Five Years	More than Five Years	Total
As of December 31, 2003
Real estate loans:
Adjustable-rate	$3,512,819	$251,869	$339,450	$315,646	$1,362	$4,421,146
Fixed-rate	36,575	30,379	69,981	31,712	7,980	176,627
Home equity credit lines and second mortgages	1,197,542	37,419	106,479	60,165	74,105	1,475,710
Commercial	704,649	14,738	48,292	34,759	78,615	881,053
Consumer and other	166,939	127,367	239,634	46,166	7,330	587,436
Loans held for securitization and/or sale	2,021,473	—	—	—	—	2,021,473
Mortgage-backed securities	90,288	134,296	49,553	33,199	112,515	419,851
Other investments	504,171	—	46,189	—	—	550,360

Total interest-earning assets	7,430,220	710,284	1,194,362	916,883	281,907	10,533,656
Total non-interest earning assets	—	—	—	—	2,070,090	2,070,090

Total assets	$7,430,220	$710,284	$1,194,362	$916,883	$2,351,997	$12,603,746

Deposits:
Fixed maturity deposits	$962,579	$447,706	$255,369	$76,852	$—	$1,742,506
NOW, statement and passbook accounts	2,651,888	56,765	189,064	128,681	274,235	3,300,633
Money market deposit accounts	2,290,212	—	—	—	—	2,290,212
Borrowings:
Capital notes - subordinated	250,000	—	—	—	175,000	425,000
Other	1,974,191	251,231	294,860	118,252	32,306	2,670,840

Total interest-bearing liabilities	8,128,870	755,702	739,293	323,785	481,541	10,429,191
Minority interest	—	—	—	—	175,391	175,391
Total non-interest bearing liabilities	—	—	—	—	1,375,357	1,375,357
Stockholders’ equity	—	—	—	—	623,825	623,825

Total liabilities & stockholders’ equity	$8,128,870	$755,702	$739,293	$323,785	$2,656,114	$12,603,764

Gap	$(698,650)	$(45,418)	$455,069	$593,098	$(199,634)
Cumulative gap	$(698,650)	$(744,068)	$(288,999)	$304,099	$104,465
Cumulative gap as a percentage of total assets	(5.5)%	(5.9)%	(2.3)%	2.4%	0.8%

The interest sensitivity “gap” shown in the table represents the sum of all interest-earning assets minus all interest-bearing liabilities subject to repricing within the same period. The one-year gap, as a percentage of total assets, was a negative 5.9% at December 31, 2003 compared to a negative 2.1% at September 30, 2003. The change in the Bank’s one-year gap during this period results from various initiatives undertaken by management in light of the current low interest rate environment, including increased use of short-term deposits and borrowings to fund origination of short- and mid-term adjustable rate loans. The Bank continues to consider a variety of strategies to manage its interest rate risk position.

Capital. At December 31, 2003, the Bank complied with all of its regulatory capital requirements under FIRREA, and its capital ratios exceeded the ratios established for “well-capitalized” institutions under OTS prompt corrective action regulations.

The following table shows the Bank’s regulatory capital levels at December 31, 2003, compared to the regulatory requirements in effect at that date. The information below is based upon the Bank’s understanding of the regulations and interpretations currently in effect and may be subject to change.

Regulatory Capital

(Dollars in thousands)

	Actual		Minimum Capital Requirement		Excess Capital
	Amount	As a % of Assets	Amount	As a % of Assets	Amount	As a % of Assets
Stockholders’ equity per financial statements	$623,825
Minority interest in REIT Subsidiary (1)	144,000

	767,825
Adjustments for tangible and core capital:
Intangible assets	(42,570)
Non-includable subsidiaries (2)	(930)
Non-qualifying purchased/originated loan servicing rights	(4,195)

Total tangible capital	720,130	5.73%	$188,587	1.50%	$531,543	4.23%

Total core capital (3)	720,130	5.73%	$502,899	4.00%	$217,231	1.73%

Tier 1 risk-based capital (3)	720,130	7.96%	$361,810	4.00%	$358,320	3.96%

Adjustments for total risk-based capital:
Subordinated capital debentures (4)	425,000
Allowance for general loan losses	60,879

Total supplementary capital	485,879

Total available capital	1,206,009
Equity investments (2)	(2,056)

Total risk-based capital (3)	$1,203,953	13.52%	$723,619	8.00%	$480,334	5.52%

(1)	Eligible for inclusion in core capital in an amount up to 25% of the Bank’s core capital pursuant to authorization from the OTS.

(2)	Reflects an aggregate offset of $0.2 million representing the general allowance for losses maintained against the Bank’s equity investments and non-includable subsidiaries which, pursuant to OTS guidelines, is available as a “credit” against the deduction.

(3)	Under the OTS “prompt corrective action” regulations, the standards for classification as “well capitalized” are a leverage (or “core capital”) ratio of at least 5.0%, a tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio.

(4)	Includes $250 million of subordinated debentures which the Bank redeemed on January 2, 2004. The pro forma total risk-based capital ratio at December 31, 2003, excluding the $250 million of subordinated debentures which were redeemed, is 10.65%.

OTS capital regulations provide a five-year holding period (or such longer period as may be approved by the OTS) for REO to qualify for an exception from treatment as an equity investment. If an REO property is considered an equity investment, its then-current book value is deducted from total risk-based capital. The following table sets forth the Bank’s REO at December 31, 2003, by the fiscal year in which the property was acquired through foreclosure.

Fiscal Year	(In thousands)
1990	$2,056	(1)
1991	11,834	(2)
1995	4,274	(2)
2003	473
2004	114

Total REO	$18,751

(1)	The Bank treats this amount as an equity investment for regulatory capital purposes.

(2)	The Bank received an extension of the holding periods of these properties through February 7, 2004. The Bank has applied for a further extension of the holding periods for these properties.

On December 2, 2003, the Bank issued $175 million of its 2003 Debentures. On January 2, 2004, the net proceeds of that offering, along with short-term borrowings, were used to redeem all of the 1993 Debentures and the 1996 Debentures.

LIQUIDITY AND CAPITAL RESOURCES

REAL ESTATE

The Real Estate Trust’s cash flows from operating activities have been historically insufficient to meet all of its cash flow requirements. The Real Estate Trust’s internal source of funds, primarily cash flow generated by its income-producing properties, generally have been sufficient to meet its cash needs other than the repayment of principal on outstanding debt, including outstanding unsecured notes sold to the public, the payment of interest on its indebtedness, and the payment of capital improvement costs. In the past, the Real Estate Trust funded such shortfalls through a combination of external funding sources, primarily new financings, the sale of unsecured notes, refinancing of maturing mortgage debt, proceeds from asset sales, and dividends and tax sharing payments from the Bank. For the foreseeable future, the Real Estate Trust’s ability to generate positive cash flow from operating activities and to meet its liquidity needs, including debt service payments, repayment of debt principal and capital expenditures, will continue to depend on these available external sources. Dividends received from the Bank are a component of funding sources available to the Real Estate Trust. The availability and amount of dividends in future periods is dependent upon, among other things, the Bank’s operating performance and income, and regulatory restrictions on such payments.

The Real Estate Trust believes that the financial condition and operating results of the Bank in recent periods should enhance prospects for the Real Estate Trust to receive tax sharing payments and dividends from the Bank.

During the quarter ended December 31, 2003, the Bank made tax sharing payments totaling $420,000 and a dividend payment of $4.8 million to the Real Estate Trust. Tax sharing and dividend payments received by the Real Estate Trust are presented as cash flows from operating activities in the Consolidated Statements of Cash Flows.

In recent years, the operations of the Real Estate Trust have generated net operating losses while the Bank has reported net income. It is anticipated that the Trust’s consolidation of the Bank’s operations into the Trust’s federal income tax return will result in the use of the Real Estate Trust’s net operating losses to reduce the federal income taxes the Bank would otherwise owe. If in any future year, the Bank has taxable losses or unused credits, the Real Estate Trust would be obligated to reimburse the Bank for the greater of (i) the tax benefit to the group using such tax losses or unused tax credits in the group’s consolidated federal income tax returns or (ii) the amount of the refund which the Bank would otherwise have been able to claim if it were not being included in the consolidated federal income tax return of the group.

During the quarter ended December 31, 2003, the Trust has purchased through dividend reinvestment 76,000 shares of common stock of Saul Centers and as of December 31, 2003 owned approximately 3,821,000 shares representing 24.1% of such company’s outstanding common stock. As of December 31, 2003, the market value of these shares was approximately $109.5 million. Substantially all these shares have been pledged as collateral with the Real Estate Trust’s credit line banks.

As the owner, directly and through two wholly-owned subsidiaries, of a limited partnership interest in Saul Holdings Limited Partnership (“Saul Holdings Partnership”) the Real Estate Trust shares in cash distributions from operations and from capital transactions involving the sale of properties. The partnership agreement of Saul Holdings Partnership provides for quarterly cash distributions to the partners out of net cash flow. During the quarter ended December 31, 2003, the Real Estate Trust received total cash distributions of $1.6 million from Saul Holdings Partnership. Substantially all of the Real Estate Trust’s ownership interest in Saul Holdings Partnership has been pledged as collateral with the Real Estate Trust’s lines of credit banks.

In March 1998, the Real Estate Trust issued $200.0 million aggregate principal amount of 9 3/4% Senior Secured Notes due 2008, (the “1998 Notes”). These Notes are nonrecourse obligations of the Real Estate Trust and are secured by a first priority perfected security interest in 8,000 shares, or 80%, of the issued and outstanding common stock of the Bank, which constitute all of the bank common stock held by the Real Estate Trust.

On February 9, 2004, the Trust entered into an agreement to sell, in a private offering, its 7 1/2% senior secured notes due 2014, in an aggregate principal amount of $250.0 million. The notes will be secured by the Trust’s ownership interest in the common stock of the Bank. The Trust intends to use a substantial portion of the net proceeds of the offering to redeem the 1998 Notes which, if redeemed, will be subject to a prepayment penalty. The Trust anticipates receiving approximately $37.0 million in proceeds from this offering after the redemption of the 1998 notes, the prepayment penalty and after deducting costs associated with the offering. The senior secured notes will not be registered under the Securities Act of 1933, as amended, and will not be able to be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Real Estate Trust is currently selling unsecured notes, with maturities ranging from one to ten years, primarily to provide funds to repay maturing unsecured notes. To the degree that the Real Estate Trust does not sell new unsecured notes in amounts sufficient to finance completely the scheduled repayments of outstanding unsecured notes as they mature, it will finance such repayments from other sources of funds.

In fiscal 1995, the Real Estate Trust established a $15.0 million secured revolving credit line with an unrelated bank. This facility was for a two-year term subject to extension for one or more additional one-year terms. In fiscal 1997, the facility was increased to $20.0 million and was renewed for an additional two-year period. In September 1999, this facility was increased to $50.0 million and its term was set at three years with provisions for extending the term annually. On December 12, 2003 this facility was increased to $55.0 million and the maturity date extended to December 12, 2006. This facility is secured by a portion of the Real Estate Trust’s ownership in Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index, and at December 31, 2003, the rate was 3.41%. At December 31, 2003, the Real Estate Trust had outstanding borrowings under the facility of $2.0 million and unrestricted availability of $53.0 million.

In fiscal 1996, the Real Estate Trust established an $8.0 million revolving credit line with an unrelated bank. This facility was for a one-year term, after which any outstanding loan amount would amortize over a two-year period. During fiscal 1997, 1998 and 2000, the line of credit was increased to $10.0, $20.0, and $25.0 million. In November 2002, this line was increased to $35.0 million. In September 2003, this line was again increased to $45.0 million respectfully. The current maturity date for this line is September 26, 2006. This facility is secured by a portion of the Real Estate Trust’s ownership in Saul Holdings Partnership and Saul Centers. Interest is computed by reference to a floating rate index. At December 31, 2003, the Real Estate Trust had no outstanding borrowings and unrestricted availability of $45.0 million.

The maturity schedule for the Real Estate Trust’s outstanding debt at December 31, 2003 for the balance of fiscal 2004 and subsequent years is set forth in the following table:

Debt Maturity Schedule

(In thousands)

Fiscal Year	Mortgage Notes Payable	Notes Payable Secured	Notes Payable Unsecured	Total
2004 (1)	$8,905	$—	$9,173	$18,078
2005	16,387	—	10,747	27,134
2006	94,672	—	7,544	102,216
2007	5,543	2,000	4,929	12,472
2008	5,952	200,000	3,880	209,832
Thereafter	188,091	—	19,009	207,100

Total	$319,550	$202,000	$55,282	$576,832

(1)	January 1, 2004 - September 30, 2004

Of the $319.6 million of mortgage debt outstanding at December 31, 2003, $311.7 million was nonrecourse to the Real Estate Trust.

REAL ESTATE DEVELOPMENT AND CAPITAL EXPENDITURES

The Real Estate Trust owns various land parcels with approximately 381 acres of available land. These parcels offer potential development opportunities for the Trust.

The Real Estate Trust believes that the capital improvement costs for its income-producing properties will be in the range of $11.0 to $19.0 million per year for the next several years.

BANKING

The Bank’s average liquidity ratio was 6.1% for the quarter ended December 31, 2003, compared to 6.6% for the quarter ended December 31, 2002.

As part of its mortgage banking activities, the Bank sold or securitized and sold $1.5 billion of single-family residential loans during the current quarter compared to $1.0 billion in the prior corresponding quarter. As part of its operating strategy, the Bank continues to explore opportunities to sell assets and to securitize and sell various loan receivables to meet liquidity and other balance sheet objectives.

In connection with its loan origination, securitization and sale activities, the Bank generally receives or retains various interests in the sold loans, which may include servicing assets, securities, or interest-only strips receivable. The Bank sometimes retains a limited amount of recourse with its securitization through one or more means, most often through the establishment of reserve accounts, over- collateralization of receivables or retention of subordinated asset-backed certificates. The Bank records these interests as assets on its financial statements. In some cases, the Bank determines the carrying value of the asset based on expected future cash flows to be received by the Bank from the underlying assets. Some of these cash flows are payable to the Bank before the claims of others, while other cash flows are subordinated to the claims of others. The following tables summarize the carrying value of these assets at December 31, 2003 and September 30, 2003.

	December 31, 2003
	Not Subordinated	Subordinated	Total
	(in thousands)
Servicing assets	$104,174	$—	$104,174
Interest-only certificates	50,226	—	50,226
Interest-only strips receivable	102,152	4,967	107,119
Overcollateralization of loans	—	3,000	3,000
Reserve accounts	—	19,303	19,303

Total	$256,552	$27,270	$283,822

	September 30, 2003
	Not Subordinated	Subordinated	Total
	(in thousands)
Servicing assets	$96,164	$—	$96,164
Interest-only certificates	27,465	—	27,465
Interest-only strips receivable	104,299	8,017	112,316
Overcollateralization of loans	—	4,678	4,678
Reserve accounts	—	19,034	19,034

Total	$227,928	$31,729	$259,657

The Bank also is obligated under various recourse provisions related to the swap of single-family residential loans for mortgage-backed securities issued by the Bank. At December 31, 2003, recourse to the Bank under these arrangements was $4.6 million, consisting of restricted cash accounts amounting to $2.7 million and overcollateralization of receivables amounting to $1.9 million. At September 30, 2003, recourse to the Bank under these arrangements was $4.7 million, consisting of restricted cash accounts amounting to $2.0 million and overcollateralization of receivables amounting to $2.7 million.

The Bank also is obligated under a recourse provision related to the servicing of certain residential mortgage loans. At December 31, 2003 and September 30, 2003, recourse to the Bank under this arrangement totaled $3.4 million.

The Bank had no material commitments for capital expenditures at December 31, 2003.

The Bank’s liquidity requirements in fiscal 2004, and for subsequent years, will continue to be affected both by the asset size of the Bank, the growth of which will be constrained by regulatory capital requirements, and the composition of the asset portfolio. Management believes that the Bank’s primary sources of funds will be sufficient to meet the Bank’s foreseeable long-term liquidity needs. The mix of funding sources utilized from time to time will be determined by a number of factors, including capital planning objectives, lending and investment strategies and market conditions.

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2003 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 2002

REAL ESTATE

The Real Estate Trust recorded a loss before depreciation and amortization of debt service of $1.1 million and an operating loss of $5.8 million in the three month period ended December 31, 2003 (the “2003 quarter”) compared to a loss before depreciation and amortization of debt service of $825,000 and an operating loss of $5.9 million in the three month period ended December 31, 2002 (the “2002 quarter”). The changes reflect improved operating results in the hotel portfolio offset by declining results in the office and industrial portfolio as well as lower equity earnings of unconsolidated entities.

Income after direct operating expenses from hotels increased $318,000, or 5.4%, in the 2003 quarter from the level achieved in the 2002 quarter. Total revenue increased $902,000, or 4.5%, as the overall occupancy percentage for the hotel properties increased from 55.5% for the 2002 quarter to 58.6% for the 2003 quarter while the average room rate remained constant between the periods. Room sales for the 2003 quarter increased $823,000, or 5.3%, from the 2002 quarter, while food, beverage and other sales increased $79,000, or 1.7%. Direct operating expenses increased $584,000, or 4.1% reflecting increased operating costs associated with the increased hotel occupancy.

Income after direct operating expenses from office and industrial properties decreased $488,000, or 7.0%, in the 2003 quarter compared to the 2002 quarter. Total revenue decreased $411,000, or 4.2%, in the 2003 quarter as increased vacancy, specifically at two of the Trust’s office properties, offset contractual rent increases. In addition, leased space is turning over at lower rental rates in the current period. Direct operating expenses increased by $77,000, or 2.8%, as a result of increased insurance, repairs and bad debt expense.

Other income, which includes interest income, income from other real estate properties and other miscellaneous income, increased $38,000, or 13.1%, principally due to increased revenue from the Real Estate Trust’s other real estate investments which offset lower interest income in the period.

Land parcels and other expense remained constant, decreasing $4,000 to $286,000 in the 2003 quarter when compared to the 2002 quarter.

Interest expense decreased $117,000, or approximately 1.0%, in the 2003 quarter, due to lower outstanding borrowings and lower interest rates on those borrowings. The average balance of outstanding borrowings decreased to $578.9 million in the 2003 quarter from $583.0 million in the 2002 quarter. The change in borrowings is primarily due to mortgage loan amortization and lower line of credit balances offset by increased unsecured note sales. The average cost of borrowings was 8.66% in the 2003 quarter and 8.73% in the 2002 quarter.

Amortization of debt expense decreased $62,000, or 24.3%, reflecting debt refinancing and extensions which settled during the prior fiscal year.

Depreciation expense decreased $288,000, or approximately 5.9%, as a result of the retirement of certain office tenant improvements and hotel improvements.

Advisory, management and leasing fees paid to related parties increased $96,000, or 3.2%, in the 2003 quarter when compared to the 2002 quarter. The advisory fee in the 2003 quarter was $472,000 per month compared to $458,000 per month for the 2002 quarter, an aggregate increase of $42,000. The remainder of the cost increase was due to higher management and leasing fees reflecting increased hotel revenue and office leasing costs paid.

General and administrative expense decreased $307,000, or 49.7%, in the 2003 quarter principally due to lower legal and accounting costs.

Equity in earnings of unconsolidated entities reflected net earnings of $2.0 million in the 2003 quarter as compared to $2.4 million in the 2002 quarter, a decrease of $445,000. Earnings from Saul Holdings Partnership and Saul Centers were lower by $321,000 in the 2003 quarter primarily due to the dilution caused by the November 2003 Saul Centers preferred stock offering. Losses from other investments totaled $124,000 in the 2003 quarter as a result of a write-down of a certain non-public investment accounted for under the equity method.

BANKING

Overview. The Bank recorded operating income of $31.0 million for the three months ended December 31, 2003 (the “2003 quarter”), compared to operating income of $28.4 million for the three months ended December 31, 2002 (the “2002 quarter”). The increase in operating income is attributable to decreases in interest expense, provision for loan losses and operating expenses, which were partially offset by decreases in interest income and other (non-interest) income.

Net Interest Income. Net interest income, before the provision for loan losses, decreased $7.4 million (or 11.3%) in the 2003 quarter. There was no interest income on non-accrual assets and restructured loans recorded during the 2003 quarter. The Bank would have recorded interest income of $0.4 million during the 2003 quarter if non-accrual assets and restructured loans had been current in accordance with their original terms. The Bank’s net interest income in future periods will continue to be adversely affected by the Bank’s non-performing assets. See “Financial Condition - Asset Quality - Non-Performing Assets.”

The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resulting yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net yield on interest-earning assets.

Net Interest Margin Analysis

(Dollars in thousands)

	Three Months Ended December 31,
	2003			2002
	Average Balances	Interest	Yield/ Rate	Average Balances	Interest	Yield/ Rate
Assets:
Interest-earning assets:
Loans receivable, net (1)	$9,243,339	$97,036	4.20%	$7,937,911	$105,816	5.33%
Mortgage-backed securities	436,478	5,322	4.88	909,177	12,801	5.63
Federal funds sold and securities purchased under agreements to resell	79,750	201	1.01	64,098	240	1.50
Trading securities	47,081	572	4.86	78,764	1,161	5.90
Investment securities	46,233	263	2.28	46,438	303	2.61
Other interest-earning assets	196,448	1,212	2.47	179,113	1,579	3.53

Total	10,049,329	104,606	4.16	9,215,501	121,900	5.29

Noninterest-earning assets:
Cash	292,267			306,360
Real estate held for investment or sale	22,336			23,848
Property and equipment, net	488,466			472,325
Automobiles subject to lease, net	795,237			1,107,435
Goodwill and other intangible assets, net	24,292			24,810
Other assets	413,108			296,065

Total assets	$12,085,035			$11,446,344

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Deposit accounts:
Demand deposits	$1,975,247	1,007	0.20	$1,657,015	1,284	0.31
Savings deposits	1,160,050	801	0.28	1,039,384	1,590	0.61
Time deposits	1,741,649	8,275	1.90	2,012,163	14,993	2.98
Money market deposits	2,317,090	4,055	0.70	1,992,946	6,517	1.31

Total deposits	7,194,036	14,138	0.79	6,701,508	24,384	1.46
Borrowings	2,685,754	32,298	4.81	2,765,686	31,968	4.62

Total liabilities	9,879,790	46,436	1.88	9,467,194	56,352	2.38

Noninterest-bearing items:
Noninterest-bearing deposits	1,067,672			1,039,026
Other liabilities	332,107			276,078
Minority interest	175,391			144,000
Stockholders’ equity	630,075			520,046

Total liabilities and stockholders’ equity	$12,085,035			$11,446,344

Net interest income		$58,170			$65,548

Net interest spread (2)			2.28%			2.91%

Net yield on interest-earning assets (3)			2.32%			2.85%

Interest-earning assets to interest-bearing liabilities			101.72%			97.34%

(1)	Includes loans held for sale and/or securitization. Interest on non-accruing loans has been included only to the extent reflected in the Condensed Consolidated Statements of Operations; however, the loan balance is included in the average amount outstanding until transferred to real estate acquired in settlement of loans.

(2)	Equals weighted average yield on total interest-earning assets less weighted average rate on total interest-bearing liabilities.

(3)	Equals annualized net interest income divided by the average balances of total interest-earning assets.

The following table presents certain information regarding changes in interest income and interest expense of the Bank during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (change in volume multiplied by old rate); changes in rate (change in rate multiplied by old volume); and changes in rate and volume.

Volume and Rate Changes in Net Interest Income

(Dollars in thousands)

	Three Months Ended December 31, 2003 Compared to Three Months Ended December 31, 2002 Increase (Decrease) Due to Change in (1)
	Volume	Rate	Total Change
Interest income:
Loans (2)	$74,647	$(83,427)	$(8,780)
Mortgage-backed securities	(5,946)	(1,533)	(7,479)
Federal funds sold and securities purchased under agreements to resell	252	(291)	(39)
Trading securities	(410)	(179)	(589)
Investment securities	(1)	(39)	(40)
Other interest-earning assets	835	(1,202)	(367)

Total interest income	69,377	(86,671)	(17,294)

Interest expense:
Deposit accounts	10,950	(21,196)	(10,246)
Borrowings	(4,171)	4,501	330

Total interest expense	6,779	(16,695)	(9,916)

Increase (decrease) in net interest income	$62,598	$(69,976)	$(7,378)

(1)	The net change attributable to the combined impact of volume and rate has been allocated in proportion to the absolute value of the change due to volume and the change due to rate.

(2)	Includes loans held for sale and/or securitization.

Interest income in the 2003 quarter decreased $17.3 million (or 14.2%) from the 2002 quarter primarily as a result of lower average yields on loans receivable, which was partially offset by a $1.3 billion increase in the average balances of loans receivable. Also contributing to the decreased income were lower average yields and lower average balances of mortgage-backed securities.

During fiscal year 2003, short-term market interest rates declined by 75 basis points. As a result, the Bank’s net interest spread decreased to 2.28% in the 2003 quarter from 2.91% in the 2002 quarter. The 63 basis point decrease primarily reflected a greater decrease in interest-earning asset average yields than interest-bearing liability average costs. Average interest-earning assets as a percentage of average interest bearing liabilities increased to 101.7% for the 2003 quarter compared to 97.3% for the 2002 quarter.

Interest income on loans, the largest category of interest-earning assets, decreased $8.8 million from the 2002 quarter primarily because of lower average yields caused by declines in the various indices on which interest rates on adjustable rate loans are based. The average yield on the loan portfolio decreased 113 basis points (from 5.33% to 4.20%) from the 2002 quarter. Lower average yields and lower average balances of automobile loans and home improvement loans resulted in a $7.9 million (or 44.8%) and a $1.3 million (or 56.9%) decrease in interest income, respectively. Interest income on single-family residential loans increased $0.7 million due to $943.9 million of higher average balances, which was offset by lower average yields during the 2003 quarter.

Interest income on mortgage-backed securities decreased $7.5 million (or 58.4%) due to $472.7 million of lower average balances and, to a lesser extent, a decrease in the average interest rates on those securities from 5.63% to 4.88%.

Interest expense on deposits decreased $10.2 million (or 42.0%) during the 2003 quarter, due to decreased average rates. The 67 basis point decrease in the average rate on deposits (from 1.46% to 0.79%) resulted from a reduction in the rates paid by the Bank in response to declines in market interest rates. The decrease in the average rate on deposits was partially offset by higher average balances of $492.5 million over the 2002 quarter. The Bank also reduced the use of higher-cost brokered deposits as an alternative funding source in the 2003 quarter compared to the 2002 quarter.

Interest expense on borrowings increased $0.3 million (or 1.0%) in the 2003 quarter compared to the 2002 quarter. The average balances of Federal Home Loan Bank advances increased by $302.0 million, or 16.1%, and the average rate on those borrowings decreased (from 5.10% to 4.65%), resulting in an increase of $1.4 million in interest expense. Also contributing to the increase in interest expense on borrowings was an increase in the average balance of subordinated debentures, resulting in an increase of $1.0 million in interest expense. Partially offsetting the increase in interest expense on borrowings was a $439.9 million decrease in the average balance of securities sold under repurchase agreements, which resulted in a decrease of $1.8 million in interest expense.

Provision for Loan Losses. The Bank’s provision for loan losses decreased to $5.9 million in the 2003 quarter from $9.9 million in the 2002 quarter. The $4.0 million decrease was largely attributable to decreased charge-offs due to the declining balance of the subprime automobile loan portfolio. See “Financial Condition—Asset Quality—Allowances for Losses.”

Other Income. Other non-interest income decreased to $126.1 million in the 2003 quarter from $127.8 million in the 2002 quarter. The $1.7 million (or 1.3%) decrease was primarily attributable to decreases in automobile rental income and income on real estate held for investment or sale which was partially offset by an increase in servicing and securitization income.

Automobile rental income decreased to $46.5 million in the 2003 quarter compared to $62.4 million in the prior corresponding quarter. The $15.9 million decrease in income is due to a $312.2 million (or 28.2%) decrease in average outstanding leases as a result of the Bank’s prior decision to discontinue origination of automobile leases.

Income on real estate held for investment or sale decreased to $0.3 million in the 2003 quarter from $5.8 million in the 2002 quarter. The 2002 quarter included a $5.5 million gain on the sale of one REO property.

Servicing and securitization income increased to $31.5 million in the 2003 quarter, from $17.2 million in the 2002 quarter, primarily as a result of a gain of $26.8 million resulting from the securitization and sale of $776.9 million of loan receivables during the 2003 quarter compared to a gain of $10.0 million resulting from the securitization and sale of $300.0 million of loan receivables in the 2002 quarter.

Operating Expenses. Operating expenses for the 2003 quarter decreased $7.6 million (or 4.9%) from the 2002 quarter. The decrease in operating expenses is largely due to reductions in depreciation and amortization, which was partially offset by increases in salaries and employee benefits and marketing expenses.

Depreciation and amortization decreased $10.4 million (or 18.5%), largely as a result of decreased depreciation expense of automobiles subject to lease. Depreciation expense related to automobiles subject to lease decreased $8.6 million to $35.8 million for the 2003 quarter due to lower average balances of such automobiles. The reduction in balances reflects the Bank’s prior decision to discontinue origination of automobile leases.

Salaries and employee benefits increased $2.9 million (or 5.7%) in the 2003 quarter due to the addition of staff in the residential mortgage lending area and retail branch network.

Marketing expenses increased $1.5 million (or 112.4%) in the 2003 quarter as a result of advertising costs on newly introduced deposit products during the 2003 quarter.

Information required by this item is included in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results

Item 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information required by this Item is included in Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 4.	CONTROLS AND PROCEDURES

The Trust maintains disclosure controls and procedures that are designated to ensure that information required to be disclosed in the Trust’s reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Trust’s management, including its Chairman and its Vice President and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures based closely on the definition of “disclosure controls and procedures” in Rule 13a-15(e) promulgated under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

The Trust carried out an evaluation, under the supervision and with the participation of the Trust’s management, including its Chairman and its Vice President and Chief Financial Officer of the effectiveness of the design and operation of the Trust’s disclosure controls and procedures as of December 31 2003. Based on the foregoing, the Company’s Chairman and its Vice President and Chief Financial Officer concluded that the Trust’s disclosure controls and procedures were effective at the reasonable assurance level as of December 31, 2003.

During the three months ended December 31, 2003 there were no significant changes in the Trust’s internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Trust’s internal control over financial reporting.

PART II

Item 6.	EXHIBITS AND REPORTS ON FORM 8-K

(a)	Exhibits required by Item 601 of Regulation S-K are set forth below.

(b)	The Registrant did not file any reports on Form 8-K during the fiscal quarter covered by this report.

EXHIBITS

EXHIBITS	DESCRIPTION

3.	ORGANIZATIONAL DOCUMENTS

(a)	Second Amended and Restated Declaration of Trust filed with the Maryland State Department of Assessments and Taxation on May 23, 2002 as Exhibit 3(a) to Registration Statement 333-70753 is hereby incorporated by reference.

(b)	Second Amended and Restated By-Laws of the Trust dated as of May 23, 2002 as Exhibit 3(b) to Registration Statement 333-70753 is hereby incorporated by reference.

4.	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

(a)	Indenture, dated as of April 14, 2003, between the Trust and U.S. Bank National Association, as Trustee, with respect to the Trust’s Unsecured Notes Due for One Year to Ten Years from Date of Issue, as filed as Exhibit 4(a) to Registration Statement 333-104068 is hereby incorporated by reference.

(b)	Indenture dated as of March 25, 1998 between the Trust and Norwest Bank Minnesota, National Association, as Trustee, with respect to the Trust’s 9 3/4% Series B Senior Secured Notes due 2008, as filed as Exhibit 4(a) to Registration Statement 333-49937 is hereby incorporated by reference.

(c)	Indenture dated as of September 1, 1992 with respect to the Trust’s Notes due from One to Ten Years from Date of Issue filed as Exhibit 4(a) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(d)	First Supplemental Indenture dated as of January 16, 1997 with respect to the Trust’s Notes due from One to Ten years from Date of Issue filed as Exhibit 4(b) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(e)	Second Supplemental Indenture dated as of January 13, 1999 with respect to the Trust’s Notes due from One to Ten Years from Date of Issuance as filed as Exhibit 4(l) to Registration Statement No. 333-70753 is hereby incorporated by reference.

10.	MATERIAL CONTRACTS

(a)	Amended and Restated Advisory Contract dated October 1, 1982 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company, as subsequently amended, as filed as Exhibit 10(a) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2003 is hereby incorporated by reference.

(b)	Assignment and Guaranty Agreement effective May 1, 1972 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company, as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(c)	Commercial Property Leasing and Management Agreement effective October 1, 1982 between the Trust and B.F. Saul Property Company filed as Exhibit 10(b) to Registration Statement No. 2-80831 is hereby incorporated by reference.

(d)	Amendments to Commercial Property Leasing and Management Agreement between the Trust and B.F. Saul Property Company dated as of December 31, 1992 (Amendment No. 5), July 1, 1989 (Amendment No. 4), October 1, 1986 (Amendment No. 3), January 1, 1985 (Amendment No. 2) and July 1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(e)	Tax Sharing Agreement dated June 28, 1990 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries filed as Exhibit 10(c) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(f)	First Amendment to Tax Sharing Agreement effective May 16, 1995 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries, as filed as Exhibit 10(f) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(g)	Agreement dated June 28, 1990 among the Trust, B.F. Saul Company, Franklin Development Co., Inc., The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Bank, F.S.B. and certain real property to the Trust in exchange for Preferred Shares of the Trust filed as Exhibit 10(d) to Registration Statement No. 33-34930 is hereby incorporated by reference.

(h)	Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among B.F. Saul Company, the Trust and the Federal Savings and Loan Insurance Corporation filed as Exhibit 10(e) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 1991 is hereby incorporated by reference.

(i)	Registration Rights and Lock-Up Agreement dated August 26, 1993 by and among Saul Centers, Inc. and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., B.F. Saul Property Company and Avenel Executive Park Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.

(j)	First Amendment to Registration Rights and Lock-Up Agreement dated September 29, 1999 by and among Saul Centers, Inc., the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn Corporation, B.F. Saul Property Company and Avenel Executive Park Phase II, Inc., as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

(k)	Exclusivity and Right of First Refusal Agreement dated August 26, 1993 among Saul Centers, Inc., the Trust, B.F. Saul Company, Westminster Investing Corporation, B.F. Saul Property Company, Van Ness Square Corporation, and Chevy Chase Savings Bank, F.S.B. as filed as Exhibit 10.7 to Registration Statement No. 33-64562 hereby incorporated by reference.

(l)	Fourth Amended and Restated Reimbursement Agreement dated as of April 25, 2000 by and among Saul Centers, Inc., Saul Holdings Limited Partnership, Saul Subsidiary I Limited Partnership, Saul Subsidiary II Limited Partnership, Saul QRS, Inc., B.F. Saul Property Company, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., Avenel Executive Park Phase II, L.L.C., and the Trust, as filed as Exhibit 10(k) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended March 31, 2000 is hereby incorporated by reference.

(m)	Bank Stock Registration Rights Agreement dated as of March 25, 1998 between the Trust and Norwest Bank Minnesota, National Association, as Trustee, as filed as Exhibit 4(d) to Registration Statement No. 333-49937 is hereby incorporated by reference.

(n)	Note Administration Fee Agreement dated as of February 8, 2002, between the Trust and B.F. Saul Advisory Company L.L.C., as filed as Exhibit 10(n) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended December 31, 2001 is hereby incorporated by reference.

31.	Rule 13a-14(a)/15d-14(a) Certifications of Chief Executive Officer and Chief Financial Officer (filed herewith).

32.	Section 1350 Certifications of Chief Executive Officer and Chief Financial Officer (filed herewith).

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

B. F. SAUL REAL ESTATE INVESTMENT TRUST
(Registrant)

Date: February 13, 2004	STEPHEN R. HALPIN, JR.

Stephen R. Halpin, Jr.
Vice President and Chief Financial Officer

Date: February 13, 2004	KENNETH D. SHOOP

Kenneth D. Shoop
Vice President and Principal Accounting Officer

Exhibit 31

CERTIFICATION

I, B. Francis Saul II, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of B.F. Saul Real Estate Investment Trust (the “registrant”);

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluations; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s first fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of trustees (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 13, 2004

B. FRANCIS SAUL II

B. Francis Saul II Trustee, Chairman of the Board

CERTIFICATION

I, Stephen R. Halpin, Jr., certify that:

1.	I have reviewed this quarterly report on Form 10-Q of B.F. Saul Real Estate Investment Trust (the “registrant”);

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluations; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s first fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of trustees (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 13, 2004

STEPHEN R. HALPIN, JR.

Stephen R. Halpin, Jr. Vice President and Chief Financial Officer

Exhibit 32

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, B. Francis Saul II, the Trustee, Chairman of the Board of B.F. Saul Real Estate Investment Trust (the “Trust”), has executed this certification in connection with the filing with the Securities and Exchange Commission of the Trust’s Quarterly Report on Form 10-Q for the period ending December 31, 2003 (the “Report”). The undersigned hereby certifies that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

Date: February 13, 2004

B. FRANCIS SAUL II

B. Francis Saul II Trustee, Chairman of the Board

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Stephen R. Halpin, Jr., the Vice President and Chief Financial Officer of B.F. Saul Real Estate Investment Trust (the “Trust”), has executed this certification in connection with the filing with the Securities and Exchange Commission of the Trust’s Quarterly Report on Form 10-Q for the period ending December 31, 2003 (the “Report”). The undersigned hereby certifies that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Trust.

Date: February 13, 2004

STEPHEN R. HALPIN, JR.

Stephen R. Halpin, Jr. Vice President and Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the General Corporation Law of Maryland as applicable to REITs and the Second Amended and Restated Declaration of Trust of the Trust, to the maximum extent permitted by Maryland law, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, indemnify any trustee, officer or agent of the Trust, or any former trustee, officer or agent, against any and all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or hereafter, by reason of his being or having been such a trustee, officer or agent, except with respect to any matter as to which it shall have been adjudicated that:

(a) his act or omission was material to the manner giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

(b) he actually received an improper personal benefit in money, property or services; or

(c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful.

In addition, the Trust shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by the Trustee, officer or agent or former trustee, officer or agent made a party to a proceeding by reason of such status, provided that the Trust shall have received a written affirmation of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Trust as authorized by the Second Amended and Restated Declaration of Trust and a written understanding to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

3. ORGANIZATIONAL DOCUMENTS

(a)	Second Amended and Restated Declaration of Trust filed with the Maryland State Department of Assessments and Taxation on May 23, 2002 as Exhibit 3(a) to Registration Statement 333-70753 is hereby incorporated by reference.

(b)	Second Amended and Restated By-Laws of the Trust dated as of May 23, 2002 as Exhibit 3(b) to Registration Statement 333-70753 is hereby incorporated by reference.

4. INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

*(a)	Indenture, dated as of February 25, 2004, by and between the Trust and Wells Fargo

Bank, National Association, as Trustee, with respect to the Trust’s 7½% Senior Secured Notes due 2014 and 7½% Series B Senior Secured Notes 2014, including Form of Note.

	*(b)	Registration Rights Agreement, dated as of February 25, 2004, by and among the Trust, Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc.

	(c)	Indenture dated as of March 25, 1998 between the Trust and Norwest Bank Minnesota, National Association, as Trustee, with respect to the Trust’s 9 3/4% Series B Senior Secured Notes due 2008, as filed as Exhibit 4(a) to Registration Statement 333-49937 is hereby incorporated by reference.

	(d)	Indenture, dated as of April 14, 2003, between the Trust and U.S. Bank National Association, as Trustee with respect to the Trust’s Unsecured Notes due from One Year to Ten Years from the date of issue, as filed as Exhibit 4(a) to Registration No. 333-104068 is hereby incorporated by reference.

	(e)	Indenture dated as of September 1, 1992 with respect to the Trust’s Notes due from One to Ten Years form Date of Issue filed as Exhibit 4(a) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(f)	First Supplemental Indenture dated as of January 16, 1997 with respect to the Trust’s Notes due from One to Ten years from Date of Issue filed as Exhibit 4(b) to Registration Statement No. 33- 34930 is hereby incorporated by reference.

	(g)	Second Supplemental Indenture dated as of January 13, 1999 with respect to the Trust’s Notes due from One to Ten Years from Date of Issuance as filed as Exhibit 4(l) to Registration Statement No. 333-70753 is hereby incorporated by reference.

*5.		Opinion of Shaw Pittman LLP with respect to the legality of the Notes.

10. MATERIAL CONTRACTS

	(a)	Amended and Restated Advisory Contract by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company effective October 1, 1992, as amended, as filed as Exhibit 10(a) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(b)	Assignment and Guaranty Agreement effective May 1, 1972 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company, as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(c)	Commercial Property Leasing and Management Agreement effective October 1, 1982 between the Trust and B.F. Saul Property Company filed as Exhibit 10(b) to Registration Statement No. 2-80831 is hereby incorporated by reference.

	(d)	Amendments to Commercial Property Leasing and Management Agreement between the Trust and B.F. Saul Property Company dated as of December 31, 1992 (Amendment No. 5), July 1, 1989 (Amendment No. 4), October 1, 1986 (Amendment No. 3), January 1, 1985 (Amendment No. 2) and July 1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(e)	Tax Sharing Agreement dated June 28, 1990 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries filed as Exhibit 10(c) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(f)	First Amendment to Tax Sharing Agreement effective May 16, 1995 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries, as filed as Exhibit 10(f) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(g)	Agreement dated June 28, 1990 among the Trust, B.F. Saul Company, Franklin Development Co.,

Inc., The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Bank, F.S.B. and certain real property to the Trust in exchange for Preferred Shares of the Trust filed as Exhibit 10(d) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(h)	Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among B.F. Saul Company, the Trust and the Federal Savings and Loan Insurance Corporation filed as Exhibit 10(e) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 1991 is hereby incorporated by reference.

	(i)	Registration Rights and Lock-Up Agreement dated August 26, 1993 by and among Saul Centers, Inc. and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., B.F. Saul Property Company and Avenel Executive Park Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.

	(j)	First Amendment to Registration Rights and Lock-Up Agreement dated September 29, 1999 by and among Saul Centers, Inc., the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn Corporation, Franklin Property Company and Avenel Executive Park Phase II, Inc., as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(k)	Exclusivity and Right of First Refusal Agreement dated August 26, 1993 among Saul Centers, Inc., the Trust, B.F. Saul Company, Westminster Investing Corporation, B.F. Saul Property Company, Van Ness Square Corporation, and Chevy Chase Savings Bank, F.S.B. as filed as Exhibit 10.7 to Registration Statement No. 33-64562 hereby incorporated by reference.

	(l)	Fourth Amended and Restated Reimbursement Agreement dated as of April 25, 2000 by and among Saul Centers, Inc., Saul Holdings Limited Partnership, Saul Subsidiary I Limited Partnership, Saul Subsidiary II Limited Partnership, Saul QRS, Inc., B.F. Saul Property Company, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., Avenel Executive Park Phase II, L.L.C., and the Trust, as filed as Exhibit 10(k) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended March 31, 2000 is hereby incorporated by reference.

	(m)	Note Administration Fee Agreement dated as of February 8, 2002, between the Trust and B.F. Saul Advisory Company L.L.C., as filed as Exhibit 10(n) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended December 31, 2001 is hereby incorporated by reference.

	*(n)	Bank Stock Registration Rights Agreement, dated as of February 25, 2004, by and between the Trust and Wells Fargo Bank, National Association, as Trustee.

*12		Statement re: Computation of Ratio of Earnings to Fixed Charges – Real Estate Trust.

*12.1		Statement re: Computation of Ratio of Consolidated Earnings to Fixed Charges – Trust.

21		Subsidiaries of the Trust, as filed as Exhibit 21 to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2003 is hereby incorporated by reference.

*23.1		Consent of Ernst & Young LLP.

*23.2		Consent of Shaw Pittman LLP (included in Exhibit 5).

*24		Power of Attorney (included on signature pages).

*25		Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association.

*99.1		Form of Letter of Election and Instructions to Broker or Bank.

*Filed	herewith.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) The undersigned Registrant hereby undertakes:

(i)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii)	that every prospectus: (a) that is filed pursuant to paragraph (i) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland on this 16th day of March 2004.

B.F. SAUL REAL ESTATE INVESTMENT TRUST

By:	/s/ B. Francis Saul II

B. Francis Saul II Chairman of the Board (Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints each of Patrick T. Connors, Ross E. Heasley and Stephen R. Halpin, Jr. as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on this 16th day of March 2004.

Signature	Capacity

/s/ B. Francis Saul II B. Francis Saul II	Trustee, Chairman of the Board and Principal Executive Officer

/s/ Stephen R. Halpin, Jr. Stephen R. Halpin, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kenneth D. Shoop Kenneth D. Shoop	Vice President (Principal Financial Officer)

/s/ Garland J. Bloom, Jr. Garland J. Bloom, Jr.	Trustee

/s/ Philip D. Caraci Philip D. Caraci	Trustee

/s/ Gilbert M. Grosvenor Gilbert M. Grosvenor	Trustee

/s/ George M. Rogers, Jr. George M. Rogers, Jr.	Trustee

/s/ B. Francis Saul III B. Francis Saul III	Trustee

John R. Whitmore	Trustee

EXHIBIT INDEX

3. ORGANIZATIONAL DOCUMENTS

	(a)	Second Amended and Restated Declaration of Trust filed with the Maryland State Department of Assessments and Taxation on May 23, 2002 as Exhibit 3(a) to Registration Statement 333-70753 is hereby incorporated by reference.

	(b)	Second Amended and Restated By-Laws of the Trust dated as of May 23, 2002 asExhibit 3(b) to Registration Statement 333-70753 is hereby incorporated by reference.

4. INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

	*(a)	Indenture, dated as of February 25, 2004, by and between the Trust and Wells Fargo Bank, National Association, as Trustee, with respect to the Trust’s 7½% Senior Secured Notes due 2014 and 7½% Series B Senior Secured Notes due 2014, including Form of Note.

	*(b)	Registration Rights Agreement, dated as of February 25, 2004, by and among the Trust, Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc.

	(c)	Indenture dated as of March 25, 1998 between the Trust and Norwest Bank Minnesota, National Association, as Trustee, with respect to the Trust’s 9 3/4% Series B Senior Secured Notes due 2008, as filed as Exhibit 4(a) to Registration Statement 333-49937 is hereby incorporated by reference.

	(d)	Indenture, dated as of April 14, 2003, between the Trust and U.S. Bank National Association, as Trustee with respect to the Trust’s Unsecured Notes due from One Year to Ten Years from the date of issue, as filed as Exhibit 4(a) to Registration No. 333-104068 is hereby incorporated by reference.

	(e)	Indenture dated as of September 1, 1992 with respect to the Trust’s Notes due from One to Ten Years form Date of Issue filed as Exhibit 4(a) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(f)	First Supplemental Indenture dated as of January 16, 1997 with respect to the Trust’s Notes due from One to Ten years from Date of Issue filed as Exhibit 4(b) to Registration Statement No. 33- 34930 is hereby incorporated by reference.

	(g)	Second Supplemental Indenture dated as of January 13, 1999 with respect to the Trust’s Notes due from One to Ten Years from Date of Issuance as filed as Exhibit 4(l) to Registration Statement No. 333-70753 is hereby incorporated by reference.

*5.		Opinion of Shaw Pittman LLP with respect to the legality of the Notes.

10. MATERIAL CONTRACTS

	(a)	Amended and Restated Advisory Contract by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company effective October 1, 1992, as amended, as filed as Exhibit 10(a) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(b)	Assignment and Guaranty Agreement effective May 1, 1972 by and among the Trust, B.F. Saul Company and B.F. Saul Advisory Company, as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(c)	Commercial Property Leasing and Management Agreement effective October 1, 1982 between the Trust and B.F. Saul Property Company filed as Exhibit 10(b) to Registration Statement No. 2-80831 is hereby incorporated by reference.

	(d)	Amendments to Commercial Property Leasing and Management Agreement between the Trust and B.F. Saul Property Company dated as of December 31, 1992 (Amendment No. 5), July 1, 1989 (Amendment No. 4), October 1, 1986 (Amendment No. 3), January 1, 1985 (Amendment No. 2) and July 1, 1984 (Amendment No. 1) filed as Exhibit 10(o) to Registration Statement No.

33-34930 is hereby incorporated by reference.

	(e)	Tax Sharing Agreement dated June 28, 1990 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries filed as Exhibit 10(c) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(f)	First Amendment to Tax Sharing Agreement effective May 16, 1995 among the Trust, Chevy Chase Bank F.S.B. and certain of their subsidiaries, as filed as Exhibit 10(f) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(g)	Agreement dated June 28, 1990 among the Trust, B.F. Saul Company, Franklin Development Co., Inc., The Klingle Corporation and Westminster Investing Corporation relating to the transfer of certain shares of Chevy Chase Bank, F.S.B. and certain real property to the Trust in exchange for Preferred Shares of the Trust filed as Exhibit 10(d) to Registration Statement No. 33-34930 is hereby incorporated by reference.

	(h)	Regulatory Capital Maintenance/Dividend Agreement dated May 17, 1988 among B.F. Saul Company, the Trust and the Federal Savings and Loan Insurance Corporation filed as Exhibit 10(e) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 1991 is hereby incorporated by reference.

	(i)	Registration Rights and Lock-Up Agreement dated August 26, 1993 by and among Saul Centers, Inc. and the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., B.F. Saul Property Company and Avenel Executive Park Phase II, Inc. as filed as Exhibit 10.6 to Registration Statement No. 33-64562 is hereby incorporated by reference.

	(j)	First Amendment to Registration Rights and Lock-Up Agreement dated September 29, 1999 by and among Saul Centers, Inc., the Trust, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn Corporation, Franklin Property Company and Avenel Executive Park Phase II, Inc., as filed as Exhibit 10(b) to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2001 is hereby incorporated by reference.

	(k)	Exclusivity and Right of First Refusal Agreement dated August 26, 1993 among Saul Centers, Inc., the Trust, B.F. Saul Company, Westminster Investing Corporation, B.F. Saul Property Company, Van Ness Square Corporation, and Chevy Chase Savings Bank, F.S.B. as filed as Exhibit 10.7 to Registration Statement No. 33-64562 hereby incorporated by reference.

	(l)	Fourth Amended and Restated Reimbursement Agreement dated as of April 25, 2000 by and among Saul Centers, Inc., Saul Holdings Limited Partnership, Saul Subsidiary I Limited Partnership, Saul Subsidiary II Limited Partnership, Saul QRS, Inc., B.F. Saul Property Company, Westminster Investing Corporation, Van Ness Square Corporation, Dearborn, L.L.C., Avenel Executive Park Phase II, L.L.C., and the Trust, as filed as Exhibit 10(k) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended March 31, 2000 is hereby incorporated by reference.

	(m)	Note Administration Fee Agreement dated as of February 8, 2002, between the Trust and B.F. Saul Advisory Company L.L.C., as filed as Exhibit 10(n) to the Trust’s Quarterly Report on Form 10-Q (File No. 1-7184) for the fiscal quarter ended December 31, 2001 is hereby incorporated by reference.

	*(n)	Bank Stock Registration Rights Agreement, dated as of February 25, 2004, by and between the Trust and Wells Fargo Bank, National Association, as Trustee.

*12		Statement re: Computation of Ratio of Earnings to Fixed Charges – Real Estate Trust.

*12.1		Statement re: Computation of Ratio of Consolidated Earnings to Fixed Charges – Trust.

21		Subsidiaries of the Trust, as filed as Exhibit 21 to the Trust’s Annual Report on Form 10-K (File No. 1-7184) for the fiscal year ended September 30, 2003 is hereby incorporated by reference.

*23.1		Consent of Ernst & Young LLP.

*23.2	Consent of Shaw Pittman LLP (included in Exhibit 5).

*24	Power of Attorney (included on signature pages).

*25	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association.

*99.1	Form of Letter of Election and Instructions to Broker or Bank.

*	Filed herewith.